   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 12, 1999

                                                      REGISTRATION NO. 333-90235

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 1
                                       TO

                                    FORM S-4

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           -------------------------

                              NUEVO ENERGY COMPANY
             (Exact name of registrant as specified in its charter)

              DELAWARE                                              1311                                 76-0304436
(State or other jurisdiction of incorporation           (Primary Standard Industrial                  (I.R.S. Employer
          or organization)                              Classification Code Number)                Identification Number)


                   1021 MAIN, SUITE 2100, HOUSTON, TEXAS 77002
                                 (713) 652-0706
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                 ROBERT M. KING
                   1021 MAIN, SUITE 2100, HOUSTON, TEXAS 77002
                                 (713) 652-0706
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 --------------

                                   Copies to:

                               GEORGE G. YOUNG III
                            HAYNES AND BOONE, L.L.P.
                         1000 LOUISIANA ST., SUITE 4300
                              HOUSTON, TEXAS 77002
                            TELEPHONE: (713) 547-2081
                            TELECOPY: (713) 547-2600

                                 --------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number of the earlier effective registration statement for the same offering.
                      ---------------

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                    ---------------

                                             CALCULATION OF REGISTRATION FEE
========================================================================================================================
  TITLE OF EACH CLASS OF        AMOUNT TO BE            PROPOSED              PROPOSED MAXIMUM            AMOUNT OF
      SECURITIES TO BE            REGISTERED         MAXIMUM OFFERING        AGGREGATE OFFERING        REGISTRATION FEE
         REGISTERED                                   PRICE PER UNIT                PRICE
------------------------------------------------------------------------------------------------------------------------
9 1/2% Senior Subordinated
Notes due 2008................   $257,310,000              100%                  $257,310,000             $71,533 (1)
========================================================================================================================

(1) Calculated in accordance with Rule 457(f)(2), fee previously paid.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

================================================================================

                          [LOGO] NUEVO ENERGY COMPANY

                               OFFER TO EXCHANGE
              9 1/2% SENIOR SUBORDINATED NOTES DUE 2008, SERIES B
           THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                                      FOR
                            ANY AND ALL OUTSTANDING
              9 1/2% SENIOR SUBORDINATED NOTES DUE 2008, SERIES A
                 ($257,310,000 IN PRINCIPAL AMOUNT OUTSTANDING)

                               THE EXCHANGE OFFER


o The exchange offer expires at 5:00 p.m., New York City time, on December 15, 1999, unless extended.

o The exchange offer is not conditioned upon a minimum aggregate principal amount of existing notes being tendered.


o All existing notes tendered according to the procedures in this prospectus and not withdrawn will be exchanged for an equal principal amount of exchange notes.

o The exchange offer is not subject to any condition other than that it not violate applicable laws or any applicable interpretation of the staff of the Securities and Exchange Commission.

                               THE EXCHANGE NOTES

o The terms of the exchange notes to be issued in the exchange offer are substantially identical to the existing notes, except that we have registered the exchange notes with the Securities and Exchange Commission. In addition, the exchange notes will not be subject to the transfer restrictions the existing notes are subject to, and provisions relating to an increase in the stated interest rate on the existing notes will be eliminated.

o The exchange notes will be senior subordinated obligations of Nuevo Energy Company. They are subordinate to our senior debt. As of June 30, 1999, we had senior debt outstanding of approximately $120.0 million.


o Interest on the exchange notes will accrue from August 20, 1999 or, if later, from the most recent date of payment of interest on the existing notes, at the rate of 9 1/2% per year, payable semi-annually in arrears on each June 1 and December 1.


                               ------------------

         YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 15 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

                               ------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------


               THE DATE OF THIS PROSPECTUS IS NOVEMBER 11, 1999.

                               TABLE OF CONTENTS


                                                                                                               Page
                                                                                                               ----

Where You Can Find More Information...............................................................................1
Forward-Looking Statements........................................................................................2
Summary...........................................................................................................3
Risk Factors.....................................................................................................15
Use of Proceeds..................................................................................................22
Capitalization...................................................................................................23
Selected Consolidated Financial Data.............................................................................24
Management's Discussion and Analysis of Financial Condition
 and Results of Operations.......................................................................................27
Business and Properties..........................................................................................39
Beneficial Ownership of Our Common Stock.........................................................................53
Management.......................................................................................................55
Executive Compensation...........................................................................................59
The Exchange Offer...............................................................................................63
Description of the Exchange Notes................................................................................72
Registration Rights.............................................................................................112
Plan of Distribution............................................................................................113
Legal Matters...................................................................................................113
Experts.........................................................................................................113
Glossary of Oil and Gas Terms...................................................................................114
Index to Financial Statements....................................................................................F1


                      WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the SEC's public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. We also file information with the New York Stock Exchange. Such reports, proxy statements and other information may be read and copied at 30 Broad Street, New York, New York 10005.

         This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. You may request a copy of this information at no cost, by writing or telephoning us at the following address:

         Nuevo Energy Company
         1021 Main, Suite 2100
         Houston, Texas 77002
         Attn: Corporate Secretary
         Phone: (800) 364-0206

THE EXCHANGE OFFER IS EXPECTED TO EXPIRE ON DECEMBER 15, 1999 AND YOU MUST
MAKE YOUR EXCHANGE DECISIONS BY THIS EXPIRATION DATE. TO OBTAIN TIMELY DELIVERY OF THE REQUESTED INFORMATION, YOU MUST REQUEST THIS INFORMATION BY
DECEMBER 8, 1999, OR THE DATE THAT IS NO LATER THAN FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE.


         You should rely only on the information provided or incorporated by reference in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information included or incorporated by reference in this prospectus or any documents incorporated by reference herein is accurate as of any date other than the date on the front of such documents.

                           FORWARD-LOOKING STATEMENTS

         In this prospectus, we make forward-looking statements. We cannot assure you that the plans, intentions or expectations upon which our forward-looking statements are based will occur. Our forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed elsewhere in this prospectus and the documents that are incorporated by reference into this prospectus. Some of the risks which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include:

         o        the volatility of oil and natural gas prices;

         o        the uncertainty of estimates of oil and natural gas reserves;

         o        the impact of competition;

         o difficulties encountered during the exploration for and production of oil and natural gas;

         o the difficulties encountered in delivering oil and natural gas to commercial markets;

         o        changes in customer demand;

         o        the uncertainty of our ability to attract capital;

         o changes in the extensive government regulations regarding the oil and natural gas business; and

         o        compliance with environmental regulations.

         The information contained in this prospectus, including the information set forth under the heading "Risk Factors," identifies additional factors that could affect our operating results and performance. We urge you to carefully consider those factors.

         Our forward-looking statements are expressly qualified in their entirety by this cautionary statement.

                                    SUMMARY

         This summary highlights information from this prospectus, but does not contain all material features of the exchange offer. For a complete description of information which may be important to you, you should read this entire document and the materials we have referred you to and consult with your own legal and tax advisors. If you are not familiar with the terms used to describe the quantities, present value and other information about oil and gas reserves, please see "Glossary of Oil and Gas Terms."

         In this prospectus, the words "we," "our," "ours," and "us" refer to Nuevo Energy Company and, except as otherwise specified in this prospectus, to our subsidiaries.

                               THE EXCHANGE OFFER


         On August 20, 1999, we issued $257,310,000 of our 9 1/2% Senior Subordinated Notes due 2008, Series A in exchange for $157,460,000 aggregate principal amount of our 9 1/2% Senior Subordinated Notes due 2006 and $99,850,000 aggregate principal amount of our 8 7/8% Senior Subordinated Notes due 2008. The existing notes were issued to qualified institutional buyers and institutional accredited investors in reliance upon the exemption from registration provided by Regulation D under the Securities Act. In connection with the issuance of the existing notes, we entered into a registration agreement in which we agreed to deliver to you this prospectus and to use our best efforts to complete the exchange offer or to file and cause to become effective a registration statement covering the resale of the existing notes. If the exchange offer is not completed by February 16, 2000 and if we have not caused a registration statement covering the resale of the existing notes to become effective by that date, the interest rate on the notes will be increased by 0.5% per year for the 90 days subsequent to February 16, 1999. The interest rate on the notes will be increased by an additional 0.25% per year for each 90-day period during which the exchange offer is not completed and the resale registration statement is not effective. The maximum amount by which the interest rate will be increased is 1% in total. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights for your notes. You should read the discussion under the heading "The Exchange Offer" beginning on page 63 and "Description of the Exchange Notes" beginning on page 72 for further information about the exchange notes.


The Exchange Offer........................  We are offering to exchange up to
                                            $257,310,000 principal amount of
                                            exchange notes for an identical
                                            principal amount of existing notes.
                                            Existing notes may be exchanged
                                            only in $1,000 increments.

                                            The terms of the exchange notes are
                                            identical in all material respects
                                            to the existing notes except that
                                            the exchange notes have been
                                            registered under the Securities
                                            Act. Because we have registered the
                                            exchange notes, the exchange notes
                                            will not be subject to transfer
                                            restrictions and holders of
                                            exchange notes will have no
                                            registration rights. Also, the
                                            exchange notes will not contain
                                            provisions for an increase in their
                                            stated interest rate.

Resale   .................................  We believe the notes issued in the exchange offer may be offered for
                                            resale, resold and otherwise
                                            transferred by you without
                                            compliance with the registration
                                            and prospectus delivery provisions
                                            of the Securities Act provided
                                            that:

                                            o          the exchange notes
                                                       received in the exchange
                                                       offer are acquired in
                                                       the ordinary course of
                                                       your business;

                                            o          you are not
                                                       participating and have
                                                       no understanding with
                                                       any person to
                                                       participate in the
                                                       distribution of the
                                                       exchange notes issued to
                                                       you in the exchange
                                                       offer; and

                                            o          you are not an affiliate
                                                       of ours.

                                            Each broker-dealer issued exchange
                                            notes in the exchange offer for its
                                            own account in exchange for
                                            existing notes acquired by the
                                            broker-dealer as a result of
                                            market-making or other trading
                                            activities must acknowledge that it
                                            will deliver a prospectus meeting
                                            the requirements of the Securities
                                            Act in connection with any resale
                                            of the exchange notes issued in the
                                            exchange offer. A broker-dealer may
                                            use this prospectus for an offer to
                                            resell, resale or other retransfer
                                            of the exchange notes issued to it
                                            in the exchange offer.


Expiration Date...........................  5:00 p.m., New York City time, on
                                            December 15, 1999, unless we
                                            extend the exchange offer. It is
                                            possible that we will extend the
                                            exchange offer until all existing
                                            notes are tendered. You may
                                            withdraw existing notes you
                                            tendered at any time before 5:00
                                            p.m., New York City time, on the
                                            expiration date. See "The Exchange
                                            Offer--Expiration Date; Extensions;
                                            Amendments."



Accrued Interest on the
     Exchange Notes and the
     Existing Notes.......................  The exchange notes will bear interest from August 20, 1999 or, if
                                            later, from the most recent date of
                                            payment of interest on the existing
                                            notes, at a rate of 9 1/2% per year,
                                            payable semi-annually on June 1 and
                                            December 1. May 15 and November 15
                                            are the record dates for determining
                                            holders entitled to interest
                                            payments.


Conditions to the Exchange
     Offer................................  The exchange offer is subject only to the following conditions:

                                            o          the compliance of the
                                                       exchange offer with
                                                       securities laws;

                                            o          the proper tender of the
                                                       existing notes;

                                            o          the representation by
                                                       the holders of the
                                                       existing notes that they
                                                       are not our affiliate,
                                                       that the exchange notes
                                                       they will receive are
                                                       being acquired by them
                                                       in the ordinary course
                                                       of their business and
                                                       that at the time the
                                                       exchange offer is
                                                       completed the holder had
                                                       no plan to participate
                                                       in the distribution of
                                                       the exchange notes; and

                                            o          no judicial or
                                                       administrative
                                                       proceeding shall have
                                                       been threatened that
                                                       would limit us from
                                                       proceeding with the
                                                       exchange offer.

Procedures for Tendering Existing
     Notes Held in the Form of
     Book-Entry Interests.................  The existing notes were issued as global securities and were
                                            deposited with State Street Bank
                                            and Trust Company when they were
                                            issued. State Street Bank and Trust
                                            Company issued a certificateless
                                            depositary interest in each note,
                                            which represents a 100% interest in
                                            the note, to The Depository Trust
                                            Company. Beneficial interests in
                                            the notes held by participants in
                                            DTC, which we will refer to as
                                            notes held in book-entry form, are
                                            shown on, and transfers of the
                                            notes can be made only through,
                                            records maintained in book-entry
                                            form by DTC and its participants.

                                            If you are a holder of an existing
                                            note held in the form of a
                                            book-entry interest and you wish to
                                            tender your book-entry interest for
                                            exchange in the exchange offer, you
                                            must transmit to State Street Bank
                                            and Trust Company, as exchange
                                            agent, at the address on the cover
                                            page of the letter of transmittal,
                                            before the expiration date of the
                                            exchange offer, the following:

                                            EITHER

                                            o          a properly completed and
                                                       executed letter of
                                                       transmittal, which
                                                       accompanies this
                                                       prospectus, or a
                                                       facsimile of the letter
                                                       of transmittal,
                                                       including all other
                                                       documents required by
                                                       the letter of
                                                       transmittal; or

                                            o          a computer-generated
                                                       message transmitted by
                                                       means of DTC's Automated
                                                       Tender Offer Program
                                                       (ATOP) system that, when
                                                       received by the exchange
                                                       agent will form a part
                                                       of a confirmation of
                                                       book-entry transfer in
                                                       which you acknowledge
                                                       and agree to be bound by
                                                       the terms of the letter
                                                       of transmittal;

                                            AND, EITHER

                                            o          a timely confirmation of
                                                       book-entry transfer of
                                                       your existing notes into
                                                       the exchange agent's
                                                       account at DTC,
                                                       according to the
                                                       procedure for book-entry
                                                       transfers described in
                                                       this prospectus under
                                                       the heading "The
                                                       Exchange
                                                       Offer--Procedures for
                                                       Tendering--Existing
                                                       Notes Held in Book-Entry
                                                       Form", must be received
                                                       by the exchange agent on
                                                       or prior to the
                                                       expiration date; or

                                            o          the documents necessary
                                                       for compliance with the
                                                       guaranteed delivery
                                                       procedures described
                                                       below.

Procedures for Tendering
     Existing Notes Held in
     Certificated Form....................  If you hold your existing notes in certificated form and wish to
                                            accept the exchange offer, sign and
                                            date the letter of transmittal, and
                                            deliver the letter of transmittal,
                                            along with certificates for the
                                            existing notes and any other
                                            required documentation, to the
                                            exchange agent on or before the
                                            expiration date.

Representations and
     Warranties...........................  By executing the letter of transmittal or by being deemed to
                                            have executed the letter of
                                            transmittal by tendering through
                                            ATOP, you represent to us that,
                                            among other things:

                                            o          the exchange notes you
                                                       receive will be acquired
                                                       in the ordinary course
                                                       of your business;

                                            o          you have no arrangement
                                                       with any person to
                                                       participate in the
                                                       distribution of the
                                                       exchange notes; and

                                            o          you are not an affiliate
                                                       of ours or, if you are
                                                       an affiliate, you will
                                                       comply with the
                                                       registration and
                                                       prospectus delivery
                                                       requirements of the
                                                       Securities Act to the
                                                       extent applicable.

Special Procedures for
     Beneficial Owners....................  If you are a beneficial owner whose existing notes are registered in
                                            the name of a broker, dealer,
                                            commercial bank, trust company or
                                            other nominee and wish to tender
                                            those existing notes in the
                                            exchange offer, please contact the
                                            registered holder as soon as
                                            possible and instruct them to
                                            tender on your behalf and comply
                                            with the instructions in this
                                            prospectus.

Guaranteed Delivery
     Procedures...........................  If you are unable to deliver the existing notes, the letter of
                                            transmittal or any other required
                                            documents to the exchange agent
                                            prior to the expiration date, you
                                            may tender your existing notes
                                            according to the guaranteed
                                            delivery procedures described in
                                            this prospectus under the heading
                                            "The Exchange Offer--Guaranteed
                                            Delivery Procedures."

Withdrawal Rights.........................  You may withdraw existing notes you tendered by furnishing a notice of
                                            withdrawal to the exchange agent or
                                            by complying with applicable ATOP
                                            procedures at any time before 5:00
                                            p.m. New York City time on the
                                            expiration date. See "The Exchange
                                            Offer--Withdrawal of Tenders."

Acceptance of Existing
     Notes and Delivery
     of Exchange Notes....................  If the conditions described under
                                            "The Exchange Offer--Conditions"
                                            are satisfied, we will accept for
                                            exchange any and all existing notes
                                            that are properly tendered before
                                            the expiration date. See "The
                                            Exchange Offer--Procedures for
                                            Tendering." If we close the
                                            exchange offer, the exchange notes
                                            will be delivered promptly
                                            following the expiration date.
                                            Otherwise, we will promptly return
                                            any existing notes tendered.


Exchange Agent............................  State Street Bank and Trust Company
                                            is serving as exchange agent for
                                            the exchange offer. The address for
                                            the exchange agent is listed under
                                            "The Exchange Offer--Exchange
                                            Agent." If you would like more
                                            information about the exchange
                                            offer, you should call the exchange
                                            agent at (617) 662-1525. The
                                            facsimile number for the exchange
                                            agent is (617) 662-1452.


See "The Exchange Offer" for more detailed information concerning the terms of the exchange offer.

                          TERMS OF THE EXCHANGE NOTES

         The form and terms of the exchange notes to be issued in the exchange offer are the same as the form and terms of the existing notes except that the exchange notes will be registered under the Securities Act and, accordingly, will not bear legends restricting their transfer. The notes issued in the exchange offer will evidence the same debt as the existing notes, and both the existing notes and the exchange notes are governed by the same indenture.

Title.....................................  9 1/2% Senior Subordinated Notes
                                            due 2008, Series B.

Maturity Date.............................  June 1, 2008.

Interest Payment Dates....................  June 1 and December 1 of each year, commencing on December 1, 1999.

Optional Redemption.......................  We may redeem up to one-third of the exchange notes prior to June 1,
                                            2001 from the proceeds of one or
                                            more bona fide underwritten sales
                                            to the public of our common stock
                                            at a redemption price of 109.5% of
                                            the principal amount. Otherwise, we
                                            will not have the right to redeem
                                            the exchange notes until June 1,
                                            2003, after which we may redeem the
                                            exchange notes if we pay the
                                            redemption premium described under
                                            "Description of the Exchange
                                            Notes--Redemption at the Option of
                                            Nuevo."

Subordination.............................  The exchange notes will be unsecured senior subordinated
                                            obligations of ours. The payment of
                                            the principal of, and premium and
                                            interest on, the exchange notes
                                            will be subordinated in right of
                                            payment to the payment of all of
                                            our current and future senior
                                            indebtedness to the same extent as
                                            the existing notes are subordinated
                                            to senior indebtedness. In
                                            addition, the exchange notes will
                                            be structurally subordinated to the
                                            liabilities of our subsidiaries.
                                            For a description of the terms and
                                            possible effects of subordination,
                                            see "Risk Factors" and "Description
                                            of the Exchange
                                            Notes--Subordination." At June 30,
                                            1999, we had $120.0 million of
                                            outstanding senior indebtedness and
                                            our subsidiaries had liabilities on
                                            their balance sheets of $106.6
                                            million. The exchange notes will
                                            rank equally with:

                                            o          any of the existing
                                                       notes not acquired by us
                                                       in the exchange offer;

                                            o          our 9 1/2% Senior
                                                       Subordinated Notes due
                                                       2006; and

                                            o          our 8 7/8% Senior
                                                       Subordinated Notes due
                                                       2008.

                                            As of September 1, 1999, there was
                                            outstanding $2,540,000 and $150,000
                                            principal amount of our 9 1/2%
                                            notes due 2006 and our 8 7/8% notes
                                            due 2008, respectively. The
                                            indenture for the exchange notes
                                            will permit us to incur additional
                                            indebtedness, including
                                            indebtedness that ranks senior in
                                            right of payment to the exchange
                                            notes.

Change of Control.........................  If a change of control occurs, we will be required to offer to
                                            repurchase the exchange notes for
                                            cash in the amount of 101% of the
                                            principal amount of the exchange
                                            notes plus accrued and unpaid
                                            interest. For a description of a
                                            change of control, see "Description
                                            of the Exchange Notes--Repurchase
                                            at the Option of the
                                            Holders--Change of Control." Our
                                            bank credit facility currently
                                            prohibits us from purchasing any of
                                            the exchange notes, which would
                                            include any purchase we may be
                                            required to make pursuant to a
                                            change of control offer. We cannot
                                            assure you that we will be able to
                                            amend the bank credit facility to
                                            permit the purchase of exchange
                                            notes or refinance the bank credit
                                            facility with lendors who will
                                            allow us to make the required
                                            purchases. Also, if a change of
                                            control were to occur, there can be
                                            no assurance that we will have
                                            sufficient funds to purchase any of
                                            the exchange notes or be permitted
                                            under the terms of other agreements
                                            to purchase the exchange notes. See
                                            "Risk Factors" for a description of
                                            the possible effects if we are
                                            unable to purchase the exchange
                                            notes upon a change of control.

Exchange Notes Covenants..................  The indenture governing the exchange notes contains covenants
                                            that limit our ability to, among
                                            other things:

                                            o          incur additional
                                                       indebtedness;

                                            o          pay dividends and
                                                       repurchase our capital
                                                       stock;

                                            o          enter into transactions
                                                       with our affiliates;

                                            o          dispose of assets; and

                                            o          engage in mergers and
                                                       consolidations.

                                            These covenants are subject to
                                            important exceptions and
                                            qualifications which are described
                                            under "Description of the Exchange
                                            Notes--Material Covenants."


Risk Factors..............................  See "Risk Factors" for a discussion of factors you should carefully
                                            consider before deciding to invest
                                            in the exchange notes.

                                  ABOUT NUEVO

         We are an independent oil and gas company. Our properties are concentrated in California, where we are the largest independent producer, with properties located both onshore and offshore. Our onshore California properties are located primarily in the San Joaquin, Los Angeles and Ventura Basins. Our offshore California properties are located in the Santa Barbara Channel and offshore Long Beach. We also own properties in the onshore Gulf Coast region and internationally offshore the Republics of Congo and Ghana in West Africa and onshore in Tunisia. Since our inception in 1990, we have expanded our operations through a series of disciplined, low-cost acquisitions of oil and gas properties and the subsequent exploitation and development of these properties. We have complemented these efforts with strategic divestitures and an opportunistic exploration program which provides exposure to prospects with the potential to add substantially to our growth.

         At June 30, 1999, our estimated net proved reserves were 297.4 MMBOE, of which 75% were proved developed. On a pro forma basis, assuming we had closed the Star acquisition described below on January 1, 1999, average daily net production would have been approximately 61.0 MBOE per day during the first half of 1999. Approximately 85% of this pro forma production on a BOE basis was attributable to our California properties, while our Gulf Coast area properties and West Africa properties represented approximately 6% and 9%, respectively, of this pro forma production. Additionally, our production during the first half of 1999 was 38% light and medium grades of oil and refined products, 48% heavy oil and 14% natural gas. As of June 30, 1999, we operated properties representing approximately 85% of our estimated net proved reserves on a BOE basis.

                               BUSINESS STRATEGY

         Our business strategy consists of the following:

         o dedication to a management philosophy that frames important decisions in terms of anticipated impact on per share, rather than absolute, growth in reserves, production, cash flows and net asset value;

         o maintenance of a sound capital structure that allows us to implement a contrarian investment orientation;

         o        the outsourcing of non-strategic functions;

         o the alignment of employee compensation with shareholder objectives; and

         o a commitment to an exemplary corporate governance structure which reinforces the view of Nuevo as a conduit for stockholders to achieve superior long term capital gains.

                               BUSINESS STRENGTHS

         We believe that the following strengths provide us with significant competitive advantages.

         Timely Acquisitions and Divestitures of Properties. We have demonstrated an ability to make acquisitions of producing properties with significant exploitation or exploration opportunities at favorable prices and have shown discipline in avoiding acquisitions in high-priced markets. We also seek to divest properties in order to take advantage of strong markets and to redeploy capital into higher return alternatives. For example, in the first six months of 1999, we sold our East Texas properties described under "--Recent Developments" and redeployed a portion of the proceeds in the Star acquisition.

         Record of Reserve Growth at Low Finding Costs. Between December 31, 1996 and June 30, 1999, our estimated net proved reserves increased 18% on both an aggregate and a per share basis, from 251.8 MMBOE to 297.4 MMBOE, at an average finding cost of $2.83 per BOE. Over this period, our finding costs from exploration and exploitation per BOE have averaged $2.87 domestically and $9.93 internationally, while our average finding costs from acquisitions were $1.84 per BOE.

         Exploitation Projects. We have an inventory of over five years of low risk exploitation projects which have the potential to significantly increase reserves. Despite a significantly reduced capital budget in response to low oil prices, between January 1, 1998 and June 30, 1999, we replaced 282% of our production through exploitation and exploration.

         Long-Lived Production Profile. Our properties are long-lived with a reserve life index of 14.6 years as of June 30, 1999. This reduces re-investment risk and adds stability to long term cash flows.

         Low Cost Structure. We believe that we have the ability to significantly reduce operating costs on acquired properties from levels experienced by prior operators. For example, the lease operating expense per BOE for the properties acquired in April 1996 from Union Oil Company of California was reduced from $6.40 in the first quarter of 1996 to $5.94 for the year ended December 31, 1998 despite an increase in prices for natural gas used as an energy source in our thermal oil operations and other service costs during this period. Additionally, we aggressively outsource many day to day functions to third party service providers, allowing us to maintain a low cost structure and permitting our executive management team to focus on strategic decisions.

         Preservation of a Sound Capital Structure. We believe that our contrarian acquisition strategy requires that we maintain a strong capital structure. Accordingly, as of June 30, 1999 our long term debt was $1.28 per BOE, which is among the lowest in the industry. During the recent period of depressed oil prices, our strong capital structure allowed us to maintain significant liquidity in the form of unused commitments under our bank credit facility.

         Reduction of Commodity Price Risk Exposure. We have implemented a hedging policy designed to reduce our near term exposure to fluctuating oil prices. This hedging policy is designed to enhance the stability of our cash flows, assure us of internal funding for capital projects, improve our debt capacity and reduce the volatility of our interest coverage ratios. We have entered into oil hedges equal to 67% of our forecasted production in the second half of 1999, and 60% of our forecasted oil production in 2000.

                              RECENT DEVELOPMENTS

         East Texas Sale. In January 1999, we sold properties in East Texas for $192.0 million. Reserves attributable to the East Texas properties were primarily natural gas. The estimated net proved reserves of these properties were 329 Bcfe on December 31, 1998. We placed $100.0 million of the proceeds of this sale in an escrow account to facilitate like-kind exchange tax treatment for any properties we acquired in the first six months of 1999. Of these escrowed proceeds, $61.4 million were used to fund the Star acquisition. We used the remaining net proceeds from this sale plus amounts remaining in escrow after the Star acquisition to reduce amounts outstanding under our bank credit facility.

         Star Acquisition. In June 1999, we acquired oil properties located onshore and offshore California for $61.4 million from Texaco, Inc. The acquired properties had estimated net proved reserves at June 30, 1999 of 33.7 MMBOE and will increase our production from California by approximately 5.0 MBOE per day. All of these properties are additional interests in our existing properties or are located near our existing properties. The acquisition includes interests in the Cymric, the East Coalinga, the Dos Cuadras and other fields we operate.

         Recovery of Oil Prices. The price for crude oil on the New York Mercantile Exchange for near month contracts increased from $12.09 per Bbl at December 31, 1998 to $19.29 per Bbl at June 30, 1999. Our estimated net proved reserves would have increased 61.8 MMBOE during the first six months of 1999, without including the effect of acquisitions and divestitures.

                                PRINCIPAL OFFICE

         Our principal executive offices are located at 1021 Main, Suite 2100, Houston, Texas 77002 and our telephone number is (713) 652-0706.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                                                                                               SIX MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,                          JUNE 30,
                                                    ---------------------------------------------------     -----------------------
                                                                   ACTUAL                     PRO FORMA              ACTUAL
                                                    -------------------------------------     ---------     -----------------------
                                                     1996(1)       1997(1)        1998         1998(2)        1998          1999
                                                    ---------     ---------     ---------     ---------     ---------     ---------
                                                                                             (UNAUDITED)          (UNAUDITED)

                                                                    (IN THOUSANDS, EXCEPT RATIOS)
STATEMENT OF OPERATIONS DATA:
  Revenues:
    Oil and gas revenues .........................  $ 279,859     $ 331,973     $ 240,010     $ 214,195     $ 123,045     $  95,052
    Gain on sale of assets, net ..................      6,008         1,372         5,768         5,768         1,677        80,312
    Other ........................................     43,190        23,933         6,925         6,925         4,451         4,139
                                                    ---------     ---------     ---------     ---------     ---------     ---------
  Total revenues .................................    329,057       357,278       252,703       226,888       129,173       179,503
                                                    ---------     ---------     ---------     ---------     ---------     ---------
  Costs and expenses:
    Operating expenses ...........................    128,478       138,641       139,934       132,650        69,039        60,355
    Provision for impairment of oil and
       gas properties(3) .........................         --        30,000        68,904        68,904            --            --
    Provision for (revision of) impairment
       of assets held for sale(4) ................         --        23,942        (3,740)       (3,740)           --            --
    Exploration costs ............................      4,571        11,082        16,562        16,562         2,331         9,999
    Depreciation, depletion and
       amortization ..............................     75,664       102,158        85,036        81,695        46,556        46,257
    General and administrative expenses ..........     14,880        19,822        18,633        18,633         8,526         7,199
    Outsourcing fees .............................     10,249        11,984         9,461         8,157         7,199         6,846
    Interest expense .............................     36,009        27,357        32,471        25,350        14,444        16,400
    Dividends on TECONS(5) .......................        165         6,613         6,613         6,613         3,306         3,306
    Other expense ................................      1,069         3,019         5,726         5,726         1,846         2,836
                                                    ---------     ---------     ---------     ---------     ---------     ---------
  Income (loss) before income taxes, minority
    interest and extraordinary item ..............     57,972       (17,340)     (126,897)     (133,662)      (24,074)       26,305
  Net income (loss)(6) ...........................     34,278       (13,700)      (94,272)      (99,303)      (14,204)       15,784
STATEMENT OF CASH FLOWS DATA:
  Net cash flows provided by (used in)
    operating activities .........................  $ 126,921     $ 165,462     $  35,833           N/A     $  21,917     $ (13,156)
  Net cash flows (used in) provided by
    investing activities .........................   (546,002)     (169,478)     (148,335)          N/A       (94,603)       99,642
  Net cash flows provided by (used in)
    financing activities .........................    426,952          (412)      110,697           N/A        69,842       (40,250)
OTHER FINANCIAL DATA:
  Capital expenditures:
    Acquisitions .................................  $ 492,603     $  10,206     $  10,733     $  10,733     $   7,810     $  61,416
    Other ........................................     89,743       185,689       152,541       135,508        94,285        36,695
                                                    ---------     ---------     ---------     ---------     ---------     ---------
    Total ........................................  $ 582,346     $ 195,895     $ 163,274     $ 146,241     $ 102,095     $  98,111
                                                    =========     =========     =========     =========     =========     =========
  EBITDAX(7) .....................................  $ 168,373     $ 182,440     $  73,181     $  55,954     $  40,886     $  21,955
  Ratio of earnings to fixed charges (8) .........       2.6x            --            --            --            --          2.3x
  Ratio of EBITDAX to interest expense(9)  .......       4.7x          6.7x          2.3x          2.2x          2.8x          1.3x
  Ratio of EBITDAX to interest expense
    and TECON dividends ..........................       4.7x          5.4x          1.9x          1.8x          2.3x          1.1x
  Ratio of total debt to EBITDAX(10) .............       1.7x          1.7x          5.8x          5.9x           N/A           N/A


                                                                                                       AS OF
                                                                                                   JUNE 30, 1999
                                                                                                   -------------

BALANCE SHEET DATA:
Working capital.............................................................................        $    55,917
Total assets................................................................................            790,274
Total debt..................................................................................            382,051
Stockholders' equity........................................................................            247,782


                     (See footnotes on the following page)

------------------

(1) Effective January 1, 1998, we changed our method of accounting for our investments in oil and gas properties from the full cost method to the successful efforts method. All prior years' financial statements presented in this memorandum have been restated to reflect this change. A more detailed explanation of the successful efforts method of accounting and the effect of the change on our financial statements is set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and note 2 to the consolidated financial statements for the year ended December 31, 1998 included in our Form 10-K for the year ended December 31, 1998. See "Where You Can Find More Information."

(2) In January 1999, we sold properties in East Texas. Pro forma information gives effect to the sale as if it occurred January 1, 1998. Pro forma information is not necessarily indicative of future results.

(3) We incurred an impairment of $68.9 million at December 31, 1998 and $30.0 million at December 31, 1997 on our oil and gas properties due to decreased crude oil prices. For more information with respect to impairment expense, see note 2 to the consolidated financial statements for the year ended December 31, 1998, included in our Form 10-K.

(4) The provision for impairment of assets held for sale reflects a charge we took to write down our midstream assets to their fair value in 1997. These assets are primarily gas pipelines and processing plants. The impairment represents our estimate of the difference between the book value of these assets and the amount we expect to receive when we sell the assets.

(5) TECONS are the Company Obligated Mandatorily Redeemable Convertible Preferred Securities of our financing subsidiary, Nuevo Financing I. The principal assets of Nuevo Financing I are $115.0 million of our 5 3/4% convertible subordinated debentures due December 15, 2026. Interest we pay on the 5 3/4% debentures to Nuevo Financing I are paid by Nuevo Financing I as dividends on the TECONS.

(6) During 1997, we redeemed our 12 1/2% senior subordinated notes prior to maturity and recorded $3.0 million as our extraordinarily loss on early extinguishment of debt, net of income tax benefit.

(7) The term "EBITDAX" means earnings before interest, dividends on TECONS, taxes, depreciation, depletion and amortization, property impairment, gain/loss on sale and exploration costs. EBITDAX is included because it is commonly used as a measure of a company's ability to incur indebtedness. EBITDAX should not be used as a substitute for cash flow from operating activities or other income or cash flow information prepared in accordance with generally accepted accounting principles as an indication of profitability or liquidity. EBITDAX may not be comparable to similarly titled items of other companies.

(8) When we calculate our ratio of earnings to fixed charges, earnings means income or loss before income taxes and fixed charges. Fixed charges means the sum of the following:

         o        interest expense;

         o        dividends on the TECONS;

         o        amortization of debt issuance costs; and

         o the portion of operating leases deemed to be representative of interest.

         Earnings were not sufficient to cover fixed charges for 1997 and 1998 by $19.5 million and $127.5 million, respectively, and for the six months ended June 30, 1998 by $24.6 million.

(9) For purposes of this calculation, interest expense does not include dividends on the TECONS.

(10)     Total debt does not include the TECONS.

                       SUMMARY OPERATING AND RESERVE DATA

                                                                           DECEMBER 31,                   JUNE 30,
                                                            ----------------------------------------

                                                               1996           1997           1998           1999
                                                            ----------     ----------     ----------     ----------

Estimated Net Proved Reserves:
  Oil (MBbls) ..........................................       186,053        227,264        190,141        272,266
  Gas (MMcf) ...........................................       394,630        390,691        403,256        150,713
  Oil equivalent (MBOE) ................................       251,825        292,379        257,350        297,385
  Pretax discounted present value (in thousands) .......    $1,358,581     $  901,107     $  299,933     $  836,002
  Percent of proved developed reserves .................            71%            68%            72%            75%
  Reserve life index (in years) ........................          13.2           12.5           10.6           14.6
Reserve Replacement Data:
  Three year average finding costs per BOE(1)
    Domestic ...........................................    $     3.03     $     2.83     $     3.54     $     2.58
    International ......................................    $     1.16     $     1.42     $     6.80     $     7.15
    Total ..............................................    $     2.85     $     2.70     $     3.66     $     2.83
  Three year average production replacement ratio(1) ...           735%           584%           380%           279%



                                                                                                         SIX MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                       JUNE 30,
                                                    ---------------------------------------------     ---------------------
                                                                                         PRO
                                                                 ACTUAL                 FORMA(2)             ACTUAL
                                                    ---------------------------------------------     ---------------------
                                                      1996        1997        1998         1998         1998         1999
                                                    --------    --------    --------     --------     --------     --------

Production Data:
  Oil (MBbls)(3) ...............................      13,344      17,409      18,806       18,718        9,364        8,757
  Gas (MMcf) ...................................      34,775      35,625      32,521       19,471       16,736        8,227
  Oil equivalent (MBOE) ........................      19,140      23,347      24,226       21,963       12,154       10,128
Average Sales Price Per Unit(4):
  Oil (per Bbl) ................................    $  15.84    $  14.86    $   9.25     $   9.23     $   9.48     $   9.07
  Gas (per Mcf) ................................    $   2.08    $   2.06    $   2.00     $   2.10     $   2.01     $   1.87
Oil and Gas Operating Income per BOE:
  Revenues .....................................    $  14.62    $  14.22    $   9.91     $   9.75     $  10.12     $   9.39
  Operating expenses (including severance
    taxes) .....................................        4.86        5.14        5.56         5.80         5.41         5.71
  Exploration costs ............................        0.24        0.47        0.68         0.75         0.19         0.99
  General and administrative expenses (5)  .....        1.31        1.36        1.16         1.22         1.29         1.39
  Depreciation, depletion and amortization .....        3.72        4.23        3.45         3.65         3.77         4.49
                                                    --------    --------    --------     --------     --------     --------

  Operating income (loss) ......................    $   4.49    $   3.02    $  (0.94)    $  (1.67)    $  (0.54)    $  (3.19)
                                                    ========    ========    ========     ========     ========     ========


------------------

(1) The reserve replacement data and production replacement ratio for June 30, 1999 represent averages over the two years and six months ended June 30, 1999.

(2) We sold properties in East Texas in January 1999 as described under "--Recent Developments," above. These properties had estimated net proved reserves at December 31, 1998 of 329 Bcfe. Pro forma information gives effect to this sale as if it occurred January 1, 1998.


(3)      Includes natural gas liquids.

(4)      Average sale prices include the effects of hedging.

(5) Our general and administrative expenses per BOE include outsourcing fees.

                                  RISK FACTORS

         You should carefully consider all of the information we have included in this prospectus and the documents we have incorporated by reference before tendering your existing notes.

OUR SIGNIFICANT DEBT LEVELS AND OUR DEBT COVENANTS MAY LIMIT OUR FUTURE FLEXIBILITY IN OBTAINING ADDITIONAL FINANCING AND IN PURSUING BUSINESS OPPORTUNITIES.

         As of June 30, 1999, we had approximately $380.0 million in long-term debt, excluding current maturities. The level of our indebtedness will have important effects on our future operations, including:

         o A portion of our cash flow will be used to pay interest and principal on our debt and will not be available for other purposes.

         o Our bank credit facility contains financial tests which we must satisfy in order to avoid a default under our bank credit facility.

         o Covenants in the new notes, our existing senior subordinated notes and our bank credit facility require us to meet financial tests in order to borrow additional money, which may have the effect of limiting our flexibility in reacting to changes in our business and our ability to fund future operations and acquisitions.

         o Our ability to obtain additional financing for capital expenditures and other purposes may be limited.

SINCE THE EXCHANGE NOTES ARE SUBORDINATED TO SENIOR DEBT, THERE MAY NOT BE SUFFICIENT ASSETS TO PAY AMOUNTS OWED ON THE EXCHANGE NOTES IF A DEFAULT OCCURS.

         The exchange notes will be subordinated to our current and future senior debt. In addition, the exchange notes will rank equally with our existing and future senior subordinated indebtedness and will be subordinated to the obligations of our subsidiaries. Upon a liquidation or in a bankruptcy or other similar proceeding, the holders of our senior debt will be entitled to be paid in full before any payment may be made to the holders of the exchange notes. In addition, creditors of our subsidiaries will be paid prior to any use of our subsidiaries' assets to make payments on the exchange notes. As a result, the holders of exchange notes may receive less, proportionately, than the holders of senior debt. We cannot assure you that we will have sufficient assets to pay amounts due on the exchange notes. Our indenture for the exchange notes will permit us to incur additional debt in the future, including the entire amount that will be available for borrowing under our bank credit facility.

YOU MAY SUFFER ADVERSE CONSEQUENCES IF YOU DO NOT EXCHANGE EXISTING NOTES.

         The existing notes that are not exchanged for exchange notes have not been registered with the SEC or in any state. Unless the existing notes are registered, they may only be offered and sold pursuant to an exemptions from, or in a transaction that is not subject to, the registration requirements of the Securities Act. Depending upon the percentage of existing notes exchanged for exchange notes, the liquidity of the existing notes may be adversely affected.

WE MAY NOT BE ABLE TO REPURCHASE EXCHANGE NOTES UPON A CHANGE OF CONTROL.

         If a change of control occurs, each holder of exchange notes will have the right to require us to repurchase all or any part of that holder's exchange notes as described under "Description of the Exchange Notes--Repurchase at the Option of Holders--Change of Control." Our bank credit facility prohibits the repurchase of the exchange notes. In order to repurchase the exchange notes, we would be required to repay our debt under our bank credit facility or obtain consents from our bank lenders. If we cannot repay the bank credit facility or obtain the consents, we would not be able to repurchase the exchange notes. Also, we may not have sufficient funds available or be able to obtain the financing necessary to repurchase the exchange notes.

         If a change of control occurs and we do not offer to repurchase the exchange notes or if we do not repurchase the exchange notes when we are required to, an event of default will occur under the indenture governing the exchange notes, which would also be a default under our bank credit facility. Each of these defaults could have a material adverse effect on us and the holders of the exchange notes.

OIL AND GAS PRICES ARE VOLATILE AND WERE DEPRESSED RECENTLY.

         Our success is highly dependent on prices for oil and gas, which are extremely volatile. Beginning in 1997 and continuing through earlier this year, the prices we received for our production declined, especially for oil. Any substantial or extended decline in the price of oil would have a material adverse effect on us. Oil and gas markets are both seasonal and cyclical. The prices of oil and gas depend on factors we cannot control such as weather, economic conditions and government actions. Prices of oil and gas will affect the following aspects of our business:

         o        our revenues, cash flows and earnings;

         o our ability to attract capital to finance our operations and the cost of the capital;

         o the amount we are allowed to borrow under our bank credit facility;

         o        the value of our oil and gas properties; and

         o the profit or loss we incur in exploring for and developing our reserves.

OUR CALIFORNIA HEAVY OIL PRODUCTION MAY INCREASE OUR SUSCEPTIBILITY TO OIL PRICE VOLATILITY.

         The price we receive for heavy oil is lower than for lighter oil. In addition, the difference between the prices we receive for California heavy oil and our production costs are less than for lighter grades. As a result, the effect of a decrease in the price of oil will more adversely affect the profitability of heavy oil compared with lighter oil.

WE MAY BE UNABLE TO REPLACE RESERVES WHICH WE HAVE PRODUCED.

         Our future success depends upon our ability to find, develop and acquire additional oil and gas reserves that are economically recoverable. Without successful exploration, exploitation or acquisition activities, our reserves and revenues will decline. We cannot assure you that we will be able to find and develop or acquire additional reserves at an acceptable cost.

WE MAY NOT BE SUCCESSFUL IN ACQUIRING AND DEVELOPING OIL AND GAS PROPERTIES.

         The successful acquisition and development of oil and gas properties requires an assessment of recoverable reserves, future oil and gas prices and operating costs, potential environmental and other liabilities and other factors. Such assessments are necessarily inexact. As a result, we may not recover the purchase price of a property from the sale of production from the property, or may not recognize an acceptable return from properties we acquired. In addition, we cannot assure you that our exploitation and development activities will result in any increases in reserves. Our operations may be curtailed, delayed or canceled as a result of lack of adequate capital and other factors, such as title problems, weather, compliance with governmental regulations or price controls, mechanical difficulties or shortages or delays in the delivery of equipment. In addition, the costs of exploitation and development may materially exceed initial estimates.

WE MAY NOT BE ABLE TO MAKE ACQUISITIONS OR GENERATE CASH FLOWS IF WE ARE UNABLE TO RAISE CAPITAL.

         We will be required to make substantial capital expenditures to develop our existing reserves and to discover new oil and gas reserves. Historically, we have financed these expenditures primarily with cash from operations, proceeds from bank borrowings and proceeds from the sale of debt and equity securities. We cannot assure you that we will be able to raise capital in the future. We also make offers to acquire oil and gas properties in the ordinary course of our business. If these offers are accepted, our capital needs may increase substantially.

INFORMATION IN THIS PROSPECTUS REGARDING OUR FUTURE EXPLOITATION AND EXPLORATION PROJECTS REFLECTS OUR CURRENT INTENT AND IS SUBJECT TO CHANGE.

         We describe our current exploitation and exploration plans in this prospectus and the materials incorporated by reference in this prospectus. Whether we ultimately undertake an exploitation or exploration project will depend on the following factors:

         o        availability and cost of capital;

         o receipt of additional seismic data or the reprocessing of existing data;

         o        material changes in oil or gas prices;

         o the costs and availability of drilling rigs and other equipment, supplies and personnel necessary to conduct these operations;

         o        success or failure of activities in similar areas;

         o changes in the estimates of the costs to complete the projects;

         o our ability to attract other industry partners to acquire a portion of the working interest to reduce exposure to costs and risks; and

         o        decisions of our joint working interest owners.

         We will continue to gather data about our projects, and it is possible that additional information may cause us to alter our schedule or determine that a project should not be pursued at all. You should understand that our plans regarding our projects are subject to change.

YOU SHOULD NOT PLACE UNDUE RELIANCE ON RESERVE INFORMATION BECAUSE RESERVE INFORMATION REPRESENTS ESTIMATES.

         Estimating quantities of proved reserves is inherently imprecise and involves uncertainties and factors beyond our control. The reserve data in this prospectus represent only estimates. Such estimates are based upon assumptions about future production levels, future oil and gas prices and future operating costs. As a result, the quantity of proved reserves may be subject to downward or upward adjustment. In addition, estimates of the economically recoverable oil and gas reserves, classifications of such reserves, and estimates of future net cash flows, prepared by different engineers or by the same engineers at different times, may vary substantially. Information about reserves constitutes forward-looking information. See "Forward-Looking Statements." Estimates as of June 30, 1999 included in this prospectus are estimates prepared by our internal staff of engineers and were not reviewed by our independent reserve engineers. See "Experts."

WEATHER, UNEXPECTED SURFACE CONDITIONS, AND OTHER UNFORESEEN OPERATING HAZARDS MAY ADVERSELY IMPACT OUR OIL AND GAS ACTIVITIES.

         There are many operating hazards in exploring for and producing oil and gas, including:

         o our drilling operations may encounter unexpected formations or pressures which could cause damage to equipment or personal injury;

         o we may experience equipment failure which curtails or stops production; and

         o we could experience blowouts or other damages to the productive formations which may require a well to be re-drilled or other corrective action to be taken.

         In addition, any of the foregoing may result in environmental damages or personal injury for which we will be liable. Moreover, our offshore operations are subject to a variety of risks peculiar to the marine environment such as hurricanes and other adverse weather conditions. Offshore operations are also subject to more extensive governmental regulations.

         We cannot assure you that we will be able to maintain adequate insurance at rates we consider reasonable to cover our possible losses from operating hazards. The occurrence of a significant event not fully insured or indemnified against could materially and adversely affect our financial condition and results of operations.

THE RECENT DEPRESSED FINANCIAL CONDITIONS IN THE OIL AND GAS INDUSTRY MAY CHANGE EXPLORATION AND DEVELOPMENT PLANS OR CAUSE DIFFICULTIES IN FINANCING ACTIVITIES.

         The low prices for oil and gas during 1998 and the first half of 1999 have limited the access of many independent oil and gas companies to the capital necessary to finance activities. As a result, the decision not to drill or complete a well may be based on a lack of available capital rather than the quality of the project. Most oil companies have substantially reduced their capital budgets for 1999 and 2000.

         In addition, some of the other working interest owners of our wells may be unwilling or unable to pay their share of the costs or projects as they become due. At worst, a working interest owner may declare bankruptcy and refuse or be unable to pay its share of the cost of a project. In such cases, we could be required to pay other working interest owners' share of the costs.

TURMOIL IN FOREIGN COUNTRIES MAY AFFECT OUR FOREIGN INVESTMENTS.

         Our foreign investments involve risks typically associated with investments in emerging markets, including:

         o we may experience political instability in the countries where we have foreign investments;

         o we may be forced to renegotiate our contracts with foreign governments;

         o we may experience the nationalization of the oil and gas industry in the countries where we have foreign investments;

         o we may experience foreign government restrictions on their currency and large fluctuations in the exchange rate; and

         o we may have increased taxes or royalties imposed on our foreign operations by foreign governments.

         Political conditions in the geographic area around the Congo have been unstable in recent years. During 1997, a new government took power in the Congo following a civil war. Our Congo production is located approximately 30 miles offshore and has experienced no material interruption as a result of the political instability. We attempt to conduct our business in such a manner so that political and economical events of this nature will continue to have minimal effect on our operations, but we cannot assure you that we will be successful in protecting against such risks. Previous Congo governments have requested that we convert our Marine I Exploitation Permit to a production sharing agreement. We cannot assure you that the new government will not make such a request or as to the terms of the agreement if such a request is made.

WE HAVE LESS CONTROL OVER OUR FOREIGN THAN OUR DOMESTIC INVESTMENTS.

         Foreign governments often retain ownership of the minerals. Our lack of control over the minerals could result in the following:

         o the foreign country may require exploration or development to progress on a faster of slower pace than we prefer;

         o the foreign country may require us to pay large royalties or taxes to them; and

         o the foreign country may require us to spend larger amounts on exploration and development than we have funds for or than we deem appropriate, which may mean that we forfeit all or a portion of acreage subject to this requirement.

All of these events could reduce the value of our foreign investments.

WE COULD INCUR LIABILITY IN CONNECTION WITH OUR PROPERTIES IN THE CONGO.

         In connection with our respective acquisitions of two subsidiaries owning interests in the Yombo field offshore the Republic of Congo, we and a wholly-owned subsidiary of CMS NOMECO Oil and Gas Co. agreed with the seller of the subsidiaries not to claim tax losses, called "dual consolidated losses," incurred by such subsidiaries prior to the acquisitions. Under the agreement, we and the CMS subsidiary may be liable to the seller for the recapture of dual consolidated losses utilized by the seller in years prior to the acquisitions if triggering events occur. These triggering events include:

         o the disposition by us or the CMS subsidiary of a respective Congo subsidiary;

         o either Congo subsidiary's sale of its interest in the Yombo field;

         o        the acquisition of us or CMS by another consolidated group;
                  or

         o the failure of a Congo subsidiary to continue as a member of its respective consolidated group.

         A triggering event will not occur, however, if a subsequent purchase enters into agreements specified in the U.S. Internal Revenue Service's consolidated return regulations intended to ensure that such dual consolidated losses will not be claimed. We have agreed with CMS that the party responsible for the triggering event shall indemnify the other for any liability to the seller as a result of such triggering event. Our potential direct liability could be as much as $50 million, as of December 31, 1998, if a triggering event with respect to us occurs. We believe that CMS's liability, for which we would be jointly liable with an indemnification right against CMS, could be as much as $67 million, as of December 31, 1998. We do not expect a triggering event to occur with respect to us or CMS and do not believe that the agreement will have a material adverse effect on us.

WE MAY NOT HAVE PRODUCTION TO OFFSET HEDGES; BY HEDGING, WE MAY NOT BENEFIT FROM PRICE INCREASES.

         Part of our business strategy is to reduce our exposure to the volatility of oil and gas prices by hedging a portion of our production. In a typical hedge transaction, we will have the right to receive from the other parties to the hedge the excess of the fixed price specified in the hedge over a floating price based on a market index, multiplied by the quantity hedged. If the floating price exceeds the fixed price, we are required to pay the other parties this difference multiplied by the quantity hedged. We are required to pay the difference between the floating price and the fixed priced when the floating price exceeds the fixed price regardless of whether we have sufficient production to cover the quantities specified in the hedge. Significant reductions in production at times when the floating price exceeds the fixed price could require us to make payments under the hedge agreements even though such payments are not offset by sales of production. Hedging will also prevent us from receiving the full advantage of increases in oil or gas prices above the fixed amount specified in the hedge. The price of California heavy crude oil may vary widely from the index prices typically used in oil hedges. This difference increases the risk involved in hedging the California heavy crude oil.

COMPLIANCE WITH ENVIRONMENTAL AND OTHER GOVERNMENT REGULATIONS COULD BE COSTLY AND COULD NEGATIVELY IMPACT PRODUCTION.

         Our operations are subject to numerous laws and regulations governing the operation and maintenance of our facilities and the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may:

         o        require that we acquire permits before commencing drilling;

         o restrict the substances that can be released into the environment in connection with drilling and production activities;

         o limit or prohibit drilling activities on protected areas such as wetlands or wilderness areas; and

         o require remedial measure to mitigate pollution from former operations, such as plugging abandoned wells.

         Under these laws and regulations, we could be liable for personal injury and clean-up costs and other environmental and property damages, as well as administrative, civil and criminal penalties. We maintain limited insurance coverage for sudden and accidental environmental damages. We do not believe that insurance coverage for environmental damages that occur over time is available at a reasonable cost. Moreover, we do not believe that insurance coverage for the full potential liability that could be caused by sudden and accidental environmental damages is available at a reasonable cost. Accordingly, we may be subject to liability or we may be required to cease production from properties in the event of environmental damages.

FACTORS BEYOND OUR CONTROL AFFECT OUR ABILITY TO MARKET PRODUCTION.

         The ability to market oil and gas from our wells depends upon numerous factors beyond our control. These factors include:

         o        the extent of domestic production and imports of oil and gas;

         o        the availability of capacity to refine heavy oil;

         o        the proximity of the gas production to gas pipelines;

         o        the availability of pipeline capacity;

         o        the demand for oil and gas by utilities and other end users;

         o        the availability of alternative fuel sources;

         o        the effects of inclement weather;

         o        state and federal regulation of oil and gas marketing; and

         o federal regulation of gas sold or transported in interstate commerce.

         Because of these factors, we may be unable to market all of the oil or gas we produce. In addition, we may be unable to obtain favorable prices for the oil and gas we produce.

THERE MAY NOT BE A LIQUID MARKET FOR RESALE OF THE EXCHANGE NOTES.

         There is not established trading market for the exchange notes. We do not intend to apply for listing the exchange notes on any securities exchange or for quotations through the NASDAQ National Market. We cannot assure you that a market for the exchange notes will develop, or that the market will have sufficient liquidity to enable resale of the exchange notes.

WE FACE A THREAT OF BUSINESS DISRUPTION FROM THE YEAR 2000 ISSUE.

         The year 2000 issue refers to the inability of computer and other information technology systems to properly process date and time information, stemming from the outdated programming practice of using two digits rather than four to represent the year in a date. The consequence of the year 2000 issue is that computer and embedded processing systems are at risk of malfunctioning, particularly during the transition from 1999 to 2000. The effects of the year 2000 issue are exacerbated by the interdependence of the computer and telecommunications systems throughout the world. This interdependence also exists among Nuevo and our vendors, customers and business partners, as well as with regulators in the United States.

         Our operations are highly dependent on automation. The risks to us associated with the year 2000 issue fall into three general areas:

         o failure of our financial and administrative systems which could result in our receiving incorrect information upon which we base decisions;

         o failure of the embedded systems which control our highly automated production facilities; and

         o failure of our suppliers and purchasers to correct their year 2000 problems.



                                USE OF PROCEEDS



         We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange existing notes in like principal amount. The existing notes surrendered in exchange for exchange notes will be retired and canceled and cannot be reissued. Issuance of the exchange notes will not result in a change in our amount of outstanding debt.

                                 CAPITALIZATION

         Our consolidated capitalization at June 30, 1999, as adjusted to give effect to the exchange of the exchange notes for the existing notes, is described below:


                                                                                      JUNE 30, 1999
                                                                      -------------------------------------------
                                                                                        PRO          PRO FORMA
                                                                        ACTUAL        FORMA(1)     AS ADJUSTED(2)
                                                                      ----------     ----------     ----------
                                                                                   (IN THOUSANDS)
Cash and cash equivalents ........................................    $   53,639     $   46,116      $  46,016
                                                                      ==========     ==========     ==========

Long-term debt (excluding current maturities):
  Credit Facility ................................................    $  120,000     $  120,000     $  120,000
  Exchange notes .................................................            --             --        257,310
  Existing notes .................................................            --        257,310             --
  8 7/8% senior subordinated notes due 2008 ......................       100,000            150            150
  9 1/2% senior subordinated notes due 2006 ......................       160,000          2,540          2,540
                                                                      ----------     ----------     ----------


                      Total long-term debt .......................       380,000        380,000        380,000
Company-obligated Mandatorily Redeemable Convertible Preferred
  Securities of Nuevo Financing I ("TECONS") .....................       115,000        115,000        115,000
Stockholders' equity:
  Preferred stock, $1.00 par value, 10,000,000 shares authorized;
    none outstanding .............................................            --             --             --
  Common stock, $.01 par value, 50,000,000 shares authorized;
    20,308,462 issued(3) .........................................           203            203            203
  Treasury stock, 449,255 shares .................................       (19,053)       (19,053)       (19,053)
  Stock held by benefit trust, 71,630 shares .....................        (2,014)        (2,014)        (2,014)
  Additional paid-in capital .....................................       355,720        355,720        355,720
  Accumulated deficit ............................................       (87,074)       (88,804)       (88,864)(4)
                                                                      ----------     ----------     ----------

               Total stockholders' equity ........................       247,782        246,052        245,992
                                                                      ----------     ----------     ----------

               Total capitalization ..............................    $  742,782     $  741,052     $  740,992
                                                                      ==========     ==========     ==========

-------------------

(1) Pro forma amounts give effect to the exchange of existing notes for our 9 1/2% senior subordinated notes due 2006 and our 8 7/8% senior subordinated notes due 2008.

(2) Assumes that all holders of the existing notes validly tender their existing notes and that net fees and expenses payable by us associated with the exchange offer aggregate approximately $100,000.

(3) Does not include 2,745,613 shares of common stock subject to outstanding options which may be issued under our stock incentive plans.

(4) Reflects estimated costs and expenses for third-party financial advisory, legal and accounting services rendered in connection with the exchange offer. Does not include interest payable to holders of existing notes in the exchange offer.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following table sets forth our selected financial data for the five years ended December 31, 1998 and for the six-month periods ended June 30, 1998 and 1999. The financial data for each of the five years in the period ended December 31, 1998 has been derived from our audited consolidated financial statements for these periods which are incorporated by reference into this prospectus. The financial data for each of the six-month periods ended June 30, 1999 and 1998 has been derived from our unaudited condensed consolidated financial statements for these periods which are also incorporated by reference into this prospectus. Such unaudited financial statements have been prepared on the same basis as our audited financial statements. We believe that such unaudited financial statements contain all adjustments necessary for a fair presentation of the financial information presented (consisting only of normal recurring adjustments). Interim results are not necessarily indicative of results for the full year. The selected financial data is not necessarily indicative of our future results.



                                                                                                                SIX MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                            JUNE 30,
                                                ---------------------------------------------------------     --------------------
                                                 1994(1)     1995(1)     1996(1)     1997(1)      1998          1998        1999
                                                --------    --------    --------    --------    ---------     --------    --------
                                                                                                                   (UNAUDITED)
                                                                (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)

STATEMENT OF OPERATIONS DATA:
   Revenues:
      Oil and gas revenues .................    $ 79,968    $102,455    $279,859    $331,973    $ 240,010     $123,045    $ 95,052
      Gas plant revenues ...................      28,798      27,183      34,802      14,826        2,665        1,405       1,288
      Pipeline and other revenues ..........      10,309       7,222       6,774       5,772        2,700        1,722           4
      Gain on sale of assets, net ..........       2,402          --       6,008       1,372        5,768        1,677      80,312
      Interest and other income ............         245       1,106       1,614       3,335        1,560        1,324       2,847
                                                --------    --------    --------    --------    ---------     --------    --------
         Total revenues ....................     121,722     137,966     329,057     357,278      252,703      129,173     179,503
                                                --------    --------    --------    --------    ---------     --------    --------
   Costs and expenses:
      Lease operating expenses .............      15,160      28,873      93,062     120,042      134,704       65,774      57,876
      Gas plant operating expenses .........      25,794      22,667      29,311      13,356        3,202        1,423       2,336
      Pipeline and other operating costs ...       6,767       4,726       6,105       5,243        2,028        1,842         143
      Provision for impairment of oil and
         gas properties(2) .................          --          --          --      30,000       68,904           --          --
      Provision for (revision of)
         impairment of assets held for
         sale(3) ...........................          --          --          --      23,942       (3,740)          --          --
      Exploration costs ....................       4,300       2,357       4,571      11,082       16,562        2,331       9,999
      Depreciation, depletion and
         amortization ......................      48,144      45,233      75,664     102,158       85,036       46,556      46,257
      General and administrative
         expenses ..........................       7,480       5,444      14,880      19,822       18,633        8,526       7,199
      Outsourcing fees .....................       6,369       5,857      10,249      11,984        9,461        7,199       6,846
      Interest expense .....................      12,560      15,389      36,009      27,357       32,471       14,444      16,400
      Dividends on TECONS(4) ...............          --          --         165       6,613        6,613        3,306       3,306
      Loss on sales of assets, net .........          --         645          --          --           --           --          --
      Other expense ........................       2,387          45       1,069       3,019        5,726        1,846       2,836
                                                --------    --------    --------    --------    ---------     --------    --------
         Total costs and expenses ..........     128,961     131,236     271,085     374,618      379,600      153,247     153,198
                                                --------    --------    --------    --------    ---------     --------    --------


                                                                            YEAR ENDED DECEMBER 31,
                                                    ----------------------------------------------------------------------
                                                     1994(1)        1995(1)        1996(1)        1997(1)         1998
                                                    ----------     ----------     ----------     ----------     ----------

                                                                  (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)

   (Loss) income before income taxes,
      minority interest, and
      extraordinary item .......................        (7,239)         6,730         57,972        (17,340)      (126,897)
    Income tax (benefit) expense ...............        (2,865)         2,582         23,965         (6,656)       (32,625)

    Minority interest in earnings (loss) of
      subsidiary ...............................            52             16           (271)            (8)            --
                                                    ----------     ----------     ----------     ----------     ----------
    (Loss) income before extraordinary item ....        (4,426)         4,132         34,278        (10,676)       (94,272)
    Extraordinary loss on early extinguishment
      of debt net of income tax benefit of
      $2,037(5) ................................            --             --             --          3,024             --
                                                    ----------     ----------     ----------     ----------     ----------
    Net (loss) income ..........................    $   (4,426)    $    4,132     $   34,278     $  (13,700)    $  (94,272)

    Dividends on preferred stock ...............         1,750          1,472            939             --             --
                                                    ----------     ----------     ----------     ----------     ----------
    (Loss) income attributable to common
      stockholders .............................    $   (6,176)    $    2,660     $   33,339     $  (13,700)    $  (94,272)
                                                    ==========     ==========     ==========     ==========     ==========
    (Loss) income per common share--basic ......    $    (0.57)    $     0.24     $     1.99     $    (0.69)    $    (4.76)
                                                    ==========     ==========     ==========     ==========     ==========
    Weighted average common shares
      outstanding ..............................        10,763         11,057         16,755         19,796         19,795
                                                    ==========     ==========     ==========     ==========     ==========

    (Loss) income per common share--diluted ....    $    (0.57)    $     0.23     $     1.84     $    (0.69)    $    (4.76)
                                                    ==========     ==========     ==========     ==========     ==========
    Weighted average common and dilutive
      potential common shares outstanding ......        10,763         11,355         18,596         19,796         19,795
                                                    ==========     ==========     ==========     ==========     ==========
STATEMENT OF CASH FLOWS DATA:
    Net cash flows provided by (used in)
      operating activities .....................    $   58,513     $   37,194     $  126,921     $  165,462     $   35,833
    Net cash flows (used in) provided by
      investing activities .....................    $ (100,158)    $  (32,582)    $ (546,002)    $ (169,478)    $ (148,335)
    Net cash flows provided by (used in)
      financing activities .....................    $   29,929     $   (2,294)    $  426,952     $     (412)    $  110,697
OTHER FINANCIAL DATA:
    Capital expenditures .......................    $  105,048     $   41,445     $  582,346     $  195,895     $  163,274
    EBITDAX(6) .................................    $   55,363     $   70,354     $  168,373     $  182,440     $   73,181
    Ratio of earnings to fixed charges(7) ......            --           1.4x           2.6x             --             --
    Ratio of EBITDAX to interest expense(8) ....          4.4x           4.6x           4.7x           6.7x           2.3x
    Ratio of total debt to EBITDAX(9) ..........          2.2x           1.7x           1.7x           1.7x           5.8x
    Book value per common share--diluted .......         10.92          10.86          18.58          16.40          11.71
BALANCE SHEET DATA:
    Working capital (deficit) ..................    $    6,396     $   15,757     $   22,338     $    9,257     $  111,629
    Total assets ...............................       272,444        262,359        817,643        804,286        817,685
    Total debt(9) ..............................       119,541        116,709        292,446        309,656        422,302
    Stockholders' equity .......................       117,557        123,349        345,439        324,739        231,878

                                                         SIX MONTHS ENDED
                                                             JUNE 30,
                                                    -------------------------
                                                       1998           1999
                                                    ----------     ----------
                                                           (UNAUDITED)


    (Loss) income before income taxes,
      minority interest, and
      extraordinary item .......................       (24,074)        26,305
    Income tax (benefit) expense ...............        (9,870)        10,521

    Minority interest in earnings (loss) of
      subsidiary ...............................            --             --
                                                    ----------     ----------
    (Loss) income before extraordinary item ....       (14,204)        15,784
    Extraordinary loss on early extinguish
      of debt net of income tax benefit of
      $2,037(5) ................................            --             --
                                                    ----------     ----------
    Net (loss) income ..........................    $  (14,204)    $   15,784

    Dividends on preferred stock ...............            --             --
                                                    ----------     ----------
    (Loss) income attributable to common
      stockholders .............................    $  (14,204)    $   15,784
                                                    ==========     ==========
    (Loss) income per common share--basic ......    $    (0.72)    $     0.80
                                                    ==========     ==========
    Weighted average common shares
      outstanding ..............................        19,759         19,848
                                                    ==========     ==========

    (Loss) income per common share--diluted ....    $    (0.72)    $     0.79
                                                    ==========     ==========
    Weighted average common and dilutive
      potential common shares outstanding ......        19,759         19,915
                                                    ==========     ==========
STATEMENT OF CASH FLOWS DATA:
    Net cash flows provided by (used in)
      operating activities .....................    $   21,917     $  (13,156)
    Net cash flows (used in) provided by
      investing activities .....................    $  (94,603)    $   99,642
    Net cash flows provided by (used in)
      financing activities .....................    $   69,842     $  (40,250)
OTHER FINANCIAL DATA:
    Capital expenditures .......................    $  100,414     $  100,021
    EBITDAX(6) .................................    $   40,886     $   21,955
    Ratio of earnings to fixed charges(7) ......            --           2.3x
    Ratio of EBITDAX to interest expense(8) ....          2.8x           1.3x
    Ratio of total debt to EBITDAX(9) ..........           N/A            N/A
    Book value per common share--diluted .......         15.79          12.44
BALANCE SHEET DATA:
    Working capital (deficit) ..................    $    2,598     $   55,917
    Total assets ...............................       851,387        790,274
    Total debt(9) ..............................       380,754        382,051
    Stockholders' equity .......................       311,933        247,782

---------------------

(1) Effective January 1, 1998, we changed our method of accounting for our investments in oil and gas properties from the full cost to the successful efforts method. All prior years' financial statements presented in this prospectus have been restated to reflect this change.

(2) We incurred an impairment of $68.9 million at December 31, 1998 and $30.0 million at December 31, 1997 on certain fields due to decreased crude oil prices.

(3) The provision for impairment of assets held for sale reflects a charge we took to write down our midstream assets to their fair value in 1997. These assets are primarily gas pipelines and processing plants. The impairment represents our estimate of the difference between the book value of these assets and the amount we expect to receive when we sell the assets.

(4) TECONS are the Company-Obligated Mandatorily Redeemable Convertible Preferred Securities of our financing subsidiary Nuevo Financing I. The principal assets of Nuevo Financing I are $115.0 million of our 5 3/4% convertible subordinated debentures due December 15, 2026. Interest we pay on the 5 3/4% debentures to Nuevo Financing I are paid by Nuevo Financing I as dividends on the TECONS.

(5) During 1997, we redeemed our 12 1/2% senior subordinated notes prior to maturity and recorded $3.0 million as our extraordinary loss on early extinguishment of debt, net of income tax benefit.

(6) The term "EBITDAX" means earnings before interest, dividends on TECONS, taxes, depreciation, depletion and amortization, property impairment, gain/loss on sale and exploration costs. EBITDAX is included because it is commonly used as a measure of a company's ability to incur indebtedness. EBITDAX should not be used as a substitute for cash flow from operating activities or other income or cash flow information prepared in accordance with generally accepted accounting principals as an indication of profitability or liquidity. EBITDAX may not be comparable to similarly titled items of other companies.

(7) When we calculate our ratio of earnings to fixed charges, earnings means income or loss before income taxes and fixed charges. Fixed charges means the sum of the following:

     o    interest expense;

     o    dividends on the TECONS;

     o    amortization of debt issuance costs; and

     o the portion of operating leases deemed to be representative of interest.

     Earnings were not sufficient to cover fixed charges for 1994, 1997 and 1998 by $ 7.2 million, $19.5 million and $127.5 million, respectively, and for the six months ended June 30, 1998 by $24.6 million.

(8) For purposes of this calculation, interest expense does not include dividends or interest payments on the TECONS.

(9)  Total debt does not include the TECONS.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

     We are an independent oil and gas company. Our properties are concentrated in California, where we are the largest independent producer, with properties located both onshore and offshore. Our onshore California properties are located primarily in the San Joaquin, Los Angeles and Ventura Basins. Our offshore California properties are located in the Santa Barbara Channel and offshore Long Beach. We also own properties in the onshore Gulf Coast region and internationally offshore the Republics of Congo and Ghana in West Africa and onshore in Tunisia. Since our inception in 1990, we have expanded our operations through a series of disciplined, low-cost acquisitions of oil and gas properties and the subsequent exploitation and development of these properties. We have complemented these efforts with strategic divestitures and an opportunistic exploration program which provides exposure to prospects with the potential to add substantially to the growth of our shareholder value.

     On January 1, 1998, we changed the method we use to account for our investments in oil and gas properties from full cost to the successful efforts method. We believe that the change to the successful efforts method improves earnings quality and results in a balance sheet which more closely approximates the underlying economic value of our assets. In accordance with accounting rules, we have restated all prior year financial statements to give effect to the change to successful efforts accounting. The effect, after tax, of the change in accounting method as of December 31, 1997, was a reduction to retained earnings of $64.1 million. See the notes to our financial statements for additional information on the successful efforts method of accounting.

RESULTS OF OPERATIONS

     Our results of operations are significantly affected by the prices we receive for our oil and gas production and the costs we incur to produce oil and gas. The following table shows our oil and gas production, average oil and gas prices and average costs incurred. The sales prices in the following table includes the effect of hedges.



                                                                                            SIX MONTHS
                                                                                              ENDED
                                                      YEAR ENDED DECEMBER 31,                JUNE 30,
                                              ------------------------------------   -----------------------

                                                 1996         1997         1998         1998          1999
                                              ----------   ----------   ----------   ----------   ----------
Production Data:
  Oil (MBBLS) (1) .........................       13,344       17,409       18,806        9,364        8,757
  Gas (MMcf) ..............................       34,775       35,625       32,521       16,736        8,227
Average Sales Price Per Unit:
  Oil (per Bbl) ...........................   $    15.84   $    14.86   $     9.25   $     9.48   $     9.07
  Gas (per Mcf) ...........................         2.08         2.06         2.00         2.01         1.87
Cost Per BOE:
  Operating expenses, including severance
    taxes .................................   $     4.86   $     5.14   $     5.56   $     5.41   $     5.71
  Depreciation, depletion and
    amortization ..........................         3.72         4.23         3.45         3.77         4.49

-------------------------

(1)  Includes natural gas liquids.

     Our results of operations have also been affected by our acquisitions and sales of oil and gas properties. In April 1996, we acquired properties in California which currently form our core operating areas. In January 1999, we sold substantially all of our natural gas properties in East Texas for proceeds of $192.0 million. We placed $100 million of these proceeds in an escrow account to effect a like-kind exchange for federal tax purposes if we acquired oil and gas properties within six months following the East Texas sale. We closed the Star acquisition on June 28, 1999 for $61.4 million with a portion of the funds in escrow.

     Comparison of Six Months Ended June 30, 1999 and 1998

     Revenues

     Oil and gas revenues for the six months ended June 30, 1999 were $95.1 million, or 23% lower than oil and gas revenues of $123.0 million for the same period in 1998. This decrease was primarily due to lower realized oil and gas prices in the first half of 1999, reduced oil volumes due to reduced capital spending and the sale of several non-core assets in 1999 and reduced gas volumes as a result of the sale of the East Texas natural gas properties on January 6, 1999. The following is a description of our oil and gas revenues by operating area.

         East: Oil and gas revenues for the six months ended June 30, 1999 were $7.7 million, or 68% lower than oil and gas revenues of $24.2 million for the same period in 1998. The decrease results primarily from lower natural gas production due to the sale of the East Texas natural gas properties as well as lower realized natural gas prices.

         West: Oil and gas revenues for the six months ended June 30, 1999 were $76.5 million, or 16% lower than oil and gas revenues of $90.7 million for the same period in 1998. This decrease is primarily due to a 7% lower realized oil price in the first half of 1999 as well as reduced oil volumes due to reduced capital spending. The realized oil price of $8.47 per barrel for the six months ended June 30, 1999, includes a hedging loss of $1.28 per barrel of oil produced..

         International: Oil revenues for the six months ended June 30, 1999 were $10.9 million as compared to $8.1 million for the same period in 1998. The 34% increase results from a 19% increase in oil production along with a 13% increase in oil price realizations to $12.86 per barrel.

     Gain on sale for the six months ended June 30, 1999 was $80.3 million. Such gain was recognized in connection with the sale of the East Texas natural gas properties for proceeds of $191.1 million, as adjusted for final accounting, along with the sale of several non-core assets. Gain on sale for the six months ended June 30, 1998 was $1.7 million, which relates to the sale of our interest in the Coke field in Chapel Hill, Texas.

     Interest and other income for the six months ended June 30, 1999, includes $2.4 million associated with interest earned on the $100.0 million in proceeds from the sale of the East Texas natural gas properties funded into an escrow account to provide "like-kind exchange" tax treatment in the event we acquired domestic producing oil and gas properties in the first half of 1999. The escrow account was liquidated in late June and early July 1999, in connection with our June 1999 acquisition of certain California oil properties from Texaco, Inc. and repayment of a portion of bank debt, respectively.

     Expenses

     Lease operating expenses for the six months ended June 30, 1999 totaled $57.9 million, or 12% lower than $65.8 million for the six months ended June 30, 1998. Lease operating expenses per BOE were $5.71 in the first half of 1999, compared to $5.41 in the same period in 1998. The following is a description of our lease operating expenses by operating area.

         East: Lease operating expenses for the six months ended June 30, 1999 totaled $1.6 million, or 75% lower than $6.3 million for the six months ended June 30, 1998. The decrease is primarily attributable to the sale of the East Texas natural gas properties in January of 1999. Lease operating expenses per BOE were $2.36 in the first half of 1999, compared to $3.07 in the same period in 1998.

         West: Lease operating expenses for the six months ended June 30, 1999 totaled $50.0 million, or 7% lower than $53.9 million for the six months ended June 30, 1998. Lease operating expenses per BOE were $5.80 in the first half of 1999, compared to $5.74 in the same period in 1998. In the first quarter of 1998, poor weather conditions in California caused landslides and power outages, which resulted in $2.3 million of incremental, unusual costs. Reduced workover costs onshore in 1999 also contributed to the lower lease operating expenses year over year.

         International. Lease operating expenses for the six months ended June 30, 1999 totaled $6.3 million, or14% higher than $5.6 million for the six months ended June 30, 1998. Lease operating expenses per BOE were $7.44 in the first half of 1999, compared to $7.79 in the same period in 1998.

     Gas plant operating expenses were $2.3 million for the six months ended June 30, 1999 as compared to $1.4 million for the six months ended June 30, 1998. The 64% increase in gas plant expenses in 1999 compared to 1998 is due to increased ad valorem taxes.

     Exploration costs, which are composed of geological and geophysical costs, dry hole costs, delay rentals and expensed project costs, were $10.0 million and $2.3 million for the six months ended June 30, 1999 and 1998, respectively. For the six months ended June 30, 1999, exploration costs are comprised of:

         o     $7.3 million in dry hole costs;

         o     $1.5 million in geological and geophysical costs;

         o     $0.3 million in delay rentals; and

         o     $0.9 million in expensed project cost.

For the six months ended June 30, 1998, exploration costs were comprised of:

         o     $0.1 million in dry hole costs;

         o     $2.0 million in geological and geophysical costs; and

         o     $0.2 million in delay rentals.

         East: During the first half of 1999, we plugged and abandoned the DeBord #1 well in our East area. The dry hole costs associated with this well were $0.6 million. The first half of 1999 also includes $0.2 million of geological and geophysical costs associated with a prospect in South Louisiana. Exploration costs in the first half of 1999 were $0.5 million.

         West: During the first half of 1999, we decided to plug and abandon the Cree Fee #1 well in the Midway Peak prospect area onshore California. The dry hole costs associated with this well were $6.5 million. Exploration costs in the first half of 1998 were $0.5 million.

         International: During the first half of 1999, $1.0 million in geological and geophysical costs were expensed associated with the Accra Keta and the East Cape Three Points prospects in Ghana. Exploration costs of $1.3 million in the first half of 1998 relates to geological and geophysical costs in Ghana.

     Depreciation, depletion and amortization of $46.3 million for the six months ended June 30, 1999 reflects a slight decrease from $46.6 million in the same period in 1998, due primarily to decreased production volumes offset by a higher depletion rate per BOE on our oil and gas properties. The weighted average depletion rate per BOE in the first half of 1999 was $4.57 versus $3.83 in the first half of 1998. Several factors contributed to the change in the average depletion rate per BOE. First, the property mix changed as the lower cost East Texas natural gas properties were sold in January. Second, our year end reserves decreased by approximately 12% from the previous year primarily as a result of lower crude oil prices utilized in computing estimated net proved reserves at year end 1998. Finally, the impairment of $68.9 million recognized in the fourth quarter of 1998 reduced the capitalized costs to be depleted and partially offset the increase in the depletion rate per BOE. The following is a description of depreciation, depletion and amortization by operating area.

         East: Depreciation, depletion and amortization of $4.3 million for the six months ended June 30, 1999 reflects a 34% decrease from $6.5 million in the same period in 1998, due primarily to decreased production volumes as a result of the sale of the East Texas natural gas properties in January 1999.

         West: Depreciation, depletion and amortization of $37.3 million for the six months ended June 30, 1999 reflects a 1% increase from $36.8 million in the same period in 1998, due primarily to an increased average depletion rate per BOE offset by decreased production volumes.

         International: Depreciation, depletion and amortization of $3.9 million for the six months ended June 30, 1999 reflects a 56% increase from $2.5 million in the same period in 1998, due primarily to an increased average depletion rate per BOE as well as increased production volumes.

     General and administrative expenses, together with outsourcing fees, totaled $7.2 million and $8.5 million in the six months ended June 30, 1999 and 1998, respectively. The 16% decrease is due primarily to a reduction in bonus accruals, engineering costs and third-party consulting studies.

     Interest expense of $16.4 million incurred in the six months ended June 30, 1999 reflects an increase of 14% as compared to interest expense of $14.4 million in the six months ended June 30, 1998. The increase is primarily attributable to our issuance of $100.0 million of 87/8% Senior Subordinated Notes due 2008 in June of 1998, which we used to repay lower-interest bank debt.

     In March 1999, we discovered that a non-officer employee had fraudulently authorized and diverted for personal use funds totaling $5.9 million, $4.3 million in 1998 and the remainder in the first quarter of 1999, that were intended for international exploration. Accordingly, we have reclassified the amounts lost in 1998 and 1999 from exploration costs to other expense. Based on our review of the facts, management is confident that only one employee was involved in the matter and that all misappropriated funds have been identified. Our board engaged a certified fraud examiner to conduct an in-depth review of the fraudulent transactions to determine the scope of the fraud, the possibility of recovery of amounts lost from insurance, from the terminated employee and/or from third parties, and to make recommendations regarding what, if any, new internal control procedures should be implemented.

     Net Income

     Net income of $15.8 million, $0.80 per common share -- basic and $0.79 per common share --diluted, was generated for the six months ended June 30, 1999, as compared to a net loss of $14.2 million, ($0.72) per common share -- basic and diluted, in the same period in 1998.

     Comparison of Years Ended December 31, 1996, 1997 and 1998

     Revenues

     We have experienced significant oil and gas revenue volatility in recent years. Low oil prices are primarily responsible for the decreased revenues in 1998, while our acquisitions of producing properties and development drilling programs are primarily responsible for the increased revenues during 1997 and 1996. During this three year period, the volatility of oil and gas prices directly impacted revenues. To reduce our exposure to changes in oil and gas prices, we periodically utilize derivative financial instruments. As a result of such hedging transactions, oil and gas revenues were increased by $0.6 million in 1998, and were reduced by $6.0 million and $2.5 million in 1997 and 1996, respectively.

     Oil and gas revenues for 1998 of $240.0 million were 28% lower than 1997 oil and gas revenues of $332.0 million, primarily due to a 38% decrease in average realized oil prices from $14.86 per barrel in 1997 to $9.25 per barrel in 1998. Also contributing to this decline in oil and gas revenues were decreases in natural gas production and realized gas prices. Our gas production decreased 9% from 35.6 Bcf in 1997 to 32.5 Bcf in 1998. Average realized gas prices decreased 3% from $2.06 per Mcf in 1997 to $2.00 per Mcf in 1998. The decline in oil and gas revenues was partially offset by a 9% increase in our oil production from 17.1 MMBbls in 1997 to 18.5 MMBbls in 1998. The following is a description of our oil and gas revenues by operating area.

         East: Oil and gas revenues decreased 24% from $61.5 million in 1997 to $46.9 million in 1998. This decrease is primarily due to a 10% decrease in gas production from 20.8 Bcf in 1997 to 18.8 Bcf in 1998, as well as a 13% decrease in the average realized price of gas from $2.08 per Mcf in 1997 to $1.80 per Mcf in 1998.

         West: Oil and gas revenues decreased 28% from $247.7 million in 1997 to $177.3 million in 1998. This decrease is primarily due to a 39% decrease in the average realized price of oil from $14.73 per Bbl in 1997 to $8.98 per Bbl in 1998, which was partially offset by an 11% increase in oil production from 14.7 MMBbls in 1997 to 16.3 MMBbls in 1998.

         International: Oil and gas revenues decreased 31% from $22.8 million in 1997 to $15.8 million in 1998. This decrease was primarily due to a 26% decrease in the average realized price of oil from $14.66 per Bbl in 1997 to $10.82 per Bbl in 1998, as well as a decrease in oil production of 6% from 1.6 MMBbls in 1997 to 1.5 MMBbls in 1998.

     Oil and gas revenues for 1997 of $332.0 million were 19% higher than 1996 oil and gas revenues of $279.9 million, primarily due to 30% increase in oil production (including natural gas liquids) from 13.3 MMBbls in 1996 to 17.4 MMBbls in 1997. This increase in oil volumes is attributable to the fact that 1997 included an entire year of operating results for the California properties we acquired in April 1996, compared to only nine months in 1996. These California properties accounted for 75% of total oil and gas revenues in 1997. The increase in production was partially offset by the disruption of Point Pedernales production due to an oil spill in September 1997 and a decrease in the average realized prices of oil and gas in 1997. Our average realized price for oil in 1997 was $14.86 per barrel, a 6% decrease from $15.84 in 1996. Our average realized price for gas in 1997 was $2.06, a 1% decrease from $2.08 in 1996. The following is a description of our oil and gas revenues by operating area.

         East: Oil and gas revenues decreased 18% from $74.9 million in 1996 to $61.5 million in 1997. This decrease is due to:

         o a 6% decrease in gas production from 22.2 Bcf in 1996 to 20.8 Bcf in 1997;

         o a 36% decrease in oil production from 1.4 MMBbls in 1996 to 878 MBBLS in 1997;

         o a 7% decrease in the average realized price of oil from $20.39 per Bbl in 1996 to $18.95 per Bbl in 1997; and

         o a slight decrease in the average realized price of gas from $2.13 per Mcf in 1996 to $2.08 per Mcf in 1997.

         West: Oil and gas revenues increased 34% from $184.3 million in 1996 to $247.7 million in 1997. This increase is primarily due to the fact that 1997 included an entire year of operating results for the California properties, compared to only nine months in 1996.

         International: Oil and gas revenues increased 10% from $20.7 million in 1996 to $22.8 million in 1997. This increase is primarily due to a 10% increase in oil production from 1.4 MMBbls in 1996 to 1.6 MMBbls in 1997.

     Gas plant revenues in 1998 of $2.7 million were 82% lower than 1997 revenues of $14.8 million. This decrease is due to the sale of our interest in the Benedum Plant System in May 1997. Gas plant revenues in 1997 of $14.8 million were 57% lower than 1996 revenues of $34.8 million due to the sale of our investment in the Benedum Plant System in May 1997. We recognized a $2.3 million pre-tax gain on the sale.

     Pipeline and other revenues in 1998 of $2.7 million were 53% lower than 1997 revenues of $5.8 million. This decrease is primarily due to the sale of our interests in the Richfield Gas Storage facility in February 1998 and Bright Star Gathering, Inc. in July 1998. Pipeline and other revenues in 1997 of $5.8 million were 15% lower than 1996 revenues of $6.8 million, as a result of lower throughput during 1997 compared to 1996.

     Gain on sale of assets for 1998 was $5.8 million. This gain on sale of assets includes:

         o a $4.1 million gain on the sale of our interest in the Sansinena field in California in the third quarter of 1998; and

         o a $1.7 million gain on the sale of our interest in the Coke field in Chapel Hill, Texas in the first quarter of 1998.

     The net gain on sale of assets for 1997 was $1.4 million, which is comprised of:

         o a $1.4 million gain on the sale of our interest in Second Bayou, Weeks Island, Louisiana;

         o    a $2.3 million gain on our interest in the Benedum Plant System;

         o a $1.6 million loss on the sale of our interest in the South Timbalier field; and

         o    a $0.7 million loss on the sale of other non-core properties.

     The net gain on sale of assets for 1996 was $6.0 million, which is comprised of a $9.2 million gain on the sale of our interest in the Giddings field and East Texas Austin Chalk holdings in June 1996, which was offset by a $3.2 million loss on the sale of other non-core properties.

     Expenses

     Lease operating expenses for 1998 totaled $134.7 million, as compared to $120.0 million and $93.1 million for 1997 and 1996, respectively. The annual increases of 12% in 1998 and 29% in 1997 are generally reflective of higher production and costs associated with our California properties, which constituted 77%, 73% and 66% of total production in 1998, 1997 and 1996, respectively. In 1998, we experienced an increase in workovers of $11.2 million as compared to the same period in 1997, as well as poor weather conditions in the first quarter of 1998 in California that caused landslides and power outages, which resulted in $2.3 million of incremental, unusual costs. In 1997, lease operating expenses were incurred for an entire year versus only nine months in 1996, since the California properties acquired from Unocal were acquired in April 1996. The following is a description of the lease operating expenses by operating area.

         East: Lease operating expenses decreased slightly from $11.9 million in 1997 to $11.6 million in 1998. Lease operating expenses for our eastern oil and gas operations decreased 16% from $14.1 million in 1996 to $11.9 million in 1997, primarily due to a 14% decrease in oil and gas production.

         West: Lease operating expenses increased 16% from $96.1 million in 1997 to $111.2 million in 1998. This increase was due to an increase in workovers as compared to the same period in 1997, as well as poor weather conditions in the first quarter of 1998 in California that caused landslides and power outages which resulted in $2.3 million of incremental, unusual costs. Lease operating expenses for the west increased 41% from $68.1 million in 1996 to $96.1 million in 1997, since we owned the California properties for an entire year in 1997 versus only nine months in 1996.

         International: Lease operating expenses decreased slightly from $12.0 million in 1997 to $11.9 million in 1998. Lease operating expenses for our foreign oil and gas operations increased 10% from $10.9 million in 1996 to $12.0 million in 1997 due to a 10% increase in production.

     Gas plant operating expenses of $3.2 million in 1998 decreased 76% from $13.4 million in 1997, which decreased 54% from $29.3 million in 1996. These decreases are due to the sale of our investment in the Benedum Plant System in May 1997.

     Pipeline and other operating expenses for 1998 totaled $2.0 million, as compared to $5.2 million and $6.1 million in 1997 and 1996, respectively. The 61% decrease in 1998 is primarily due to the sale of our interests in the Richfield Gas Storage facility in February 1998 and Bright Star Gathering, Inc. in July 1998. The 14% decrease in 1997 is due to lower throughput in 1997 as compared to 1996.

     Exploration costs, including geological and geophysical costs, dry hole costs and delay rentals, were $16.6 million, $11.1 million and $4.6 million for the years ended December 31, 1998, 1997 and 1996, respectively. Exploration costs for the year ended 1998 included:

         o $13.0 million of dry hole costs ($7.3 million of which relates to exploration activity in Ghana, West Africa);

         o $2.1 million of geological and geophysical costs ($1.5 million of which relates to activity in Ghana);

         o    $0.9 million of delay rentals; and

         o    $0.6 million of other exploration costs.

     Exploration costs for the year ended 1997 included:

         o     $9.3 million of dry hole costs;

         o     $0.7 million of geological and geophysical costs;

         o     $1.0 million of delay rentals; and

         o     $0.1 million of other exploration costs.

     Exploration costs for the year ended 1996 included:

         o     $3.1 million of dry hole costs;

         o     $1.2 million of geological and geophysical costs;

         o     $0.2 million of delay rentals; and

         o     $0.1 million of other exploration costs.

     Depreciation, depletion and amortization of $85.0 million in 1998 decreased 17% from $102.2 million in 1997, which increased 35% from $75.7 million in 1996. The decrease in 1998 is primarily due to the year-end 1997 impairment of $30.0 million related to the excess of capitalized costs over future net revenues, as well as the reclassification of the East Texas natural gas properties to assets held for sale as of July 1, 1998, at which point the properties were no longer depleted. The increase in 1997 is attributable to increased production volumes in 1997, due to the acquisition of the California properties from Unocal in April 1996.

     We recorded provisions for impairment of oil and gas properties in 1998 and 1997 in the amounts of $68.9 million and $30.0 million, respectively. These impairments were recorded as a result of declines in the price of oil, which caused capitalized costs to be in excess of future net revenues. No such impairment was recognized during 1996.

     In December 1997, we recorded a $23.9 million provision for impairment on assets held for sale, in connection with our plans to dispose of our non-core gas gathering, pipeline and gas storage assets during 1998, including all such assets except our California gas plants. A positive revision to this charge was made in the fourth quarter of 1998 in the amount of $3.7 million to reflect the estimated current fair market value of the Illini pipeline.

     General and administrative expenses totaled $18.6 million, $19.8 million, and $14.9 million in 1998, 1997 and 1996, respectively. The 6% decrease in 1998 is primarily due to a reduction in employee bonuses in 1998 and a $1.7 million severance expense incurred in the third quarter of 1997 associated with the resignation of our president and chief executive officer. These decreases were offset in part by non-recurring costs incurred in 1998 associated with outside engineering costs and third-party consulting studies associated with the re-negotiation of our outsourcing agreements. The

33% increase in 1997 compared to 1996 is primarily due to additional general and administrative costs associated with a full year of operations from the California properties acquired from Unocal in 1996 and the $1.7 million severance payment referred to above.

     Outsourcing fees were $9.5 million, $12.0 million, and $10.2 million in 1998, 1997 and 1996, respectively. The 21% decrease in 1998 is primarily due to decreased operating cash flows as a result of low realized oil prices. The 17% increase in 1997 is primarily due to the fact that we had a full year of operations from the California properties in 1997 as compared to 1996.

     Interest expense of $32.5 million for 1998 increased 19% from $27.4 million in 1997, primarily as a result of additional borrowings under the our bank credit facility and the issuance in June 1998 of $100.0 million of 8 7/8% notes. Interest expense for 1997 decreased 24% from $36.0 million in 1996, primarily as a result of our redemption of the 12 1/2% notes, as well as decreased debt under the bank credit facility due to the repayment of a portion of the debt outstanding under this facility with the proceeds from the issuance of the TECONS in late 1996.

     Dividends on the TECONS increased from $0.2 million in 1996 to $6.6 million in 1998 and 1997. The TECONS pay dividends at a rate of 5.75% and were issued in December 1996.

     In March 1999, we discovered that an employee had fraudulently authorized and diverted for personal use funds totaling $5.9 million, $4.3 million in 1998 and the remainder in 1999, that were intended for international exploration. Accordingly, we have reclassified the amounts lost in 1998 from exploration costs to other expense. Based on its review of the facts, management is confident that only one employee was involved in the matter and that all misappropriated funds have been identified. The board of directors has engaged a certified fraud examiner to conduct an in-depth review of the fraudulent transactions to determine the scope of the fraud, the possibility of recovery of amounts lost from insurance, from the terminated employee and/or from third parties, and to make recommendations regarding what, if any, new internal control procedures should be implemented.

     Income tax benefit of $32.6 million was recognized in 1998, compared to a benefit of $8.7 million in 1997 and expense of $24.0 million in 1996. Our effective income tax rate was (25.7)%, (38.8)% and 41.3% in 1998, 1997 and 1996, respectively. At December 31, 1998, we determined that it was more likely than not that a portion of the deferred tax assets will not be realized and the valuation allowance was increased by $16.9 million to a total valuation allowance of $17.6 million.

     Extraordinary Loss

     In June 1997, we recorded an extraordinary loss on the early extinguishment of our 12 1/2% notes in the amount of $3.0 million, net of the related tax benefit of $2.0 million. No extraordinary items were recorded in 1998 or 1996.

     Net Income (Loss)

     A net loss of $94.3 million was generated in 1998, as compared to a net loss of $13.7 million in 1997 and net income of $34.3 million in 1996. Net income after deducting dividends paid on the 7% preferred stock was $33.3 million in 1996. There was no 7% preferred stock outstanding during 1998 or 1997; as such, no preferred dividends were paid in 1998 or 1997.

PROPERTY ACQUISITION, EXPLORATION AND DEVELOPMENT EXPENDITURES

     Our expenditures to acquire properties, and for exploration and development for the three years ended December 31, 1998 and for the six months ended June 30, 1999 are set forth in the following table:


                                                              SIX MONTHS
                               YEAR ENDED DECEMBER 31,           ENDED
                       ------------------------------------    JUNE 30,
                          1996         1997         1998         1999
                       ----------   ----------   ----------   ----------
                                        (IN THOUSANDS)

Acquisitions .......   $  492,603   $   10,206   $   10,733   $   61,416
Development ........       73,610      156,328      116,631       30,552
Exploration ........       16,133       29,361       35,910        6,143
                       ----------   ----------   ----------   ----------

                       $  582,346   $  195,895   $  163,274   $   98,111
                       ==========   ==========   ==========   ==========


     Our capital budget for 1999 includes $40.0 million for exploitation and development, $28.0 million of which is budgeted to be spent in California, $5.0 million in the Gulf Coast area and $7.0 million internationally. Our capital budget for 1999 also includes $17.0 million for exploration, $7.0 million of which is targeted for California, $2.0 million for the Gulf Coast area and $8.0 million internationally. Our capital budget for 1999 does not include any amounts for acquisitions, which could be material. As of June 30, 1999, we had spent approximately 48% of our capital budget for exploitation and 46% for exploration. In addition, in June 1999 we closed the Star acquisition for $61.4 million.

     Our 1999 capital budget is significantly smaller than our capital budgets for 1998 and 1997, primarily because of the depressed oil prices. Although oil prices have recently improved, we have not increased our 1999 capital budget.

CAPITAL RESOURCES AND LIQUIDITY

     Since our inception, we have grown and focused our operations through a series of disciplined, low cost acquisitions of oil and gas properties and the subsequent exploitation and development of these properties. We have complemented these efforts with an opportunistic exploration program which provides exposure to prospects that have the potential to add substantially to our growth. The funding of these activities has historically been provided by operating cash flows, bank financing, private and public placements of debt and equity securities, property divestitures and joint ventures with industry participants. Net cash provided by operating activities was $35.8 million, $165.5 million, and $126.9 million in 1998, 1997 and 1996, respectively. We invested $157.4 million, $195.1 million and $516.0 million in oil and gas properties in 1998, 1997 and 1996, respectively. Additionally, we spent $2.8 million, $1.7 million and $21.1 million on gas plant and other facilities in 1998, 1997 and 1996, respectively. Included in the oil and gas capital expenditures for 1998 is approximately $81.5 million for development drilling activity in California.

     In our 1999 capital budget, approximately $40.0 million is allocated to exploitation and development projects and approximately $17.0 million is directed to prospect generation and exploration. Exploitation spending is anticipated to consist of $28.0 million in California, $5.0 million in the Gulf Coast region, and $7.0 million internationally. We plan to allocate exploration spending of $7.0 million in California, $2.0 million in the Gulf Coast region, and $8.0 million internationally. Changes in our cash flow from operations due to oil and gas price fluctuations may cause us to revise our capital expenditure plans.

     As of June 30, 1999, we had unused commitments under our bank revolving credit facility of $91.0 million and cash balances of $51.6 million. Effective January 6, 1999, the borrowing base on our bank credit facility was reduced from $380.0 million to $200.0 million, reflecting the sale on that date of our East Texas properties, and a significant decline in current and projected oil prices since the previous determination.

     We plan to sell some of our surface real estate assets in Orange County, California, during 1999 and use a portion of the proceeds to fund a portion of our 1999 capital program. We believe our working capital, cash provided by operating activities, property divestitures, project financing resources and the bank credit facility are sufficient to meet these capital commitments.

MARKET RISK DISCLOSURE -- HEDGING

     We are exposed to market risk, including adverse changes in commodity prices and interest rates.

     Commodity Price Risk. We produce and sell crude oil, natural gas and natural gas liquids. As a result, our operating results are significantly affected by fluctuations in commodity prices caused by changing market forces. We periodically seek to reduce our exposure to price volatility by hedging our production through swaps, options and other commodity derivative instruments. We use hedge accounting for these instruments when available, and we report settlements of gains or losses on these contracts as a component of oil and gas revenues and operating cash flows in the period realized. These agreements expose us to counterparty credit risk to the extent that the counterparty is unable to meet its settlement commitments to us.

     Changes in prices for California crude oil production, especially sour heavy oil production, do not closely follow changes in the prices of oil futures prices on the NYMEX or other established futures markets. The difference we receive for our California production and the NYMEX prices or prices on other established futures markets is referred to as basis differential. The volatility of the basis differential makes it difficult to effectively hedge our California production.

     For the second half of 1999, we are party to crude oil swaps on an average of 30,000 Bbls per day, or 67% of our estimated crude oil production, at an average NYMEX price of $16.35 per Bbl. For calendar year 2000, we have entered into crude oil swaps on 16,500 Bbls per day, or 30% of our estimated crude oil production, at an average NYMEX price of $17.94 per Bbl. In addition, for calendar year 2000, we have hedged an additional 30% of our estimated crude oil production through the purchase of put options on 16,500 Bbls per day at a NYMEX price of $16.00 per Bbl, and the sale of call options on 16,500 Bbls per day at an average NYMEX price of $21.21 per Bbl. There was no net cost to us for these options.

     Interest Rate Risk. We may enter into financial instruments such as interest rate swaps to manage the impact of changes in interest rates. In 1999, we entered into an agreement which has the effect of hedging the price at which we may repurchase $16.4 million in principal amount of our 9 1/2% notes and converts the interest rate under the portion of the 9 1/2% notes subject to the agreement to a floating rate for a period of one year. The floating rate in June 1999 was 5.6%. The counterparty to this agreement is Bank of America, N.A.

     Our exposure to changes in interest rates primarily results from our short-term and long-term debt with both fixed and floating interest rates. The following table sets forth the principal amounts and the related average interest rates by year of maturity for our debt obligations at June 30, 1999:




                                                                                                                   FAIR VALUE
                                      1999       2000    2001    2002       2003       THEREAFTER      TOTAL       LIABILITY
                                   ----------   ------   -----   -----   ----------    ----------    ----------    ----------

                                                                      (IN THOUSANDS)

Long-term debt, including
  current maturities:
     Variable rate .............   $    2,051       --      --      --   $  120,000            --    $  122,051    $  122,051
     Average interest rate .....          5.2%      --      --      --          5.4%           --           5.4%
     Fixed rate ................           --       --      --      --           --    $  260,000    $  260,000    $  258,602
     Average interest rate .....           --       --      --      --           --           9.3%          9.3%

RECENT ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement, as amended, establishes standards of accounting for and disclosures of derivative instruments and hedging activities. This statement requires all derivative instruments to be carried on the balance sheet at fair value and is effective for us beginning January 1, 2001, however, early adoption is permitted. We have not yet determined the impact of this statement on our financial condition or results of operations or whether we will adopt the statement early.

OTHER MATTERS

     Inflation. Inflation has not had a material impact on our operations and is not expected to have a material impact on us in the future.

     Gas Balancing Positions. It is customary in the industry for various working interest partners to sell more or less than their entitled share of natural gas. The settlement or disposition of gas balancing positions is not anticipated to adversely impact our financial condition.

     Year 2000. See the discussion of the year 2000 issue under "Business and Properties -- Year 2000."

                             BUSINESS AND PROPERTIES

     We are an independent oil and gas company. Our properties are concentrated in California, where we are the largest independent producer, with properties located both onshore and offshore. Our onshore California properties are located primarily in the San Joaquin, Los Angeles and Ventura Basins. Our offshore California properties are located in the Santa Barbara Channel and offshore Long Beach. We also own properties in the onshore Gulf Coast region and internationally offshore the Republics of Congo and Ghana in West Africa and onshore in Tunisia. Since our inception in 1990, we have expanded our operations through a series of disciplined, low-cost acquisitions of oil and gas properties and the subsequent exploitation and development of these properties. We have complemented these efforts with strategic divestitures and an opportunistic exploration program which provides exposure to prospects with the potential to add substantially to the growth of our shareholder value.

RECENT DEVELOPMENTS

     East Texas Sale. In January 1999, we sold properties in East Texas for $192.0 million. Reserves attributable to the East Texas properties were primarily natural gas. The estimated net proved reserves of these properties were 329 Bcfe on December 31, 1998. We placed $100.0 million of the proceeds of this sale in an escrow account to facilitate like-kind exchange tax treatment for any properties we acquire in the first six months of 1999. Of these escrowed proceeds, $61.4 million was used to fund the Star acquisition. We used the remaining net proceeds from this sale plus amounts remaining in escrow after the Star acquisition to pay down our bank credit facility.

     Star Acquisition. In June 1999, we acquired oil properties located onshore and offshore California for $61.4 million. The acquired properties had estimated net proved reserves at June 30, 1999 of 33.7 MMBOE and will increase our production from California by approximately 5.0 MBOE per day. All of these properties are additional interests in or near our existing properties. The acquisition includes interests in the Cymric, the East Coalinga, the Dos Cuadras and other fields we operate.

     Recovery of Oil Prices. The price for crude oil on the New York Mercantile Exchange for near month contracts increased from $12.09 per Bbl at December 31, 1998 to $19.29 per Bbl at June 30, 1999. Our estimated net proved reserves would have increased 61.8 MMBOE during the first six months of 1999, without including the effect of acquisitions and divestitures.

PRINCIPAL PROPERTIES

     The following table sets forth information about our principal oil and gas properties. This table does not include our properties in East Texas which we sold on January 6, 1999.




                                                                   PRE-TAX
                                              ESTIMATED           DISCOUNTED
                                      NET PROVED RESERVES, AS OF   PRESENT
                                             JUNE 30, 1999         VALUE AT      1998 NET PRODUCTION
                                     ---------------------------   JUNE 30,  ---------------------------
                                       OIL       GAS      BOE       1999       OIL       GAS       BOE
                                     (MBbls)   (MMcf)    (MBOE)     (M$)     (MBbls)    (MMcf)    (MBOE)
                                     -------   -------   -------   -------   -------   -------   -------

U. S. Properties:
  California Fields:
     Cymric Fields ...............    49,189     4,974    50,018   150,740     3,905     1,604     4,172
     Midway-Sunset Field .........    43,162        --    43,162   108,479     2,900        --     2,900
     Brea Olinda Field ...........    32,959    21,126    36,480    86,112       826       136       849
     Belridge Field ..............    12,059       947    12,217    54,003       608       198       641
     Santa Clara Field ...........    17,723    30,515    22,809    47,509       940       649     1,048
     Point Pedernales
       Field .....................    14,134     8,360    15,527    32,840     2,385       990     2,550
     Huntington Beach
       Field .....................     9,532     1,015     9,701    31,564       753        77       766
     Dos Cuadras Field ...........     6,921     3,064     7,432    16,082       388       290       436
     East Dos Cuadras
       Field .....................     6,162     8,134     7,518    14,101       334       354       393
     Other .......................    25,753    35,725    31,707    55,357     3,401     9,407     4,969
                                     -------   -------   -------   -------   -------   -------   -------

          Total California .......   217,594   113,860   236,571   596,787    16,440    13,705    18,724
  Other U.S.  Fields .............       497     9,334     2,052    13,673       817     5,766     1,778
                                     -------   -------   -------   -------   -------   -------   -------

          Total U.S. .............   218,091   123,194   238,623   610,460    17,257    19,471    20,502
                                     -------   -------   -------   -------   -------   -------   -------

  International Properties:
     Yombo Field, Congo ..........    17,208        --    17,208    75,040     1,461        --     1,461
     Masseko Field, Congo ........     7,878        --     7,878     8,609        --        --        --
                                     -------   -------   -------   -------   -------   -------   -------

          Total
            International ........    25,086        --    25,086    83,649     1,461        --     1,461
                                     -------   -------   -------   -------   -------   -------   -------

     Company Total (excluding
       Star Acquisition
       Fields) ...................   243,177   123,194   263,709   694,109    18,718    19,471    21,963
                                     =======   =======   =======   =======   =======   =======   =======

     Star Acquisition
       Fields ....................    29,089    27,519    33,676   141,893       N/A       N/A       N/A
                                     -------   -------   -------   -------   -------   -------   -------

     Company Total ...............   272,266   150,713   297,385   836,002       N/A       N/A       N/A
                                     =======   =======   =======   =======   =======   =======   =======



PRODUCING PROPERTIES

     California Properties

     We acquired substantially all of our California properties from Unocal in April 1996. We acquired additional properties in California from Texaco, Inc. in the Star acquisition in June 1999.

     Cymric Field. The Cymric Field, discovered in 1909, is located in the southern San Joaquin Basin in Kern County, California. We own an average 99% working (88% average net revenue) interest in properties in the field, and operate 12 leases in the field, totaling 4,700 acres and containing 614 active wells (544 producers, 70 injectors). Production is from two zones, the Tulare formation at depths from 400 to 1,700 feet and the Antelope Shale at depths from 1,000 to 4,500 feet.

     Between April 1996 and December 1998, we drilled 205 wells, of which 109 were Tulare completions (including 11 horizontal Tulare wells), 53 were Thermal Antelope completions, and 42 were deeper fracture stimulated Antelope completions. We also have used multiple completion technology in producing the Thermal Antelope which can triple the production from a well while increasing the costs by only half. Production has increased by 76% from 6.8 MBBLS per day at the time of the acquisition to 11.9 MBBLS per day in December 1998. Additionally, our estimated net proved reserves increased in this field as of June 30, 1999 by 21.5 MMBOE since April 1996. We plan to drill an additional 10 wells during 1999, including four horizontal wells and six injection wells.

     In the Star acquisition described under "Recent Developments" we acquired additional interests in the Cymric Field.

     Midway Sunset Field. The Midway Sunset Field, discovered in the 1890's, is located in the southern San Joaquin Basin in Kern County, California. We own a 100% working (97% average net revenue) interest in our properties in the field. We operate seven leases in the field, totaling 1,120 acres and containing 536 (497 producers, 39 injectors) active wells. Production is from five zones with the Potter Sand and the Thermal Diatomite accounting for over 95% of total production.

     Between April 1996 and December 1998, we drilled 119 wells, of which 55 were Potter completions (including 11 horizontal Potter wells), 39 were Thermal Diatomite completions, seven were injection wells and 18 were Sub Potter sand completions. We have also used multiple completion technology in producing the Thermal Diatomite. Production increased by 29% from 5.9 MBBLS per day at the time of the acquisition in April 1996 to 7.6 MBBLS per day for December 1998. Our estimated net proved reserves increased in this field as of June 30, 1999 by
12.7 MMBOE since April 1996. We plan to drill an additional 10 vertical wells during 1999.

     Brea Olinda Field. The Brea Olinda Field, discovered in 1880, is located in Orange County near the City of Brea, California. We operate three fee properties with a 100% working and net revenue interest containing 189 active wells. We also have royalty interests in an additional 57 wells in this field. Production is from multiple-pay zones in the Miocene and Pliocene sandstones at depths of up to 6,500 feet.

     In 1996, following our acquisition of the property, 11 wells were recompleted, a new gas plant start-up was accomplished and two infill producers plus one waterflood injector were drilled. In 1997, we drilled seven infill producers and seven waterflood injectors and initiated water injection in three fault blocks. In 1998, we drilled three additional infill producers, continued waterflood expansion, and installed an electrical generation unit to power our field operations.

     Belridge Field. The Belridge Field, discovered in 1911, is located in the southern San Joaquin Basin in Kern County, California. We own a 100% working and net revenue interest in two leases in the field. In addition, we own a royalty interest in the productive zones above 2,000 feet on one of the leases.

     Between April 1996 and December 1998, we began redevelopment of the Tulare sands on one of the leases. This lease was idle at the time of the acquisition. We have drilled 54 wells in the Tulare sand including 10 horizontal and 28 injection wells. All of these wells were drilled during 1997 and 1998. Activity also continues in the ongoing development of the non-operated royalty property. We plan to drill an additional 20 wells in the field during 1999 including five horizontal wells. We also began a continuous steam injection program in 1998 as part of the redevelopment of the previously idle property. Our estimated net proved reserves increased in this field as of June 30, 1999 by 8.3 MMBOE since April 1996.

     Santa Clara Field. The Santa Clara Field is located seven miles offshore of Ventura County in the Santa Barbara Channel. We operate the platform (Gilda) with a 100% working (83.33% net revenue) interest. The field was developed in 1991 with production from the Pico, upper Repetto, lower Repetto, and Monterey reservoirs.

     Since April 1996, we have drilled and completed seven wells. Our estimated net proved reserves increased in this field as of June 30, 1999 by 10 MMBOE since April 1996.

     Point Pedernales Field. We acquired a 12% working (10% net revenue) interest in the Point Pedernales Field in July 1994 and an additional 68% working (57% net revenue) interest in the field as part of the acquisition of the California properties in April 1996. We operate the field which is located
3.5 miles offshore Santa Barbara County, California, in federal waters. There are 14 wells in the field, producing from a 12-pile 72 slot platform (Irene) in 240 feet of water. Production is from the Monterey Shale at depths from 3,500 to 5,150 feet.

     In 1997, both a successful infill well and an exploratory well were completed in the Point Pedernales Field. The successful exploratory well proved the existence of the Tranquillon Ridge Field, located to the southeast of the Point Pedernales Field, primarily in California state waters. We believe this new field contains substantial recoverable reserves, and can be developed using existing Point Pedernales infrastructure. We are in discussions with state regulators for the purpose of acquiring a lease to develop this field.

     We experienced an oil spill due to a pipeline leak at the end of September 1997. Repairs were performed and the field was back on production before the end of December 1997. Also in 1997 and early 1998, two wells were recompleted to provide additional gas production.

     Huntington Beach Field. The Huntington Beach Field in Orange County is located beneath the city of Huntington Beach extending offshore into state waters. We operate the platform which is located 2 1/4 miles offshore and was installed in 1964. We own a 100% working (82.7% net revenue) interest. Production is from two separate sands in the Upper Miocene reservoir.

     In 1997, we initiated a waterflood expansion and began a production enhancement program that added incremental production of over 900 Bbls per day. In 1999, we plan to continue both the waterflood expansion and production enhancements.

     Other U.S.  Properties

     North Frisco City Field. We discovered the North Frisco City Field in 1991. It is located in Monroe County, Alabama. We operate the field which is productive in the Haynesville sand at 12,000 feet. We own an approximate 22% working (17% net revenue) interest. The field was unitized in 1994 in order to initiate a pressure maintenance project. This successful pressure maintenance project is expected to maintain production at current levels and should increase the ultimate recovery from the field from 25% to 50% of original oil in place. Our average daily production was 761 Bbls of oil per day and 856 Mcf of natural gas per day during 1998.

     Giddings Field. We currently own an interest in 12 producing wells in the Giddings field, located in Grimes and Austin Counties, Texas and have an average 46.9% working (35.2% net revenue) interest in these wells. Production is derived from the highly fractured Austin Chalk formation at approximate depths of between 12,800 and 15,300 feet. All of these wells are horizontally drilled and have been prolific producers with rates as high as 30 MMcf per day. We own a total of 6,078 acres in our Turkey Creek Prospect area. We recently drilled the Eller 1-H well on our 12,500 acre Nelsonville Prospect in Austin County. The well initially produced natural gas at 30 MMcf per day. We own a 50% working interest in this acreage. Our net average daily production was 8.8 MMcf per day and 30 Bbls per day for 1998.

     International

     Republic of Congo. In February 1995, we acquired a 43.8% working (32.5% net revenue) interest in the Congo Marine I Exploration Permit covering the Yombo and Masseko Fields offshore Congo. Our interest currently consists of a 50% working (37.5% average net revenue) interest. The permit area is located 30 miles offshore in 360 feet of water. The Yombo Field has 22 producing wells and two water injection wells on two platforms that produce from the Tchala and Sendji formations between 2,800 and 8,000 feet. Estimated net proved reserves in the Yombo Field were 17.2 MMBbls on December 31, 1993, the effective date of its acquisition by us. Since that date, net production has been 8.3 MMBbls and estimated net proved reserves have increased to 25.1 MMBbls as of June 30, 1999, 52% of which are proved developed. As part of the acquisition, we also acquired a converted super tanker with storage capacity of over one million barrels of oil for use as a floating production, storage and offloading vessel. Our production is converted to fuel oil on the vessel and sold on the basis of #6 fuel oil with less than 1% sulphur content. CMS NOMECO Oil and Gas Co. is the operator of the concession.

     During 1996, we completed a six-well development drilling program and a successful exploratory well to the Lower Sendji formation in the Yombo Field. The exploratory well has produced 1.3 MMBOE through December 1998 and currently produces at 1.2 MBbls per day. In 1997, we drilled a successful exploratory well to evaluate the Lower Sendji and subsalt section underlying the Masseko structure located several miles to the west of the Yombo Field, as well as to further delineate the Tchala and Upper Sendji zones which were discovered but not developed by a previous operator. This well tested at rates of over 3.0 MBbls per day in the Middle Sendji and successfully delineated the shallow horizons. The operator has obtained preliminary platform and facility designs. The Masseko structure had estimated net proved reserves of 7.6 MMBbls at December 31, 1998.

     During 1998, the operator continued expansion of the waterflood projects to enhance production from both the Tchala and Upper Sendji formations. Incremental production increases of 1.0 MBbls per day have been achieved to date. In August 1998, a platform rig began drilling in the field. A total of five new wells and three sidetrack wells are expected to be drilled by July 1999. Production for December 1998 averaged 4.2 MBbls per day. Current production is approximately
6.0 MBbls per day.

EXPLORATION PROSPECTS

     Our exploration efforts focus on a mixture of low-risk step-out opportunities associated with known producing areas and high potential "impact" prospects. We seek to reduce the risk normally associated with high potential prospects through the utilization of advanced technology and by participating with other experienced industry partners.

     During 1998, we drilled 18 gross exploration wells, of which eight (44%) were successful. Our most significant discoveries were at the McKittrick Front 700, the Twisselman 6-14 and the Mongoose #3, all located in California. We plan to participate in two exploration wells in 1999 and have budgeted $16.0 million for exploration in 1999. Both 1999 exploration wells will be drilled in California.

     In 1999, we will continue to evaluate our East Cape Three Points (1.7 million acres) and Accra-Keta (2.7 million acres) Blocks offshore the Republic of Ghana in West Africa. We operate both blocks and hold 75% and 100% working interests, respectively. Our 1998 exploration well on the East Cape Three Points block encountered non-commercial quantities of hydrocarbons; however, additional prospects remain to be evaluated and will be a focus of 1999 efforts. We have several prospects in the Accra-Keta Block. These will be further evaluated by new seismic data to be acquired in 1999, with the drilling of an exploration well planned for 2000.

     An exploratory well on the Chott Fejaj Permit in Tunisia, in which we participated, encountered non-commercial quantities of hydrocarbons. Encouraged by the results of the well, the partners in the well obtained a renewal of the permit in order to allow deepening of the well. Current plans are to farmout the deepening of the well to an industry partner in 2000.

     During the second quarter of 1999, we abandoned our Cree Fee 1A exploration well in the Midway Peak Prospect in Kern County, California. We owned an 80% working interest in the well which was drilled to approximately 17,150 feet. Dry hole costs for this well (net to us) were $6.5 million through May 1999. The cost of the Cree Fee 1A exploration well was included in our 1998 budget and is not a part of our 1999 budget.

     In addition, a substantial portion of our exploration activity in the balance of 1999 will focus on identifying, evaluating and pursuing high-quality exploration opportunities in West Africa and North Africa.

     Our California properties also include an average 12% working (10% net revenue) interest in nine tested but undeveloped tracts located offshore California in the vicinity of the Point Pedernales Field. The oil and gas industry has voluntarily suspended development activities on these and other undeveloped offshore tracts pending completion of a study aimed at proposing a set of streamlined development rules that can be agreed upon by federal, state and local regulators. The completion of the study is scheduled for the third quarter 1999. We believe these tracts contain substantial recoverable oil reserves and plan to participate in the development of the fields when the suspension is lifted.

OIL AND GAS RESERVES

     The following table shows information about our estimated net proved and proved developed reserves of oil and gas.




                                                DECEMBER 31,                            JUNE 30,
                         ---------------------------------------------------------   -----------------
                               1996                1997               1998                1999
                         -----------------   -----------------   -----------------   -----------------
                           OIL      GAS       OIL       GAS       OIL       GAS       OIL       GAS
                          (MBbl)   (MMcf)    (MBbl)    (MMcf)    (MBbl)    (MMcf)    (MBbl)    (MMcf)
                         -------   -------   -------   -------   -------   -------   -------   -------

Proved reserves ......   186,053   394,630   227,264   390,691   190,141   403,256   272,266   150,713

Proved developed
  reserves ...........   138,815   236,013   153,012   266,179   133,319   308,667   202,074   121,042

     The following table sets forth the pre-tax discounted present value of our oil and gas reserves:



                                                      DECEMBER 31,
                                         ------------------------------------   JUNE 30,
                                            1996         1997         1998        1999
                                         ----------   ----------   ----------   ----------
                                                          (IN THOUSANDS)

Pre-tax discounted present value:
  United States ......................   $1,251,378   $  832,808   $  277,963   $  752,353
  International ......................      107,203       68,299       21,970       83,649
                                         ----------   ----------   ----------   ----------
          Total ......................   $1,358,581   $  901,107   $  299,933   $  836,002
                                         ==========   ==========   ==========   ==========


     In general, estimates of reserves and of the future net cash flows attributable to the reserves are based upon a number of variable factors and assumptions, such as historical production from the properties, the assumed effects of regulation by governmental agencies and assumptions concerning future oil and gas prices and future operating costs, all of which may vary considerably from actual results. All such estimates are to some degree speculative, and classifications of reserves are only attempts to define the degree of speculation involved. For these reasons, estimates of the economically recoverable oil and natural gas reserves attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net cash flows expected therefrom, prepared by different engineers or by the same engineers at different times, may vary substantially. The actual production, revenues, severance and excise taxes, development and operating expenditures with respect to our reserves will vary from estimates, and such variances could be material. Information set forth herein regarding the quantities of and cash flows attributable to our oil and gas reserves are forward looking statements. See "Forward-Looking Statements."

ACREAGE

     The following table sets forth information about the properties we owned on December 31, 1998. Undeveloped acreage is considered to be those acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether or not such acreage contains proved reserves.



                                             GROSS        NET
                                           ---------   ---------

Developed acreage ......................     284,158     138,566
Undeveloped acreage ....................   4,835,338   4,161,276
                                          ----------  ----------
          Total ........................   5,119,496   4,299,842
                                          ==========  ==========

     Undeveloped acreage primarily consists of interests in the Republic of Ghana.

PRODUCTIVE WELLS

     The following table sets forth our gross and net interests in productive oil and gas wells as of December 31, 1998. Productive wells are producing wells and wells capable of production.


                                           GROSS    NET
                                           -----   -----

Oil wells ..............................   2,500   2,122
Gas wells ..............................     352     139
                                           -----   -----

          Total ........................   2,852   2,261
                                           =====   =====


DRILLING ACTIVITY

     The number of gross and net exploratory and development wells we drilled is described below.

     Exploratory Wells


                                              GROSS                                     NET
                               -----------------------------------     --------------------------------------

                                                 NON-                                     NON-
                               PRODUCTIVE     PRODUCTIVE     TOTAL     PRODUCTIVE      PRODUCTIVE       TOTAL
                               ----------     ----------     -----     ----------      ----------       -----

1996........................       6              7           13         3.40           2.09            5.49
1997........................       9              5           14         6.63           2.33            8.96
1998........................       8              6           14         4.09           3.58            7.67

     Development Wells



                                        GROSS                                     NET
                         -----------------------------------     --------------------------------------

                                           NON-                                     NON-
                         PRODUCTIVE     PRODUCTIVE     TOTAL     PRODUCTIVE      PRODUCTIVE       TOTAL
                         ----------     ----------     -----     ----------      ----------       -----


1996....................     149             1          150        125.24          1.00           126.24
1997....................     236             1          237        217.52          1.00           218.52
1998....................     155            --          155        134.43            --           134.43

GAS PLANT, PIPELINES AND OTHER FACILITIES

     In 1997 we decided to sell the gas gathering, processing and other mid-stream assets we owned which were not related to our core oil and gas assets. Following this decision, we made the following divestitures:

        o in May 1997, we sold our 95% interest in the Benedum Gas Plant for $25.0 million;

        o in February 1998, we sold our 48.5% interest in the Richfield Gas Storage Facility for $2.2 million; and

        o in July 1998, we sold our 80% interest in Bright Star Gathering, Inc. for $1.5 million.

     We have also entered into an agreement to sell our interest in the Illini Gas Pipeline which we expect to close in 1999.

     We continue to own three gas processing plants in California, which process gas from our California properties.

LEGAL PROCEEDINGS

     We have been named as a defendant in the lawsuit Gloria Garcia Lopez and Husband, Hector S. Lopez, Individually, and as successors to Galo Land & Cattle Company v. Mobil Producing Texas & New Mexico, et al. currently pending in the 79th Judicial District Court of Brooks County, Texas.
This suit was filed on August 30, 1996. The plaintiffs allege:

        o underpayment of royalties and claim damages, on a gross basis against all working interest owners, of $27.7 million plus $26.2 million in interest for the period from 1985 to date;

        o that their production was improperly commingled with gas produced from an adjoining lease, resulting in damages, including interest of $40.8 million (gross); and

        o     numerous other claims that may result in unspecified damages.

     Our working interest in these properties is 20%. We, along with the other defendants in this case, deny these allegations and are vigorously contesting these claims. We do not believe that the final outcome of this matter will have a material adverse impact on our operating results, financial condition or liquidity.

     Although from time to time we are involved in other legal proceedings relating to the ordinary course of our business, we do not believe that any of these proceedings, individually or in the aggregate, are material to us.

CONTINGENT PAYMENT TO UNOCAL

     In connection with the acquisition of the properties located in California from Unocal in 1996, we agreed to make a contingent payment for the years 1998 through 2004 if oil prices exceed thresholds set forth in our agreement with Unocal. The contingent payment will equal 50% of the difference between the actual average annual price received on a field-by-field basis (capped by a maximum price) and a minimum price, less taxes, multiplied by the actual number of barrels of oil sold during the respective year. The minimum price of $17.75 per Bbl under the agreement (determined based on near month delivery of West Texas intermediate crude oil on the NYMEX) is escalated at 3% per year and the maximum price of $21.75 per Bbl on the NYMEX is escalated at 3% per year. Minimum and maximum prices will be netted down to the field level using a fixed differential equal to approximately the differential between actual sales prices and NYMEX prices in effect in 1995 ($4.34 per Bbl weighted average for all the properties acquired from Unocal). We will accumulate credits to offset the contingent payment when prices are $0.50 per Bbl below the minimum price. We accumulated $45.5 million in price credits as of June 30, 1999, which will be used to reduce future amounts owed under the contingent payment.

YEAR 2000

     Like all other enterprises that utilize computer technology, we face a threat of business disruption from the year 2000 issue. The year 2000 issue or Y2K refers to the inability of computer and other information technology systems to properly process date and time information, stemming from the outdated programming practice of using two digits rather than four to represent the year in a date. The consequence of Y2K is that computer and embedded processing systems are at risk of malfunctioning, particularly during the transition from 1999 to 2000.

     The effects of Y2K are exacerbated by the interdependence of computer and telecommunication systems throughout the world. This interdependence also exists among us and our vendors, customers and business partners, as well as with regulators in the United States and host governments abroad.

     The risks associated with Y2K that are expected to affect our business, fall into three general areas:

        o failure of the computer systems which control our financial reporting and administrative systems;

        o failure of the embedded systems in our field process control units which control the production of oil and gas from our fields; and

        o failure of computer systems of third parties with whom we do business or on whom we rely to conduct our business.

     We intend to address each of these three areas through a readiness process that seeks to:

        o     increase the awareness of the issue among all employees;

        o     identify areas of potential risk;

        o assess the relative impact of these risks and our ability to manage them;

        o     remediate high priority risks wherever possible; and

        o engage in contingency planning for identifiable risks that cannot be remediated.

     Our board of directors has assigned the oversight of Y2K to the audit committee. From the audit committee, all responsibility for the readiness effort runs through our chief executive officer, and from our chief executive office through our chief financial officer (for financial and administrative systems) and the vice president of exploitation (for embedded systems in field process control units). The officers routinely update the audit committee and the entire board on their efforts to increase readiness for Y2K.

     We outsource a substantial portion of our administration and operations to Torch Energy Advisors Incorporated. We have worked with Torch to jointly develop a plan to address risks associated with Y2K as it is expected to affect our business. Torch provides our financial and administrative systems and operates a substantial portion of our properties. As used in the remainder of this Y2K discussion, references to us may include the Torch employees assisting us in our Y2K readiness program. As of August 1, 1999, we are in various stages of implementation of the plan, as summarized below.

     Financial and Administrative Systems

     Awareness. We have conducted numerous Y2K informational programs with our employees and Torch employees who provide input to or utilize the output of our financial and administrative systems. Employees at all levels of our organization have been asked to participate in the identification of potential Y2K risks which might otherwise go unnoticed by higher level employees and officers. As a result of these programs, we believe awareness of the Y2K issue is high among our employees and employees of Torch.

     Risk Identification. We believe that our significant financial and administrative systems exposure is the Y2K status of the accounting and land administration software that we use to collect and manage data for internal management decision making and for external financial reporting purposes. Other concerns include network hardware and software, desktop computing hardware and software, telecommunications and office space readiness.

     Risk Assessment. The failure to identify and correct a material Y2K problem in our financial and administrative systems could result in inaccurate or untimely financial information for management decision-making or financial reporting purposes. The severity of any such problems will impact the time period during which the quality of management information comes under question. At this time, we believe that any Y2K disruptions associated with our financial and administrative systems will not have a material effect on us.

     Remediation. Following upgrades to our accounting software, we achieved full Y2K compliance for our Oracle-based financial and administrative systems in July 1999. In addition, Torch has inventoried all network and desktop software applications used by us and believes them to be generally Y2K compliant. The costs of all such risk assessments and remediation are borne by Torch under the terms of our outsourcing agreements.

     Contingency Planning. If there are significant unanticipated disruptions in our financial and administrative systems, a number of accounting processes that are currently automated will need to be performed manually. Based on current information, we have not concluded that contingency arrangements for temporary staffing to accommodate such situations will be warranted.

     Embedded Systems

     Awareness. Our Y2K program has involved all levels of management of field assets from production foremen and higher. As a result, we believe awareness of the issue is high among our field personnel.

     Risk Identification. As is the case with most oil and gas companies, operation of our properties is highly automated. We have completed a comprehensive inventory of embedded computer components within the process control systems of our operated oil and natural gas fields and processing plants. We identified approximately 1,900 embedded components in these computerized systems. We researched the manufacturer and/or installer of each component to determine the anticipated compliance or non-compliance of the component. To date, almost all of our embedded components researched have been deemed either date insensitive or Y2K compliant. The Y2K compliance status for approximately 16% of our embedded components have not yet been identified, and research is continuing on these components. However, the complexity of embedded systems is such that a small minority of non-compliant components, even a single non-compliant component, can corrupt an entire system.

     Risk Assessment. The failure to identify and correct a Y2K problem could result in outcomes ranging from errors in data reporting, to curtailments or shutdowns in production, to environmental pollution or safety incidents. In an attempt to prevent such failures, we conducted system-level testing of assets owned at June 30, 1999. The component -level evaluation is complete, with the status of 16% of components still unknown and research on these components continuing. The system-level evaluation is virtually complete with approximately 90% of all critical systems owned at June 30, 1999 fully tested. Testing on the remaining systems is expected to be completed by September 30, 1999. For properties acquired after June 30, 1999, evaluation is ongoing and the extent of testing required is to be determined. To assist in this effort, we and Torch Operating Company have retained consultants who are knowledgeable and experienced in the assessment of Y2K issues impacting field operations. We completed risk assessment of all mission critical systems in the second quarter of 1999 for all of our properties owned as of June 30, 1999. Remediation will extend to September 30, 1999 for properties owned at June 30, 1999. Costs incurred through June 30, 1999, were not material to our results of operations, and cost of the assessment is not expected to be material to our future financial results. Because of the complexity of the risks inherent in the Y2K problem, at this time we are unable to express any degree of confidence that there will not be material production disruptions associated with Y2K non-compliance. Depending on the magnitude of any such disruptions and the time required to correct them, such failures could materially and adversely impact our results of operations, liquidity and financial condition.

     Remediation. We have prioritized the remediation of embedded components and systems that are either known to be Y2K non-compliant or that have higher risk of Y2K failures. We intend to give first priority to the remediation of any situation with potential impacts to human health and safety or the environment, and will further prioritize remediation targets by the anticipated financial impact.

We are testing, upgrading and re-testing those embedded components and systems in field process control units deemed to pose the greatest risk. It is important to note that in some circumstances, the procedures that are used to test embedded components for Y2K compliance themselves pose a risk of damaging the component or corrupting the system, thereby accelerating the consequences of Y2K failures. Accordingly, in some situations, it may be deemed the most prudent decision not to test certain embedded components and systems. The amount of capital that we budgeted for these anticipated costs to remediate or replace embedded components and systems that pose the greatest risk of Y2K non-compliance is approximately $1.6 million and is not considered to be material to our liquidity or financial condition. However, it is expected that some additional risks may be identified during 1999, so there can be no assurances that actual capital spending on Y2K remediation will not significantly exceed any amounts originally budgeted.

     Contingency Planning. If material production disruptions occur as a result of Y2K failures in field operations, our operating cash flow will be impacted. This contingency is being factored into deliberations on capital budgeting, liquidity and capital adequacy. It is our intention to maintain adequate financial flexibility to sustain us during any such period of cash flow disruption. We are currently evaluating all alternatives and assessing our levels of risks based on the testing performed to date. We should have a better understanding of these issues by the end of the third quarter, which will enable us to execute the best contingency plan given the aforementioned risks.

     Third Party Exposures

     Awareness. We have conducted numerous Y2K informational programs with our employees and the employees of Torch who have significant interaction with our outside vendors, customers, and business partners. All of these employees have been asked to participate in the identification of potential third party Y2K risks, which might otherwise go unnoticed by higher level employees and officers. We believe that awareness of the issue is high.

     Risk Identification. Our most significant third party Y2K exposure is to the refinery customers who purchase our oil production, on the customer side, and from electricity and other utility companies supplying field operations, on the supplier side. Other significant concerns include the readiness of third party crude oil and natural gas pipeline facilities involved in the transportation of our products, the integrity of global telecommunication systems, the readiness of commercial banks to execute electronic fund transfers, and the ability of the financial community to maintain an orderly market in our securities.

     Risk Assessment. Refineries are extremely complex operations containing hundreds or thousands of computerized processes. The failure on the part of a refining customer to identify and correct a material Y2K problem could result in material disruptions in the sale of our production to that refinery. In many cases, our production may not be easily shifted to other markets, and the result can range from reduced realizations on crude oil produced, curtailed production or even shut-in production. Failures of pipelines that connect our production to markets may have similar effects. Although we have made inquiries to key third parties on the subject of Y2K readiness and will continue to do so, we have no ability to require responses to such inquiries or to independently verify their accuracy. Accordingly, we are unable to express any degree of confidence that there will not be material production disruptions associated with third party Y2K non-compliance. Depending on the magnitude of any such disruptions and the time required to correct them, such failures could materially and adversely impact our results of operations, liquidity and financial condition.

     Remediation. Where we perceive significant risk of Y2K non-compliance that may have a material impact on our operations, and where our relationship with a vendor, customer or business partner permits, we may pursue joint testing during 1999. Joint testing would occur following upgrades and other remediation to hardware, software and communication links, as applicable, with the intent of determining that the remediated system being tested will perform as expected on December 31, 1999.

     Contingency Planning. Should material production disruptions occur as a result of Y2K failures of third parties, our operating cash flow will be impacted. This contingency is being factored into deliberations on capital budgeting, liquidity and capital adequacy. It is our intention to maintain adequate financial flexibility to sustain us during any such period of cash flow disruption. We are currently evaluating all alternatives and assessing our levels of risks based on the testing performed to date and our confidence in the Y2K readiness programs of major/critical suppliers and customers. We should have a better understanding of these issues by the end of the third quarter, which will enable us to execute the best contingency plan given the aforementioned risks.

MARKETS

     The markets for hydrocarbons continue to be quite volatile. Our financial condition, operating results, future growth and the carrying value of our oil and gas properties are substantially dependent on prevailing prices of oil and gas. Our ability to maintain or increase our borrowing capacity and to obtain additional capital on attractive terms is also substantially dependent upon oil and gas prices. Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors beyond our control. These factors include weather conditions in the United States, the condition of the United States economy, the actions of the Organization of Petroleum Exporting Countries, governmental regulation, political stability in the Middle East and elsewhere, the foreign supply of oil and gas, the price of foreign oil imports and the availability of alternate fuel sources. Any substantial and extended decline in the price of oil or gas would have an adverse effect on our carrying value of our proved reserves, our borrowing capacity, our ability to obtain additional capital, and our revenues, profitability and cash flows from operations.

     Properties characterized by the production of San Joaquin Valley heavy oil, which we define as those fields which produce primarily 15 (degrees) API quality crude oil or heavier through thermal operations, constituted 28% of our total 1998 output.

     In addition, properties which produce primarily other grades of relatively heavy oil, generally, 19 (degrees) API or heavier but produced through non-thermal operations, constituted 2% of our total 1998 output.

     The market for California heavy oil differs from the established market indices for oil elsewhere in the U.S., due principally to the higher transportation and refining costs associated with heavy oil.

     Our Yombo Field production in our Marine I Permit offshore the Congo produces a relatively heavy crude oil, 16-20 (degrees) API gravity, which is processed into a low-sulfur No. 6 fuel oil product for sale to worldwide markets. Production from this property constituted 6% of our total 1998 output. The market for residual fuel oil differs from the markets for WTI and other benchmark crudes due to its primary use as an industrial or utility fuel versus the higher value transportation fuel component, which is produced from refining most grades of crude oil.

     Sales to Tosco, formerly Unocal, accounted for 60%, 62% and 52% of 1998, 1997 and 1996 oil and gas revenues, respectively. Also in 1998, sales to Torch Energy L.L.C. accounted for 10% of total 1998 oil and gas revenues. The loss of any single significant customer or contract could have a material adverse short-term effect on us; however, we do not believe that the loss of any single significant customer or contract would materially affect our business in the long-term.

     Under the terms of a $30.0 million volumetric production payment, we were committed to deliver 10.7 BCF of natural gas through December 1998. As of December 31, 1998, we had fulfilled our obligation under this commitment. There are no other significant delivery commitments, and substantially all of our oil and gas production is sold at market responsive pricing through a marketing affiliate of Torch Energy Advisors Incorporated. From time to time, we may enter into crude oil and natural gas price swaps or other similar transactions to hedge our exposure to price fluctuations.

REGULATION

     Oil and Gas Regulation

     The availability of a ready market for oil and gas production depends upon numerous factors beyond our control. These factors include state and Federal regulation of oil and gas production and transportation, as well as regulations governing environmental quality and pollution control, state limits on allowable rates of production by a well or proration unit, the amount of oil and gas available for sale, the availability of adequate pipeline and other transportation and processing facilities and the marketing of competitive fuels. For example, a productive gas well may be "shut-in" because of an over-supply of gas or lack of an available gas pipeline in the areas in which we may conduct operations. State and Federal regulations generally are intended to prevent waste of oil and gas, protect rights to produce oil and gas between owners in a common reservoir, control the amount of oil and gas produced by assigning allowable rates of production and control contamination of the environment. Pipelines and gas plants also are subject to the jurisdiction of various Federal, state and local agencies.

     Our sales of natural gas are affected by the availability, terms and costs of transportation. The rates, terms and conditions applicable to the interstate transportation of gas by pipelines are regulated by the Federal Energy Regulatory Commission under the Natural Gas Acts, as well as under Section 311 of the Natural Gas Policy Act. Since 1985, the Federal Energy Regulatory Commission has implemented regulations intended to increase competition within the gas industry by making gas transportation more accessible to gas buyers and sellers on an open-access, non-discriminatory basis.

     Our sales of oil are also affected by the availability, terms and costs of transportation. The rates, terms, and conditions applicable to the interstate transportation of oil by pipelines are regulated by the Federal Energy Regulatory Commission under the Interstate Commerce Act. In this connection, the Federal Energy Regulatory Commission has implemented a simplified and generally applicable ratemaking methodology for interstate oil pipelines to fulfill the requirements of Title VIII of the Energy Policy Act of 1992 comprised of an indexing system to establish ceilings on interstate oil pipeline rates. The Federal Energy Regulatory Commission will also, under defined circumstances, permit alternative ratemaking methodologies for interstate oil pipelines such as the use of cost of service rates, settlement rates, and market-based rates. Market-based rates will be permitted to the extent the oil pipeline can demonstrate that it lacks significant market power in the market in which it proposes to charge market-based rates.

     Environmental Regulation

     General. Our activities are subject to existing Federal, state and local laws and regulations governing environmental quality and pollution control. It is anticipated that, absent the occurrence of an extraordinary event, compliance with existing Federal, state and local laws, rules and regulations regulating the release of materials in the environment or otherwise relating to the protection of the environment will not have a material effect upon our operations, capital expenditures, earnings or competitive position.

     Our activities with respect to exploration, drilling and production from wells, natural gas facilities, including the operation and construction of pipelines, plants and other facilities for transporting, processing, treating or storing natural gas and other products, are subject to stringent environmental regulation by state and Federal authorities including the Environmental Protection Agency, the Department of Transportation and the Federal Energy Regulatory Commission. Such regulation can increase the cost of planning, designing, installing and operating such facilities. In most instances, the regulatory requirements relate to water and air pollution control measures.

     Waste Disposal. We currently own or lease, and have in the past owned or leased, numerous properties that have been used for production of oil and gas for many years. Although we have utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties we owned or leased. In addition, many of these properties have been operated by third parties over whom we had no control as to such entities' treatment of hydrocarbons or other wastes or the manner in which such substances may have been disposed of or released. State and Federal laws applicable to oil and gas wastes and properties have become more strict. Under these new laws, we could be required to remove or remediate previously disposed wastes, including wastes disposed of or released by prior owners or operators, or property contamination, including groundwater contamination, or to perform remedial plugging operations to prevent future contamination.

     We may generate wastes, including hazardous wastes that are subject to the Federal Resource Conservation and Recovery Act and comparable state statutes. The Environmental Protection Agency has limited the disposal options for certain hazardous wastes and is considering the adoption of stricter disposal standards for nonhazardous wastes. Furthermore, certain wastes generated by our oil and gas operations that are currently exempt from treatment as "hazardous wastes" may in the future be designated as "hazardous wastes," and therefore be subject to more rigorous and costly operating and disposal requirements.

      Superfund. The Federal Comprehensive Environmental Response, Compensation and Liability Act, also known as the "Superfund" law, imposes joint and several liability, without regard to fault or the legality of the original conduct, on certain classes of persons with respect to the release of a "hazardous substance" into the environment. These persons include the current owner and operator of a facility and persons that disposed of or arranged for the disposal of the hazardous substances found at a facility. The Federal Comprehensive Environmental Response, Compensation and Liability Act also authorizes the Environmental Protection Agency and, in some cases, third parties, to take actions in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs of such action. In the course of our operations, we may have generated and may generate wastes that fall within the Superfund's definition of "hazardous substances". We may also be an owner of facilities on which "hazardous substances" have been released by previous owners or operators. We may be responsible under the Federal Comprehensive Environmental Response, Compensation and Liability Act for all or part of the costs to clean up facilities at which such wastes have been released. Neither we nor, to our knowledge, our predecessor partnerships have been named a potentially responsible person under the Federal Comprehensive Environmental Response, Compensation and Liability Act nor do we know of any prior owners or operators of our properties that are named as potentially responsible parties related to their ownership or operation of such property.

     Air Emissions. Our operations are subject to local, state and Federal regulations for the control of emissions of air pollution. Administrative enforcement actions for failure to comply strictly with air pollution regulations or permits are generally resolved by payment of monetary fines and correction of any identified deficiencies. Alternatively, regulatory agencies could require us to forego construction, modification or operation of certain air emission sources, although we believe that in the latter cases we would have enough permitted or permittable capacity to continue our operations without a material adverse effect on any particular producing field.

     Oil Pollution Act. The Oil Pollution Act of 1990 and regulations thereunder impose certain duties and liabilities on "responsible parties" related to the prevention of oil spills and damages resulting from such spills in United States waters. A "responsible party" includes the owner or operator of a facility or vessel, or the lessee or permittee of the area in which a facility covered by the Oil Pollution Act is located. The Oil Pollution Act assigns joint and several liability to each responsible party for oil removal costs and a variety of public and private damages. Few defenses exist to the liability imposed by the Oil Pollution Act.

     The Oil Pollution Act of 1990 also imposes ongoing requirements on a responsible party, including proof of financial responsibility to cover at least some costs in a potential spill. Certain amendments to the Oil Pollution Act that were enacted in 1996 require owners and operators of offshore facilities that have a worst case oil spill potential of more than 1,000 barrels to demonstrate financial responsibility in amounts ranging from $10.0 million in specified state waters to $35.0 million in federal Outer Continental Shelf waters, with higher amounts, up to $150.0 million in certain limited circumstances, where the Mineral Management Service believes such a level is justified by the risks posed by the quantity or quality of oil that is handled by the facility. On March 25, 1997, the Mineral Management Service promulgated a proposed rule implementing these Oil Pollution Act financial responsibility requirements. We believe that we currently have established adequate proof of financial responsibility for our offshore facilities. However, we cannot predict whether the financial responsibility requirements under the Oil Pollution Act amendments or the proposed rule will result in the imposition of substantial additional annual costs to us in the future or otherwise materially adversely affect us. The impact of the financial responsibility requirements is not expected to be any more burdensome to us than it will be to our similarly or less capitalized competitors.

     We believe that we are in substantial compliance with current applicable environmental laws and regulations and that continued compliance with existing requirements will not have a material adverse impact on us.

COMPETITION

     We operate in the highly competitive areas of oil and gas exploration, development and production. The availability of funds and information relating to a property, the standards established by us for the minimum projected return on investment and the availability of alternate fuel sources are factors that affect our ability to compete in the marketplace. Our competitors include major integrated oil companies and a substantial number of independent energy companies, many of which possess greater financial and other resources than we possess.

PERSONNEL

     At December 31, 1998, we employed 58 full time employees who represent our executive officers and key operating, exploration, financial and accounting management. We outsource certain administrative and operational functions to Torch Energy Advisors Incorporated, which maintains a large technical, operating, accounting and administrative staff. Pursuant to an agreement with Torch, Torch administered certain of our business activities for a monthly fee based on a fixed percentage of operating cash flow and total assets during 1998. Torch and our combined personnel consisted of 861 employees at December 31, 1998.

                    BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

     The following tables show the ownership of our common stock by (i) anyone who is known by us to beneficially own 5% of more of our outstanding of common stock, (ii) each of our non-employee directors, (iii) our five most highly compensated executive officers and (iv) all of our executive officers and directors taken together as a group. Unless otherwise indicated, each person named in the following table has the sole power to vote and dispose of the shares listed next to their name. Information in the tables has been obtained from filings made with the SEC or, in the case of our directors and executive officers, has been provided by such individual. Unless otherwise indicated, the information provided below is based on information available to us as of April 5, 1999.

OUR 5% STOCKHOLDERS


                                                                             NUMBER OF SHARES           PERCENT
                                                                             ----------------         -----------

Franklin Resources, Inc.                                                         2,781,639             13.1(1)
   777 Mariners Island Boulevard
   San Mateo, California 94404

Relational Investors, LLC                                                        1,914,300              9.6(2)
   David H. Batchelder
   Joel L. Reed
   Ralph V. Whitworth
   Suite 220
   4330 La Jolla Village Drive
   San Diego, California 92122

State Street Research & Management Company                                       1,482,700              7.5(3)
   One Financial Center, Thirtieth Floor
   Boston, Massachusetts 02111

Crabbe Huson Group, Inc.                                                         1,039,400              5.2(4)
   121 Southwest Morrison, Suite 1400
   Portland, Oregon 97204

MEMBERS OF OUR BOARD OF DIRECTORS WHO ARE NOT EMPLOYEES



                                                       SHARES BENEFICIALLY OWNED
                                                  ----------------------------------
                                                                        UNDER STOCK
                                                   OUTSTANDING           OPTIONS**            TOTAL          PERCENT
                                                  -------------         ------------         -------        ---------

Isaac Arnold, Jr.............................       50,820(5)             52,500             103,320           *
David H. Batchelder..........................    1,914,300(2)                 --           1,914,300           9.6
Thomas D. Barrow.............................       30,800(6)             52,500              83,300           *
Charles M. Elson.............................        2,778                 7,500              10,278           *
Robert L. Gerry III..........................        6,500               272,500             279,000           1.4
Gary R. Petersen.............................        2,500                15,000              17,500           *
David Ross III...............................       10,000                 7,500              17,500           *
Robert W. Shower.............................       10,000                 7,500              17,000           *

OUR EXECUTIVE OFFICERS



                                              SHARES BENEFICIALLY OWNED
                    ----------------------------------------------------------------------------

                                                       UNDER           UNDER
                                        UNDER          STOCK          DEFERRED        RESTRICTED
                     OUTSTANDING     401(k) PLAN     OPTIONS**      COMPENSATION        STOCK         TOTAL        PERCENT
                    ------------     -----------    ----------      ------------      ----------    --------      ---------


Douglas L.              5,100          8,134         435,000         15,214                --        463,448         2.3%
Foshee............
Michael P.                 --          1,839          25,000          5,317                --         32,156           *
Darden............
Robert S.               5,726(7)       1,940          70,000         11,059             2,000         90,725           *
Gaston............
Dennis A.                 428(8)       2,431          81,855         12,394             4,000        101,108           *
Hammond...........
Robert M.               3,684(9)       1,802          69,650         11,441             4,000         90,577           *
King..............


ALL DIRECTORS AND EXECUTIVE OFFICERS TOGETHER


                                                                TOTAL       PERCENT
                                                              ---------     -------

                                                              3,220,712      16.2%

----------

*    Under 1%

**   Stock options include only options which may be exercised within 60 days.

(1) Of the shares reported for Franklin Resources, Inc., Franklin Advisers, Inc. is reported to have sole voting power over 2,427,139 shares and Franklin Advisers Services, Inc. has sole voting power over 94,000. In addition, Franklin Advisers, Inc. is reported to have sole dispositive power over 2,427,139 shares and Franklin Advisers Services, Inc. is reported to have sole dispositive over 354,500 shares. Franklin Advisers, Inc. and Franklin Advisers Services, Inc. are both wholly owned investment advisory subsidiaries of Franklin Resources, Inc. Each of Messrs. Charles
     B. Johnson and Rupert H. Johnson, Jr. own in excess of 10% of the outstanding common stock of Franklin Resources, Inc. As the principal shareholders of Franklin Resources, Inc., each of Messrs. Charles B. Johnson and Rupert H. Johnson, Jr. may be deemed for certain purposes to be beneficial owners of the shares beneficially owned by Franklin Resources, Inc. Shares beneficially owned by Franklin Resources, Inc. include 1,338,939 shares which may be received upon conversion of our outstanding term convertible securities ("TECONS").

(2) Relational Investors, LLC, reported sole dispositive and voting power with respect to all 1,914,300 shares. These shares are owned by an account managed at Relational Investors, LLC and by the following limited partnerships of which Relational Investors, LLC is the sole general partner: Relational Investors, L.P., Relational Fund Partners, L.P., Relational Coast Partners, L.P. and Relational Partners, L.P. Each of Messrs. Batchelder, Whitworth and Reed are managing members of Relational Investors, LLC, and may be deemed for certain purposes to beneficially own shares beneficially owned by Relational Investors, LLC.

(3) State Street Research & Management Company ("State Street") is an investment adviser registered under the Investment Advisers Act of 1940. State Street has sole dispositive power with respect to all 1,482,700 shares and sole voting power with respect to 1,373,800 shares. In its report filed with the SEC, State Street disclaims any beneficial interest in such shares.

(4) Crabbe Huson Group, Inc. is a registered investment advisor. It does not directly own any shares of our common stock. Crabbe Huson Group reported the shared power to vote 941,500 shares of common stock and the shared power to dispose of or direct the disposition of 1,039,400 shares.

(5) Includes 5,820 shares owned indirectly by The Arnold Corporation, of which Mr. Arnold owns an approximate 25% equity interest.

(6) Includes indirect ownership of 6,200 shares owned by individual retirement accounts for Mr. Barrow and his wife, his minor children or a corporation he controls.

(7) Includes 200 shares owned by Mr. Gaston's spouse and 2,526 shares that would be received upon conversion of 3,000 convertible preferred shares.

(8) Includes 168 shares of common stock that would be received upon conversion of 200 convertible preferred shares.

(9) Includes 1,684 shares of common stock that would be received upon conversion of 2,000 convertible preferred shares.



                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the names and ages of our current executive officers and directors. In 1999 we amended our certificate of incorporation to provide for the annual election of directors.


           NAME                 Age     Company Position
---------------------------     ---     ----------------

Douglas L. Foshee..........     39      Chairman of the Board of Directors, President and Chief Executive Officer

Robert M. King.............     38      Senior Vice President and Chief Financial Officer

Dennis A. Hammond..........     43      Vice President-- Engineering

Michael P. Darden..........     41      Vice President-- Business Development

Sandra D. Kraemer..........     31      Controller and Corporate Secretary

Bruce K. Murchison.........     49      General Counsel

Isaac Arnold, Jr...........     62      Director

Thomas D. Barrow...........     55      Director

David H. Batchelder........     49      Director

Charles M. Elson...........     39      Director

Robert L. Gerry III........     61      Director

Gary R. Petersen...........     52      Director

David Ross III.............     58      Director

Robert W. Shower...........     61      Director

BIOGRAPHICAL INFORMATION

     Directors

     Mr. Foshee joined our board of directors in August 1997 concurrent with his assumption of the position of president and chief executive officer. In December 1997, Mr. Foshee was also appointed chairman of our board of directors. Mr. Foshee served from 1993 until 1997 in various capacities for Torch Energy Advisors Incorporated, including vice president special projects, executive vice president acquisitions and financial analysis, president, chief operating officer, and ultimately chief executive officer. Prior to his tenure at Torch, Mr. Foshee was employed by ARCO International Oil and Gas Company in various positions in finance and new business ventures. His finance background also includes seven years in commercial banking, primarily as an energy lender for major financial institutions. Mr. Foshee serves on the board of Small Steps Nurturing Center, and is a member of the Independent Petroleum Association of America, the National Petroleum Council, and the Council of Overseers for the Jones Graduate School at Rice University. Mr. Foshee received his B.B.A. from Southwest Texas State University in 1982 and his M.B.A. from the Jesse H. Jones Graduate School at Rice University in 1992. He is also a graduate of the Southwestern Graduate School of Banking at Southern Methodist University (1991).

     Mr. Arnold has, since 1984, been chairman of the board of Quintana Petroleum Corporation, a privately held production company which does not compete with us. He is also chairman of the board of Legacy Trust Company. He has been a director of Cullen Center Bank & Trust since its inception in 1969 and is a director of Cullen/Frost Bankers, Inc. Mr. Arnold is a trustee of the Museum of Fine Arts of Houston and The Texas Heart Institute. Mr. Arnold received his B.B.A. from the University of Houston in 1959.

     Mr. Barrow is president of Barrow Energy Corporation, a position he has held since its formation in 1988. Barrow Energy is a privately held company in the business of exploring for oil and gas primarily in East Texas which does not compete with us. Mr. Barrow is also a director of Bargo Energy Company, a small public oil and gas company. Bargo does not compete with us.

     Mr. Batchelder has been chairman and chief executive officer of Batchelder & Partners, Inc., a financial advisory and investment banking firm, since 1988. He also has been a managing member of Relational Investors LLC, the general partner of an active investment fund, since March 1996. Mr. Batchelder is also a director of Morrison Knudson Corporation and Apria Healthcare Group Inc. Mr.

Batchelder received a B.S. in accounting from Oklahoma State University in 1971 and is a certified public accountant.

     Mr. Elson has been a professor of law at Stetson University College of Law since 1990 and serves as of counsel to the law firm of Holland & Knight (since
1995). He is a member of the American Law Institute and the Advisory Council and Commissions on Director Compensation, Audit Committees, and Director Professionalism of the National Association of Corporate Directors. Mr. Elson is widely regarded as an expert on corporate governance and has served on panels and blue ribbon commissions on such issues as executive compensation, director compensation, director professionalism, chief executive officer succession and others. He is a trustee of Talledega College and a Salvatori Fellow of the Heritage Foundation. Mr. Elson currently serves as a director of Sunbeam Corporation, a consumer products company, a position he has held since 1996. He also served as a director of Circon Corporation, a medical products manufacturer, from 1996 until its sale in 1999. Mr. Elson received his B.A. from Harvard College in 1981 and his J.D. from the University of Virginia in 1985.

     Mr. Gerry has, since 1997, been chairman of the board of directors and chief executive officer of VAALCO Energy, Inc., a public independent oil and gas company which does not compete with us. From 1994 to 1997, Mr. Gerry was our vice chairman. Prior to that, he was our president and chief operating officer since our formation in 1990. Mr. Gerry currently serves as a trustee of Texas Children's Hospital.

     Mr. Petersen is a co-founder and has been a partner of EnCap Investments, Inc., a firm which provides capital in the form of both debt and equity to the energy industry. From 1984 to 1988, he served as senior vice president and manager of the corporate finance division of the energy banking group for RepublicBanc Houston. From 1979 to 1984, he was executive vice president and a director of Nicklos Oil and Gas Company. He also served as a group vice president in the petroleum and minerals division of RepublicBanc Dallas. He is a member of the board of Harken Energy Corporation, Energy Capital Investment Company, Equus II Incorporated and the Petroleum Club of Houston. Mr. Petersen received his B.B.A from Texas Tech University in 1968 and his M.B.A. from Texas Tech University in 1970.

     Mr. Ross is a private investor. From 1987 to 1993, Mr. Ross was chairman and chief executive officer of Sterling Consulting Group, which provided corporate planning, treasury management and economic evaluation to the oil and gas industry. He was a principal of The Sterling Group, a firm specializing in leveraged buyouts, from 1986 to 1987. He currently serves on the Council of Overseers and is an Adjunct Professor of Finance at the Jesse H. Jones Graduate School of Administration at Rice University, where he has served since 1994 and 1979, respectively. Mr. Ross is a member of the board of Cooper Cameron Corporation, an oilfield services equipment manufacturer. He also serves as vice president and a board member of Da Camera of Houston, a nonprofit arts organization. Mr. Ross received his B.A. from Yale University in 1962 and his M.B.A. from Harvard University in 1970.

     Mr. Shower served as executive vice president and chief financial officer of Seagull Energy Corporation, an oil and gas company, from 1994 until his retirement in 1996. From 1992 to 1994, he served as Seagull's senior vice president and chief financial officer. From 1991 to 1992, Mr. Shower served as senior vice president, corporate development, for Albert Fisher, Inc., a company engaged in produce distribution. Mr. Shower served for 10 years as chief financial officer for the Williams Companies and also served on its board from 1977 to 1986. Mr. Shower currently serves on the boards of Lear Corporation, one of the world's largest automotive suppliers; Breed Technologies, a worldwide leader in automotive occupant safety systems; Highlands Insurance Group, Inc.; and Edge Petroleum Corporation, a technology-oriented exploration company. Mr. Shower received his B.S. from the University of Tulsa in 1960. He also attended the Program for Management Development at Harvard Business School in 1972.

     Executive Officers

     Robert M. King joined us as senior vice president and chief financial officer in January 1996. Prior to that, Mr. King was vice president, corporate development and treasurer of Seagull Energy Corporation, which he joined in 1990 after having spent over seven years in energy finance with The First National Bank of Chicago and Mellon Bank, N.A. Mr. King has a B.A. in economics and political science from Southern Methodist University and an M.B.A. in finance from the Cox School of Business at Southern Methodist University.

     Dennis A. Hammond joined us as vice president -- engineering in 1990. In 1983, he was a co-founder of IDM Engineering, Inc., a petroleum engineering consulting firm. He has held various reservoir engineering positions with Chevron and Pogo Producing Company. He holds a B.S. degree in petroleum engineering from Texas A&M University and is a registered professional engineer in the State of Texas. Mr. Hammond is a member of the Society of Petroleum Engineers and the American Petroleum Institute.

     Michael P. Darden joined us as vice president -- business development in May 1998. Prior to that he was special counsel for Baker & Botts, L.L.P., a law firm, since 1993, where his practice focused on international and domestic oil and gas ventures, asset acquisitions and sales, and energy-based financings. Mr. Darden was employed by Hunt Oil Company from 1990 to 1993 where he was senior international counsel. From 1988 to 1990, he was employed by BHP Petroleum (Americas) Inc. as attorney-international/offshore and from 1986 to 1988 he was employed by Tenneco Oil Company as senior international negotiator. Mr. Darden has worked extensively on petroleum projects outside the United States and in all regions of the world. His experience encompasses petroleum projects at all stages, working with governments, industry partners, contractors, suppliers, lenders and insurers. Mr. Darden received a B.B.A. in Petroleum Land Management from The University of Texas in 1980 and a J.D. from the University of Houston Law Center in 1986.

     Sandra D. Kraemer has been our controller since 1993 and our corporate secretary since 1997. Prior to 1993, she was employed by Torch Energy Advisors Incorporated since 1991. From 1990 to 1991, Ms. Kraemer was employed by Price Waterhouse in its audit department, specializing in the oil and gas industry. She graduated summa cum laude from Stephen F. Austin State University with a B.B.A. in accounting in 1990 and is a certified public accountant.

     Bruce K. Murchison has been our general counsel since June 1999. Prior to that, Mr. Murchison was a consultant to Plains Resources senior management regarding transactional matters. From 1994 to 1998, he was president of Celeron Corporation. Prior to that, he was general counsel of Celeron for six years. From 1991 to 1994, in addition to his general counsel responsibilities at Celeron, Mr. Murchison served as chief operating officer of All American Pipeline Company. He began his career with Goodyear as an attorney in 1985. From 1981 to 1985, Mr. Murchison practiced corporate law and litigation at Texaco Inc. Mr. Murchison received his J.D. degree from St. John's School of Law in 1981.

     All of our executive officers and directors are United States citizens.

TRANSACTIONS WITH RELATED PERSONS


     We outsource a part of our non-strategic business activities to Torch Energy Advisors Incorporated and its subsidiaries under an administrative services agreement. Prior to 1999, the agreements with Torch provided for a monthly fee based on a fixed percentage of our operating cash flows and total assets. The administrative services under the agreement with Torch in effect prior to 1999 included providing us with accounting, legal, land, tax, and insurance professionals as well as office space, equipment, supplies, and assistance in managing human resources. Torch also processes our accounting records, prepares any reports or other documents required by governmental authorities, analyzes economic and other data related to our business and otherwise provides general administrative services and advise to us. Torch also markets a portion of our U.S. oil and gas production and operates most of our U.S. oil and gas wells. For the years ended December 31, 1996, 1997 and 1998, we paid Torch fees for administrative services of $22.4 million, $40.1 million and $37.3 million, respectively. Effective January 1, 1999, we substantially changed our agreements with Torch in part to base Torch's compensation on its achieving benchmarks of performance.



     On April 9, 1996, we acquired upstream oil and gas properties located onshore and offshore California from Union Oil Company of California ("Unocal") for an adjusted purchase price of $480.5 million in cash and from Torch and certain of its wholly owned subsidiaries for a net adjusted purchase price of $35.7 million, payable by the issuance to Torch of 1,275,000 shares of our common stock.



     Torch originated the acquisition of the oil and gas properties from Unocal. In consideration of the services rendered by Torch in connection with the acquisition of the Unocal properties, we paid Torch $10.0 million. In addition, we paid the brokers' fees and commissions incurred in connection with the acquisition of the properties from Unocal as well as all third party costs and out-of-pocket expenses incurred by Torch. Brokers' fees and commissions incurred in connection with the Unocal properties consisted of cash payments in the amount of $6.0 million and warrants to purchase 150,000 shares of our common stock. The warrants were initially exercisable at $28.00 per share and have a term of five years. Third party costs and out-of-pocket costs incurred by Torch were $3.6 million. Of the foregoing payments to brokers, EnCap
Investments Inc. received $1.2 million in cash and 30,000 warrants. Gary R. Petersen, a member of our board of directors, was a partner of EnCap Investments, Inc. when the warrants and fees were received.



     Prior to August 1997, Douglas L. Foshee was chief executive officer and a stockholder of Torch. Upon his appointment as our chief executive officer, Mr. Foshee resigned as an officer and employee of Torch and sold his ownership interest in Torch to Torch.



     In 1992, NuStar Joint Venture, a joint venture of which we own 95%, entered into a credit agreement with a group of lenders whereby NuStar borrowed $12 million from EnCap Investments, Inc., an entity affiliated with Gary R. Petersen, one of our directors. Proceeds of the loan were used to finance the acquisition of operating assets. Under the terms of the loan agreement, 80% of the operating cash flows of NuStar were dedicated to the repayment of principal and interest on a quarterly basis. The indebtedness bears interest at the fixed rate of 8.5% per annum. The credit agreement provided that dedicated payments of operating cash flows increased to 100% if scheduled principal reductions were not achieved during the term of the credit agreement. In 1996 and 1997, our debt payments made to EnCap totaled $108,356 and $64,108 respectively. The loan was repaid in full in 1997 in connection with the sale of our interest in NuStar.


     In January 1995, we loaned International Testing Services, Inc., a company involved in the safety testing of oil and gas pipelines, the sum of $500,000. The president of International Testing is John B. Connally III, a former director until his resignation in January 1998. The loan bears interest at the rate of 2.5% over the prime rate. The loan was initially due on July 1, 1995 and was extended to May 1997. The loan is unsecured and subordinated to certain existing indebtedness. Outstanding principal on the loan as of January 15, 1998 was $500,000. International Testing filed for bankruptcy protection in 1998. The loan was written off for financial reporting purposes in December 1997. In connection with the loan, we acquired a five-year warrant to acquire 350,000 shares of International Testing common stock, the exercise price of which is substantially in excess of the current market price of such common stock.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following summary compensation table sets forth cash compensation for the past three years for our chief executive officer and our four other most highly compensated officers in 1998.


                                                                                                                 LONG-TERM
                                                                                           RESTRICTED          COMPENSATION-
        NAME AND PRINCIPAL POSITION          YEAR         SALARY            BONUS         STOCK AWARDS           OPTIONS
-----------------------------------------    ----         ------            -----         ------------         -------------

Douglas L. Foshee                            1998      $   375,000      $        --      $         --             220,000(2)
     Chairman, Chief Executive Officer       1997          143,466(1)       317,500                --             330,000
     and President

Robert M. King                               1998          160,000           30,000                --              66,250
   Senior Vice President and                 1997          160,000          130,000            79,856              32,500
   Chief Financial Officer                   1996          156,970          178,000            95,750              70,000

Dennis A. Hammond                            1998          160,000               --                --              66,250
   Vice President--Engineering               1997          160,000          130,000            79,856              32,500
                                             1996          140,000          162,000            95,750              40,000

Robert S. Gaston(3)                          1998          160,000               --            39,928              66,250
   Vice President--Exploration               1997          160,000          130,000            47,875              32,500
                                             1996          150,000           75,000                                15,000

Michael D. Darden                            1998           99,950(4)       100,000(5)             --              91,250
   Vice President
   Business Development

------------------

(1) Mr. Foshee became an employee in August 1997. Information regarding Mr. Foshee is for periods during which he was employed by Nuevo.

(2) Mr. Foshee was granted 100,000 options in August 1998 as part of his employment agreement.

(3)  Mr. Gaston resigned on June 30, 1999.

(4) Mr. Darden became an employee in May 1998. Information regarding Mr. Darden is for the periods during which he was employed by us.

(5) Mr. Darden was hired by us in May 1998 and was paid a signing bonus of $100,000. Mr. Darden contributed 75% of his bonus to the company's deferred compensation plan in order to purchase shares of our common stock.

1998 STOCK OPTION GRANTS

     The following table sets forth information concerning grants of options to purchase our common stock made during 1998 to the executive officers named in the summary compensation table. The exercise price of options granted to our executive officers is the closing price of the common stock on the date of grant.



                                                           % OF TOTAL
                                         NUMBER OF          OPTIONS          PER SHARE                        GRANT DATE
                                          OPTIONS          GRANTED TO         EXERCISE        EXPIRATION       PRESENT
               NAME                       GRANTED           EMPLOYEES           PRICE            DATE          VALUE(1)
-----------------------------------      ---------         -----------    ------------        ----------    ---------------

Douglas L. Foshee..................      130,000(2)            11.6%      $      21.31         08/11/08     $    1,391,000
                                          81,000                7.2%             11.13         12/14/08            451,980
                                           9,000                0.8%             16.13         12/14/08             39,690

Robert M. King.....................       16,250                1.5%             21.31         08/11/08            173,875
                                          45,000                4.0%             11.13         12/14/08            251,100
                                           5,000                0.4%             16.13         12/14/08             22,050

Dennis A. Hammond..................       16,250                1.5%             21.31         08/11/08            173,875
                                          45,000                4.0%             11.13         12/14/08            251,100
                                           5,000                0.4%             16.13         12/14/08             22,050

Robert S. Gaston(3)................       16,250                1.5%             21.31         08/11/08            173,875
                                          45,000                4.0%             11.13         12/14/08            251,100
                                           5,000                0.4%             16.13         12/14/08             22,050

Michael P. Darden..................       25,000                2.2%             35.88         05/11/08            450,250
                                          16,250                1.5%             21.31         08/11/08            173,875
                                          45,000                4.0%             11.13         12/14/08            251,100
                                           5,000                0.4%             16.13         12/14/08             22,050



---------------------------

(1) We calculated the granted date present value using the "Black Scholes" model, a widely accepted method of valuing options. This valuation model is hypothetical; the actual value, if any, depends on the excess of the market price of the shares over the exercise price on the date the option is exercised. If the market price does not increase above the exercise price, compensation to the grantee will be zero. The Black-Scholes option pricing model is a mathematical formula used for estimating option values that incorporates various assumptions. The "Grant Date Present Value" set out in the above table is based on the following assumptions: (a) a ten-year option term; (b) 50.9% expected future annual stock volatility for the options; (c) a risk-free rate of return of 5.0% for the options granted; and (d) no expected dividend yield. The above model does not include any reduction in value for non-transferability, forfeiture or vesting of options.

(2) Mr. Foshee was granted 100,000 options in August of 1998 as part of his employment agreement.

(3)  Mr. Gaston resigned on June 30, 1999.


     During 1998, we repriced options owned by our employees who are not executive officers. These options had been granted over a number of years. Under the SEC's rules for preparing the option grant table, we treat all of the repriced options as having been granted in 1998. As a result, the amounts set forth under "% of total options granted to employees" are lower for the named executive officers than they would have been had we not repriced options.

     The following table shows the number of options owned by our named executives. Options in the column marked "unexercisable" are subject to vesting and will be forfeit if the named executive's employment with us is terminated for certain reasons. The value of unexercised options is calculated using an $11.50 per share closing for our stock on December 31, 1998. None of our named executives exercised options in 1998.


                                                                                   VALUE OF UNEXERCISED IN-THE-MONEY
                                              NUMBER OF UNEXERCISED OPTIONS         OPTIONS AT DECEMBER 31, 1998(1)
                                              -----------------------------        ---------------------------------
                  NAME                        EXERCISABLE     UNEXERCISABLE        EXERCISABLE         UNEXERCISABLE
                 ------                       -----------     -------------        -----------         -------------


Douglas L. Foshee........................      435,000             130,000               --              $ 30,375

Robert M. King...........................       69,650              83,750               --                16,875

Dennis A. Hammond........................       81,855              83,750               --                16,875

Robert S. Gaston(2)......................       70,000              83,750               --                16,875

Michael P. Darden........................       25,000              66,250               --                16,875


---------------------------

(1) Based on $11.50 per share which was the closing price per share of our common stock on the New York Stock Exchange Composite Tape on December 31, 1998.

(2)  Mr. Gaston resigned on June 30, 1999.

Executive Employment Contracts

     In 1997, we entered into an employment contract with Mr. Foshee, our chief executive officer. The agreement provided for the following compensation during 1998:

         o     a base salary of $375,000,

         o discretionary bonuses based upon performance to be determined by our compensation committee,

         o reimbursement for membership fees to the Houston Center Club, the Petroleum Club and the Young Presidents Organization, and

         o a grant of options to purchase 100,000 shares of our common stock on August 14, 1998, at a stock price equal to the closing price on that date.

     Mr. Foshee's employment agreement is terminable by either party but, in the event that his employment is terminated for reasons other than just cause or his voluntary resignation, we are obligated to pay him a sum equal to two times the aggregate of:

         o his salary for the twelve months immediately preceding the date of termination (less applicable withholdings and deductions required by law), plus

         o     any bonus paid to Mr. Foshee in the twelve-month period.


     In the agreement, just cause is generally defined as the failure to render services to us as provided in the agreement or the commission of fraud or other specified illegal acts.


     In 1998, we entered into a two year employment agreement with Robert M. King providing for the following compensation during 1998:

         o     an annual salary of $160,000,

         o     reimbursement for reasonable country club dues.

     Mr. King's employment agreement is terminable by either party but, in the event his employment is terminated for reasons other than just cause or at his option, we must pay him the greater of two times his annual salary and bonus or $320,000. Just cause has the same meaning in Mr. King's contract as in Mr. Foshee's.

     In 1997, we entered into identical employment agreements with Dennis A. Hammond and Robert S. Gaston providing for a monthly salary of $13,333.34, payable in semi-monthly installments and an annual discretionary bonus, stock option and stock bonus awards as determined by our compensation committee. Each of Mr. Hammond's and Mr. Gaston's Employment Agreement is for no definitive term and is terminable by either party at any time for any lawful reason. In the event that Mr. Hammond's or Mr. Gaston's employment is terminated as a result of a change of control, then each of Mr. Hammond and Mr. Gaston is entitled to receive two years salary and bonus (calculated based on the average of the last two year's bonus award) if they are not offered an equivalent job with our successor.

     Long-Term Incentive Plan Awards


     We do not have a long-term incentive plan for our employees, other than the 1990 stock option plan, the 1993 stock incentive plan and the 1999 stock incentive plan. Under the 1990 stock option plan, the 1993 stock incentive plan and the 1999 stock incentive plan, our executive officers, directors and employees are eligible to receive awards of stock options or of shares of stock or other awards which have a value which increases or decreases with the price of our stock. If a change in control occurs, all options vest and may be exercised. Under certain circumstances, in connection with a change of control, if the exercise price of the options is greater than the consideration to be received in the change of control transaction, the option holder will be entitled to receive the Black-Sholes model value of his or her options.



     If a change of control occurs, all options vest and may be exercised. Under certain circumstances, in connection with a change of control, if the exercise price of the options is greater than the consideration to be received in the change of control transaction, the option holder will be entitled to receive the Black-Sholes model value of his or her options.


     Deferred Compensation Plan

     During 1996, we adopted the Nuevo Energy Deferred Compensation Plan to encourage senior executive officers to personally invest in our shares. Executives at the level of vice president and above are eligible to participate in the plan. The plan allows our senior executives to defer all or a portion of their annual salaries and bonuses. Currently, such deferred salaries and bonuses must be invested in our common stock or a money market account until the employee satisfies the stock ownership criteria established by the compensation committee. After the stock ownership thresholds are met (the "target"), deferred amounts may be invested in any equity indexed investment selected by the compensation committee. Stock is acquired under the plan at a discount of 25% to the then current market price, and is subject to restrictions on transfer.

Director Compensation



     Currently directors receive an annual cash retainer of $30,000. Directors are given the option to elect to receive all or a portion of their retainer in shares of restricted stock. Elections are made in 25% increments with a 33% increase in value for the amounts invested in restricted stock, so that a director electing to convert $7,500 in cash retainer will be awarded $10,000 in restricted stock.



     In addition to the cash retainer, directors also receive an annual grant of 3,500 options and 2,500 shares of restricted stock. Stock options are granted for a ten year term with an exercise price equal to the fair market value of a share of stock on the date of grant. Restricted stock is subject to a three year restricted period and directors have the option to rollover this period until their retirement from the board.

                                 USE OF PROCEEDS

         We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange existing notes in like principal amount. The existing notes surrendered in exchange for exchange notes will be retired and canceled and cannot be reissued. Issuance of the exchange notes will not result in a change in our amount of outstanding debt.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

         We issued $257,310,000 in principal amount of existing notes on August 20, 1999 in exchange for $157,460,000 aggregate principal amount of our 9 1/2% Senior Subordinated Notes due 2006 and $99,850,000 aggregate principal amount of our 87/8% Senior Subordinated Notes due 2008. The existing notes were issued to qualified institutional buyers and institutional accredited investors in reliance upon the exemption from registration provided by Regulation D under the Securities Act. In connection with the issuance of the existing notes, we agreed with Banc of America Securities LLC and Salomon Smith Barney Inc., who acted as co-dealer managers for the issuance of the existing notes, that promptly following the issuance of the existing notes, we would:

         o file with the SEC a registration statement related to the exchange notes;

         o use our reasonable best efforts to cause the registration statement to become effective under the Securities Act; and

         o offer to the holders of the existing notes the opportunity to exchange their existing notes for a like principal amount of exchange notes upon the effectiveness of the registration statement.

         A copy of the agreements with Banc of America Securities and Salomon Smith Barney have been filed as exhibits to the registration statement of which this prospectus is a part.

         Based on existing interpretations of the Securities Act by the staff of the SEC described in several no-action letters, and subject to the following sentence, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by their holders, other than broker-dealers or our "affiliates," without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any holder of existing notes who is an affiliate of ours, who is not acquiring the exchange notes in the ordinary course of such holder's business or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

         o will not be able to rely on the interpretations by the staff of the SEC described in the above-mentioned no-action letters;

         o will not be able to tender existing notes in the exchange offer; and

         o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the existing notes unless the sale or transfer is made under an exemption from these requirements.

         We do not intend to seek our own no-action letter, and there is no assurance that the staff of the SEC would make a similar determination regarding the exchange notes as it has in these no-action letters to third parties. See "Plan of Distribution."

         As a result of the filing and effectiveness of the registration statement of which this prospectus is a part, we will not be required to pay an increased interest rate on the existing notes. Following the closing of the exchange offer, holders of existing notes not tendered will not have any further registration rights except in limited circumstances requiring the filing of a shelf registration statement, and the existing notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for the existing notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

         Upon the terms and subject to the conditions stated in this prospectus and in the letter of transmittal, we will accept all existing notes properly tendered and not withdrawn prior to 5:00 p.m. New York City time, on the expiration date. After authentication of the exchange notes by the trustee or an authenticating agent, we will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding existing notes accepted in the exchange offer. Holders my tender some or all of their existing notes in denominations of $1,000 or any integral multiple of $1,000.

         If you wish to exchange your existing notes for exchange notes in the exchange offer, you will be required to represent that:

         o you are not our affiliate, as defined in Rule 405 of the Securities Act;

         o any exchange notes will be acquired in the ordinary course of your business;

         o you have no arrangement with any person to participate in the distribution of the exchange notes;

         o if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the exchange notes; and

         o if you are a broker-dealer that will receive exchange notes for your own account in exchange for existing notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus, as required by law, in connection with any resale of those exchange notes.

You will make these representations to us by signing or agreeing to be bound by the letter of transmittal.

         Broker-dealers that are receiving exchange notes for their own account must have acquired the existing notes as a result of market-making or other trading activities in order to participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be admitting that it is an "underwriter" within the meaning of the Securities Act. We will be required to allow broker-dealers to use this prospectus following the exchange offer in connection with the resale of exchange notes received in exchange for existing notes acquired by broker-dealers for their own account as a result of market-making or other trading activities. If required by applicable securities laws, we will, upon written request, make this prospectus available to any broker-dealer for use in connection with a resale of exchange notes for a period of 90 days after the consummation of the exchange offer. See "Plan of Distribution."

         The exchange notes will evidence the same debt as the existing notes and will be issued under and entitled to the benefits of the same indenture. The form and terms of the exchange notes are identical in all material respects to the form and terms of the existing notes except that:

         o the exchange notes will be issued in a transaction registered under the Securities Act;

         o the exchange notes will not be subject to transfer restrictions; and

         o provisions providing for an increase in the stated interest rate on the existing notes will be eliminated.

         As of the date of this prospectus, $257,310,000 aggregate principal amount of the existing notes was outstanding. In connection with the issuance of the existing notes, we arranged for the existing notes to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. The exchange notes will also be issuable and transferable in book-entry form through DTC.


         This prospectus, together with the accompanying letter of transmittal, is initially being sent to all registered holders as of the close of business on November 11, 1999. We intend to conduct the exchange offer as required by the Exchange Act, and the rules and regulations of the SEC under the Exchange Act, including Rule 14e-1, to the extent applicable.


         Rule 14e-1 describes unlawful tender practices under the Exchange Act. This section requires us, among other things:

         o        to hold our exchange offer open for twenty business days;

         o to give ten days notice of any change in the terms of this offer; and

         o to issue a press release in the event of an extension of the exchange offer.

         The exchange offer is not conditioned upon any minimum aggregate principal amount of existing notes being tendered, and holders of the existing notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or under the indenture in connection with the exchange offer. We shall be considered to have accepted existing notes tendered according to the procedures in this prospectus when, as and if we have given oral or written notice of acceptance to the exchange agent. See "--Exchange Agent." The exchange agent will act as agent for the tendering holders for the purpose of receiving exchange notes from us and delivering exchange notes to those holders.

         If any tendered existing notes are not accepted for exchange because of an invalid tender or the occurrence of other events described in this prospectus, certificates for these unaccepted existing notes will be returned, at our cost, to the tendering holder of the existing notes or, in the case of existing notes tendered by book-entry transfer, into the holder's account at DTC according to the procedures described below, as promptly as practicable after the expiration date.

         Holders who tender existing notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes related to the exchange of existing notes in the exchange offer. We will pay all charges and expenses, other than applicable taxes, in connection with the exchange offer. See
"--Solicitation of Tenders; Fees and Expenses."

         NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO HOLDERS OF EXISTING NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR EXISTING NOTES TO THE EXCHANGE OFFER. MOREOVER, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION. HOLDERS OF EXISTING NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER IN THE EXCHANGE OFFER AND, IF SO, THE AMOUNT OF EXISTING NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISORS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


         The term "expiration date" shall mean 5:00 p.m., New York City time, on December 15, 1999, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date to which the exchange offer is extended.


         We expressly reserve the right, in our sole discretion:

         o to delay acceptance of any existing notes or to terminate the exchange offer and to refuse to accept existing notes not previously accepted, if any of the conditions described under "--Conditions" shall have occurred and shall not have been waived by us;

         o        to extend the expiration date of the exchange offer;

         o        to amend the terms of the exchange offer in any manner;

         o to purchase or make offers for any existing notes that remain outstanding subsequent to the expiration date;

         o to the extent permitted by applicable law, to purchase existing notes in the open market, in privately negotiated transactions or otherwise.

The terms of the purchases or offers described in the fourth and fifth clauses above may differ from the terms of the exchange offer.

         Any delay in acceptance, termination, extension, or amendment will be followed as promptly as practicable by oral or written notice to the exchange agent and by making a public announcement. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the amendment.

         Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, termination, extension, or amendment of the exchange offer, we shall have no obligation to publish, advise, or otherwise communicate any public announcement, other than by making a timely release to the Dow Jones News Service.

         You are advised that we may extend the exchange offer because some of the holders of the existing notes do not tender on a timely basis. In order to give these noteholders the ability to participate in the exchange and to avoid the significant reduction in liquidity associated with holding an unexchanged note, we may elect to extend the exchange offer.

INTEREST ON THE EXCHANGE NOTES

         The exchange notes will bear interest from the date of issuance of the existing notes that are tendered in exchange for the exchange notes or the most recent date on which interest was paid or provided for on the existing notes surrendered for the exchange notes. Accordingly, holders of existing notes that are accepted for exchange will not receive interest that is accrued but unpaid on the existing notes at the time of tender. Interest on the exchange notes will be payable semi-annually on each June 1 and December 1, commencing on December 1, 1999.

PROCEDURES FOR TENDERING

         Only a holder may tender its existing notes in the exchange offer. Any beneficial owner whose existing notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee or are held in book-entry form and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on his behalf. If the beneficial owner wishes to tender on his own behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering his existing notes, either make appropriate arrangements to register ownership of the existing notes in the owner's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

         The tender by a holder will constitute an agreement between the holder, us and the exchange agent according to the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

         A holder who desires to tender existing notes and who cannot comply with the procedures set forth herein for tender on a timely basis or whose existing notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.

         THE METHOD OF DELIVERY OF EXISTING NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDERS. DELIVERY OF SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT OR DEEMED RECEIVED UNDER THE ATOP PROCEDURES DESCRIBED BELOW. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT PRIOR TO THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR EXISTING NOTES SHOULD BE SENT TO US. HOLDERS MAY ALSO REQUEST THAT THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES EFFECT THE TENDER FOR HOLDERS IN EACH CASE AS DESCRIBED IN THIS PROSPECTUS AND IN THE LETTER OF TRANSMITTAL.

EXISTING NOTES HELD IN CERTIFICATED FORM

         For a holder to validly tender existing notes held in physical form, the exchange agent must receive, prior to 5:00 p.m. New York city time on the expiration date, at its address set forth in this prospectus:

         o a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal, and

         o        certificates for tendered existing notes.

EXISTING NOTES HELD IN BOOK-ENTRY FORM

         We understand that the exchange agent will make a request promptly after the date of the prospectus to establish accounts for the existing notes at DTC for the purpose of facilitating the exchange offer, and subject to their establishment, any financial institution that is a participant in DTC may make book-entry delivery of existing notes by causing DTC to transfer the existing notes into the exchange agent's account for the existing notes using DTC's procedures for transfer.

         If you desire to transfer existing notes held in book-entry form with DTC, the exchange agent must receive, prior to 5:00 p.m. New York City time on the expiration date, at its address set forth in this prospectus, a confirmation of book-entry transfer of the existing notes into the exchange agent's account at DTC, which is referred to in this prospectus as a "book-entry confirmation," and:

         o a properly completed and validly executed letter of transmittal, or manually signed facsimile thereof, together with any signature guarantees and other documents required by the instructions in the letter of transmittal; or

         o an agent's message transmitted pursuant to DTC's Automated Tender Offer Program.

TENDER OF EXISTING NOTES USING DTC'S AUTOMATED TENDER OFFER PROGRAM (ATOP)

         The exchange agent and DTC have confirmed that the exchange offer is eligible for DTC's Automated Tender Offer Program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer existing notes held in book-entry form to the exchange agent in accordance with DTC's ATOP procedures for transfer. DTC will then send a book-entry confirmation, including an agent's message to the exchange agent.

         The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering existing notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. If you use ATOP procedures to tender existing notes you will not be required to deliver a letter of transmittal to the exchange agent, but you will be bound by its terms just as if you had signed it.

SIGNATURES

         Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the existing notes tendered with the letter of transmittal are tendered:

         o by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" in the letter of transmittal; or

         o for the account of an institution eligible to guarantee signatures.

         If the letter of transmittal is signed by a person other than the registered holder or DTC participant who is listed as the owner, the existing notes must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the existing notes on behalf of the registered holder or DTC participant who is listed as the owner, in either case signed as the name of the registered holder(s) who appears on the existing notes or the DTC participant who is listed as the owner. If the letter of transmittal or any existing notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

         If you tender your notes through ATOP, signatures and signature guarantees are not required.

DETERMINATIONS OF VALIDITY

         All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of the tendered existing notes will be determined by us in our sole discretion. This determination will be final and binding. We reserve the absolute right to reject any and all existing notes not properly tendered or any existing notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular existing notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of existing notes must be cured within the time we shall determine. Although we intend to notify holders of defects or irregularities related to tenders of existing notes, neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities related to tenders of existing notes nor shall any of them incur liability for failure to give notification. Tenders of existing notes will not be considered to have been made until the irregularities have been cured or waived. Any existing notes received by the exchange agent that we determine are not properly tendered or the tender of which is otherwise rejected by us and as to which the defects or irregularities have not been cured or waived by us will be returned by the exchange agent to the tendering holder unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

GUARANTEED DELIVERY PROCEDURES

         Holders who wish to tender their existing notes and:

         o        whose existing notes are not immediately available;

         o who cannot complete the procedure for book-entry transfer on a timely basis;

         o who cannot deliver their existing notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date; or

         o who cannot complete a tender of existing notes held in book-entry form using DTC's ATOP procedures on a timely basis;

may effect a tender if they tender through an eligible institution described under "--Procedures for Tendering--Signatures," or, if they tender using ATOP's guaranteed delivery procedures.

         A tender of existing notes made by or through an eligible institution will be accepted if:

         o prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmittal, mail or hand delivery, that:

                  (1) sets forth the name and address of the holder, the certificate number or numbers of the holder's existing notes and the principal amount of the existing notes tendered,

                  (2)      states that the tender is being made, and

                  (3) guarantees that, within five business days after the expiration date, a properly completed and validly executed letter of transmittal or facsimile, together with a certificate(s) representing the existing notes to be tendered in proper form for transfer, or a confirmation of book-entry transfer into the exchange agent's account at DTC of existing notes delivered electronically, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

         o the properly completed and executed letter of transmittal or a facsimile, together with the certificate(s) representing all tendered existing notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal are received by the exchange agent within five business days after the expiration date.

         A tender made through DTC's Automated Tender Offer Program will be accepted if:

         o prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives an agent's message from DTC stating that DTC has received an express acknowledgment from the participant in DTC tendering the existing notes that they have received and agree to be bound by the notice of guaranteed delivery; and

         o the exchange agent receives, within five business days after the expiration date, either:

                  (1) a book-entry conformation, including an agent's message, transmitted via DTC's ATOP procedures; or

                  (2) a properly completed and executed letter of transmittal or a facsimile, together with the certificate(s) representing all tendered existing notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal are received by.

         Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their existing notes according to the guaranteed delivery procedures described above.

WITHDRAWAL OF TENDERS

         Except as otherwise provided in this prospectus, tenders of existing notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw a tender of existing notes in the exchange offer:

         o a written or facsimile transmission of a notice of withdrawal must be received by the exchange agent at its address listed below prior to 5:00 p.m., New York City time, on the expiration date; or

         o you must comply with the appropriate procedures of DTC's Automated Tender Offer Program.

         Any notice of withdrawal must:

         o specify the name of the person having deposited the existing notes to be withdrawn;

         o identify the existing notes to be withdrawn, including the certificate number or numbers and principal amount of the existing notes or, in the case of existing notes transferred by book-entry transfer, the name and number of the account at the depositary to be credited;

         o be signed by the same person and in the same manner as the original signature on the letter of transmittal by which the existing notes were tendered, including any required signature guarantee, or be accompanied by documents of transfer sufficient to permit the trustee for the existing notes to register the transfer of the existing notes into the name of the person withdrawing the tender; and

         o specify the name in which any of these existing notes are to be registered, if different from that of the person who deposited the existing notes to be withdrawn.

         All questions as to the validity, form and eligibility, including time of receipt, of the withdrawal notices will be determined by us, whose determination shall be final and binding on all parties. Any existing notes so withdrawn will be judged not to have been tendered according to the procedures in this prospectus for purposes of the exchange offer, and no exchange notes will be issued in exchange for those existing notes unless the existing notes so withdrawn are validly retendered. Any existing notes that have been tendered but are not accepted for exchange will be returned to the holder of the existing notes without cost to the holder or, in the case of existing notes tendered by book-entry transfer into the holder's account at DTC according to the procedures described above. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn existing notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

         The exchange offer is subject only to the following conditions:

         o        the compliance of the exchange offer with securities laws;

         o        the tender of the existing notes;

         o the representation by the holders of the existing notes that they are not our affiliate, that the exchange notes they will receive are being acquired by them in the ordinary course of their business and that at the time the exchange offer is completed the holder had no plan to participate in the distribution of the exchange notes; and

         o no judicial or administrative proceeding is pending or shall have been threatened that would limit us from proceeding with the exchange offer.

EXCHANGE AGENT

         State Street Bank and Trust Company, the trustee under the indenture, has been appointed as exchange agent for the exchange offer. In this capacity, the exchange agent has no fiduciary duties and will be acting solely on the basis of our directions. Requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent. You should send certificates for existing notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

         By Mail:                                             State Street Bank and Trust Company
                                                              Corporate Trust
                                                              P. O. Box 778
                                                              Boston, Massachusetts 02110-0778

         By Hand Delivery or Overnight Courier:               State Street Bank and Trust Company
                                                              2 Avenue de Lafayette
                                                              5th Floor, Corporate Trust Division
                                                              Boston, Massachusetts 02110-1724

         Facsimile Transmission:                              (617) 662-1525

         Confirm by Telephone:                                (617) 662-1452

         DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS LISTED ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS DESCRIBED ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

SOLICITATION OF TENDERS; FEES AND EXPENSES

         We will bear the expenses of requesting that holders of existing notes tender those notes for exchange notes. The principal solicitation under the exchange offer is being made by mail. Additional solicitations may be made by our officers and regular employees and our affiliates in person, by telegraph, telephone or telecopier.

         We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket costs and expenses in connection with the exchange offer and will indemnify the exchange agent for all losses and claims incurred by it as a result of the exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the existing notes and in handling or forwarding tenders for exchange.

         We will pay the expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting and legal fees and printing costs.

         You will not be obligated to pay any transfer tax in connection with the exchange, except if you instruct us to register exchange notes in the name of, or request that notes not tendered or not accepted in the exchange offer be returned to, a person other than you, you will be responsible for the payment of any applicable transfer tax.

ACCOUNTING TREATMENT

         The exchange notes will be recorded at the same carrying value as the existing notes, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us upon the closing of the exchange offer. We will amortize the expenses of the exchange offer over the term of the exchange notes.

FEDERAL INCOME TAX CONSEQUENCES

         The following discussion generally summarizes the principal U.S. federal income tax consequences of the exchange of existing notes for exchange notes. This discussion is based upon the U.S. federal income tax laws in effect and available on the date of this prospectus, including the Internal Revenue Code of 1986, as amended, the related Treasury Regulations and judicial and administrative interpretations of the Internal Revenue Code and Treasury Regulations. All of these laws are subject to change, possibly retroactively, or different interpretation. We cannot assure you that the Internal Revenue Service will not challenge one or more of the tax consequences described in this prospectus. We have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service with respect to the U.S. federal income tax consequences of the exchange offer. This discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to you in light of your specific circumstances, or if you are subject to special treatment under the Internal Revenue Code. This discussion also does not address the effect of any applicable U.S. federal estate and gift tax laws or state, local or foreign tax laws.

         The exchange of existing notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes. You will not recognize gain or loss upon the receipt of exchange notes. If you are not exempt from U.S. federal income tax you will be subject to such tax on the same amount, in the same manner and at the same time as you would have been as a result of holding the existing notes. If you are a cash-basis holder who is exchanging existing notes for exchange notes, you will not recognize in income any accrued and unpaid interest on the existing notes by reason of the exchange. The basis and holding period of the exchange notes will be the same as the basis and holding period of the corresponding existing notes.

         THIS DESCRIPTION IS INCLUDED IN THIS PROSPECTUS FOR GENERAL INFORMATION ONLY. ACCORDINGLY, YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR CONCERNING THE
U. S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER WITH RESPECT TO YOUR PARTICULAR SITUATION, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

PARTICIPATION IN THE EXCHANGE OFFER; UNTENDERED NOTES

         Participation in the exchange offer is voluntary. Holders of the existing notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

         As a result of the making of, and upon acceptance for exchange of all existing notes tendered under the terms of, this exchange offer, we will have fulfilled a covenant contained in the terms of the registration agreement. Holders of the existing notes who do not tender in the exchange offer will continue to hold their existing notes and will be entitled to all the rights, and subject to the limitations, applicable to the existing notes under the indenture. Holders of existing notes will not longer be entitled to any rights under the registration agreement that by their term terminate or cease to have further effect as a result of the making of this exchange offer. See "Description of the Exchange Notes." All untendered existing notes will continue to be subject to the restrictions on transfer described in the indenture. To the extent that existing notes are tendered and accepted in the exchange offer, the trading market for untendered existing notes could be adversely affected. This is because there will probably be many fewer remaining existing notes outstanding following the exchange, significantly reducing the liquidity of the untendered notes.

         We may in the future seek to acquire untendered existing notes in the open market or through privately negotiated transactions, through subsequent exchange offers or otherwise. We intend to make any acquisitions of existing notes following the applicable requirements of the Exchange Act, and the rules and regulations of the SEC under the Exchange Act, including Rule 14e-1, to the extent applicable. We have no present plan to acquire any existing notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any existing notes that are not tendered in the exchange offer.

                        DESCRIPTION OF THE EXCHANGE NOTES

         We will issue the exchange notes under an indenture to be entered into between us and State Street Bank and Trust Company, as trustee. The following description is a summary of selected provisions of the indenture and the exchange notes. We have not restated the indenture in its entirety. We will provide you a copy of the indenture for the exchange notes without charge if you request it from us. You should read the indenture because the indenture, and not this description, will control your rights as a holder of exchange notes. For purposes of this section of this prospectus, references to the "Company," "Nuevo," "we," "us," "our" or "ours" means Nuevo Energy Company, excluding our subsidiaries. The definitions of some of the terms used in the following summary are set forth below under "--Material Definitions."

         The exchange notes and the existing notes will be treated as a single class for all purposes of the indenture, and references in this section to the exchange notes include the existing notes.

         The indenture provides for the issuance of up to $400,000,000 of notes, We will issue a maximum principal amount of $257,310,000 of exchange notes in exchange for the existing notes in the exchange offer. All other issuances of notes in the future will be subject to the debt incurrence test described under "--Material Covenants--Incurrence of Indebtedness." All of the notes will be identical in all respects other than the price at which we issue the notes and the date an which we issue the notes.

PRINCIPAL, MATURITY AND INTEREST OF THE EXCHANGE NOTES


         The exchange notes will be our general unsecured senior subordinated obligations. The exchange notes will mature on June 1, 2008. Interest on the exchange notes will accrue at the rate of 9 1/2% per annum and will be payable semiannually in arrears on June 1 and December 1. Interest payments will be made to the person in whose names the exchange notes are registered at the close of business on the May 15 or November 15 preceding the interest payment date. Interest on the exchange notes will accrue from the date of issuance of the existing notes or, if interest has already been paid on the existing notes, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.


         Principal, interest and premium on the exchange notes will be paid as described under "--Book-Entry, Delivery and Form" below.

SUBORDINATION

         The payment of the principal of, and premium and interest on, the exchange notes will be subordinated in right of payment to the prior payment in full of Senior Indebtedness (Section 14. 1 ). The subordination provisions prohibit us from making payments with respect to the exchange notes if the events described below occur. If triggered, the subordination provisions prohibit us from paying any amounts with respect to the exchange notes, including:

         o        payments of principal or interest;

         o        payments of any premium; and

         o repurchases of the exchange notes, including repurchases in connection with a Change of Control or Asset Sale, as described under "--Repurchase at the Options of Holders--Change of Control" and "--Asset Sales."

         If we:

         o become subject to insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or similar case;

         o        liquidate, dissolve or otherwise wind-up our business; or

         o make an assignment for the benefit of our creditors or marshal our assets or liabilities;

the holders of Senior Indebtedness will be entitled to receive full payment of all amounts owed to them prior to any payments being made to the holders of exchange notes. We will not be required to repay all Senior Indebtedness in full in connection with our consolidation or merger or our liquidation or dissolution following the disposition of all or substantially all of our properties upon the terms described under the subheading "--Material Covenants--Merger, Consolidation or Sale of Assets" as a condition to any payments on the exchange notes. If the trustee for the exchange notes receives any payment from us when the subordination provisions prohibit payment of amounts owed on the exchange notes, the trustee is required to return the payments to us or our receiver or custodian for payment to holders of Senior Indebtedness. The subordination provisions apply to payments of any nature, including payments:

         o        of cash;

         o        of property, assets or securities; and

         o        by way of set-off.

The subordination provisions, however, do not prohibit the payment of principal, interest and premium on the exchange notes if the payment is made in Permitted Junior Securities.

         Additionally, we may not make any payment in respect of the exchange notes, other than payments of Permitted Junior Securities, if a Payment Event of Default occurs on our Specified Senior Indebtedness and the trustee receives written notice of the default. We must resume payment in respect of the exchange notes, including any missed payments, when we cure or obtain a waiver of the Payment Event of Default or it otherwise ceases to exist. We must also resume payment in respect of the exchange notes, including any missed payments, if we pay in full or discharge the Specified Senior Indebtedness.

         We also may not make any payment in respect of the exchange notes, other than payments of Permitted Junior Securities, for the period specified below ("Payment Blockage Period") if a Nonpayment Event of Default occurs on our Specified Senior Indebtedness and the trustee and we receive written notice of the default from any holder of Specified Senior Indebtedness. The Payment Blockage Period will commence upon the earlier of the date of receipt by the trustee or us of such notice of the default (the "Payment Blockage Notice") and will end on the earliest of:

         o        179 days after it begins;

         o the date on which the holders of Specified Senior Indebtedness notify the trustee or us that the Non-payment Event of Default no longer exists or that the Specified Senior Indebtedness has been discharged; and

         o the date we or the trustee receives notice from the person initiating the Payment Blockage Period that the period has been terminated.

We must resume making payments in respect of the exchange notes after the Payment Blockage Period ends, including any missed payments, unless we are otherwise prohibited by the other subordination provisions of the indenture. No more than one Payment Blockage Period may commence during any period of 360 consecutive days. No Non-payment Event of Default that existed on the date of delivery of a Payment Blockage Notice to the trustee can be made the basis for a subsequent Payment Blockage Notice. (Section 14.3)

         If we fail to make any payment on the exchange notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions described above, the failure will constitute an Event of Default under the indenture and will entitle the holders of the exchange notes to exercise the rights described under "--Events of Default and Remedies." (Section 5.1)

         As a result of such subordination provisions described above, in the event of a distribution of assets upon our liquidation, receivership, reorganization or insolvency, our creditors who are holders of Senior Indebtedness may recover more, ratably, than the holders of the exchange notes, and assets which would otherwise be available to pay obligations in respect of the exchange notes will be available only after we have paid all Senior Indebtedness in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the exchange notes.

         The subordination provisions described above will cease to be applicable to the exchange notes upon any Legal Defeasance or Covenant Defeasance of the exchange notes as described under "--Legal Defeasance and Covenant Defeasance."

SUBSIDIARY GUARANTEES OF NOTES

         None of our Restricted Subsidiaries will guarantee the exchange notes unless the Restricted Subsidiary also guarantees or secures any of our Pari Passu Indebtedness or Subordinated Indebtedness. If one of our Restricted Subsidiaries guarantees or secures any of our Pari Passu Indebtedness or Subordinated Indebtedness, we will cause it to be bound by the terms of the indenture and to unconditionally guarantee the performance of our obligations under the indenture and the exchange notes. (Sections 10.13 and 13.1)

         The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or made by or on behalf of any other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under its Subsidiary Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor, if any, in a pro rata amount based on the Adjusted Net Assets of each Subsidiary Guarantor. (Section 13.4)

         Each Subsidiary Guarantor may consolidate with or merge into or sell or otherwise dispose of all or substantially all of its properties and assets to us or another Subsidiary Guarantor without limitation, except to the extent any such transaction is subject to the "Merger, Consolidation or Sale or Assets" covenant of the indenture. Each Subsidiary Guarantor may consolidate with or merge into or sell all or substantially all of its properties and assets to a Person other than us or another Subsidiary Guarantor, whether or not Affiliated with the Subsidiary Guarantor, provided that:

         o if the surviving Person is not the Subsidiary Guarantor, the surviving Person agrees to assume the Subsidiary Guarantor's Subsidiary Guarantee and all its obligations pursuant to the indenture, except to the extent the following paragraph would result in the release of such Subsidiary Guarantee; and

         o such transaction does not violate any of the covenants described under the heading "--Material Covenants" or result in a Default or Event of Default immediately thereafter that is continuing. (Section 13.2)

         Upon the sale or other disposition, by merger or otherwise, of a Subsidiary Guarantor of all or substantially all of its assets to a Person other than us or another Subsidiary Guarantor and pursuant to a transaction that is otherwise in compliance with the indenture, including as described in the foregoing paragraph, such Subsidiary Guarantor shall be deemed released from its Subsidiary Guarantee and the related obligations set forth in the indenture. Any such termination shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, our or our Restricted Subsidiaries' other Indebtedness shall also terminate upon such sale or other disposition. In addition, all of the Subsidiary Guarantors shall be deemed released from their respective Subsidiary Guarantees and the related obligations set forth in the indenture in the event that all obligations of the Subsidiary Guarantors under all of their guarantees of, and under all of their pledges of assets or other security interests which secure our or our Restricted Subsidiaries' other Indebtedness, excluding any Senior Indebtedness, shall also terminate. (Section 13.3)

         The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be subordinated to the prior payment in full of all Guarantor Senior Indebtedness of such Subsidiary Guarantor to substantially the same extent as the exchange notes are subordinated to Senior Indebtedness. (Section 13.8)

REDEMPTION AT THE OPTION OF NUEVO

         We may not redeem the exchange notes at our option prior to June 1, 2003. Thereafter, we may redeem the exchange notes at our option, in whole or in part, at the redemption prices expressed as percentages of principal amount set forth below. If we redeem the notes at our option, we must also pay interest accrued and unpaid to the applicable redemption date. The redemption prices during the twelve-month period beginning on June 1 of the years indicated are set forth below:

         YEAR                                                                   PERCENTAGE
         ----                                                                   ----------
         2003 ...........................................................       104.750%
         2004 ...........................................................       103.167%
         2003 ...........................................................       101.583%
         2006 and thereafter ............................................       100.000%

         In addition, prior to June 1, 2001 we may redeem up to 33 1/3% of the aggregate principal amount of the exchange notes originally issued at a redemption price of 109.5% of the principal amount, plus accrued and unpaid interest to the date of redemption, with the net proceeds of one or more Equity Offerings. We may not cause a redemption from the proceeds of the Equity Offering unless:

         o at least 66 2/3% of the aggregate principal amount of the exchange notes originally issued under the indenture at any time prior to such redemption remain outstanding after the redemption; and

         o the redemption occurs within 90 days after the closing of the Equity Offering. (Section 11.1)

         If we redeem less than all of the exchange notes, selection of exchange notes for redemption will be made by the trustee on a pro rata basis. We will not, however, redeem notes in principal amounts of less than $10. (Section 11.4) We will mail notice of a redemption at least 30 and not more than 60 days before the redemption date. The notice will describe the amount of notes being redeemed, if less than the entire principal amount. (Section 11.5) Interest will cease to accrue on exchange notes which are redeemed on the redemption date. (Section 11.7)

MANDATORY REDEMPTION

         We will not be required to make mandatory redemption or sinking fund payments with respect to the exchange notes.

REPURCHASE AT THE OPTION OF HOLDERS

         Change of Control

         If a Change of Control occurs, we will be obligated to make an offer to purchase all of the outstanding exchange notes. The purchase price we are required to offer is 101% of the aggregate principal amount plus accrued and unpaid interest to the date of purchase. We are required to purchase all exchange notes tendered under the offer which are not withdrawn.

         In order to effect a Change of Control offer, we must mail a notice of the Change of Control to the trustee and each holder of exchange notes no later than 30 days after the Change of Control occurs. We are obligated to close the purchase of notes tendered under the Change of Control offer no less than 30 and no more than 60 days after the notice is mailed. The notice will describe the Change of Control and the procedures that must be followed to participate in the offer.

         Our bank credit facility states that events which constitute a Change of Control constitute a default under the bank credit facility. In addition, our bank credit facility prohibits the repurchase of both the existing notes and the exchange notes. Future agreements relating to our Senior Indebtedness may contain similar provisions. In the event a Change of Control occurs at a time when we are prohibited from purchasing exchange notes, we could seek the consent of our lenders to the purchase of exchange notes or could attempt to refinance the borrowings that contain a prohibition. If we do not obtain a consent or repay the borrowings, we will be prohibited from purchasing exchange notes, which will constitute an Event of Default under the Indenture. A default under the indenture for the exchange notes will also be a default under the bank credit facility and may be a default under other current and future agreements to which we are or may become a party. In such circumstances, the subordination provisions in the indenture may prevent payments to the holders of exchange notes required by the Change of Control.

         We will not be required to make a Change of Control offer if a third party makes the Change of Control offer at the same purchase price, at the same times and otherwise in substantial compliance with the requirements applicable to a Change of Control offer made by us and purchases the exchange notes properly tendered and not withdrawn. (Section 10.16)

         Asset Sales

         We may not, and may not permit our Restricted Subsidiaries to, engage in any Asset Sale unless the consideration received equals the fair market value of the assets and properties sold or otherwise disposed of as determined by our board of directors, and the consideration is either:

         o cash, Cash Equivalents, Liquid Securities or Exchanged Properties ("Permitted Consideration"); or

         o the property or assets received that do not constitute Permitted Consideration have an aggregate fair market value of no more than 10.0% of our Adjusted Consolidated Net Tangible Assets.

         If we do not invest the Net Cash Proceeds of Asset Sales which occur after the date of the indenture in properties and assets that will be used in the Oil and Gas Business within 365 days after the closing of the Asset Sale, we must either:

         o        repay Indebtedness under the Credit Facility;

         o repay or purchase other Indebtedness (other than Subordinated Indebtedness or Pari Passu Indebtedness) of ourself or a Restricted Subsidiary, provided that any related loan commitment is permanently reduced by the amount of such Indebtedness repaid; or

         o        offer to repurchase exchange notes as described below.

The amount of Net Cash Proceeds from all Asset Sales which occur after the date of the indenture not used for one of the purposes described in this paragraph will constitute "Excess Proceeds."

         When the aggregate amount of Excess Proceeds is equal to or more than $10 million:

         o we must make an Offer to purchase the exchange notes and any outstanding Pari Passu Indebtedness required to be repurchased in connection with an Asset Sale, provided that the amount of the Pari Passu Indebtedness repurchased is permanently reduced;

         o we must make an offer to purchase exchange notes in the principal amount calculated by multiplying the Excess Proceeds by a fraction, the numerator of which is the outstanding principal amount of the exchange notes and the denominator of which is the sum of the outstanding principal amount of the exchange notes plus any Pari Passu Indebtedness that we must offer to repurchase;

         o the offer price for the exchange notes will be payable in cash in an amount equal to 100% of the principal amount of the exchange notes tendered, plus accrued and unpaid interest to the date of payment; and

         o if more exchange notes are tendered than we have Excess Proceeds to purchase, we will pro rate the exchange notes tendered.

If the amount of exchange notes tendered is less than the amount of exchange notes we offered to purchase, we may use the Excess Proceeds not used to repurchase exchange notes for general corporate purposes. The use of Excess Proceeds for general corporate purposes must comply with the other provisions of the indenture, including the covenant described under "--Material Covenants--Restricted Payments."

         After we make an Excess Proceeds offer as described above, the amount of Excess Proceeds will be reset to zero. We will not permit any of our Restricted Subsidiaries to be a party to any agreement that would place any restriction on our right to make an offer to repurchase exchange notes following an Asset Sale. (Section 10.17)

         Securities Law Compliance

         We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the exchange notes as a result of a Change of Control or Asset Sale. These rules require that we keep the offer open for 20 business days. They also require that we notify holders of exchange notes of changes in the offer and extend the offer for specified time periods if we amend the offer. If the provisions of any securities laws or regulations conflict with the provisions in the indenture relating to a Change of Control or Asset Sale offer, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the indenture.

MATERIAL COVENANTS

         Ownership of Capital Stock

         We may not permit any Restricted Subsidiary to issue any Capital Stock other than to us or a Wholly Owned Restricted Subsidiary. Also, we may not permit any Person other than us or a Wholly Owned Restricted Subsidiary to own any Capital Stock of a Restricted Subsidiary, except for:

         o        directors' qualifying shares;

         o Capital Stock of a Restricted Subsidiary organized in a foreign jurisdiction required to be owned by the government of the foreign jurisdiction or citizens of the foreign jurisdiction in order for the Restricted Subsidiary to transact business in the foreign jurisdiction;

         o a sale of all or substantially all of the Capital Stock of a Restricted Subsidiary effected in accordance with the "Asset Sales" covenant;

         o        Qualifying TECONS; and

         o the Capital Stock of a Restricted Subsidiary owned by a Person at the time the Restricted Subsidiary became a Restricted Subsidiary or which is acquired by the Person in connection with the formation of the Restricted Subsidiary.

The Capital Stock owned by us or another Restricted Subsidiary will be treated as an Investment for purposes of the "Restricted Payments" covenant, if the amount of such Capital Stock represents less than a majority of the Voting Stock of such Restricted Subsidiary. (Section 10.14)

         Restricted Payments

         The indenture will define the following as Restricted Payments if done by us or any of our Restricted Subsidiaries:

         o the declaration or payment of any dividend or distribution on our Capital Stock, including Eligible Convertible Securities and Qualifying TECONS, other than dividends or distributions payable solely in shares of our Qualified Capital Stock or in options, warrants or other rights to purchase our Qualified Capital Stock;

         o the purchase or acquisition of our Capital Stock, including Eligible Convertible Securities and Qualifying TECONS, or that of our Affiliates, other than Capital Stock issued by a Wholly Owned Restricted Subsidiary, or any options, warrants or other rights to acquire such Capital Stock;

         o making any principal payment on, or repurchase or other acquisition of, any Subordinated Indebtedness prior to any scheduled principal payment, scheduled sinking fund payment or maturity, except using the Excess Proceeds remaining after compliance with the provisions described under "--Repurchase at the Option of Holders--Asset Sales," and to the extent required by the indenture or other agreement or instrument pursuant to which such Subordinated Indebtedness was issued;

         o the declaration or payment of any dividend or other distribution on shares of Capital Stock of any Restricted Subsidiary, other than to us or any Wholly Owned Restricted Subsidiary, or the purchase, redemption or other acquisition or retirement of any Capital Stock of any Restricted Subsidiary or any options, warrants or other rights to acquire any such Capital Stock, other than for Capital Stock held by us or any Wholly Owned Restricted Subsidiary; or

         o        making of any Investment, other than any Permitted Investment.

         We may not make a Restricted Payment, unless at the time of and after giving effect to the proposed Restricted Payment:

         o no Default or Event of Default shall have occurred and be continuing,

         o we could incur $1.00 of additional Indebtedness, other than Permitted Indebtedness, in accordance with the covenant described under "--Incurrence of Indebtedness"; and

         o the aggregate amount of all Restricted Payments declared or made after June 8, 1999 shall not exceed the sum, without duplication, of the following:

                  (1) 50% of our aggregate Consolidated Net Income accrued on a cumulative basis during the period beginning on April 1, 1998 and ending on the last day of our last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such aggregate Consolidated Net Income shall be a loss, minus 100% of such loss); plus

                  2) the aggregate net cash proceeds or the fair market value of any property or assets other than cash, received after June 8, 1998 by us as capital contributions to us, other than from any Restricted Subsidiary; plus

                  (3) the aggregate net cash proceeds or the fair market value of any property or assets other than cash, received by us after June 8, 1998 from the issuance or sale, other than to any of our Restricted Subsidiaries, of our Qualified Capital Stock or any option, warrants or rights to purchase our Qualified Capital Stock; plus

                  (4) the aggregate net cash proceeds received after June 8, 1999 by us, other than from any of our Restricted Subsidiaries, upon the exercise of any options, warrants or rights to purchase our Qualified Capital Stock; plus

                  (5) the aggregate net cash proceeds received after June 8, 1998 by us from the issuance or sale, other than to any of our Restricted Subsidiaries, of debt securities or shares of Redeemable Capital Stock that have been converted into or exchanged for our Qualified Capital Stock, together with the aggregate cash received by us at the time of such conversion or exchange; plus

                  (6) the aggregate net cash proceeds or the fair market value of any property or assets received after June 8, 1999 by us or our Restricted Subsidiaries, computed on a consolidated basis, constituting a return of capital on an Investment, other than a Permitted Investment, made by us or any of our Restricted Subsidiaries after June 8, 1998; plus

                  (7)      $25.0 million.

         However, we and our Restricted Subsidiaries may take the following actions so long as, at the time thereof, no Default or Event of Default shall have occurred and be continuing, except in the case of the first clause below, and, in the case of the sixth clause below, we could incur $1.00 of additional Indebtedness, excluding Permitted Indebtedness, in accordance with the covenant described under "--Incurrence of Indebtedness":

         o the payment of any dividend on any of our or any Restricted Subsidiary's Capital Stock within 60 days after the date of declaration thereof, if at such declaration date such declaration complied with the covenant, and such payment shall be deemed to have been paid on such date of declaration for purposes of making any calculation under this covenant;

         o the repurchase or other acquisition or retirement of any shares of our or of any of our Restricted Subsidiaries' Capital Stock, in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent issue and sale of our Qualified Capital Stock, other than a sale to a Restricted Subsidiary;

         o the repurchase or other acquisition or retirement for value of any Subordinated Indebtedness, other than Redeemable Capital Stock, in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent issue and sale of our Qualified Capital Stock, other than to a Restricted Subsidiary;

         o the purchase or other acquisition or retirement for value of Subordinated Indebtedness in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent incurrence, other than to a Restricted Subsidiary, of Subordinated Indebtedness so long as:

                  (1) the principal amount of such new Indebtedness does not exceed the principal amount, or, if such Subordinated Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination, of the Indebtedness being so purchased, acquired or retired, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by us as necessary to accomplish such refinancing, plus the amount of our expenses incurred in connection with such refinancing,

                  (2) such new Indebtedness is subordinated to the exchange notes at least to the same extent as such Indebtedness so purchased, acquired or retired,

                  (3) such new Indebtedness has an Average Life to Stated Maturity that is longer than the Average Life to Stated Maturity of the exchange notes, and

                  (4) such new Indebtedness has a Stated Maturity for its final scheduled principal payment that is at least 91 days later than the Stated Maturity for the final scheduled principal payment of the exchange notes;

         o the repurchase or other acquisition or retirement for value of any of our or our Subsidiaries' Qualified Capital Stock held by any of our or our Subsidiaries' current or former officers, directors or employees pursuant to the terms of agreements, including employment agreements, or plans approved by our board of directors, including any such repurchase, acquisition or retirement of such Qualified Capital Stock that is deemed to occur upon the exercise of stock options or similar rights if such shares represent all or a portion of the exercise price or are surrendered in connection with satisfying Federal income tax obligations; provided, however, that the aggregate amount of such repurchases, acquisitions and retirements shall not exceed the sum of:

                  (1)      $1.0 million in any twelve-month period, and

                  (2) the aggregate net proceeds, if any, received by us during such twelve-month period from any issuance of such Qualified Capital Stock pursuant to such agreements or plans; and

         o the repurchase or other acquisition of our Qualified Capital Stock in an amount not to exceed 50% of the net after-tax gain from Specified Property Sales.

The actions described in the first clause of this paragraph are Restricted Payments that will be permitted to be taken in accordance with this paragraph but shall reduce the amount that would otherwise be available for Restricted Payments. The actions described in the second through the sixth clauses above will be Restricted Payments that will be permitted to be taken in accordance with this paragraph and will not reduce the amount that would otherwise be available for Restricted Payments.

         We or any of our Restricted Subsidiaries may make a Restricted Payment, if at the time we first incurred a commitment for the Restricted Payment the Restricted Payment could have been made, if all commitments incurred and outstanding are treated as if they were Restricted Payments expended by us or a Restricted Subsidiary at the time the commitments were incurred, except that commitments incurred and outstanding which are treated as a Restricted Payment and which are ultimately not made shall no longer be treated as a Restricted Payment expended by us; and provided, further, that at the time such Restricted Payment is made no Default or Event of Default shall have occurred and be continuing and we must be able to incur $1.00 of additional Indebtedness, other than Permitted Indebtedness, in accordance with the "Incurrence of Indebtedness" covenant. (Section 10.10)

         Incurrence of Indebtedness

         We may not, and may not permit any of our Restricted Subsidiaries to, create, incur, assume, guarantee or otherwise become directly or indirectly liable for the payment of (collectively, "incur") any Indebtedness, including any Acquired Indebtedness but excluding Permitted Indebtedness, unless at the time of such event and after giving effect thereto on a pro forma basis:

         o if such incurrence occurs on or before March 31, 2000, the Consolidated Fixed Charge Coverage Ratio for the applicable period would have been at least 2.0 to 1.0; and

         o if such incurrence occurs after March 31, 2000, the Consolidated Fixed Charge Coverage Ratio for the applicable period would have been at least equal to 2.5 to 1.0. (Section 10.12)

         Liens

         We may not, and may not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind, except for Permitted Liens, upon any of our or any Restricted Subsidiary's assets or properties, whether now owned or acquired after the date of the indenture, or any income or profits therefrom to secure any Pari Passu Indebtedness or Subordinated Indebtedness, unless prior to or contemporaneously therewith the exchange notes are directly secured equally and ratably, provided that:

         o if such secured Indebtedness is Pari Passu Indebtedness, the Lien securing such Pari Passu Indebtedness shall be subordinate and junior to, or pari passu with, the Lien securing the exchange notes; and

         o if such secured Indebtedness is Subordinated Indebtedness, the Lien securing such Subordinated Indebtedness shall be subordinate and junior to the Lien securing the exchange notes at least to the same extent as such Subordinated Indebtedness is subordinated to the exchange notes.

         The foregoing covenant will not apply to any Lien securing Acquired Indebtedness, provided that any such Lien extends only to the properties or assets that were subject to such Lien prior to the related acquisition and was not created, incurred or assumed in contemplation of such transaction. (Section 10.15)

         Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries

         We may not, and may not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

         o pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock to us or any other Restricted Subsidiary;

         o        pay any Indebtedness owed to us or any other Restricted
                  Subsidiary;

         o        make an Investment in us or any other Restricted Subsidiary;
                  or

         o transfer any of its properties or assets to us or any other Restricted Subsidiary.

However, with respect to the fourth clause of this paragraph only,

         o our Restricted Subsidiaries may have restrictions in the form of Liens which are not prohibited as described in the "Liens" covenant and which contain customary limitations on the transfer of collateral; and

         o our Restricted Subsidiaries may have customary restrictions contained in asset sale agreements limiting the transfer of such assets pending the closing of such sale.

         In addition, the indenture will not prohibit the following encumbrances and restrictions which exist pursuant to:

         o the indenture, the Credit Facility or any other agreement in effect as of the date of the indenture;

         o any agreement or other instrument of a Person acquired by us or any Restricted Subsidiary in existence at the time of such acquisition which was not created in contemplation of the acquisition which encumbrance or restriction is not applicable to any other Person, or the properties or assets of any other Person, other than the Person, or the property or assets of the Person, so acquired;

         o customary restrictions in leases and licenses relating to the property covered thereby and entered into in the ordinary course of business; or

         o any agreement that extends, renews, refinances or replaces the agreements containing the foregoing restrictions, if the terms and conditions of those restrictions are not materially less favorable to the holders of the exchange notes than those under or pursuant to the agreements so extended, renewed, refinanced or replaced. (Section 10.19)

         Limitation on Layering Debt

         We may not have any Indebtedness, including Acquired Indebtedness and Permitted Indebtedness, that is subordinated in right of payment to Senior Indebtedness, unless such Indebtedness also ranks equal with, or subordinated in right of payment to, the exchange notes pursuant to subordination provisions substantially similar to those applicable to the exchange notes.
(Section 10.11)

         Merger, Consolidation or Sale of Assets

         We may not, in any single transaction or series of related transactions, consolidate or merge with or into any other Person, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our and our Restricted Subsidiaries' properties and assets on a consolidated basis to any person or group of Affiliated Persons, and we may not permit any of our Restricted Subsidiaries to enter into any such transaction or series of related transactions if such transaction or series of related transactions would result in such a disposition of all or substantially all of our and our Restricted Subsidiaries' properties and assets on a consolidated basis, unless at the time and after giving effect thereto:

         o     either:

                  (1) if the transaction is a merger or consolidation, we are the surviving Person of the merger or consolidation, or

                  (2) the Person formed by the consolidation or into which we are merged or to which our or our Restricted Subsidiaries' properties and assets are disposed of (referred to as the "Surviving Entity") is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and, in either case, expressly assumes by a supplemental indenture to the indenture executed and delivered to the trustee, in form satisfactory to the trustee, all of our obligations under the exchange notes and the indenture and the indenture remains in effect;

         o immediately after giving effect to the transaction or series of transactions on a pro forma basis and treating any Indebtedness not previously an obligation of ours or our Restricted Subsidiaries in connection with or as a result of such transaction as having been incurred at the time of the transaction or series of transactions, no Default or Event of Default shall have occurred and be continuing;

         o except in the case of the consolidation or merger of any Restricted Subsidiary with or into us, immediately after giving effect to the transaction or series of transactions on a pro forma basis, our or the Surviving Entity's Consolidated Net Worth is at least equal to our Consolidated Net Worth immediately before such transaction or transactions;

         o except in the case of our consolidation or merger with or into a Wholly Owned Restricted Subsidiary or any Restricted Subsidiary with or into us or any of our Wholly Owned Restricted Subsidiaries, immediately after giving effect to the transaction or transactions on a pro forma basis assuming that the transaction or transactions occurred on the first day of the relevant period of fiscal quarters under the "Incurrence of Indebtedness" covenant ending immediately prior to the consummation of the transaction or transactions, with the appropriate adjustments with respect to the transaction or transactions being included in the pro forma calculation, we or the Surviving Entity could incur $1.00 of additional Indebtedness other than Permitted Indebtedness pursuant to such covenant;

         o if any of our or our Restricted Subsidiaries' properties or assets would upon the transaction or series of related transactions become subject to any Lien, other than a Permitted Lien, the creation or imposition of such Lien shall have been in compliance with the "Liens" covenant; and

         o if we are not the continuing obligor under the Indenture, then any Subsidiary Guarantor, unless it is the Surviving Entity, shall have confirmed that its Subsidiary Guarantee will continue to apply following the transaction or transactions.

         If we are not the continuing or surviving corporation following any of the foregoing transaction or transactions, the Surviving Entity shall be substituted for us under the indenture with the same effect as if the Surviving Entity had been named as Nuevo therein, and thereafter we will be discharged from all obligations and covenants under the indenture and the exchange notes, except in the case of a lease. (Article VIII)

         Transactions with Affiliates

         We may not, and may not permit any of our Restricted Subsidiaries to, directly or indirectly, engage in any transaction or series of related transactions with any of our Affiliates, other than us or a Restricted Subsidiary, unless:

         o such transaction or series of related transactions is on terms that are no less favorable to us or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction in arm's-length dealings with an unrelated third party; and

         o with respect to a transaction or series of related transactions involving payments in excess of $1.0 million in the aggregate, we deliver an officers' certificate to the trustee certifying that such transaction complies with the foregoing clause.

In addition, if the transaction or series of related transactions involves payments in excess of $5.0 million in the aggregate, the officers' certificate also must state that such transaction or series of related transactions has been approved by a majority of our Disinterested Directors. If the transaction or series of related transactions involves payments of $25.0 million or more in the aggregate, we must also have received the written opinion of a nationally recognized investment banking firm or appraisal firm in the United States that such transaction or series of transactions is fair, from a financial point of view, to us or our Restricted Subsidiary.

         The foregoing restriction shall not apply to

         o the provision of services and payments under any of the existing agreements with Torch Energy Advisors Incorporated or its subsidiaries so long as each of the agreements, including any modifications or amendments entered into on or after the date of the indenture, has been approved by a majority of our Disinterested Directors;

         o loans or advances to our or our Restricted Subsidiaries' officers, directors and employees made in the ordinary course of business and consistent with past practices in an aggregate amount not to exceed $3,000,000 outstanding at any one time;

         o the payment of reasonable and customary regular fees to our or our Restricted Subsidiaries' directors who are not our employees or employees of our Affiliates;

         o        our employee compensation and other benefit arrangements;

         o indemnities of our and any Subsidiary's officers and directors consistent with applicable bylaws and statutory provisions; or

         o        Restricted Payments permitted by the indenture. (Section
                  10.18)

         Reports

         We must file on a timely basis with the SEC, to the extent such filings are accepted by the SEC and whether or not we have a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that we would be required to file if we were subject to Section 13 or 15 of the Exchange Act. These include an annual report on Form 10-K and quarterly reports on Form 10-Q. We will also be required:

         o to file with the trustee, with exhibits, and provide to each holder of exchange notes, without cost to such holder, copies of reports and documents, without exhibits, within 30 days after the date on which we file the reports and documents with the SEC or the date on which we would be required to file the reports and documents if we were required to, and

         o if filing such reports and documents with the SEC is not accepted by the SEC or is prohibited under the Exchange Act, to supply at our cost copies of such reports and documents, including any exhibits, to any holder of exchange notes, securities analyst or prospective investor promptly upon written request. (Section 10.09)

EVENTS OF DEFAULT AND REMEDIES

         Each of the following will be an "Event of Default":

         o failure to pay interest on the exchange notes when due for 30 days, whether or not prohibited by the subordination provisions of the exchange notes;

         o failure to pay the principal of or premium on the exchange notes, whether such payment is due at Stated Maturity, upon redemption, upon repurchase pursuant to a Change of Control offer or an Asset Sales offer, upon acceleration or otherwise, whether or not prohibited by the subordination provisions;

         o failure to comply with the covenant described under "--Material Covenants--Merger, Consolidation or Sale of Assets";

         o failure to comply with the covenant described under "--Repurchase at the Option of Holders--Change of Control";

         o failure to comply with the covenant described under "--Repurchase at the Option of Holders--Asset Sales";

         o failure by us or any Subsidiary Guarantor to comply with any other covenant contained in the exchange notes, any Subsidiary Guarantee or the indenture for a period of 60 days after written notice of such failure given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the exchange notes then outstanding;

         o the occurrence and continuation beyond any applicable grace period of any default in the payment of the principal of, premium, if any, on or interest on any of our or any Restricted Subsidiary's Indebtedness, other than the exchange notes, for money borrowed when due, or any other default resulting in acceleration of any of our or any Restricted Subsidiary's Indebtedness for money borrowed, if the aggregate principal amount of such Indebtedness exceeds $10,000,000, or, in the case of Non-Recourse Purchase Money Indebtedness, $40,000,000, and provided, further, that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 10 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default under the indenture and any consequential acceleration of the exchange notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

         o any Subsidiary Guarantor shall for any reason cease to be, or be asserted by us or any Subsidiary Guarantor not to be, in full force and effect and enforceable in accordance with its terms, except pursuant to the release or termination of such Subsidiary Guarantee in accordance with the indenture;

         o final judgments or orders rendered against us or any Restricted Subsidiary that are unsatisfied and that require the payment in money, either individually or in an aggregate amount, that is more than $10,000,000 over the coverage under applicable insurance policies and either:

                  (1) commencement by any creditor of an enforcement proceeding upon such judgment, other than a judgment that is stayed by reason of pending appeal or otherwise, or

                  (2) the occurrence of a 60-day period during which a stay of such judgment or order, by reason of pending appeal or otherwise, was not in effect;

         o the entry of a decree or order by a court haying jurisdiction in the premises:

                  (1) for relief in respect of us or any Material Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law, or

                  (2) adjudging us or any Material Subsidiary bankrupt or insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of us or any Material Subsidiary under any applicable federal or state law, or appointing under any such law a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of us or any Material Subsidiary or of a substantial part of our or any Material Subsidiary's consolidated assets, or ordering the winding up or liquidation of our or any Material Subsidiary's affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

         o the commencement by us or any Material Subsidiary of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated bankrupt or insolvent, or the consent by us or any Material Subsidiary to the entry of a decree or order for relief in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against us or any Material Subsidiary, or the filing by us or any Material Subsidiary of a petition or consent seeking reorganization or relief under any applicable federal or state law, or the consent by us or any Material Subsidiary under any such law to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of us or any Material Subsidiary or of any substantial part of our or any Material Subsidiary's consolidated assets, or the making by us or any Material Subsidiary of an assignment for the benefit of creditors under any such law, or the admission by us or any Material Subsidiary in writing of our or any Material Subsidiary's inability to pay debts generally as they become due or the taking of corporate action by us or any Material Subsidiary in furtherance of any such action. (Section 5. 1)

         If any Event of Default, other than those specified in the last two clauses above, occurs and is continuing, the trustee, by written notice to us, or the holders of at least 25% in aggregate principal amount of the exchange notes then outstanding, by notice to the trustee and us, may, and the trustee upon the request of the holders of not less than 25% in aggregate principal amount of the exchange notes then outstanding shall, declare the principal of, premium, if any, and accrued interest on all of the exchange notes due and payable immediately, upon which declaration all amounts payable in respect of the exchange notes shall be immediately due and payable. If an Event of Default specified in the last two clauses above occurs and is continuing, then the principal of, premium, if any, and accrued interest on all of the exchange notes shall automatically become and be immediately due and payable without any declaration, notice or other act on the part of the trustee or any holder of exchange notes.

         After a declaration of acceleration under the indenture, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the outstanding exchange notes, by written notice to us, any Subsidiary Guarantors and the trustee, may rescind such declaration if:

         o we or any Subsidiary Guarantor has paid or deposited with the trustee a sum sufficient to pay

                  (1) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel,

                  (2)      all overdue interest on all exchange notes,

                  (3) the principal of and premium, if any, on any exchange notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the exchange notes, and

                  (4) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the exchange notes without duplication of any amount paid or deposited pursuant to sub-clause (2) or (3);

         o the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

         o all Events of Default, other than the nonpayment of principal of, premium, if any, on or interest on the exchange notes that has become due solely by such declaration of acceleration, have been cured or waived. (Section 5.2)

         No holder of the exchange notes will have any right to institute any proceeding with respect to the indenture or any remedy thereunder, unless

         o such holder has notified the trustee or a continuing Event of Default,

         o the holders of at least 25% in aggregate principal amount of the outstanding exchange notes have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding,

         o the trustee has failed to institute such proceeding within 60 days after receipt of such notice, and

         o the trustee, within such 60-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding exchange notes. (Section 5.7)

Such limitations will not apply, however, to a suit instituted by a holder of a exchange note for the enforcement of the payment of the principal of, premium or interest on a exchange note on or after the respective due dates expressed in the exchange note. (Section 5.8)

         During the existence of an Event of Default, the trustee will be required to exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the indenture relating to the duties of the trustee in case an Event of Default shall occur and be continuing, the trustee will not be under any obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of exchange notes unless such holders shall have offered to the trustee reasonable security or indemnity. (Sections 6.1 and 6.2) Subject to certain provisions concerning the rights of the trustee, the holders of a majority in aggregate principal amount of the outstanding exchange notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee under the indenture. (Section 5.12)

         If a Default occurs and is continuing and is known to the trustee, the trustee shall mail to each holder of exchange notes notice of the Default within 60 days after the occurrence thereof. Except in the case of a Default in payment of principal of, premium on or interest on any exchange notes, the trustee may withhold the notice to the holders of exchange notes if the trustee determines in good faith that withholding the notice is in the interest of such holders. (Section 6.13)

         We will be required to deliver to the trustee annual and quarterly statements regarding compliance with the indenture. We also will be required, upon becoming aware of any Default or Event of Default, to deliver to the trustee a statement specifying such Default or Event of Default. (Section 10.8)

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

         Legal Defeasance

         As long as we take steps to make sure that you receive all of your payments under the exchange notes and are able to transfer the exchange notes, we can elect to legally release ourselves and any of our Subsidiaries that may guarantee the exchange notes from any obligations on the exchange notes (called "legal defeasance") other than:

         o the, rights of holders of outstanding notes to receive payments in respect of the principal of, premium on and interest on the exchange notes when these payments are due;

         o our obligation to replace any temporary exchange notes, register the transfer or exchange of any exchange notes, replace mutilated, lost or stolen exchange notes, compensate and reimburse the trustee, remove and appoint a successor trustee, maintain an office or agency for payments in respect of the notes and qualify the indenture under the Trust Indenture Act;

         o the rights, powers, trusts, duties and immunities of the trustee, and

         o        the legal defeasance provisions of the indenture. (Section
                  12.2)

         In order to accomplish legal defeasance, the following must occur:

         o We or any Subsidiary Guarantor must irrevocably deposit with the trustee cash and/or U.S. government and/or U.S. government agency securities that will generate enough cash to make interest, principal and any other payments on the exchange notes on their various due dates.

         o Such defeasance shall not cause the trustee to have a conflict of interest.

         o There must be a change in current U.S. federal tax law or an IRS ruling that lets us make that deposit without causing you to be taxed on the exchange notes any differently than if we did not make the deposit and just repaid the exchange notes ourselves. Under current U.S. federal tax law, the deposit and our legal defeasance from the notes would be treated as though we took back your notes and gave you your share of the cash and/or securities deposited in trust. In that event, you could recognize gain or loss on the notes you give back to us.

         o We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above and that all of the conditions to legal defeasance in the indenture have been fulfilled.

         We will not be able to achieve legal defeasance if there is a continuing Default or Event of Default under the indenture or if doing so would violate any other material agreement to which we are a party. (Section 12.4) If we ever did accomplish legal defeasance as described above, you would have to rely solely on the trust deposit for repayment of the exchange notes. You could not look to us for repayment in the unlikely event of any shortfall.

         Covenant Defeasance

         Under current federal tax law, we can make the same type of deposit described above and be released from covenants relating to the exchange notes. The release from these covenants is called covenant defeasance. In that event, you would lose the protection of these covenants but would gain the protection of having money and/or securities set aside in trust to repay the exchange notes. In order to achieve covenant defeasance, we must:

         o Deposit in trust for the benefit of the holders of exchange notes cash and/or U.S. government or U.S. government agency securities that will generate enough cash to make interest, principal and any other payments on the exchange notes on their various due dates.

         o Deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal tax law we may make that deposit without causing you to be taxed on the exchange notes any differently than if we did not make the deposit and just repaid the exchange notes ourselves. The opinion also must state that all of the conditions to covenant defeasance in the indenture have been fulfilled.

Further, such defeasance shall not cause the trustee to have a conflict of interest.

         We will not be able to achieve covenant defeasance if there is a continuing Default or Event of Default under the indenture or if doing so would violate any other material agreements to which we are a party. The indenture describes the covenants we may fail to comply with without causing an Event of Default if we accomplish covenant defeasance. (Sections 12.3 and 12.4)

         If we elect to make a deposit resulting in covenant defeasance, the amount of money and/or U.S. government or U.S. government agency securities deposited in trust would be sufficient to pay amounts due on the notes at the time of their maturity. However, if the maturity of the exchange notes is accelerated due to the occurrence of an Event of Default, the amount in trust may not be sufficient to pay all amounts due on the notes. We would remain liable for the shortfall as described in the indenture.

SATISFACTION AND DISCHARGE OF THE INDENTURE

         We will have no further obligations under the indenture as to all outstanding exchange notes, other than surviving rights of registration of transfers of the exchange notes, when:

         o all exchange notes have been delivered to the trustee for cancellation, except lost, stolen or destroyed exchange notes that we have replaced or paid or exchange notes for which we have deposited in trust money and/or U.S. government obligations; or all exchange notes have become due and payable or, within one year, will become due and payable or be redeemed and we have deposited with the trustee funds sufficient to pay interest, principal and any other payments on all outstanding exchange notes on their various due dates;

         o we have paid all other sums then due and payable under the indenture by us; and

         o we have delivered to the trustee an officers' certificate and an opinion of counsel, which, taken together, state that we have complied with all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture. (Section 4.1)

AMENDMENT AND WAIVER

         We generally may amend the indenture with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding exchange notes. The holders of at least a majority in aggregate principal amount also may waive our compliance with most covenants. (Section 10.20) We must, however, obtain the consent of each holder of exchange notes affected by an amendment or waiver which does any of the following.

         o reduces the principal amount of exchange notes that must consent to an amendment or waiver;

         o reduces the principal of or changes the Stated Maturity of any exchange note or alter the provisions with respect to the redemption of the exchange notes, other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders";

         o reduces the rate of or changes the time for payment of interest on any exchange note;

         o waives a Default or Event of Default in the payment of principal of, premium, if any, on or interest on the exchange notes, except a rescission of acceleration of the exchange notes by the holders of at least a majority in aggregate principal amount of the exchange notes and a waiver of the payment default that resulted from such acceleration;

         o makes any exchange note payable in money other than that stated in the exchange notes;

         o makes any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of exchange notes to receive payments of principal of, premium, if any, on or interest on the exchange notes;

         o waives a redemption payment with respect to any exchange note, other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders";

         o reduces the relative ranking of the exchange notes or any Subsidiary Guarantees; or

         o makes any change in the foregoing amendment and waiver provisions. (Section 9.2)

         In addition, without the consent of any holder of exchange notes we and the trustee may amend the indenture:

         o        to cure any ambiguity, defect or inconsistency;

         o to add or release any Subsidiary Guarantor pursuant to the terms of the indenture;

         o to provide for uncertificated exchange notes in addition to or in place of certificated exchange notes;

         o to provide for the assumption of our obligations to holders of exchange notes in the case of a merger or consolidation;

         o to make any change that would provide any additional rights or benefits to the holders of exchange notes;

         o        to add any additional Events of Default;

         o        to appoint a successor trustee;

         o        to secure the exchange notes; or

         o to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act. (Section 9.1)

         We may not change the indenture in a manner that would adversely affect the rights of the holders of Senior Indebtedness under the subordination provisions described under "--Subordination" or the holders of Guarantor Senior Indebtedness under the subordination provisions described under "--Subsidiary Guarantees of Notes," unless we obtain the consent of such holders that are required to consent to such change pursuant to the agreements evidencing such Senior Indebtedness or Guarantor Senior Indebtedness. (Section 9.8)

CONCERNING THE TRUSTEE

         State Street Bank and Trust Company will serve as trustee under the indenture. State Street Bank and Trust Company currently serves as trustee under the indentures for the existing notes, our 9-1/2% Senior Subordinated Notes due 2006 and our 8-7/8% Senior Subordinated Notes due 2008. Such bank also maintains normal banking relationships with us and may perform services for and transact other business with us from time to time in the ordinary course of business.

         The indenture and the provisions of the Trust Indenture Act incorporated by reference into the indenture will contain limitations on the rights of the trustee, should it become a creditor of ours, to obtain payment of claims or to realize on certain property received by it in respect of any such claims, as security or otherwise. The indenture will permit the trustee to engage in other transactions. If the trustee acquires any conflicting interest as defined in the Trust Indenture Act it must eliminate such conflict or resign. (Sections 6.8 and 6.9)

GOVERNING LAW

         The Indenture, the exchange notes and any Subsidiary Guarantees will be governed by the laws of the State of New York. (Section 15.10)

BOOK-ENTRY, DELIVERY AND FORM

         The existing notes were, and any exchange notes issued in exchange for existing notes tendered pursuant to The Depository Trust Company's Automated Tender Offer Program will be, issued in the form of one or more fully registered global certificates. Each global certificate will be deposited with the trustee who will hold the global certificate for The Depository Trust Company ("DTC"). Each global certificate will be registered in the name of DTC or its nominee.

         Except as set forth below, a global certificate may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. (Section 3.6)

         DTC has advised us as follows: It is a limited-purpose trust company which was created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in such securities between its participants through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by DTC only through participants or indirect participants.

         DTC has also advised that pursuant to procedures established by it:

         o upon our issuance of the exchange notes, DTC will credit the accounts of participants designated by the exchange agent with the principal amount of the exchange notes exchanged for existing notes, and

         o ownership of beneficial interests in any global certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC, with respect to participants' interests, the participants and the indirect participants.

         The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in a global certificate is limited to such extent.

         So long as DTC or its nominee is the registered owner of a global certificate, DTC or such nominee will be considered the sole owner or holder of the exchange notes for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global certificate will not be entitled to have exchange notes registered in their names, will not receive or be entitled to receive physical delivery of exchange notes in definitive form and will not be considered the owners or holders thereof under the indenture. (Section 3.6)

         Neither us, the trustee, the paying agent nor the registrar of the exchange notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

         Principal and interest payments on a global certificate registered in the name of DTC or its nominee will be made by us, either directly or through a paying agent, to DTC or its nominee as the registered owner of such global certificate. Under the terms of the indenture, we and the trustee will treat the persons in whose names the exchange notes are registered as the owners of those notes for the purpose of receiving payments of principal and interest on those notes and for all other purposes whatsoever, (Section 3.8) Therefore, neither us, the trustee nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the exchange notes to owners of beneficial interests in a global certificate. DTC has advised us and the trustee that its present practice is, upon receipt of any payment of principal or interest to credit immediately the accounts of the participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in a global certificate as shown on the records of DTC. Payments by participants and indirect participants to owners of beneficial interests in a global certificate will be governed by standing instructions and customary practices, as is now the cast with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such participants or indirect participants.

         As long as the exchange notes are represented by a global certificate, DTC's nominee will be the holder of the exchange notes and therefore will be the only entity that can exercise a right to repayment or repurchase of the exchange notes. See "--Repurchase at the Option of Holders--Change of Control" and "--Asset Sales." Notice by participants or indirect participants or by owners of beneficial interests in a global certificate held through such participants or indirect participants of the exercise of the option to elect repayment of beneficial interests in exchange notes represented by a global certificate must be transmitted to DTC in accordance with its procedures on a form required by DTC and provided to participants. In order to ensure that DTC's nominee will timely exercise a right to repayment with respect to a particular exchange note, the beneficial owner of such exchange note must instruct the broker or other participant or indirect participant through which it holds an interest in such exchange note to notify DTC of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant or indirect participant through which it holds an interest in a exchange note in order to ascertain the cutoff time by which such an instruction must be given in order for timely notice to be delivered to DTC.

         We will not be liable -for any delay in delivery of notices of the exercise of the option to elect repayment.

CERTIFICATED NOTES

         We will issue exchange notes in definitive form in exchange for a global certificate if, and only if, either:

         o DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days; or

         o an Event of Default has occurred and is continuing and the exchange notes registrar has received a request from DTC to issue exchange notes in definitive form in lieu of all or a portion of such global certificate.

In either instance, an owner of a beneficial interest in a global certificate will be entitled to have exchange notes equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such exchange notes in definitive form. Exchange notes so issued in definitive form will be issued in denomination of $10 and integral multiples thereof and will be issued in registered form only, without coupons. (Section 3.6)

MATERIAL DEFINITIONS

         Set forth below are definitions of some of the terms used in the indenture which we believe are material to an understanding of the indenture.

         "Acquired Indebtedness" means Indebtedness of a Person:

         o assumed in connection with an acquisition of properties or assets from such Person; or

         o outstanding at the time such Person becomes a Subsidiary of any other Person.

         Acquired Indebtedness does not include Indebtedness incurred in connection with, or in contemplation of, such acquisition or such Person becoming a Subsidiary. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of properties or assets from any Person or the date the acquired Person becomes a Subsidiary.

         "Adjusted Consolidated Net Tangible Assets" means, without duplication, as of the date of determination, the sum of:

         o Discounted future net cash flows from our and our Restricted Subsidiaries' proved oil and gas reserves calculated in accordance with SEC guidelines but before any state or federal income taxes, as estimated by a nationally recognized firm of independent petroleum engineers in a reserve report prepared as of the end of our most recently completed fiscal year. Discounted future net cash flows will be increased pursuant to clauses (1) and (2) below and decreased pursuant to clauses (3) and (4) below, as of the date of determination, by the estimated discounted future net cash flows, calculated in accordance with SEC guidelines but before any state or federal income taxes and utilizing the prices utilized in such year-end reserve report, from:

              (1) estimated proved oil and gas reserves acquired since the date of such year-end reserve report;

              (2) estimated oil and gas reserves attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to exploration, development, exploitation, production or other activities;

              (3) estimated proved oil and gas reserves produced or disposed of since the date of such year-end reserve report; and

              (4) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to exploration, development, exploitation, production or other activities.

In the case of each of the determinations made pursuant to clauses (1) through
(4) above, such increases and decreases shall be as estimated by our petroleum engineers, except that in the event there is a Material Change as a result of such acquisitions, dispositions, or revisions, then the discounted future net cash flows utilized for purposes of this clause shall be confirmed in writing by a nationally recognized firm of independent petroleum engineers.

         o The capitalized costs that are attributable to our and our Restricted Subsidiaries' oil and gas properties to which no proved oil and gas reserves are attributable, based on our books and records as of a date no earlier than the date of our latest annual or quarterly financial statements.

         o The Net Working Capital on a date no earlier than the date of our latest annual or quarterly financial statements.

         o    The greater of:

              (1) the net book value on a date no earlier than the date of our latest annual or quarterly financial statements, or

              (2) the appraised value, as estimated by independent appraisers, of our or our Restricted Subsidiaries' other tangible assets, including, without duplication, Investments in unconsolidated Restricted Subsidiaries, as of the date no earlier than the date of our latest audited financial statements.

Minus the sum of:

         o    Minority interests, other than a minority interest in a Finance
              Person.

         o Any of our or our Restricted Subsidiaries' net gas balancing liabilities reflected in our latest audited financial statements.

         o To the extent included in the first clause of this definition, the discounted future net cash flows, calculated in accordance with SEC guidelines but before any state or federal income taxes and utilizing the prices utilized in the Company's year-end reserve report, attributable to reserves which are required to be delivered to third parties to fully satisfy our and our Restricted Subsidiaries' obligations with respect to Volumetric Production Payments on the schedules specified with respect thereto.

         o The discounted future net cash flows, calculated in accordance with SEC guidelines but before any state or federal income taxes, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future not revenues specified in the first clause of this definition, would be necessary to fully satisfy our and our Restricted Subsidiaries' payment obligations with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

         "Adjusted Net Assets" of a Subsidiary Guarantor at any date means the amount by which the fair value of the properties and assets of such Subsidiary Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities, after giving effect to all other fixed and contingent liabilities incurred or assumed on such date, but excluding liabilities under its Subsidiary Guarantee, of such Subsidiary Guarantor at such date.

         "Affiliate" of any specified Person means:

         o any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; or

         o    any other Person who is a director or executive officer of:

              (1)     such specified Person; or

              (2) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.

         For the purposes of this definition, "control", as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

         "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition to any Person other than us or any of our Restricted Subsidiaries, including, without limitation, by way of merger or consolidation, (collectively, for purposes or this definition, a "transfer"), directly or indirectly, in one or a series of related transactions, of:

         o any Capital Stock of any Restricted Subsidiary held by us or any Restricted Subsidiary, other than directors' qualifying shares and shares owned by foreign shareholders to the extent required by applicable local laws in the foreign countries;

         o all or substantially all of our or any of our Restricted Subsidiaries' properties and assets; or

         o any other of our or any of our Restricted Subsidiaries' properties or assets other than:

              (1) a disposition of hydrocarbons or other mineral products, inventory, accounts receivable, cash, Cash Equivalents or other property in the ordinary course of business;

              (2) any lease, abandonment, disposition, relinquishment or farm-out of any oil and gas property in the ordinary course of business;

              (3) the liquidation of property or assets received in settlement of debts owing to us or any Restricted Subsidiary as a result of foreclosure, perfection or enforcement of any Lien or debt, which debts were owing to us or any Restricted Subsidiary in the ordinary course of our or such Restricted Subsidiary's business; or

              (4) the issuance and sale of Qualified Capital Stock by a Finance Person.

         For the purposes of this definition, the term "Asset Sale" shall not include:

         o any transfer of properties or assets that is governed by, and made in accordance with, the provisions described under "--Material Covenants--Merger, Consolidation or Sale of Assets";

         o any transfer of properties or assets to an Unrestricted Subsidiary, if permitted under the "Restricted Payments" covenant of the indenture; or

         o any transfer, in one or a series of related transactions, of properties or assets having a fair market value of less than $2,500,000.

         "Average Life" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing:

         o    The sum of the products of:

              (1) the number of years, and any portion thereof, from the date of determination to the date or dates of each successive scheduled principal payment, including, without limitation, any sinking fund or mandatory redemption payment requirements, of such Indebtedness, multiplied by

              (2)     the amount of each such principal payment; by

         o    the sum of all such principal payments.

         "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents in the equity interests, however designated, in such Person, and any rights other than debt securities convertible into an equity interest, warrants or options exercisable for, exchangeable for or convertible into such an equity interest in such Person. Our Capital Stock includes any Qualifying TECONS and any Eligible Convertible Securities.

         "Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of or other agreement conveying the right to use any property, whether real, personal or mixed, that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

         "Cash Equivalents" means:

         o any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof;

         o demand and time deposits and certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000;

         o commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of us and is organized under the laws of any state of the United States or the District or Columbia and rated at least A-1 by S&P or at least P-1 by Moody's;

         o repurchase obligations with a term of not more than seven days for underlying securities of the types described in the first clause above entered into with any commercial bank meeting the specifications of the second clause above;

         o overnight bank deposits and bankers' acceptances at any commercial bank meeting the qualifications specified in the second clause above;

         o deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in the second clause above but which is organized under the laws of any country in which we or any Restricted Subsidiary maintains an office or is engaged in the Oil and Gas Business, provided that:

              (1) all such deposits am required to be made in such accounts in the ordinary course of business,

              (2) such deposits do not at any one time exceed $5,000,000 in the aggregate, and

              (3) no funds so deposited remain on deposit in such bank for more than 30 days;

         o deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in the second clause above but which is a lending bank under any of our or any Restricted Subsidiary's credit facilities, provided all such deposits do not exceed $5,000,000 in the aggregate at any one time; and

         o investments in money market funds substantially all of whose assets comprise securities of the types described in any of the first five clauses above.

         "Change of Control" means the occurrence of any of the following events:

         o any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of our total Voting Stock;

         o we are merged with or into or consolidated with another Person and, immediately after giving effect to the merger or consolidation:

              (1) less than 50% of the total voting power of the outstanding Voting Stock of the surviving or resulting Person is then "beneficially owned" (within the meaning of Rule 13d-3 under the Exchange Act) in the aggregate by our stockholders immediately prior to such merger or consolidation, and

              (2) any "person" or "group" (as defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act) has become the direct or indirect "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the surviving or resulting Person;

         o we, either individually or in conjunction with one or more Restricted Subsidiaries, sell, assign, convey, transfer, lease or otherwise dispose of, or the Restricted Subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of, all or substantially all of our and the Restricted Subsidiaries' properties and assets, taken as a whole, either in one transaction or a series of related transactions, including Capital Stock of the Restricted Subsidiaries, to any Person other than us or a Wholly Owned Restricted Subsidiary,

         o during any consecutive two-year period, individuals who at the beginning of such period constituted our board of directors, together with any new directors whose election by such board of directors or whose nomination for election by our stockholders was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of our board of directors then in office; or

         o    our liquidation or dissolution; or

         o so long as any Existing Notes are outstanding, any other event constituting a Change of Control pursuant to the Indentures for the Existing Notes.

         "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

         "Consolidated Exploration Expenses" means, for any period, our and our Restricted Subsidiaries' exploration expenses for such period as determined on a consolidated basis in accordance with GAAP.

         "Consolidated Fixed Charge Coverage Ratio" means, for any period, the ratio of:

         o the sum of our and our Restricted Subsidiaries' Consolidated Net Income, Consolidated Interest Expense, the portion of Consolidated Exploration Expenses deducted in computing Consolidated Net Income, Consolidated Income Tax Expense and Consolidated Non-cash Charges deducted in computing Consolidated Net Income, in each case, for such period, on a consolidated basis, all determined in accordance with GAAP, decreased, to the extent included in determining Consolidated Net Income, by the sum of:

              (1) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments, and

              (2) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments; to

         o    the sum of such Consolidated Interest Expense for such period.

              Provided, however, that

         o the Consolidated Fixed Charge Coverage Ratio shall be calculated on the assumption that:

              (1) the Indebtedness to be incurred and all other Indebtedness incurred after the first day of the relevant period of fiscal quarters under the covenant described under "--Material Covenants--Incurrence of Indebtedness" through and including the date of determination and, if applicable, the application of the net proceeds therefrom, and from any other such Indebtedness, including to refinance other Indebtedness, had been incurred on the first day of, such period and, in the case of Acquired Indebtedness, on the assumption that the related transaction, whether by means of purchase merger or otherwise, also had occurred on such date with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation, and

              (2) any acquisition or disposition by us or any Restricted Subsidiary of any properties or assets outside the ordinary course of business, or any repayment of any principal amount of any of our or any Restricted Subsidiary's Indebtedness prior to the Stated Maturity thereof, in either case since the first day of such period through and including the date of determination, had been consummated on such first day of such period;

         o in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness required to be computed on a pro forma basis in accordance with the covenant described under "--Material Covenants--Incurrence of Indebtedness" and:

              (1) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period, and

              (2) which was not outstanding during the period for which the computation is being made but which bears, at our option, a fixed or floating rate of interest, shall be computed by applying, at our option, either the fixed or floating rate;

         o in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility required to be computed on a pro forma basis in accordance with the covenant described under "--Material Covenants--Incurrence of Indebtedness" shall be computed based upon the average daily balance of such Indebtedness during the applicable period, provided that such average daily balance shall be reduced by the amount of any repayment of Indebtedness under a revolving credit facility during the applicable period, which repayment permanently reduced the commitments or amounts available to be reborrowed under such facility,

         o notwithstanding the second and third clauses of this proviso, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements;

         o in making such calculation, Consolidated Interest Expense shall exclude interest attributable to Dollar-Denominated Production Payments; and

         o if after the first day of the period referred to in the first clause of this definition, we have retired any Indebtedness out of the net cash proceeds of the issue and sale of our Qualified Capital Stock within 30 days of such issuance and sale, Consolidated Interest Expense shall be calculated on a pro forma basis as if such Indebtedness had been retired on the first day of such period.

         For the purpose of the covenant described under "--Material Covenants--Incurrence of Indebtedness," if we incur Indebtedness, including Acquired Indebtedness but excluding Permitted Indebtedness:

         o on any date which is on or before March 31, 2000, we will determine our Consolidated Fixed Charge Coverage Ratio for the full fiscal quarter or quarters, as the case may be, commencing on April 1, 1999 and ending on or prior to such date; and

         o on any date which is after March 31, 2000, we will determine our Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding such date.

         "Consolidated Income Tax Expense" means, for any period, the provision for our and our Restricted Subsidiaries' federal, state, local and foreign income taxes, including any state franchise taxes accounted for as income taxes in accordance with GAAP, for such period as determined on a consolidated basis in accordance with GAAP.

         "Consolidated Interest Expense" means, for any period, without duplication, the sum of:

         o our and our Restricted Subsidiaries' interest expense for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, to the extent attributable to such period:

              (1)     any amortization of debt discount,

              (2) the net cost under Interest Rate Protection Obligations, including any amortization of discounts,

              (3) the interest portion of any deferred payment obligation constituting Indebtedness,

              (4) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, and

              (5)     all accrued interest;

         o to the extent any Indebtedness of any Person other than us or a Restricted Subsidiary is guaranteed by us or any Restricted Subsidiary, the aggregate amount of interest paid, to the extent not accrued in a prior period, or accrued by such other Person during such period attributable to any such Indebtedness, in each case to the extent attributable to that period;

         o the aggregate amount of the interest component of Capitalized Lease Obligations paid, to the extent not accrued in a prior period, accrued and/or scheduled to be paid or accrued by us and our Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP; and

         o the aggregate amount of dividends paid, to the extent not accrued in a prior period, or accrued on our and our Restricted Subsidiaries' Redeemable Capital Stock, to the extent such Redeemable Capital Stock is owned by Persons other than us or our Restricted Subsidiaries, and to the extent such dividends are not paid in Common Stock.

         The following shall not be included in the calculation of Consolidated Interest Expense:

         o Amortization of our and our Restricted Subsidiaries' capitalized debt issuance costs during such period;

         o    fees and expenses associated with the exchange offer;

         o    dividends on Qualifying TECONS; and

         o    non-cash interest on Eligible Convertible Securities.

         "Consolidated Net Income" means, for any period, our and our Restricted Subsidiaries' consolidated net income (or loss) for such period as determined in accordance with GAAP, adjusted by excluding:

         o net after-tax extraordinary gains or losses, less all fees and expenses relating thereto;

         o net after-tax gains or losses, less all fees and expenses relating thereto, attributable to Asset Sales;

         o the net income (or net loss) of any Person, other than us or any of our Restricted Subsidiaries, in which we or any of our Restricted Subsidiaries has an ownership interest, except to the extent of the amount of dividends or other distributions or interest on indebtedness actually paid to us or any of our Restricted Subsidiaries in cash by such other Person during such period, regardless of whether such cash dividends, distributions or interest on indebtedness is attributable to net income (or net loss) of such Person during such period or during any prior period;

         o net income (or net loss) of any Person combined with us of any of our Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination;

         o the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

         o fees and expenses associated with the exchange offer, to the extent deducted in determining consolidated net income (or loss);

         o    dividends paid on Qualifying TECONS;

         o non-cash interest on Eligible Convertible Securities, to the extent deducted in determining consolidated net income (or loss);

         o Consolidated Exploration Expenses and any writedowns or impairments of noncurrent assets less an amount equal to the amortization on a quarterly basis of the cumulative Consolidated Exploration Expenses and writedowns or impairments of non-current assets, calculated as two and one-half percent of the cumulative net balance of such costs; and

         o for purposes of calculating the Consolidated Fixed Charge Coverage Ratio with respect to periods ending on or prior to March 31, 2000, net gains or losses on oil and natural gas price hedging arrangements during such periods.

         "Consolidated Net Worth" means, at any date, our and our Restricted Subsidiaries' consolidated stockholders' equity less the amount of such stockholders' equity attributable to our and our Restricted Subsidiaries' Redeemable Capital Stock or treasury stock, as determined in accordance with GAAP.

         "Consolidated Non-Cash Charges" means, for any period, our and our Restricted Subsidiaries' aggregate depreciation, depletion, amortization and other non-cash expenses reducing Consolidated Net Income for such period, determined on a consolidated basis in accordance with GAAP, excluding any such non-cash charge to the extent required as an accrual of or reserve for cash charges for any future period.

         "Credit Facility" means that certain Second Restated Credit Agreement among us, certain of our Subsidiaries, Bank of America, N.A., as Administrative Agent, Morgan Guaranty Trust Company of New York, as Documentation Agent, and certain lenders named therein, as the same may be amended, modified, supplemented, extended, restated, replaced, renewed or refinanced from time to time.

         "Default" means any event that is or with the passage or time or the giving of notice or both would be an Event of Default.

         "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which our board of directors is required to deliver a resolution of the board of directors under the indenture, a member of our board of directors who does not have any material direct or indirect financial interest other than an interest arising solely from the beneficial ownership of our Capital Stock in or with respect to such transaction or series of transactions.

         "Dollar-Denominated Production Payments" means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

         "Eligible Convertible Securities" means any security issued by us that:

         o    is subordinated in right of payment to the exchange notes,

         o has a final Stated Maturity at least 91 days after the final Stated Maturity of the exchange notes, and

         o by its terms or by the terms of any security into which it is convertible or by contract or otherwise requires no scheduled payments, including principal, premium, interest and fees, prior to its final Stated Maturity, other than payments payable only in shares of our Common Stock or in options, warrants or other rights to purchase our Common Stock.

         "Equity Offering" means a bona fide underwritten sale to the public of our Common Stock pursuant to a registration statement, other than on Form S-8 or any other form relating to securities issuable under any employee benefit plan of ours, that is declared effective by the SEC following the Issue Date.

         "Event of Default" has the meaning set forth above under the caption "--Events of Default and Remedies."

         "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor act thereto.

         "Exchanged Properties" means properties or assets used or useful in the Oil and Gas Business received by us or a Restricted Subsidiary, whether directly or indirectly through the acquisition of the Capital Stock of a Person holding such assets so that such Person becomes our

Wholly Owned Restricted Subsidiary, in trade or as a portion of the total consideration for such other properties or assets.

         "Existing TECONS" means our Obligated Mandatorily Redeemable Convertible Preferred Securities issued by Nuevo Financing I, a statutory business trust wholly owned by us, on December 23, 1996, in an aggregate liquidation amount of $115.0 million.

         "Finance Person" means a Subsidiary of ours, the Common Stock of which is owned by us, that does not engage In any activity other than:

         o the holding of Subordinated Indebtedness with respect to which payments of interest on such Subordinated Indebtedness can, at the election of the issuer thereof, be deferred for one or more payment periods;

         o the issuance of Qualifying TECONS and Common Stock and/or debt securities; and

         o    any activity necessary, incidental or related to the foregoing

         "GAAP" means generally accepted accounting principles, consistently applied, that are set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, which were effective as of June 8, 1998.

         The term "guarantee" means, as applied to any obligation:

         o a guarantee, other than by endorsement of negotiable instruments or documents for collection in the ordinary course of business, direct or indirect, in any manner, of any part or all of such obligation; and

         o an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance, or payment of damages in the event of non-performance, of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit;

         A guarantee by any Person shall not include a contractual commitment by one Person to invest in another Person provided that such Investment is otherwise permitted by the indenture. When used as a verb, "guarantee" shall have a corresponding meaning.

         "Guarantor Senior Indebtedness" means the principal of, premium, if any, on, interest on, including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, and other amounts due on or in connection with, including any fees, premiums, expenses, including costs of collection, and indemnities, any Indebtedness of a Subsidiary Guarantor, whether outstanding on the date of the indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness will be pari passu with or subordinated in right of payment to its Subsidiary Guarantee. Notwithstanding the foregoing, Guarantor Senior Indebtedness of a Subsidiary Guarantor will not include:

         o Indebtedness of such Subsidiary Guarantor evidenced by its Subsidiary Guarantee;

         o Indebtedness of such Subsidiary Guarantor that is expressly pari passu with its Subsidiary Guarantee or is expressly subordinated in right of payment to any Guarantor Senior Indebtedness of such Subsidiary Guarantor or its Subsidiary Guarantee;

         o Indebtedness of such Subsidiary Guarantor to the extent incurred in violation of the "Incurrence of Indebtedness" covenant of the indenture;

         o Indebtedness of such Subsidiary Guarantor to us or any of our other Subsidiaries or to any Affiliate of us or any Subsidiary of such Affiliate; and

         o any Indebtedness which when incurred and without regard to any election under Section 1111(b) of the Federal Bankruptcy Code is without recourse to such Subsidiary Guarantor.

         "Holder" means a Person in whose name an exchange note is registered in the Note Register.

         "Indebtedness" means, with respect to any Person, without duplication:

         o all liabilities of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade accounts payable and other accrued current liabilities incurred in the ordinary course of business, and all liabilities of such Person incurred in connection with any letters of credit, bankers' acceptances or other similar credit transactions or any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock outstanding on the date of the indenture or thereafter, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP;

         o all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP;

         o all Indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, but excluding trade accounts payable arising in the ordinary course of business;

         o    all Capitalized Lease Obligations of such Person;

         o all Indebtedness referred to in the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by, or for which the holder of such Indebtedness has an existing right to be secured by, any Lien upon property, including, without limitation, accounts and contract rights, owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured);

         o all guarantees by such Person of Indebtedness referred to in this definition, including, with respect to any Production Payment, any warranties or guaranties of production or payment by such Person with respect to such Production Payment but excluding other contractual obligations of such Person with respect to such Production Payment;

         o all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends; and

         o all obligations of such Person under or in respect of currency exchange contracts, oil or natural gas price hedging arrangements and Interest Rate Protection Obligations.

         Indebtedness shall not include either Eligible Convertible Securities or Qualifying TECONS and Indebtedness, including guarantees thereof, relating to Qualifying TECONS and held by a Finance Person; provided, however, Indebtedness shall include Existing TECONS and, for purposes of the seventh clause under "--Events of Default and Remedies" only, debt securities issued in connection with Eligible Convertible Securities and debt securities issued in connection with Qualifying TECONS shall be deemed to be Indebtedness. Subject to the sixth clause of the first sentence of this definition, neither Dollar-Denominated Production Payments nor Volumetric Production Payments shall be deemed to be Indebtedness.

         For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock; provided, however, that if such Redeemable Capital Stock is not at the date of determination permitted or required to be repurchased, the "maximum fixed repurchase price" shall be the book value of such Redeemable Capital Stock.

         "Interest Rate Protection Obligations" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by Such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements or arrangements designed to protect against or manage such Person's and any of its Subsidiaries' exposure to fluctuations in interest rates.

         "Investment" means, with respect to any Person, any direct or indirect advance, loan, guarantee of Indebtedness or other extension of credit or capital contribution by means of any transfer of cash or other property or assets to others or any payment for property, assets or services for the account or use of others, or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities, including derivatives, or evidences of Indebtedness issued by, any other Person. In addition, the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an "Investment" made by us in such Unrestricted Subsidiary at such time, and the designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall result in a return of an "Investment" in an amount not to exceed the lesser of (x) the book value of the Investments previously made in such Unrestricted Subsidiary that were treated as Restricted Payments, and (y) the fair market value of such Unrestricted Subsidiary. "Investments" shall exclude:

         o extensions of trade credit under a joint operating agreement or otherwise in the ordinary course of business, workers' compensation, utility, lease and similar deposits and prepaid expenses made in the ordinary course of business;

         o Interest Rate Protection Obligations entered into in the ordinary course of business or as required by any Permitted Indebtedness or any other Indebtedness incurred in compliance with the "Incurrence of Indebtedness" covenant, but only to the extent that the stated aggregate notional amounts of such Interest Rate Protection Obligations do not exceed 105% of the aggregate principal amount of such Indebtedness to which such Interest Rate Protection Obligations relate;

         o bonds, notes, debentures or other securities received in compliance with the "Asset Sales" covenant; and

         o endorsements of negotiable instruments and documents for collection in the ordinary course of business.

         "Issue Date" means the date on which the exchange notes were first issued under the indenture.

         "Lien" means any mortgage, charge, pledge, statutory or other, lien, security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance or similar agreement or preferential arrangement of any kind or nature whatsoever, including, without limitation, any agreement to give or grant a Lien or any lease, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing, upon or with respect to any property of any kind. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

         "Liquid Securities" means securities:

         o    of an issuer that is not an Affiliate of us; and

         o that are publicly traded on the New York Stock Exchange, the American Stock Exchange, the Toronto Stock Exchange, the Australian Stock Exchange, the London Stock Exchange or the NASDAQ National Market.

         Securities meeting the requirements of the two preceding clauses shall be treated as Liquid Securities from the date of receipt thereof until and only until the earlier of:

         o the date on which such securities, or securities exchangeable for, or convertible into, such securities, are sold or exchanged for cash or Cash Equivalents; and

         o    180 days following the date of receipt of such securities.

         If such securities, or securities exchangeable for, or convertible into, such securities, are not sold or exchanged for cash or Cash Equivalents within 180 days of receipt thereof, for purposes of determining whether the transaction pursuant to which we or a Restricted Subsidiary received the securities was in compliance with the provisions of the indenture described under "--Repurchase at the Option or Holders--Asset Sales," such securities shall be deemed not to have been Liquid Securities until 181 days following the date of receipt of such securities.

         "Material Change" means an increase or decrease, excluding changes that result solely from changes in prices, of more than 30% during a fiscal quarter in the estimated discounted future net cash flows from our and our Restricted Subsidiaries' proved oil and gas reserves, calculated in accordance with the first clause of the definition of Adjusted Consolidated Net Tangible Assets; provided, however, that the following will be excluded from the calculation of Material Change:

         o any acquisitions during the quarter of oil and gas reserves that have been estimated by a nationally recognized firm of independent petroleum engineers and on which a report or reports exist; and

         o any disposition of properties held at the beginning of such quarter that have been disposed of as provided in the covenant described under the caption "--Repurchase at the Option of Holders--Asset Sales."

         "Material Subsidiary" means, at any particular time, as shown on our and our Restricted Subsidiaries' consolidated financial statements for our most recently completed fiscal year, any Restricted Subsidiary that, together with its Subsidiaries:

         o accounted for more than 5% of our and our Restricted Subsidiaries' consolidated revenues for such fiscal year; or

         o was the owner of more than 5% of our and our Restricted Subsidiaries' consolidated assets at the end of such fiscal year.

         "Maturity" means, with respect to any new note, the date on which any principal of such exchange note becomes due and payable as provided therein or in the indenture, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

         "Moody's" means Moody's Investors Service, Inc. and its successors.

         "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form or cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents except to the extent that such obligations are financed or sold with recourse to us or any Restricted Subsidiary, net of:

         o brokerage commissions and other fees and expenses, including fees and expenses of legal counsel and investment banks related to such Asset Sale,

         o    provisions for all taxes payable as a result of such Asset Sale;

         o amounts required to be paid to any Person other than us or any Restricted Subsidiary owning a beneficial interest in the assets subject to the Asset Sale; and

        o appropriate amounts to be provided by us or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP consistently applied against any liabilities associated with such Asset Sale and retained by us or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Cash Proceeds.

         "Net Working Capital" means, as set forth in our consolidated financial statements prepared in accordance with GAAP:

         o    all of our and our Restricted Subsidiaries' current assets, less

         o all of our and our Restricted Subsidiaries' current liabilities, except current liabilities included in Indebtedness.

         "Non-payment Event of Default" means any event, other than a Payment Event of Default, the occurrence of which, with or without notice or the passage of time, entities one or more Persons to accelerate the maturity of any Specified Senior Indebtedness.

         "Non-Recourse Purchase Money Indebtedness" means:

         o our and any Restricted Subsidiary's Indebtedness, other than Capital Lease Obligations, incurred in connection with the acquisition by us or such Restricted Subsidiary in the ordinary course of business of fixed assets used in the Oil and Gas Business, including office buildings and other real property used by us or such Restricted Subsidiary in conducting our or its operations; and

         o    any renewals and refinancings of such Indebtedness.

         For Indebtedness described in the two preceding clauses to qualify as Non-Recourse Purchase Money Indebtedness, the holders of such Indebtedness must agree that they will look solely to the fixed assets so acquired which secure such Indebtedness, subject to customary exceptions such as indemnifications for environmental, title, fraud and other matters, and neither we nor any Restricted Subsidiary may;

         (1)      be directly or indirectly liable for such Indebtedness; or

         (2) provide credit support, including any undertaking, guarantee, agreement or instrument that would constitute Indebtedness, other than the grant of a Lien on such acquired fixed assets.

         "Note Register" means the register maintained by or for us in which we shall provide for the registration of the exchange notes and of transfer of the notes.

         "Oil and Gas Business" means:

         o the acquisition, exploration, development, operation and disposition of interests in oil, gas and other hydrocarbon properties;

         o the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or properties;

         o any business relating to or arising from exploration for or development, production, treatment, processing, storage, transportation or marketing of oil, gas and other minerals and products produced in association therewith;

         o any power generation and electrical transmission business in a jurisdiction outside of North America where fuel required by such business is supplied, directly or indirectly, from production reserves substantially from blocks in which we or our Restricted Subsidiaries participate; and

         o any activity necessary, appropriate or incidental to the activities described in the foregoing clauses of this definition.

         "OPIC Facility" means that certain Finance Agreement dated December 28, 1994, among The Nuevo Congo Company, The Congo Holding Company, and the Overseas Private Investment Corporation, as such agreement may be amended, modified, supplemented, extended, restated, replaced, renewed or refinanced from time to time in one or more credit agreements, loan agreements, instruments or similar agreements, as such may be further amended, modified, extended, restated, replaced, renewed or refinanced.

         "Pari Passu Indebtedness" means any of our Indebtedness that is pari passu in right of payment to the exchange notes, including, without limitation, the existing notes, our 8 7/8% Senior Subordinate Notes due 2008, Series B and our 9 1/2% Senior Subordinate Notes due 2006.

         "Payment Event of Default" means any default in the payment or required prepayment of principal of, premium, if any, on or interest on any Specified Senior Indebtedness when due, whether at final maturity, upon scheduled installment, upon acceleration or otherwise.

         "Permitted Indebtedness" means any of the following:

         o Indebtedness under the Credit Facility in an aggregate principal amount at any one time outstanding not to exceed the greater of:

              (1) $400,000,000, less any amounts of principal of such Indebtedness repaid using the Net Cash Proceeds of an Asset Sale pursuant to the covenant described under "--Repurchase at the Option of Holders--Asset Sales" and any amounts of principal of such Indebtedness refinanced pursuant to the tenth clause of this definition; or

              (2)     the borrowing base thereunder,

         provided, both subclauses (1) and (2) shall include any guarantee of any such Indebtedness and any fees, premiums, expenses, including costs of collection, indemnities and other amounts payable in connection with such Indebtedness;

         o Indebtedness under the existing notes issued in the exchange offer and any Subsidiary Guarantees relating thereto or to any exchange notes;

         o Indebtedness outstanding on June 8, 1998, including, without limitation, the existing notes, our 8 7/8% Senior Subordinate Notes due 2008, Series B and our 9 1/2% Senior Subordinate Notes due 2006, and additional Indebtedness permitted to be incurred pursuant to commitments existing under the OPIC Facility on June 8, 1998;

         o our and our Restricted Subsidiaries' obligations pursuant to Interest Rate Protection Obligations, but only to the extent that the stated aggregate notional amounts of such obligations do not exceed 105% of the aggregate principal amount of the Indebtedness covered by such Interest Rate Protection Obligations; obligations under currency exchange contracts entered into in the ordinary course of business and hedging arrangements that we or a Restricted Subsidiary enter into in the ordinary course of business for the purpose of protecting our or its production against fluctuations in oil or natural gas prices;

        o our Indebtedness to a Wholly Owned Restricted Subsidiary or a Finance Person and Indebtedness of a Restricted Subsidiary to us or a Wholly Owned Restricted Subsidiary or a Finance Person; provided, however, that upon any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Wholly Owned Restricted Subsidiary ceasing to be a Wholly Owned Restricted Subsidiary or such Finance Person ceasing to be a Finance Person, as the case may be, any other subsequent transfer of any such Indebtedness except to us or a Wholly Owned Restricted Subsidiary or Finance Person, such Indebtedness shall be deemed, in each case, to be incurred and shall be treated as an incurrence for purposes of the "Incurrence of Indebtedness" covenant at the time the Wholly Owned Restricted Subsidiary or Finance Person in question ceased to be a Wholly Owned Restricted Subsidiary or Finance Person, as the case may be;

         o in-kind obligations relating to net gas balancing positions arising in the ordinary course of business and consistent with past practice;

         o Indebtedness in respect of bid, performance or surety bonds issued for our or any Restricted Subsidiary's account in the ordinary course of business, including guaranties and letters of credit supporting such bid, performance or surety obligations, in each case other than for an obligation for money borrowed;

         o any guarantee of Senior Indebtedness or Guarantor Senior Indebtedness, incurred in compliance with the "Incurrence of Indebtedness" covenant, by us or a Restricted Subsidiary;

         o    Non-Recourse Purchase Money Indebtedness,

         o any renewals substitutions, exchanges, refinancings or replacements (each, for purposes of this clause, a "refinancing") by us or a Restricted Subsidiary of any Indebtedness incurred pursuant to the provisions of the "Incurrence of Indebtedness" covenant or pursuant to clause one, two or three of this definition, including any successive refinancings by us or such Restricted Subsidiary, so long as:

              (1) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount, or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination, so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by us or such Restricted Subsidiary as necessary to accomplish such refinancing, plus the amount of our or such Restricted Subsidiary's expenses incurred in connection with such refinancing,

              (2) in the case or any refinancing of our Indebtedness that is not Senior Indebtedness, such new Indebtedness is either pari passu with the exchange notes or subordinated to the exchange notes at least to the same extent as the Indebtedness being refinanced,

              (3) in the case of any refinancing of our Indebtedness pursuant to clause one, such new Indebtedness is either Pari Passu Indebtedness or Subordinated Indebtedness and has a final Stated Maturity at least 91 days after the final Stated Maturity of the exchange notes, and

              (4) such new Indebtedness has an Average Life equal to or longer than the Average Life of the Indebtedness being refinanced and a final Stated Maturity equal to or later than the final Stated Maturity of the Indebtedness being refinanced;

         o any additional Indebtedness in an aggregate principal amount not to exceed $25.0 million.

         "Permitted Investments" means any of the following:

         o    Investments in Cash Equivalents;

         o    Investments in us or any of our Restricted Subsidiaries;

         o Investments in any amount not to exceed $10,000,000 at any one time outstanding;

         o Investments by us or any of our Restricted Subsidiaries in another Person, if as a result of such Investment:

              (1)     such other Person becomes a Restricted Subsidiary, or

              (2) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its properties and assets to, us or a Restricted Subsidiary;

         o investments and expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as a means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil and gas through agreements, transactions, interests or arrangements which permit a Person to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Oil and Gas Business jointly with third parties, including, without limitation:

              (1) ownership interests in oil and gas properties or gathering systems, and

              (2) Investments and expenditures in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, general or limited partnership agreements, subscription agreements, stock purchase agreements and other similar agreements with third parties, including Unrestricted Subsidiaries;

         o entry into any hedging arrangements in the ordinary course of business for the purpose of protecting our or any Restricted Subsidiary's production against fluctuations in oil or natural gas prices;

         o entry into any currency exchange contract in the ordinary course of business;

         o Investments in obligations or securities received as a result of any Asset Sale;

         o advances and loans to officers, directors and employees in the ordinary course of business;

         o Investments pursuant to any agreement or obligation in effect on June 8, 1998;

         o Investments in obligations or securities received in settlement of debts owing to us or a Restricted Subsidiary as a result of bankruptcy or insolvency proceeding or upon the foreclosure, perfection or enforcement of any Lien in favor of us or a Restricted Subsidiary, in each case as to debt owing to us or a Restricted Subsidiary that arose in the ordinary course of our or any such Restricted Subsidiary's business; and

         o contributions to Unrestricted Subsidiaries of our interests in 24 undeveloped federal leases offshore California, known as the COOGER acreage, included in seven units, Bonita, Sword, Point Sal, Gato Canyon, Lion Rock, Purisina Point and Santa Maria.

         "Permitted Junior Securities" means any of our or any successor obligor's equity securities or subordinated debt securities with respect to the Senior Indebtedness provided for by a plan of reorganization or readjustment that, in the case of any such subordinated debt securities, are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to substantially the same degree as, or to a greater extent than, the exchange notes are so subordinated as provided in the indenture.

         "Permitted Liens" means the following types of Liens:

         o Liens existing as of Juno 8, 1998, and any renewal, extension, refunding, exchange or refinancing of any such Lien provided that thereafter such Lien extends only to the properties that were subject to such Lien prior to the renewal, extension, refunding, exchange or refinancing thereof,

         o Liens securing the exchange notes or the Subsidiary Guarantees relating thereto; and

         o    Liens in favor of us.

         "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents, however designated, of such Person's preferred or preference stock, whether now outstanding or issued after the date of the indenture, including, without limitation, all classes and series of preferred or preference stock of such Person.

         "Production Payments" means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

         "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock, provided that, with respect to us, Qualified Capital Stock includes, without limitation, any Qualifying TECONS and any Eligible Convertible Securities.

         "Qualifying TECONS" means preferred trust securities or similar securities issued by a Finance Person after June 8, 1998.

         "Redeemable Capital Stock" means any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final

Stated Maturity of the exchange notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity; provided, however, that Redeemable Capital Stock shall not include any security by virtue of the fact that it may be exchanged or converted at the option of the holder or at our option for our Common Stock,

         "Restricted Subsidiary" means any Subsidiary of ours, whether existing on or after the date of the indenture, unless such Subsidiary is an Unrestricted Subsidiary or is designated as an Unrestricted Subsidiary pursuant to the terms of the indenture.

         "S&P" means Standard and Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

         "Senior Indebtedness" means the principal of, premium, if any, on, interest on, including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, and other amounts due on or in connection with, including any fees, premiums, expenses, including costs of collection, and indemnities, any of our Indebtedness, whether outstanding on the date of the indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness will be pari passu with or subordinated in right of payment to the exchange notes. Notwithstanding the foregoing, "Senior Indebtedness" will not include:

         o    Indebtedness evidenced by the exchange notes;

         o our Indebtedness that is Pari Passu Indebtedness or is expressly subordinated in right of payment to any other of our Indebtedness;

         o    Indebtedness that is represented by Redeemable Capital Stock,

         o our Indebtedness to the extent incurred in violation of the covenant described under "--Material Covenants--Incurrence of Indebtedness;"

         o our Indebtedness to any of our Subsidiaries or any other Affiliate of ours or any subsidiary of such Affiliate; and

         o Indebtedness which when incurred and without regard to any election under Section 1111(b) of the Federal Bankruptcy Code is without recourse to us.

         "Specified Property Sales" means the sales of any of our and our Restricted Subsidiaries'

         o East Texas Oil and gas properties sold in January 1999 and described under "Summary--Recent Developments;" and

         o real properties, other than our or our Restricted Subsidiaries' mineral interests, owned on the date of the indenture and located in the Counties of Fresno, Kern, Kings, Los Angeles, Orange, Santa Barbara, and Ventura in the State of California.

         "Specified Senior Indebtedness" means:

         o all of our Senior Indebtedness in respect of the Credit Facility and any renewals, amendments, extensions, supplements, modifications, deferrals, refinancings, or replacements (each, for purposes of this definition, a "refinancing") thereof by us, including any successive refinancings thereof by us; and

         o any other Senior Indebtedness and any refinancings thereof by us having a principal amount of at least $10,000,000 as of the date of determination and provided that the agreements, indentures or other instruments evidencing such Senior Indebtedness or pursuant to which such Senior Indebtedness was issued specifically designates such Senior Indebtedness as "'Specified Senior Indebtedness" for purposes of the indenture.

         For purposes of this definition, a refinancing of any Specified Senior Indebtedness shall be treated as a Specified Senior Indebtedness only if the Indebtedness issued in such refinancing ranks or would rank pari passu with the Specified Senior Indebtedness refinanced and only if Indebtedness issued in such refinancing is permitted by the covenant described under "--Material Covenants--Incurrence of Indebtedness."

         "Stated Maturity" means, when used with respect to any note or any installment of interest thereon, the date specified in such new note as the fixed date on which the principal of such exchange note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness or any installment of interest thereon, means the date specified in the instrument evidencing or governing such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest is due and payable.

         "Subordinated Indebtedness" means our Indebtedness which is expressly subordinated in right of payment to the exchange notes.

         "Subsidiary" means, with respect to any Person:

         o a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof; or

         o any other Person other than a corporation, including, without limitation, a joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, have at least majority ownership interest entitled to vote in the election of directors, managers, trustees or other Persons performing similar functions.

         "Subsidiary Guarantee" means an unconditional, unsecured, senior subordinated guarantee of the exchange notes by any Restricted Subsidiary pursuant to the terms of the indenture.

         "Subsidiary Guarantor" means, unless released from their Subsidiary Guarantees as permitted by the indenture, any Restricted Subsidiary that becomes a guarantor of the exchange notes in compliance with the provisions of the indenture and executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the indenture.

         "Unrestricted Subsidiary" means:

         o any Subsidiary of ours that at the time of determination will be designated an Unrestricted Subsidiary by our board of directors as provided below; and

         o    any Subsidiary of an Unrestricted Subsidiary.

         Our board of directors may designate any Subsidiary of ours as an Unrestricted Subsidiary so long as:

         o neither we nor any Restricted Subsidiary is directly or indirectly liable pursuant to the terms of any Indebtedness of such Subsidiary;

         o no default with respect to any Indebtedness of such Subsidiary would permit, upon notice, lapse of time or otherwise, any holder of any of our or any Restricted Subsidiary's other Indebtedness to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity;

         o neither we nor any Restricted Subsidiary has made an Investment in such Subsidiary unless such Investment was made pursuant to, and in accordance with, the "Restricted Payments" covenant, other than Investments of the type described in the fourth and twelfth clauses of the definition of Permitted Investment; and

         o such designation shall not result in the creation or imposition of any Lien on any of our or any Restricted Subsidiary's properties, other than any Permitted Lien or any Lien the creation or imposition of which shall have been in compliance with the "Liens" covenant.

         With respect to the first clause of the second paragraph of this definition, we or a Restricted Subsidiary may be liable for Indebtedness of an Unrestricted Subsidiary if:

         o such liability constituted a Permitted Investment or a Restricted Payment permitted by the "Restricted Payments" covenant, in each case at the time of incurrence; or

         o the liability would be a Permitted Investment at the time of designation of such Subsidiary as an Unrestricted Subsidiary.

         Any such designation by our board of directors shall be evidenced to the trustee by filing a board resolution with the trustee giving effect to such designation. Our board of directors may designate any Unrestricted Subsidiary as a Restricted Subsidiary if, immediately after giving effect to such designation:

         o no Default or Event of Default shall have occurred and be continuing;

         o we could incur $1.00 of additional Indebtedness, other than Permitted Indebtedness, under the "Incurrence of Indebtedness" covenant; and

         o if any of our or any of our Restricted Subsidiaries' properties or assets would upon such designation become subject to any Lien, other than a Permitted Lien, the creation or imposition of such Lien shall have been in compliance with the "Liens" covenant.

         "Volumetric Production Payments" means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

         "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person, irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency.

         "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary to the extent:

         o all of the Capital Stock or other ownership interests in such Restricted Subsidiary, other than any directors' qualifying shares mandated by applicable law, is owned directly or indirectly by us; or

         o such Restricted Subsidiary is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Restricted Subsidiary to transact business in such foreign jurisdiction, provided that we, directly or indirectly, own the remaining Capital Stock or ownership interest in such Restricted Subsidiary and, by contract or otherwise, control the management and business of such Restricted Subsidiary and derive the economic benefits of ownership of such Restricted Subsidiary to substantially the same extent as if such Restricted Subsidiary were a wholly owned Subsidiary.

                               REGISTRATION RIGHTS

         We have entered into a registration agreement with the dealer managers under which we have agreed, for the benefit of the holders of the existing notes, at our cost, to use our reasonable best efforts:

         o to file with the SEC the registration statement of which this prospectus is a part related to the exchange offer of the exchange notes by November 11, 1999;

         o to cause this exchange offer registration statement to be declared effective under the Securities Act by January 17, 2000;

         o to keep this exchange offer registration statement effective until the closing of the exchange offer; and

         o    to cause this exchange offer to be completed by February 16, 2000.

         The registration agreement shall be governed by, and construed under, the laws of the State of New York. If you have further questions about registration rights, you should refer to the registration agreement, a copy of which is available upon request to us. The registration agreement is also attached as an exhibit to this registration statement. In addition, the information described above under "The Exchange Offer" concerning interpretations of and positions taken by the staff of the SEC is not intended to constitute legal advice, and prospective investors should consult their own advisors on these matters.

                              PLAN OF DISTRIBUTION


         Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for existing notes where the existing notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale, if required under applicable securities laws and upon prior written request.

         We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to those prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of exchange notes and any commission or concessions received by such person may be considered underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be regarded as admitting that it is an "underwriter", within the meaning of the Securities Act.

         For a period of 90 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the existing notes, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the existing notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         The validity of the issuance of the exchange notes will be passed upon by our attorneys, Haynes and Boone, L.L.P., Houston, Texas.

                                     EXPERTS


         The consolidated financial statements of Nuevo Energy Company as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998 included in the prospectus and the registration statement have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, and upon the authority of such firm as experts in accounting and auditing. The report of KPMG LLP refers to the retroactive effect of a change in accounting for oil and gas properties from the full cost method to the successful efforts method.


         Information about our estimated net proved reserves and the future net cash flows attributable to these reserves as of December 31, 1998 and 1997 was prepared by Ryder Scott Company, L.P. and our estimated net proved reserves and future cash flows attributable to those reserves as of December 31, 1996 was prepared by Ryder Scott Company, L.P. and Poco Oil Co. Information about our estimated net proved reserves and the future net cash flows attributable to these reserves as of June 30, 1999 was prepared by our internal reserve engineers.

                          GLOSSARY OF OIL AND GAS TERMS

TERMS USED TO DESCRIBE QUANTITIES OF OIL AND NATURAL GAS

         o Bbl -- One stock tank barrel, or 42 US gallons liquid volume, of crude oil or other liquid hydrocarbons.

         o    Bcf -- One billion cubic feet of natural gas.

         o    Bcfe -- One billion cubic feet of natural gas equivalent.

         o BOE-- One barrel of oil equivalent, converting gas to oil at the ratio of 6 Mcf of gas to 1 Bbl of oil.

         o    MBbl -- One thousand Bbls.

         o    Mcf -- One thousand cubic feet of natural gas.

         o    MMBbl -- One million Bbls of oil or other liquid hydrocarbons.

         o    MMcf -- One million cubic feet of natural gas.

         o    MBOE -- One thousand BOE.

         o    MMBOE -- One million BOE.

TERMS USED TO DESCRIBE OUR INTERESTS IN WELLS AND ACREAGE

         o Gross oil and gas wells or acres -- Our gross wells or gross acres represents the total number of wells or acres in which we own a working interest.

         o Net oil and gas wells or acres -- Determined by multiplying "gross" oil and natural gas wells or acres by the working interest that we own in such wells or acres represented by the underlying properties.

TERMS USED TO ASSIGN A PRESENT VALUE TO OUR RESERVES

        o Standard measure of proved reserves -- The present value, discounted at 10%, of the pre-tax future net cash flows attributable to estimated net proved reserves. We calculate this amount by assuming that we will sell the oil and gas production attributable to the proved reserves estimated in our independent engineer's reserve report for the prices we received for the production on the date of the report, unless we had a contract to sell the production for a different price. We also assume that the cost to produce the reserves will remain constant at the costs prevailing on the date of the report. The assumed costs are subtracted from the assumed revenues resulting in a stream of future net cash flows. Estimated future income taxes using rates in effect on the date of the report are deducted from the net cash flow stream. The after-tax cash flows are discounted at 10% to result in the standardized measure of our proved reserves. The standardized measure of our proved reserves is disclosed in our audited financial statements at note 16.

         o Pre-tax discounted present value -- The discounted present value of proved reserves is identical to the standardized measure, except that estimated future income taxes are not deducted in calculating future net cash flows. We disclose the discounted present value without deducting estimated income taxes to provide what we believe is a better basis for comparison of our reserves to the producers who may have different tax rates.

TERMS USED TO CLASSIFY OUR RESERVE QUANTITIES

         o Proved reserves -- The estimated quantities of crude oil, natural gas and natural gas liquids which, upon analysis of geological and engineering data, appear with reasonable certainty to be recoverable in the future from known oil and natural gas reservoirs under existing economic and operating conditions.

         The SEC definition of proved oil and gas reserves, per Article 4-10(a)(2) of Regulation S-X, is as follows:

              Proved oil and gas reserves. Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

              (a) Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

              (b) Reserves which can be produced economically through application of improved recovery, techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

              (c) Estimates of proved reserves do not include the following: (1) oil that may become available from known reservoirs but is classified separately as "indicated additional reserves"; (2) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (3) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and (4) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

         o Proved developed reserves -- Proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

         o Proved undeveloped reserves -- Proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required.

TERMS WHICH DESCRIBE THE COST TO ACQUIRE OUR RESERVES

        o Finding costs -- Our finding costs compare the amount we spent to acquire, explore and develop our oil and gas properties, explore for oil and gas and to drill and complete wells during a period, with the increases in reserves during the period. This amount is calculated by dividing the net change in our evaluated oil and property costs during a period by the change in proved reserves plus production over the same period. Our finding costs as of December 31 of any year represent the average finding costs over the three-year period ending December 31 of that year. Our finding costs as of June 30, 1999 represent average finding costs over a two and one half year period ending on June 30, 1999.

TERMS WHICH DESCRIBE THE PRODUCTIVE LIFE OF A PROPERTY OR GROUP OF PROPERTIES

        o Reserve life index -- A measure of the productive life of an oil and gas property or a group of oil and gas properties, expressed in years. Reserve life index for the years ended December 31, 1996, 1997 or 1998 equal the estimated net proved reserves attributable to a property or group of properties divided by production from the property or group of properties for the four fiscal quarters preceding the date as of which the proved reserves were estimated. In order to reflect the divestiture of the East Texas properties and the Star acquisition, our reserve life index for June 30, 1999 was calculated by dividing estimated net proved reserves at June 30, 1999 by our annualized pro forma production for the first six months of 1999, assuming we closed the Star acquisition on January 1, 1999.

TERMS USED TO DESCRIBE THE LEGAL OWNERSHIP OF OUR OIL AND GAS PROPERTIES

         o Royalty interest -- A real property interest entitling the owner to receive a specified portion of the gross proceeds of the sale of oil and natural gas production or, if the conveyance creating the interest provides, a specific portion of oil and natural gas produced, without any deduction for the costs to explore for, develop or produce the oil and natural gas. A royalty interest owner has no right to consent to or approve the operation and development of the property, while the owners of the working interests have the exclusive right to exploit the mineral on the land.

         o Working interest -- A real property interest entitling the owner to receive a specified percentage of the proceeds of the sale of oil and natural gas production or a percentage of the production, but requiring the owner of the working interest to bear the cost to explore for, develop and produce such oil and natural gas. A working interest owner who owns a portion of the working interest may participate either as operator or by voting his percentage interest to approve or disapprove the appointment of an operator and drilling and other major activities in connection with the development and operation of a property.

TERMS USED TO DESCRIBE SEISMIC OPERATIONS

         o Seismic data -- Oil and gas companies use seismic data as their principal source of information to locate oil and gas deposits, both to aid in exploration for new deposits and to manage or enhance production from known reservoirs. To gather seismic data, an energy source is used to send sound waves into the subsurface strata. These waves are reflected back to the surface by underground formations, where they are detected by geophones which digitize and record the reflected waves. Computers are then used to process the raw data to develop an image of underground formations.

         o 2-D seismic data -- 2-D seismic survey data has been the standard acquisition technique used to image geologic formations over a broad area. 2-D seismic data is collected by a single line of energy sources which reflect seismic waves to a single line of geophones. When processed, 2-D seismic data produces an image of a single vertical plane of sub-surface data.

         o 3-D seismic -- 3-D seismic data is collected using a grid of energy sources, which are generally spread over several miles. A 3-D survey produces a three dimensional image of the subsurface geology by collecting seismic data along parallel lines and creating a cube of information that can be divided into various planes, thus improving visualization. Consequently, 3-D seismic data is a more reliable indicator of potential oil and natural gas reservoirs in the area evaluated.

                          INDEX TO FINANCIAL STATEMENTS


                                                                                                        PAGE
                                                                                                       NUMBER
                                                                                                     ----------

Condensed Consolidated Balance Sheets as of June 30, 1999
  (Unaudited) and December 31, 1998............................................................         F-2
Unaudited Condensed Consolidated Statements of Operations
  for the Six Months Ended June  30, 1999 and 1998.............................................         F-3
Unaudited Condensed Consolidated Statements of Cash Flows
  for the Six Months Ended June 30, 1999 and 1998..............................................         F-4
Unaudited Notes to Condensed Consolidated Financial
  Statements...................................................................................         F-5
Independent Auditors' Report...................................................................         F-11
Consolidated Balance Sheets as of December 31, 1998 and 1997
  (Restated)...................................................................................         F-12
Consolidated Statements of Operations for the Years Ended
  December 31, 1998, 1997 (Restated) and 1996 (Restated).......................................         F-13
Consolidated Statements of Changes in Stockholders' Equity
  for the Years Ended December 31, 1998, 1997 (Restated) and
  1996 (Restated)..............................................................................         F-14
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1998, 1997 (Restated) and 1996 (Restated).......................................         F-15
Notes to Consolidated Financial Statements.....................................................         F-16

                              NUEVO ENERGY COMPANY

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                                         ASSETS

                                                                                           JUNE 30,       DECEMBER 31,
                                                                                             1999              1998
                                                                                          -----------      -----------
                                                                                          (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents .........................................................     $    53,639      $     7,403
  Accounts receivable ...............................................................          26,555           25,096
  Product inventory .................................................................           4,992            5,998
  Assets held for sale ..............................................................          10,000          120,055
  Prepaid expenses and other ........................................................           5,157            2,700
                                                                                          -----------      -----------

          Total current assets ......................................................         100,343          161,252
                                                                                          -----------      -----------

PROPERTY AND EQUIPMENT, at cost:
  Land ..............................................................................          51,038           51,038
  Oil and gas properties (successful efforts method) ................................       1,025,896          959,348
  Gas plant facilities ..............................................................          17,786           17,112
  Other facilities ..................................................................           9,130            6,696
                                                                                          -----------      -----------

                                                                                            1,103,850        1,034,194
  Accumulated depreciation, depletion and amortization ..............................        (446,966)        (417,622)
                                                                                          -----------      -----------
                                                                                              656,884          616,572
                                                                                          -----------      -----------

DEFERRED TAX ASSETS, net ............................................................          22,010           27,534
OTHER ASSETS ........................................................................          11,037           12,327
                                                                                          -----------      -----------

                                                                                          $   790,274      $   817,685
                                                                                          ===========      ===========


                                          LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable ..................................................................     $    18,318      $    24,393
  Accrued interest ..................................................................           4,211            4,161
  Accrued liabilities ...............................................................          19,846           17,917
  Current maturities of long-term debt ..............................................           2,051            3,152
                                                                                          -----------      -----------

          Total current liabilities .................................................          44,426           49,623
                                                                                          -----------      -----------

OTHER LONG-TERM LIABILITIES .........................................................           3,066            2,034
LONG-TERM DEBT, net of current maturities ...........................................         380,000          419,150
COMPANY-OBLIGATED MANDATORILY REDEEMABLE CONVERTIBLE
  PREFERRED SECURITIES OF NUEVO FINANCING I .........................................         115,000          115,000
STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value, 50,000,000 shares authorized, 20,308,462 shares
     issued at June 30, 1999 and December 31, 1998 ..................................             203              203
  Additional paid-in capital ........................................................         355,720          355,600
  Treasury stock, at cost, 449,255 and 473,876 shares, at June 30, 1999 and
     December 31, 1998, respectively ................................................         (19,053)         (19,335)
  Stock held by benefit trust, 71,630 and 47,759 shares, at
     June 30, 1999 and December 31, 1998, respectively ..............................          (2,014)          (1,732)
  Accumulated deficit ...............................................................         (87,074)        (102,858)
                                                                                          -----------      -----------

          Total stockholders' equity ................................................         247,782          231,878
                                                                                          -----------      -----------

                                                                                          $   790,274      $   817,685
                                                                                          ===========      ===========


     See accompanying notes to condensed consolidated financial statements.

                              NUEVO ENERGY COMPANY

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                         SIX MONTHS ENDED
                                                                             JUNE 30,
                                                                      -----------------------
                                                                         1999          1998
                                                                      ---------     ---------
REVENUES:
  Oil and gas revenues ..........................................     $  95,052     $ 123,045
  Gas plant revenues ............................................         1,288         1,405
  Pipeline and other revenues ...................................             4         1,722
  Gain on sale of assets, net ...................................        80,312         1,677
  Interest and other income .....................................         2,847         1,324
                                                                      ---------     ---------
                                                                        179,503       129,173
                                                                      ---------     ---------

COSTS AND EXPENSES:
  Lease operating expenses ......................................        57,876        65,774
  Gas plant operating expenses ..................................         2,336         1,423
  Pipeline and other operating expenses .........................           143         1,842
  Exploration costs .............................................         9,999         2,331
  Depreciation, depletion and amortization ......................        46,257        46,556
  General and administrative expenses ...........................         7,199         8,526
  Outsourcing fees ..............................................         6,846         7,199
  Interest expense ..............................................        16,400        14,444
  Dividends on Guaranteed Preferred Beneficial Interests in
     Company's Convertible Debentures (TECONS) ..................         3,306         3,306
  Other expense .................................................         2,836         1,846
                                                                      ---------     ---------
                                                                        153,198       153,247
                                                                      ---------     ---------

Income (loss) before income taxes ...............................        26,305       (24,074)
Provision (benefit) for income taxes ............................        10,521        (9,870)
                                                                      ---------     ---------

NET INCOME (LOSS) ...............................................     $  15,784     $ (14,204)
                                                                      =========     =========

EARNINGS (LOSS) PER SHARE:
  Earnings (loss) per common share-- Basic ......................     $    0.80     $   (0.72)
                                                                      =========     =========

  Weighted average common shares outstanding ....................        19,848        19,759
                                                                      =========     =========

  Earnings (loss) per common share-- Diluted ....................     $    0.79     $   (0.72)
                                                                      =========     =========

  Weighted average common and dilutive potential common
     shares outstanding .........................................        19,915        19,759
                                                                      =========     =========


     See accompanying notes to condensed consolidated financial statements.

                              NUEVO ENERGY COMPANY

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                             (AMOUNTS IN THOUSANDS)


                                                                                             SIX MONTHS ENDED
                                                                                                 JUNE 30,
                                                                                          ------------------------
                                                                                             1999           1998
                                                                                          ---------      ---------
Cash flows from operating activities:
  Net income (loss) .................................................................     $  15,784      $ (14,204)
  Adjustments to reconcile net income (loss) to net cash
     (used in) provided by operating activities:
     Depreciation, depletion and amortization .......................................        46,257         46,556
     Gain on sale of assets, net ....................................................       (80,312)        (1,677)
     Dry hole costs .................................................................         7,297            138
     Amortization of other costs ....................................................           811            758
     Appreciation of deferred compensation plan .....................................           111             --
     Deferred revenues ..............................................................            --         (1,227)
     Deferred taxes .................................................................         5,521        (10,245)
     Other ..........................................................................           120             --
                                                                                          ---------      ---------
                                                                                             (4,411)        20,099
  Change in assets and liabilities:
     Accounts receivable ............................................................        (1,459)        11,240
     Accounts payable and accrued liabilities .......................................        (5,606)        (5,149)
     Other ..........................................................................        (1,680)        (4,273)
                                                                                          ---------      ---------

Net cash (used in) provided by operating activities .................................       (13,156)        21,917
                                                                                          ---------      ---------

Cash flows from investing activities:
  Additions to oil and gas properties ...............................................       (35,497)       (90,329)
  Acquisitions of oil and gas properties ............................................       (61,416)        (7,810)
  Additions to gas plant facilities .................................................          (674)        (1,091)
  Additions to other facilities .....................................................        (2,434)        (1,184)
  Proceeds from sales of properties .................................................       199,663          5,811
                                                                                          ---------      ---------

Net cash provided by (used in) investing activities .................................        99,642        (94,603)
                                                                                          ---------      ---------

Cash flows from financing activities:
  Proceeds from borrowings ..........................................................       120,090        193,000
  Deferred financing costs ..........................................................            --         (2,636)
  Payments of long-term debt ........................................................      (160,340)      (121,902)
  Treasury stock sale ...............................................................            --            100
  Proceeds from issuance of common stock ............................................            --          1,280
                                                                                          ---------      ---------

Net cash (used in) provided by financing activities .................................       (40,250)        69,842
                                                                                          ---------      ---------

  Net increase (decrease) in cash and cash equivalents ..............................        46,236         (2,844)
  Cash and cash equivalents at beginning of period ..................................         7,403          9,208
                                                                                          ---------      ---------

Cash and cash equivalents at end of period ..........................................     $  53,639      $   6,364
                                                                                          =========      =========

Supplemental disclosures of cash flow information:
  Cash paid during the period for:
     Interest (net of amounts capitalized) ..........................................     $  15,646      $  14,389
     Income taxes ...................................................................     $   2,250      $     475


     See accompanying notes to condensed consolidated financial statements.

                              NUEVO ENERGY COMPANY

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with instructions to Form 10-Q and, therefore, do not include all disclosures required by generally accepted accounting principles. However, in the opinion of management, these statements include all adjustments, which are of a normal recurring nature, necessary to present fairly the financial position at June 30, 1999 and December 31, 1998 and the results of operations and changes in cash flows for the periods ended June 30, 1999 and 1998. These financial statements should be read in conjunction with the financial statements and notes to the financial statements in the 1998 Form 10-K of Nuevo Energy Company (the "Company") that was filed with the Securities and Exchange Commission.

     Use of Estimates

     In order to prepare these financial statements in conformity with generally accepted accounting principles, management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of contingent assets and liabilities and reserve information (which affects the depletion calculation). Actual results could differ from those estimates.

     Comprehensive Income

     Comprehensive income includes net income and all changes in an enterprise's other comprehensive income including, among other things, foreign currency translation adjustments, and unrealized gains and losses on certain investments in debt and equity securities. There are no differences between comprehensive income (loss) and net income (loss) for the periods presented.

     Derivative Financial Instruments

     The Company utilizes derivative financial instruments to reduce its exposure to changes in the market price of natural gas and crude oil. Commodity derivatives utilized as hedges include futures, swap and option contracts, which are used to hedge natural gas and oil prices. Commodity price and basis swaps are sometimes used to hedge the basis differential between the derivative financial instrument index price and the commodity field price. In order to qualify as a hedge, price movements in the underlying commodity derivative must be highly correlated with the hedged commodity. Settlement of gains and losses on price swap contracts are realized monthly, generally based upon the difference between the contract price and the average closing New York Mercantile Exchange ("NYMEX") price and are reported as a component of oil and gas revenues and operating cash flows in the period realized.

     Gains and losses on option and futures contracts that qualify as a hedge of firmly committed or anticipated purchases and sales of oil and gas commodities are deferred on the balance sheet and recognized in income and operating cash flows when the related hedged transaction occurs. Premiums paid on option contracts are deferred in other assets and amortized into oil and gas revenues over the terms of the respective option contracts. Gains or losses attributable to the termination of a derivative financial instrument are deferred on the balance sheet and recognized in revenue when the hedged crude oil and natural gas is sold. There were no such deferred gains or losses at June 30, 1999 or December 31, 1998. Gains or losses on derivative financial instruments that do not qualify as a hedge are recognized in income currently.

     As a result of hedging transactions, oil and gas revenues were reduced by $9.0 million and increased by $0.1 million in the second quarter of 1999 and 1998, respectively. During the first six months of 1999 and 1998, oil and gas revenues were reduced by $8.8 million and increased by $0.2 million, respectively, as a result of these transactions.

     The Company entered into a swap arrangement with a major financial institution that effectively converts the interest rate on $16.4 million notional amount of the 9 1/2% Senior Subordinated Notes due 2006 to a variable LIBOR-based rate through February 25, 2000. Based on LIBOR rates in effect at June 30, 1999, this amounted to a net reduction in the carrying cost of the 9 1/2% Senior Subordinated Notes due 2006 from 9.5% to 5.64%, or 386 basis points. In addition, the swap arrangement also effectively hedges the price at which these Notes can be repurchased by the Company at 101.16% of their face amount. Based on the market price of 101.23% for the Notes at June 30, 1999, an early termination of this arrangement would result in a payment of approximately $11,000 from the institution to Nuevo.

     For the second half of 1999, the Company is party to crude oil swaps on an average of 31,500 barrels of oil ("Bbls") per day, or 65% of its estimated crude oil production, at an average NYMEX price of $16.35 per Bbl. For calendar year 2000, the Company has entered into crude oil swaps on 16,500 Bbls per day, or 30% of its estimated crude oil production, at an average NYMEX price of $17.94 per Bbl. In addition, for calendar year 2000, the Company has hedged an additional 30% of its estimated crude oil production through the purchase of put options on 16,500 Bbls per day at a NYMEX price of $16.00 per Bbl, and the sale of call options on 16,500 Bbls per day at an average NYMEX price of $21.21 per Bbl. There was not net cost to the Company for these options.

     Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement, as amended by SFAS No. 137, establishes standards of accounting for and disclosures of derivative instruments and hedging activities. This statement requires all derivative instruments to be carried on the balance sheet at fair value and is effective for the Company beginning January 1, 2001, however, early adoption is permitted. The Company has not yet determined the impact of this statement on its financial condition or results of operations or whether it will adopt the statement early.

     Reclassifications

     Certain reclassifications of prior year amounts have been made to conform to the current presentation.

2.   PROPERTY AND EQUIPMENT

     The Company utilizes the successful efforts method of accounting for its investments in oil and gas properties. Under successful efforts, oil and gas lease acquisition costs and intangible drilling costs associated with exploration efforts that result in the discovery of proved reserves and costs associated with development drilling, whether or not successful, are capitalized when incurred. When a proved property is sold, ceases to produce or is abandoned, a gain or loss is recognized. When an entire interest in an unproved property is sold for cash or cash equivalent, gain or loss is recognized, taking into consideration any recorded impairment. When a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

     Unproved leasehold costs are capitalized pending the results of exploration efforts. Significant unproved leasehold costs are reviewed periodically and a loss is recognized to the extent, if any, that the cost of the property has been impaired. An impairment of unproved leasehold costs of $8.1 million was recognized as of December 31, 1998. Exploration costs, including geological and geophysical expenses, exploratory dry holes and delay rentals, are charged to expense as incurred.

     Costs of productive wells, development dry holes and productive leases are capitalized and depleted on a unit-of-production basis over the life of the remaining proved reserves. Capitalized drilling costs are depleted on a unit-of-production basis over the life of the remaining proved developed reserves. Estimated costs (net of salvage value) of dismantlement, abandonment and site remediation are computed by the Company's independent reserve engineers and are included when calculating depreciation and depletion using the unit-of-production method.

     The Company reviews proved oil and gas properties on a depletable unit basis whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. For each depletable unit determined to be impaired, an impairment loss equal to the difference between the carrying value and the fair value of the depletable unit is recognized. Fair value, on a depletable unit basis, is estimated to be the present value of the undiscounted expected future net revenues computed by application of estimated future oil and gas prices, production and expenses, as determined by management, to estimated future production of oil and gas reserves over the economic life of the reserves. If the carrying value exceeds the undiscounted future net revenues, an impairment is recognized equal to the difference between the carrying value and the discounted estimated future net revenues of that depletable unit. The Company considers probable reserves and escalated commodity pricing in its estimate of future net revenues. A fair value impairment of $60.8 million was recognized as of December 31, 1998.

     Interest costs associated with non-producing leases and exploration and development projects are capitalized only for the period that activities are in progress to bring these projects to their intended use. The capitalization rates are based on the Company's weighted average cost of funds used to finance expenditures.

3.   DEFERRED TAX ASSETS

     As a result of the net loss generated during 1998, the Company has deferred tax assets, net of valuation allowances, of $22.0 million and $27.5 million as of June 30, 1999 and December 31, 1998, respectively. The Company believes that sufficient future taxable income will be generated and has concluded that these net deferred tax assets will more likely than not be realized.

4.   INDUSTRY SEGMENT INFORMATION

     As of December 31, 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which was issued by the FASB in June 1997. This statement establishes standards for reporting information about operating segments in annual financial statements and requires that enterprises report selected information about operating segments in interim periods.

     Historically, the Company's operations were concentrated primarily in two segments: the exploration and production of oil and natural gas and gas plant, pipeline and gas storage operations. The Company's non-core gas gathering, pipeline and gas storage assets were reclassified to assets held for sale as of December 31, 1997, consistent with the Company's intention to dispose of these assets during 1998 and 1999. The Company completed the sale of its Bright Star gas gathering system in July 1998 and the Richfield gas storage assets in February 1998, at their approximate carrying values, and has signed a letter of intent with a third party to sell the remaining asset, the Illini pipeline. Closing of the Illini pipeline sale is expected by the end of 1999, pending finalization of a purchase and sale agreement and certain regulatory approvals. The Company's policy is to record revenues and expenses associated with these assets, which are no longer being depreciated, until they are sold.

                                                         FOR THE SIX MONTHS
                                                                ENDED
                                                              JUNE 30,
                                                       ------------------------
                                                         1999           1998
                                                       ---------      ---------
Sales to unaffiliated customers:
  Oil and gas-- East .............................     $   7,682      $  24,218
  Oil and gas-- West .............................        76,455         90,689
  Oil and gas-- International ....................        10,915          8,138
  Gas plant, pipelines and other .................         1,292          3,127
                                                       ---------      ---------
          Total sales ............................        96,344        126,172
          Gain on sale of assets, net ............        80,312          1,677
  Other revenues .................................         2,847          1,324
                                                       ---------      ---------
          Total revenues .........................     $ 179,503      $ 129,173
                                                       =========      =========
Operating profit before income taxes:
  Oil and gas-- East(a) ..........................     $  81,141      $  12,644
  Oil and gas-- West .............................       (18,165)          (552)
  Oil and gas-- International ....................          (806)        (1,288)
  Gas plant, pipelines and other .................        (1,786)          (538)
                                                       ---------      ---------
                                                          60,384         10,266
Unallocated corporate expenses ...................        14,373         16,590
Interest expense .................................        16,400         14,444
Dividends on TECONS ..............................         3,306          3,306
                                                       ---------      ---------
  Income (loss) before income taxes ..............     $  26,305      $ (24,074)
                                                       =========      =========
Depreciation, depletion and amortization:
  Oil and gas-- East .............................     $   4,307          6,467
  Oil and gas-- West .............................        37,344         36,817
  Oil and gas-- International ....................         3,855          2,529
  Gas plant, pipelines and other .................           412            400
                                                       ---------      ---------
                                                       $  45,918      $  46,213
                                                       =========      =========


----------

(a) Includes an $80.3 million net gain on sale of the East Texas gas properties for the six months ended June 30, 1999.

5.   LONG-TERM DEBT

     Long-term debt consists of the following (amounts in thousands):


                                                             JUNE 30,     DECEMBER 31,
                                                              1999           1998
                                                            ---------     -----------
9 1/2% Senior Subordinated Notes due 2006(a) ..........     $ 160,000      $ 160,000
8 7/8% Senior Subordinated Notes due 2008(a) ...........      100,000        100,000
Bank credit facility (b) ..............................       120,000        158,400
OPIC credit facility ..................................         2,051          3,902
                                                            ---------      ---------
          Total debt ..................................       382,051        422,302
Less: current maturities ..............................        (2,051)        (3,152)
                                                            ---------      ---------
Long-term debt ........................................     $ 380,000      $ 419,150
                                                            =========      =========


----------

(a) In July 1999, the Company authorized a new issuance of $260.0 million of 9 1/2% senior subordinated notes due June 1, 2008. The Company has offered to exchange the new notes for its outstanding $160.0 million of 9 1/2% senior subordinated notes due 2006 and $100.0 million of 8 7/8% senior subordinated due 2008. In connection with the exchange offers, the Company has solicited consents to proposed amendments to the indentures under which the old note were issued. These amendments delete most of the covenants in the old indentures. The purpose of the exchange offers is to combine the Company's two existing issues of senior subordinated notes into a single new issue in the aggregate principal amount of $260.0 million. The purpose of the consent solicitations is to streamline the Company's covenant structure and to provide the Company with additional flexibility to pursue its operating strategy. The exchange offers were conditioned on receipt of tenders of at least a majority of the outstanding principal amount of each of the old notes and satisfaction of other customary conditions. As of August 9, 1999, tenders had been received from holders of a majority of each issue of the old notes. Accordingly, the Company and the trustee for the old notes executed supplemental indentures containing the proposed amendments relating to the consent solicitations. In addition to the consideration equal to 3% of the outstanding principal amount of the 9 1/2% notes exchanged that the Company will pay to the holders of the 9 1/2% notes who tendered in the exchange offer, which will be accounted for as deferred financing costs, the Company expects to incur approximately $4.0 million of expenses during the third quarter of 1999, in connection with this exchange offer.

(b) Nuevo's Restated Credit Agreement dated June 30, 1999, provides for secured revolving credit availability of up to $400.0 million (subject to a semi-annual borrowing base determination) from a bank group led by Bank of America, N.A. and Morgan Guaranty Trust Company of New York, until its expiration on April 1, 2003. Effective January 6, 1999, the borrowing base on the Company's credit facility was reduced from $380.0 million to $200.0 million, reflecting the sale on that date of the Company's East Texas natural gas reserves, and also reflecting a significant decline in current and projected oil prices since the previous determination. The Company and its banks have begun discussions regarding the reset of the borrowing base to be effective as of October 15, 1999. Given the significant increase in crude oil prices since the prior determination, management anticipates a material increase in the borrowing base. The restatement of the Credit Agreement also provided Nuevo with relief under the covenant requiring minimum levels of EBITDA / Fixed Charge coverage. The Company was in compliance with all covenants as of June 30, 1999, and does not anticipate any issues of non-compliance arising in the foreseeable future. At June 30, 1999, outstanding borrowings under the revolving credit agreement were $109.0 million. Additionally, Nuevo had $11.0 million of outstanding borrowings under an uncommitted line of credit. Accordingly, $91.0 million of committed revolving credit capacity was unused and available at June 30, 1999.

6.   EARNINGS (LOSS) PER SHARE COMPUTATION

     SFAS No. 128 requires a reconciliation of the numerator (income) and denominator (shares) of the basic earnings per share ("EPS") computation to the numerator and denominator of the diluted EPS computation. In the six-month period ended June 30, 1998, weighted average potential dilutive common shares of 451,000 are not included in the calculation of diluted loss per share due to their anti-dilutive effect. The Company's reconciliation is as follows:


                                                              FOR THE SIX MONTHS ENDED JUNE 30,
                                                       ------------------------------------------------
                                                                1999                     1998
                                                       ---------------------     ----------------------
                                                        INCOME        SHARES       LOSS          SHARES
                                                       --------       ------     --------        ------
Earnings (loss) per common share-- Basic .........     $ 15,784       19,848     $(14,204)       19,759
Effect of dilutive securities:
  Stock options ..................................           --           67           --            --
                                                       --------       ------     --------        ------

Earnings (loss) per common share-- Diluted .......     $ 15,784       19,915     $(14,204)       19,759
                                                       ========       ======     ========        ======


7.   CONTINGENCIES

     The Company has been named as a defendant in the Gloria Garcia Lopez and Husband, Hector S. Lopez, Individually, and as successors to Galo Land & Cattle Company v. Mobil Producing Texas & New Mexico, et al. in the 79th Judicial District Court of Brooks County, Texas. The plaintiffs allege: i) underpayment of royalties and claim damages, on a gross basis, of $27.7 million plus $26.2 million in interest for the period from 1985 to date;

ii) that their production was improperly commingled with gas produced from an adjoining lease, resulting in damages, including interest of $40.8 million (gross); and iii) numerous other claims that may result in unspecified damages. Nuevo's working interest in these properties is 20%. The Company, along with the other defendants in this case, denies these allegations and is vigorously contesting these claims. Management does not believe that the final outcome of this matter will have a material adverse impact on the Company's operating results, financial condition or liquidity.

     The Company has been named as a defendant in certain other lawsuits incidental to its business. Management does not believe that the outcome of such litigation will have a material adverse impact on the Company's operating results or financial condition. However, these actions and claims in the aggregate seek substantial damages against the Company and are subject to the inherent uncertainties in any litigation. The Company is defending itself vigorously in all such matters.

     In March 1999, the Company discovered that a non-officer employee had fraudulently authorized and diverted for personal use Company funds totaling $5.9 million, $4.3 million in 1998 and the remainder in 1999, that were intended for international exploration. Accordingly, the Company has reclassified the amounts lost in 1998 and 1999 to other expense. Based on its review of the facts, management is confident that only one employee was involved in the matter and that all misappropriated funds have been identified. The Board has engaged a Certified Fraud Examiner to conduct an in-depth review of the fraudulent transactions to determine the scope of the fraud, the possibility of recovery of amounts lost from insurance, from the terminated employee and/or from third parties, and to make recommendations regarding what, if any, new internal control procedures should be implemented.

     In September 1997, there was a spill of crude oil into the Santa Barbara Channel from a pipeline that connects the Company's Point Pedernales field with shore-based processing facilities. The volume of the spill was estimated to be 163 barrels of oil. The costs of the clean up and the cost to repair the pipeline either have been or are expected to be covered by insurance, less the Company's deductibles, which in total are $120,000. Repairs were completed by the end of 1997, and production recommenced in December 1997. The Company also has exposure to certain costs that may not be recoverable from insurance, including fines, penalties, and damages. Such costs are not quantifiable at this time, but are not expected to be material to the Company's operating results, financial condition or liquidity.

     The Company's international investments involve risks typically associated with investments in emerging markets such as an uncertain political, economic, legal and tax environment and expropriation and nationalization of assets. In addition, if a dispute arises in its foreign operations, the Company may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of the United States. The Company attempts to conduct its business and financial affairs so as to protect against political and economic risks applicable to operations in the various countries where it operates, but there can be no assurance that the Company will be successful in so protecting itself. A portion of the Company's investment in the Republic of Congo in West Africa ("Congo") is insured through political risk insurance provided by the Overseas Private Investment Corporation ("OPIC"). The Company is currently investigating its options for political risk insurance in the Republic of Ghana in West Africa ("Ghana").

     The Company and its partners underwent a tax examination related to their ownership interests in the Yombo field offshore the Republic of Congo, for the years 1994 through 1997. On June 25, 1999, the Company and its partners settled this tax assessment for a total of $1.0 million, of which the Company's share was $400,000.

     In connection with their respective acquisitions of two subsidiaries owning interests in the Yombo field offshore West Africa (each a "Congo subsidiary"), the Company and a wholly-owned subsidiary of CMS NOMECO Oil & Gas Co. ("CMS") agreed with the seller not to claim certain tax losses incurred by such subsidiaries prior to the acquisitions. Pursuant to the agreement, the Company and CMS may be liable to the seller for the recapture of these tax losses utilized by the seller in years prior to the acquisitions if certain triggering events occur. A triggering event will not occur, however, if a subsequent purchaser enters into certain agreements specified in the consolidated return regulations intended to ensure that such losses will not be claimed. The Company's potential direct liability could be as much as $50.0 million if a triggering event with respect to the Company occurs, and the Company believes that CMS's liability (for which the Company would be jointly liable with an indemnification right against CMS) could be as much as $67.0 million. The Company does not expect a triggering event to occur with respect to it or CMS and does not believe the agreement will have a material adverse effect upon the Company.

8.   ACQUISITIONS

     In June 1999, the Company acquired oil properties located onshore and offshore California for $61.4 million from Texaco, Inc. To purchase these assets, the Company sued funds from a $100.0 million interest-bearing escrow account that provided "like-kind exchange" tax treatment for the purchase of domestic oil and gas producing properties. The escrow account was created with proceeds from the Company's January 1999 sale of its East Texas natural gas assets (see discussion in Note 9 below). Following the Texaco transaction, the $41.0 million remaining in the escrow account, which included $2.4 million of interest income, was used to repay a portion of the outstanding bank debt in early July 1999.

     The acquired properties had estimated net proved reserves at June 30, 1999 of 33.7 million barrels of oil equivalent (BOE") and will increase the Company's production from California by approximately 5.0 thousand BOE per day. All of these properties are additional interests in the Company's existing properties or are located near its existing properties. The acquisition includes interests in Cymric, East Colainga, Dos Cuadras and other fields the Company operates.

9.   DIVESTITURES

     On January 6, 1999, the Company completed the sale of its East Texas natural gas assets to an affiliate of Samson Resources Company for an adjusted purchase price of approximately $191.0 million. Of the proceeds, $100.0 million was set aside to fund an escrow account, as discussed above in Note 8. The remainder of the proceeds were used to repay outstanding senior bank debt. The Company realized an $80.3 million adjusted pre-tax gain on the sale of the East Texas natural gas assets resulting in the realization of $14.6 million of the Company's deferred tax asset. A $5.2 million gain on settled hedge transactions was realized in connection with the closing this sale in 1999. The effective date of the sale is July 1, 1998. The Company reclassified these assets to assets held for sale and discontinued depleting these assets during the third quarter of 1998. Estimated net proved reserves associated with these properties totaled approximately 329.0 billion cubic feet of natural gas equivalent at January 1, 1999.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Nuevo Energy Company:

     We have audited the accompanying consolidated balance sheets of Nuevo Energy Company and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nuevo Energy Company and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

     As discussed in Note 2 to the consolidated financial statements, the Company has given retroactive effect to the change in accounting for oil and gas properties from the full cost method to the successful efforts method in 1998.



                                           /s/ KPMG LLP



Houston, Texas
March 25, 1999

                              NUEVO ENERGY COMPANY

                           CONSOLIDATED BALANCE SHEETS
                    (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                              ASSETS:
                                                                                                                   DECEMBER 31,
                                                                                                           ------------------------
                                                                                                              1998          1997*
                                                                                                           -----------   ----------

CURRENT ASSETS:
  Cash and cash equivalents ............................................................................   $     7,403  $     9,208
  Accounts receivable ..................................................................................        25,096       38,196
  Product inventory ....................................................................................         5,998        1,627
  Assets held for sale .................................................................................       120,055        6,950
  Prepaid expenses and other ...........................................................................         2,700        2,879
                                                                                                           -----------   ----------

         Total current assets ..........................................................................       161,252       58,860
                                                                                                           -----------   ----------

PROPERTY AND EQUIPMENT, at cost:
  Land .................................................................................................        51,038       51,411
  Oil and gas properties (successful efforts method) ...................................................       959,348      984,273
  Gas plant facilities .................................................................................        17,112       15,500
  Other facilities .....................................................................................         6,696        7,831
                                                                                                           -----------   ----------
                                                                                                             1,034,194    1,059,015

  Accumulated depreciation, depletion and amortization .................................................      (417,622)    (324,904)
                                                                                                           -----------   ----------

                                                                                                               616,572      734,111
                                                                                                           -----------   ----------

DEFERRED TAX ASSETS, net ...............................................................................        27,534           --
OTHER ASSETS ...........................................................................................        12,327       11,315
                                                                                                           -----------   ----------
                                                                                                           $   817,685  $   804,286
                                                                                                           ===========  ===========

                                               LIABILITIES AND STOCKHOLDERS' EQUITY:
CURRENT LIABILITIES:
  Accounts payable .....................................................................................   $    24,393  $    17,062
  Accrued interest .....................................................................................         4,161        4,285
  Accrued drilling costs ...............................................................................         8,380       12,781
  Accrued lease operating costs ........................................................................         4,694        8,891
  Other accrued liabilities ............................................................................         4,843        2,868
  Current maturities of long-term debt .................................................................         3,152        3,716
                                                                                                           -----------   ----------

         Total current liabilities .....................................................................        49,623       49,603
                                                                                                           -----------   ----------

LONG-TERM DEBT, NET OF CURRENT MATURITIES ..............................................................       419,150      305,940
DEFERRED TAX LIABILITIES ...............................................................................            --        4,986
OTHER LONG-TERM LIABILITIES ............................................................................         2,034        4,018
COMPANY-OBLIGATED MANDATORILY REDEEMABLE CONVERTIBLE
  PREFERRED SECURITIES OF NUEVO FINANCING I ............................................................       115,000      115,000
CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Preferred stock, $1.00 par value, 10,000,000 shares authorized; 7% Cumulative Convertible
    Preferred Stock, none issued and outstanding at  December 31, 1998 and 1997 ........................            --           --
  Common stock, $.01 par value, 50,000,000 shares authorized, 20,308,462 and
     20,237,537 shares issued at December 31, 1998 and  1997, respectively .............................           203          202
  Additional paid-in capital ...........................................................................       355,600      354,296

  Treasury stock, at cost, 473,876 and 497,372 shares, at December 31, 1998 and 1997, respectively .....       (19,335)     (19,929)
  Stock held by benefit trust, 47,759 and 45,119 shares, at December 31, 1998 and 1997, respectively ...        (1,732)      (1,244)
  Accumulated deficit
                                                                                                              (102,858)      (8,586)
                                                                                                           -----------   ----------
         Total stockholders' equity ....................................................................       231,878      324,739
                                                                                                           -----------   ----------
                                                                                                           $   817,685  $   804,286
                                                                                                           ===========  ===========

----------------

*  Restated

                 See Notes to Consolidated Financial Statements.

                              NUEVO ENERGY COMPANY

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                     YEAR ENDED DECEMBER 31,
                                                                           -----------------------------------------
                                                                             1998            1997*           1996*
                                                                           ---------       ---------       ---------
REVENUES:
  Oil and gas revenues ...............................................     $ 240,010       $ 331,973       $ 279,859
  Gas plant revenues .................................................         2,665          14,826          34,802
  Pipeline and other revenues ........................................         2,700           5,772           6,774
  Gain on sale of assets, net ........................................         5,768           1,372           6,008
  Interest and other income ..........................................         1,560           3,335           1,614
                                                                           ---------       ---------       ---------
                                                                             252,703         357,278         329,057
                                                                           ---------       ---------       ---------

COSTS AND EXPENSES:
  Lease operating expenses ...........................................       134,704         120,042          93,062
  Gas plant operating expenses .......................................         3,202          13,356          29,311
  Pipeline and other operating costs .................................         2,028           5,243           6,105
  Exploration costs ..................................................        16,562          11,082           4,571
  (Revision of) provision for impairment on assets held for sale .....        (3,740)         23,942              --
  Provision for impairment of oil and gas properties .................        68,904          30,000              --
  General and administrative expenses ................................        18,633          19,822          14,880
  Outsourcing fees ...................................................         9,461          11,984          10,249
  Depreciation, depletion and amortization ...........................        85,036         102,158          75,664
  Interest expense ...................................................        32,471          27,357          36,009
  Dividends on Guaranteed Preferred Beneficial Interests in
     Company's Convertible Debentures (TECONS) .......................         6,613           6,613             165
  Other expense ......................................................         5,726           3,019           1,069
                                                                           ---------       ---------       ---------
                                                                             379,600         374,618         271,085
                                                                           ---------       ---------       ---------

(Loss) income before income taxes, minority interest and
  extraordinary item .................................................      (126,897)        (17,340)         57,972
Income tax (benefit) expense .........................................       (32,625)         (6,656)         23,965
Minority interest in loss of subsidiary ..............................            --              (8)           (271)
                                                                           ---------       ---------       ---------
(Loss) income before extraordinary item ..............................       (94,272)        (10,676)         34,278
Extraordinary loss on early extinguishment of debt, net of
  income tax benefit of $2,037 .......................................            --           3,024              --
                                                                           ---------       ---------       ---------
Net (loss) income ....................................................       (94,272)        (13,700)         34,278
Dividends on preferred stock .........................................            --              --             939
                                                                           ---------       ---------       ---------
Net (loss) income available to common stockholders ...................     $ (94,272)      $ (13,700)      $  33,339
                                                                           =========       =========       =========
(Loss) earnings per common share -- Basic:
  (Loss) income before extraordinary item (net of dividends
     on preferred stock) .............................................     $   (4.76)      $   (0.54)      $    1.99
  Extraordinary loss on early extinguishment of debt, net of
     income tax benefit ..............................................            --           (0.15)             --
                                                                           ---------       ---------       ---------
  Net (loss) income ..................................................     $   (4.76)      $   (0.69)      $    1.99
                                                                           =========       =========       =========
Weighted average Common shares outstanding ...........................        19,795          19,796          16,755
                                                                           =========       =========       =========

(Loss) earnings per Common share-- Diluted:
  (loss) income before extraordinary item ............................     $   (4.76)      $   (0.54)      $    1.84
  Extraordinary loss on early extinguishment of debt, net of
     income tax benefit ..............................................            --           (0.15)             --
                                                                           ---------       ---------       ---------
  Net (loss) income ..................................................     $   (4.76)      $   (0.69)      $    1.84
                                                                           =========       =========       =========
Weighted average Common and dilutive potential Common shares
  outstanding ........................................................        19,795          19,796          18,596
                                                                           =========       =========       =========

------------------

*  Restated


                 See Notes to Consolidated Financial Statements.

                              NUEVO ENERGY COMPANY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                             (AMOUNTS IN THOUSANDS)


                                      COMMON STOCK    PREFERRED STOCK  ADDITIONAL              STOCK HELD  RETAINED       TOTAL
                                     --------------   ---------------    PAID-IN    TREASURY   BY BENEFIT  EARNINGS   STOCKHOLDERS'
                                     SHARES  AMOUNT   SHARES  AMOUNT     CAPITAL     STOCK       TRUST     (DEFICIT)     EQUITY
                                     ------  ------   ------  -------  -----------  ---------  ----------  ---------  ------------
January 1, 1996* ..................  11,717  $  117       15  $   15   $ 151,442    $      --   $     --   $ (28,225)  $ 123,349
Issuance of Common Stock ..........   6,384      64       --      --     172,147           --         --          --     172,211
Exercise of stock options and
  related tax benefit .............     587       6       --      --      14,718           --         --          --      14,724
Issuance of non-employee stock
  options .........................      --      --       --      --         244           --         --          --         244
Issuance of warrants ..............      --      --       --      --       1,575           --         --          --       1,575
Conversion of Preferred Stock .....   1,164      12      (15)    (15)         --           --         --          --          (3)
Preferred Stock dividends .........      --      --       --      --          --           --         --        (939)       (939)
Net income* .......................      --      --       --      --          --           --         --      34,278      34,278
                                     ------  ------     ----  ------   ---------    ---------   --------     -------   ---------
December 31, 1996* ................  19,852     199       --      --     340,126           --         --       5,114     345,439
                                     ======  ======     ====  ======   =========    =========   ========     =======   =========

Exercise of stock options and
  related tax benefit .............     386       3       --      --      11,332           --         --          --      11,335
Stock put options .................      --      --       --      --       1,630           --         --          --       1,630
Employee stock awards .............      --      --       --      --       1,208           --         --          --       1,208
Purchase of Treasury Shares .......      --      --       --      --          --      (21,173)        --          --     (21,173)
Stock held by benefit trust .......      --      --       --      --          --        1,244     (1,244)         --          --
Net loss* .........................      --      --       --      --          --           --         --     (13,700)    (13,700)
                                     ------  ------     ----  ------   ---------    ---------   --------     -------   ---------
December 31, 1997* ................  20,238     202       --      --     354,296      (19,929)    (1,244)     (8,586)    324,739
                                     ======  ======     ====  ======   =========    =========   ========     =======   =========

Exercise of stock options and
  related tax benefit .............      70       1       --      --       1,304           --         --          --       1,305
Stock held by benefit trust .......      --      --       --      --          --          488       (488)         --          --
Sale of Treasury Shares ...........      --      --       --      --          --          106         --          --         106
Net loss ..........................      --      --       --      --          --           --         --     (94,272)    (94,272)
                                     ------  ------     ----  ------   ---------    ---------   --------     -------   ---------
December 31, 1998 .................  20,308  $  203       --      --   $ 355,600    $ (19,335)  $ (1,732)  $(102,858)  $ 231,878
                                     ======  ======     ====  ======   =========    =========   ========     =======   =========

--------------

* Restated

                 See Notes to Consolidated Financial Statements.

                              NUEVO ENERGY COMPANY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                                                                        YEAR ENDED DECEMBER 31,
                                                                                                  ---------------------------------
                                                                                                     1998       1997*        1996*
                                                                                                  ---------   ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income ............................................................................  $ (94,272)  $ (13,700)  $  34,278
  Adjustments to reconcile net (loss) income to net cash  provided by operating activities:
     Depreciation, depletion and amortization ..................................................     85,036     102,158      75,664
     Dry hole costs ............................................................................     12,962       9,311       3,145
     Amortization of debt financing costs ......................................................      1,643       1,513       1,370
     Amortization of deferred revenue ..........................................................     (1,625)     (3,203)     (4,104)
     (Revision of) provision for impairment on assets held for sale ............................     (3,740)     23,942          --
     Provision for impairment of oil and gas properties ........................................     68,904      30,000          --
     Gain on sale of assets, net ...............................................................     (5,768)     (1,372)     (6,008)
     Loss on early extinguishment of debt ......................................................         --       5,061          --
     Employee stock awards .....................................................................         --       1,208          --
     Deferred taxes ............................................................................    (32,520)     (9,249)     22,465
     Depreciation of deferred compensation liability ...........................................     (1,138)         --          --
     Minority interest .........................................................................         --          (8)       (271)
                                                                                                  ---------   ---------   ---------
                                                                                                     29,482     145,661     126,539

Changes in assets and liabilities, net of acquisition effects:
  Accounts receivable ..........................................................................     13,051         578     (21,086)
  Gas imbalances ...............................................................................        333          20        (198)
  Accounts payable .............................................................................      6,634       1,663      14,574
  Accrued liabilities ..........................................................................     (5,813)     13,719      11,316
  Other ........................................................................................     (7,854)      3,821      (4,224)
                                                                                                  ---------   ---------   ---------
          NET CASH FLOWS PROVIDED BY OPERATING ACTIVITIES ......................................     35,833     165,462     126,921
                                                                                                  ---------   ---------   ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to land ............................................................................         --          --     (51,638)
  Additions to oil and gas properties ..........................................................   (157,352)   (195,108)   (515,985)
  Proceeds from sale of gas plant ..............................................................         --      24,992          --
  Proceeds from sales of properties ............................................................     11,830       2,385      42,700
  Additions to gas plant and other facilities ..................................................     (2,813)     (1,747)    (21,079)
                                                                                                  ---------   ---------   ---------
          NET CASH FLOWS USED IN INVESTING ACTIVITIES ..........................................   (148,335)   (169,478)   (546,002)
                                                                                                  ---------   ---------   ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings .....................................................................    240,900     234,000     408,000
  Debt issuance costs ..........................................................................     (3,360)         --     (10,920)
  Net proceeds from issuance of common stock ...................................................         --          --     138,327
  Payments of long-term debt ...................................................................   (128,254)   (217,503)   (232,359)
  Preferred stock dividends ....................................................................         --          --        (939)
  Proceeds from exercise of stock options ......................................................      1,305       6,074      10,003
  Proceeds from issuance of Company-Obligated Mandatorily Redeemable
     Convertible Preferred Securities of Nuevo Financing I .....................................         --          --     115,000
  Premium on early extinguishment of debt ......................................................         --      (3,440)         --
  Proceeds from sale of stock put options ......................................................         --       1,630          --
  Proceeds from sale of treasury stock .........................................................        106          --          --
  Purchase of treasury shares ..................................................................         --     (21,173)         --
  Cash distribution to minority interest owner .................................................         --          --        (160)
                                                                                                  ---------   ---------   ---------
          NET CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES ............................    110,697        (412)    426,952
                                                                                                  ---------   ---------   ---------

Net (decrease) increase in cash and cash equivalents ...........................................     (1,805)     (4,428)      7,871
Cash and cash equivalents at beginning of year .................................................      9,208      13,636       5,765
                                                                                                  ---------   ---------   ---------

Cash and cash equivalents at end of year .......................................................  $   7,403   $   9,208   $  13,636
                                                                                                  =========   =========   =========

------------------

* Restated

                 See Notes to Consolidated Financial Statements.

                              NUEVO ENERGY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   ORGANIZATION

     Nuevo Energy Company ("Nuevo") was formed as a Delaware corporation on March 2, 1990, to acquire the businesses of certain public and private partnerships (collectively "Predecessor Partnerships"). On July 9, 1990, the plan of consolidation ("Plan of Consolidation") was approved by limited partners owning a majority of units of limited partner interests in the partnerships whereby the net assets of the Predecessor Partnerships, which were subject to such Plan of Consolidation, were exchanged for Common Stock of Nuevo ("Common Stock"). All references to the "Company" include Nuevo and its majority and wholly-owned subsidiaries, unless otherwise indicated or the context indicates otherwise.

     The Company is primarily engaged in the exploration for, and the acquisition, exploitation, development and production of crude oil and natural gas. The Company's principal oil and gas properties are located domestically onshore and offshore California, in East Texas and the onshore Gulf Coast region; and internationally offshore West Africa.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation

     The consolidated financial statements include the accounts of Nuevo and its majority and wholly-owned subsidiaries. The Company's 48.5% general partner interest in Richfield Gas Storage Partnership was pro rata consolidated through February 1998, at which time the Company's interest was sold. The consolidated financial statements also include Bright Star Gathering, Inc., which was 80% owned by the Company until it was sold in July 1998. NuStar Joint Venture and its 66.7% investment in the Benedum Plant System, of which the Company owned a 95% interest, was pro rata consolidated through May 2, 1997, at which time the Company's interest was sold. Minority interests have been deducted from results of operations and stockholders' equity in the appropriate periods. All significant intercompany accounts and transactions have been eliminated in consolidation.

     Change in Accounting Method

     Effective January 1, 1998, the Company elected to convert from the full cost method to the successful efforts method of accounting for its investments in oil and gas properties. The Company believes that the successful efforts method of accounting is preferable, as it will provide a fair presentation of the Company's development activities in its core California business and the drilling success of its selective exploration activities, and reflect an impairment in the carrying value of its oil and gas properties only when there has been a permanent decline in their fair value. Accordingly, all prior year financial statements have been restated to conform with successful efforts accounting. The effect, after tax, of the change in accounting method as of December 31, 1997, was a reduction to retained earnings of $64.1 million, primarily attributable to a decrease in net property and equipment and the deferred tax liability of $99.2 million and $38.0 million, respectively. The change in accounting method resulted in a decrease in net income of $32.5 million ($1.64 per share -- basic and diluted) and $0.4 million ($0.02 per share -- basic and diluted) during 1997 and 1996, respectively. Had the Company not converted to the successful efforts method, the results of operations for the three months ended March 31, 1998, would have included a pre-tax full cost ceiling write-down of approximately $250.0 million.

     Oil and Gas Properties

     The Company utilizes the successful efforts method of accounting for its investments in oil and gas properties. Under successful efforts, oil and gas lease acquisition costs and intangible drilling costs associated with exploration efforts that result in the discovery of proved reserves and costs associated with development drilling, whether or not successful, are capitalized when incurred. When a proved property is sold, ceases to produce or is abandoned, a gain or loss is recognized. When an entire interest in an unproved property is sold for cash or cash equivalent, gain or loss is recognized, taking into consideration any recorded impairment. When a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

     Unproved leasehold costs are capitalized pending the results of exploration efforts. Significant unproved leasehold costs are reviewed periodically and a loss is recognized to the extent, if any, that the cost of the property has been impaired. An impairment of unproved leasehold costs of $8.1 million was recognized as of December 31, 1998. Exploration costs, including geological and geophysical expenses, exploratory dry holes and delay rentals, are charged to expense as incurred.

     Costs of productive wells, development dry holes and productive leases are capitalized and depleted on a unit-of-production basis over the life of the remaining proved reserves. Capitalized drilling costs are depleted on a unit-of-production basis over the life of the remaining proved developed reserves. Estimated costs (net of salvage value) of dismantlement, abandonment and site remediation are computed by the Company's independent reserve engineers and are included when calculating depreciation and depletion using the unit-of-production method.

     The Company reviews proved oil and gas properties on a depletable unit basis whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. For each depletable unit determined to be impaired, an impairment loss equal to the difference between the carrying value and the fair value of the depletable unit is recognized. Fair value, on a depletable unit basis, is estimated to be the present value of the undiscounted expected future net revenues computed by application of estimated future oil and gas prices, production and expenses, as determined by management, to estimated future production of oil and gas reserves over the economic life of the reserves. If the carrying value exceeds the undiscounted future net revenues, an impairment is recognized equal to the difference between the carrying value and the discounted estimated future net revenues of that depletable unit. The Company considers probable reserves and escalated commodity pricing in its estimate of future net revenues. Fair value impairments of $60.8 million and $30.0 million were recognized as of December 31, 1998 and 1997, respectively; no such impairment was recognized during 1996.

     Interest costs associated with non-producing leases and exploration and development projects are capitalized only for the period that activities are in progress to bring these projects to their intended use. The capitalization rates are based on the Company's weighted average cost of funds used to finance expenditures.

     Any reference to oil and gas reserve information in the Notes to Consolidated Financial Statements is unaudited.

     Environmental Liabilities

     Environmental expenditures that relate to current or future revenues are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or clean-ups are probable, and the costs can be reasonably estimated. Generally, the timing of these accruals coincides with the Company's commitment to a formal plan of action.

     Gas Plant and Other Facilities

     Gas plant and other facilities include the costs to acquire certain gas plant and other facilities and to secure rights-of-way. Capitalized costs associated with gas plant and other facilities are amortized primarily over the estimated useful lives of the various components of the facilities utilizing the straight-line method. The estimated useful lives of such assets range from three to thirty years. The Company reviews these assets for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable.

     Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement, as amended, establishes standards of accounting for and disclosures of derivative instruments and hedging activities. This statement requires all derivative instruments to be carried on the balance sheet at fair value and is effective for the Company beginning January 1, 2001, however, early adoption is permitted. The Company has not yet determined the impact of this statement on its financial condition or results of operations or whether it will adopt the statement early.

     Comprehensive Income

     The Company adopted SFAS No. 130, "Reporting Comprehensive Income", effective January 1, 1998. Comprehensive income includes net income and all changes in an enterprise's other comprehensive income including, among other things, foreign currency translation adjustments, and unrealized gains and losses on certain investments in debt and equity securities. The implementation of this statement had no impact on the Company, as there are no differences between comprehensive (loss) income and net (loss) income for the periods presented.

     Gas Balancing Positions

     The Company uses the entitlement method for recording sales of natural gas. Under the entitlement method, revenue is recorded based on the Company's net revenue interest in production. Deliveries of natural gas in excess of the Company's net revenue interests are recorded as liabilities and under-deliveries are recorded as assets. Production imbalances are recorded at the lower of the sales price in effect at the time of production or the current market value. Substantially all such amounts are anticipated to be settled with production in future periods.

     Derivative Financial Instruments

     The Company utilizes derivative financial instruments to reduce its exposure to changes in the market prices of natural gas and crude oil. Commodity derivatives utilized as hedges include futures, swap and option contracts, which are used to hedge natural gas and oil prices. Commodity price and basis swaps are sometimes used to hedge the basis differential between the derivative financial instrument index price and the commodity field price. In order to qualify as a hedge, price movements in the underlying commodity derivative must be highly correlated with the hedged commodity. Settlement of gains and losses on price swap contracts are realized monthly, generally based upon the difference between the contract price and the average closing New York Mercantile Exchange ("NYMEX") price and are reported as a component of oil and gas revenues and operating cash flows in the period realized.

     Gains and losses on option and futures contracts that qualify as a hedge of firmly committed or anticipated purchases and sales of oil and gas commodities are deferred on the balance sheet and recognized in income when the related hedged transaction occurs. Premiums paid on option contracts are deferred in other assets and amortized into oil and gas revenues over the terms of the respective option contracts. Gains or losses attributable to the termination of a derivative financial instrument are deferred on the balance sheet and recognized in revenue when the hedged crude oil and natural gas is sold. There were no such deferred gains or losses at December 31, 1998 or 1997. Gains or losses on derivative financial instruments that do not qualify as a hedge are recognized in income currently.

     As a result of such hedging transactions, oil and gas revenues were increased by $0.6 million in 1998, and were reduced by $6.0 million and $2.5 million in 1997 and 1996, respectively.

     Earnings per Share ("EPS")

     Basic EPS is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue Common Stock were exercised or converted into Common Stock or resulted in the issuance of Common Stock that then shared in the earnings of the entity. For the years ended December 31, 1998 and 1997, the Company did not have any potentially dilutive securities, as net losses were incurred during these periods. For the year ended December 31, 1996, the Company's potentially dilutive securities included dilutive stock options. Potential dilution may also occur in future periods due to the Company-Obligated Mandatorily Redeemable Convertible Preferred Securities of Nuevo Financing I ("TECONS").

     Stock-Based Compensation

     The Company applies the intrinsic value method for accounting for stock and stock-based compensation described by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Had the Company applied the fair value method described by SFAS No. 123, "Accounting for Stock-Based Compensation", it would have incurred compensation expense for stock-based compensation in 1998, 1997 and 1996. (See Note 8 for the SFAS No. 123 pro forma effects on income and earnings per share.)

     Income Taxes

     Deferred taxes are accounted for under the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period the change occurs.

     Statements of Cash Flows

     For cash flow presentation purposes, the Company considers all highly liquid money market instruments with an original maturity of three months or less to be cash equivalents. Interest paid in cash, net of amounts capitalized, for 1998, 1997 and 1996 was $31.6 million, $28.2 million and $30.6 million, respectively. Net amounts paid (refunded) in cash for income taxes for 1998, 1997 and 1996 were $1,332,000, ($45,000) and $1,500,000, respectively.

     Product Inventory

     Inventory relating to quantities of processed fuel oil and natural gas liquids in storage as of the balance sheet date is carried at current market pricing. The Company recognizes revenue for fuel oil sales when the sale is completed and risk of loss transfers to a third party purchaser. Fuel oil in inventory is stated at year end market prices less transportation costs; the Company recognizes changes in the market value of inventory from one period to the next as oil revenues.

     Use of Estimates

     In order to prepare these financial statements in conformity with generally accepted accounting principles, management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities, as well as reserve information, which affects the depletion calculation. Actual results could differ from those estimates.

     Reclassifications

     Certain reclassifications of prior period amounts have been made to conform to the current presentation.

3.   ACQUISITIONS

     In April 1998, the Company acquired a third party's interest in the Yombo field in the Republic of Congo, West Africa ("Congo") for $7.8 million. Such acquisition added 3.4 million barrels of oil equivalent to the Company's reserve base and increased the Company's net working interest in the Congo from 43.75% to 50.0%.

     In July 1996, the Company completed the acquisition of certain East Texas oil and gas properties for a net purchase price of $9.3 million in cash. The acquisition of these properties was effective as of December 1, 1995, and the purchase price was reduced by the net cash flows from production between such date and closing. In December 1996, the holders of the preferential rights on these properties exercised such rights for a cash payment of $8.0 million, acquiring properties constituting approximately half of the estimated proved reserves related to this acquisition.

     In April 1996, the Company consummated the acquisition of (i) certain upstream oil and gas properties located onshore and offshore California ("Unocal Properties") of Union Oil Company of California ("Unocal") for an adjusted purchase price of $490.2 million in cash plus a contingent payment based on future realized oil prices, and (ii) certain California oil properties ("Point

Pedernales Properties", and together with the Unocal Properties, the "California Properties") from Torch Energy Advisors Incorporated ("Torch") and certain of its wholly-owned subsidiaries for a net adjusted purchase price of $35.7 million in Common Stock of the Company. The acquisition of the California Properties was effective as of October 1, 1995, and the purchase price was reduced by the net cash flows from production between such date and closing. The acquisition was recorded using the purchase method, effective April 1, 1996 for accounting purposes.

4.   DIVESTITURES

     On January 6, 1999, the Company completed the sale of its East Texas natural gas assets to an affiliate of Samson Resources Company for an adjusted purchase price of $192.0 million. Of the proceeds, $100.0 million was set aside to fund an escrow account to provide "like-kind exchange" tax treatment in the event the Company acquires domestic producing oil and gas properties in the first half of 1999. The remainder of the proceeds were used to repay outstanding senior bank debt. A $5.2 million gain on settled hedge transactions was realized in connection with the closing of this sale in 1999. The effective date of the sale is July 1, 1998. The Company reclassified these assets to assets held for sale and discontinued depleting these assets during the third quarter of 1998. Estimated net proved reserves associated with these properties totaled approximately 329.0 billion cubic feet of natural gas equivalent at January 1, 1999. The following condensed balance sheet reflects the pro forma effects of the sale of the East Texas assets:


                             CONDENSED BALANCE SHEET


                                                                 PRO FORMA
                                                 DECEMBER 31,   ADJUSTMENTS    DECEMBER 31,
                                                    1998      (SALE OF E. TX)     1998
                                                 -----------  ---------------  -----------
                                                                 (UNAUDITED)   (UNAUDITED)
ASSETS:
  Current assets ............................     $ 161,252      $ (10,055)     $ 151,197
  Net property and equipment ................       616,572             --        616,572
  Deferred tax assets, net ..................        27,534        (15,222)        12,312
  Other assets ..............................        12,327             --         12,327
                                                  ---------      ---------      ---------
                                                  $ 817,685      $ (25,277)     $ 792,408
                                                  =========      =========      =========

LIABILITIES AND STOCKHOLDERS' EQUITY:
  Current liabilities .......................     $  49,623      $  (9,530)     $  40,093
  Long-term debt ............................       419,150        (82,633)       336,517
  Deferred tax liabilities ..................            --             --             --
  Deferred revenue ..........................            --             --             --
  Other long-term liabilities ...............         2,034             --          2,034
  TECONS ....................................       115,000             --        115,000
  Stockholders' equity ......................       231,878         66,886        298,764
                                                  ---------      ---------      ---------
                                                  $ 817,685      $ (25,277)     $ 792,408
                                                  =========      =========      =========


     During the third quarter of 1998, the Company sold its interest in the Sansinena field in California, and recorded a gain on the sale of $4.1 Million. During the first quarter of 1998, the Company sold its interest in the Coke Field in Chapel Hill, Texas, and recorded a $1.7 Million gain on this sale.

     In december 1997, the Company announced its intention to dispose of the remainder of its non- core gas gathering, pipeline and storage assets during 1998. Such assets include: the Company's 48.5% interest in the Richfield Gas Storage facility, which was sold in February 1998 at its approximate carrying value; an 80% interest in Bright Star Gathering, Inc., which was sold in July 1998 at its approximate carrying value; and the Illini pipeline. The Company recorded a non-cash, pre-tax charge to fourth quarter 1997 earnings of $23.9 million, reflecting the estimated loss on the disposition of these assets. A positive revision to this charge was made in the fourth quarter of 1998 in the amount of $3.7 Million to reflect the estimated current fair value of the Illini pipeline. The Company entered into a sale agreement during 1998 to sell the Illini pipeline to a third party. Such sale is currently pending and awaiting regulatory approval. The Company's results of operations for the year ended December 31, 1998, included the operating results from these assets through the disposition date, as applicable; however, these assets were not depreciated during 1998. The Company will retain its California gas plants, as these plants are strategic assets for the Company's oil and gas activities in California.

     In May 1997, Nuevo Liquids, a wholly-owned subsidiary of the Company, sold its 95% interest in the Nustar Joint Venture, which held the Company's investment in the Benedum Plant System, for proceeds of $25.0 million. The effective date of the sale was January 1, 1997. Proceeds from the sale were used to reduce outstanding debt under the Company's revolving credit facility, as well as project debt related to the Benedum Gas Plant in the amount of $5.9 Million. The Company recorded a pre-tax gain of $2.3 million relating to the sale.

     During the first quarter of 1997, the Company sold its interest in the Second Bayou Field in Cameron Parish, Louisiana and recorded a gain of $1.4 million. During the third quarter of 1997, the Company recognized a loss of $1.6 million on the sale of South Timbalier Block 8. In addition, the Company disposed of several non-core properties at a combined net loss of $679,000.

     In June 1996, the Company sold 177 producing wells and the majority of its acreage in the Giddings field and East Texas Austin Chalk holdings for $27.3 million recognizing a gain of $9.2 million. The Company retained ownership of seven wells and surrounding acreage in the Turkey Creek prospect area of the Austin Chalk trend. The Company also sold several non-core properties at a combined loss of $3.2 million.

5. PRODUCTION PAYMENTS

     In April 1994, the Company entered into a four-year commitment for a $30.0 million volumetric production payment for the development of certain infill drilling locations in the Oak Hill field in East Texas. The proceeds from this agreement financed the capital expenditures for well drilling, fracturing and completing and for surface facility installations. Each advance under the production payment obligates the Company to deliver a fixed volume of natural gas, based upon prevailing market conditions at the time of the advance. During 1994, the Company received $18.4 million, committing the Company to deliver 10.7 BCF of natural gas through December 1998. As of December 31, 1998, the Company had fulfilled its obligation under this commitment. The cash advances were reflected as deferred revenues on the Company's December 31, 1997 consolidated balance sheet and were amortized into revenue as the natural gas volumes were delivered. No such advances were received in 1998, 1997 or 1996.

6. OUTSOURCING SERVICES

     Torch, the Company's outside service provider, is primarily in the business of providing management and advisory services relating to oil and gas assets for institutional and public investors and maintains a large technical, operating, accounting and administrative staff.

     In early 1999, Nuevo signed new outsourcing agreements with Torch and its subsidiaries, effective January 1, 1999, to provide the following services: (i) oil and gas administration (accounting, information technology and land administration); (ii) human resources; (iii) corporate administration (legal, graphics, support, and corporate insurance); (iv) crude oil marketing; (v) natural gas marketing; (vi) land leasing, and (vii) field operations. Each of the new agreements is stand alone, with different terms ranging from one to five years. In addition, the Company executed a Master Services Agreement with Torch, which contains all the overall terms and conditions governing each individual service agreement. Several functions, such as mergers and acquisitions and internal audit, will be brought in-house. The Company is still in the process of finalizing the field operations agreement with Torch, but anticipates signing this agreement in late March 1999.

     Prior to January 1, 1999, the Company's outsourcing services were governed by an agreement with Torch (the "Torch Agreement") whereby Torch administered certain business activities of the Company for a monthly fee. The Torch Agreement required Torch to administer the business activities of the Company for a monthly fee equal to the sum of one-twelfth of 2% on the first $250 million of assets and one-twelfth of 1% on assets in excess of $250 million, excluding certain gas plant facilities and cash, plus 2% of monthly operating cash flows (as defined) during the period in which the services were rendered. In addition, the Torch Agreement contained a provision whereby 20% of the overhead fees on Torch operated properties were credited against the monthly fee paid to Torch, as well as a provision whereby the monthly fee was credited for one-twelfth of $900,000. For the years ended December 31, 1998, 1997 and 1996, outsourcing fees paid to Torch amounted to $9.5 million, $12.0 million and $10.2 million, respectively.

     A subsidiary of Torch markets oil, natural gas and natural gas liquids from certain oil and gas properties and gas plants in which the Company owns an interest. In 1998, 1997 and 1996, such marketing fees were $2.0 million, $2.9 million and $2.8 million, respectively.

     Torch operates certain oil and gas interests owned by the Company. The Company is charged, on the same basis as other third parties, for all customary expenses and cost reimbursements associated with these activities. Operator's fees charged for these activities for the years ended December 31, 1998, 1997 and 1996, was $25.5 million, $24.8 million and $8.8 million, respectively.

     In consideration of the services rendered by Torch in connection with the origination of the 1996 acquisition of the Unocal Properties, the Company agreed to pay Torch $10.0 million in twelve equal monthly installments after the closing of the acquisition.

7. RELATED PARTY TRANSACTIONS

     A broker's fee of 30,000 warrants was granted to a company, of which a director of the Company is a partner, for services associated with the acquisition of the Unocal Properties. These warrants were exercised in the first quarter of 1997.

     Included in general and administrative expenses for 1997 was a $1.7 million severance payment to the Company's former President and Chief Executive Officer.

8. STOCKHOLDERS' EQUITY

     Common and Preferred Stock

     The Certificate of Incorporation of the Company authorizes the issuance of up to 50,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock, the terms, preferences, rights and restrictions of which are established by the Board of Directors of the Company. All shares of Common Stock have equal voting rights of one vote per share on all matters to be voted upon by stockholders. Cumulative voting for the election of directors is not permitted. Certain restrictions contained in the Company's loan agreements limit the amount of dividends that may be declared. Under the terms of the most restrictive indenture of the 87/8% Senior Subordinated Notes and the 9 1/2% Senior Subordinated Notes described in Note 10, the Company and its restricted subsidiaries had no funds available for the payment of dividends at December 31, 1998. However, the Company had unrestricted liquidity available through its unrestricted subsidiaries at December 31, 1998.

     On December 23, 1996, the Company and United Investors Management Company ("United") and The 1818 Fund, L.P. ("The 1818 Fund") closed the offering of 2,138,605 shares of Common Stock (the "Shares"). United sold 1,275,000 shares and The 1818 Fund sold 863,605 shares. The price to the public of the Shares was $47.50 per share. All of the Shares sold by United were outstanding and 112 of the Shares sold by The 1818 Fund were outstanding prior to the offering. The remaining 863,493 of the Shares sold by The 1818 Fund were issued upon conversion of the remaining 11,220 shares of 7% Preferred Stock of the Company. The Company did not receive any proceeds from the issuance of these shares. As a result of this conversion by The 1818 Fund of its shares of 7% Preferred Stock, there are no longer any shares of the 7% Preferred Stock outstanding.

     During April 1996, the Company partially financed the acquisition of the Unocal Properties with the proceeds from the sale to the public of 5,109,200 shares of Common Stock (the "Common Stock Offering"). The purchase of the Point Pedernales Properties was financed by the issuance to Torch of 1,275,000 shares of the Company's Common Stock valued at the public offering price of $28.00 per share in the Common Stock Offering.

     EPS Computation

     SFAS No. 128, "Earnings per Share", requires a reconciliation of the numerator (income) and denominator (shares) of the basic EPS computation to the numerator and denominator of the diluted EPS computation. In 1998 and 1997, weighted average potential dilutive common shares of 331,000 and 670,000 are not included in the calculation of diluted loss per share due to their anti-dilutive effect. The Company's reconciliation is as follows (amounts in thousands):

                                                                      FOR THE YEAR ENDED DECEMBER 31,
                                             ----------------------------------------------------------------------------
                                                      1998                        1997*                     1996*
                                             ----------------------      ----------------------     ---------------------
                                               LOSS          SHARES        LOSS          SHARES      INCOME        SHARES
                                             --------        ------      --------        ------     --------       ------
(Loss) income before
  extraordinary item ...................     $(94,272)                   $(10,676)                  $ 34,278
Less: Dividends on Preferred
  Stock ................................           --                          --                       (939)
                                             --------                    --------                   --------
(Loss) earnings before
  extraordinary item per
  Common share-- Basic .................      (94,272)       19,795       (10,676)       19,796       33,339       16,755
Effect of dilutive securities:
Convertible Preferred
  Stock ................................           --            --            --            --          939           --
Stock options ..........................           --            --            --            --           --        1,841
                                             --------        ------      --------        ------     --------       ------
(Loss) earnings before
  extraordinary item per
  Common share--Diluted ................     $(94,272)       19,795      $(10,676)       19,796     $ 34,278       18,596
                                             ========        ======      ========        ======     ========       ======

---------------

* Restated

     Treasury Stock Repurchases

     In March 1997, the Board of Directors of the Company authorized the open market repurchase of up to one million shares of outstanding Common Stock during 1997, at times and prices deemed attractive by management. During April 1997, the Company repurchased 500,000 shares of Common Stock in open market transactions, at an average purchase price of $38.94 per share, plus 42,491 shares acquired from the cancellation of warrants issued during 1996. In December 1997, the Board of Directors authorized the open market repurchase of an additional 500,000 shares of Common Stock during 1998, however, no such repurchase occurred during 1998.

     Put Options

     In May 1997, the Company sold put options on its Common Stock to a third party. The options gave the purchaser the right to sell to the Company 500,000 shares of its Common Stock at prices ranging from $40.26 to $41.04 per share through December 31, 1997. The contract gave the Company the choice of net cash, net shares, or physical settlement. Any repurchased shares would have been treated as Treasury Stock. The Company generated $1.6 million in option premium from these transactions, which is reflected in additional paid-in capital on the balance sheet. As of December 31, 1997, 400,000 of these options had expired with the Company's share prices above the strike price, and 100,000 of these options were settled on December 31, 1997, for a nominal amount of net cash.

     Shareholder Rights Plan

     In March 1997, the Company adopted a Shareholder Rights Plan to protect the Company's shareholders from coercive or unfair takeover tactics. Under the Shareholder Rights Plan, each outstanding share and each share of subsequently issued Common Stock has attached to it one Right. Generally, in the event a person or group ("Acquiring Person") acquires or announces an intention to acquire beneficial ownership of 15% or more of the outstanding shares of Common Stock without the prior consent of the Company, or the Company is acquired in a merger or other business combination, or 50% or more of its assets or earning power is sold, each holder of a Right will have the right to receive, upon exercise of the Right, that number of shares of common stock of the acquiring company, which at the time of such transaction will have a market price of two times the exercise price of the Right. The Company may redeem the Right for $.01 at any time before a person or group becomes an Acquiring Person without prior approval. The Rights will expire on March 21, 2007, subject to earlier redemption by the Board of Directors of the Company.

     Executive Compensation Plan

     During July 1997, the Board of Directors of the Company adopted a plan to encourage senior executives to personally invest in the shares of the Company, and to regularly review executives' ownership versus targeted ownership objectives. These incentives include a deferred compensation plan (the "Plan") that gives key executives the ability to defer all or a portion of their salaries and bonuses and invest in Common Stock of the Company at a discount to market prices or make other investments at the employee's discretion. Stock acquired at a discount will be held in a benefit trust and restricted for a two-year period. The stock held in the benefit trust is accounted for as a liability of the Company and is marked-to-market, with any necessary adjustment to general and administrative expense. The Company recorded a benefit related to deferred compensation of $0.6 million in 1998 and an expense of $0.8 million in 1997. The Plan does not permit investment in a diversified equity portfolio until and unless targeted levels of Common Stock ownership in the Company are achieved and maintained. Target levels of ownership are based on multiples of base salary and are administered by the Compensation Committee of the Board of Directors. The Plan applies to all executives at a level of Vice-President and above.

     Stock Incentive Plan

     In 1990, the Company established its 1990 Stock Option Plan ("Stock Option Plan"), with respect to its Common Stock, and in 1993, the Board of Directors adopted the Nuevo Energy Company 1993 Stock Incentive Plan ("Stock Incentive Plan"). The purpose of the Stock Option Plan and the Stock Incentive Plan is to provide directors and key employees of the Company and its subsidiaries performance incentives and to provide a means of encouraging stock ownership in the Company by such persons.

     The maximum number of shares subject to options under the Stock Incentive Plan is 2,500,000 shares. Options are granted under the Stock Incentive Plan on the basis of the optionee's contribution to the Company. No option may exceed a term of more than ten years. Options granted under the Stock Incentive Plan may be either incentive stock options or options that do not qualify as incentive stock options. The Company's compensation committee is authorized to designate the recipients of options, the dates of grants, the number of shares subject to options, the option price, the terms of payment upon exercise of the options, and the time during which the options may be exercised. Options granted are exercisable, in full, six months following the date of the grant.

     A summary of activity in the stock option plans during the three years ended 1998 is set forth below:


                                                                                WEIGHTED-
                                                                                 AVERAGE
                                                                   OPTIONS    EXERCISE PRICE
                                                                  ---------   --------------
Outstanding at January 1, 1996 .............................      1,835,837       $17.97
  Granted ..................................................        518,100       $38.10
  Exercised ................................................       (587,799)      $17.03
                                                                  ---------

Outstanding at December 31, 1996 ...........................      1,766,138       $24.24
  Granted ..................................................        652,875       $41.89
  Exercised ................................................       (328,550)      $18.59
  Canceled .................................................         (1,000)      $47.88
                                                                  ---------

Outstanding at December 31, 1997 ...........................      2,089,463       $30.61
  Granted ..................................................      1,124,800*      $16.27
  Exercised ................................................        (70,925)      $18.35
  Canceled .................................................       (466,975)*     $36.19
                                                                  ---------

Outstanding at December 31, 1998 ...........................      2,676,363       $23.94
                                                                  =========

------------

* Reflects the cancellation and re-issuance of 401,850 non-executive employee stock options on December 14, 1998.

     The Company had 1,756,263 options and 1,493,088 options exercisable at December 31, 1998 and 1997, respectively. Detail of stock options outstanding and options exercisable at December 31, 1998 follows:


                                               OUTSTANDING                   EXERCISABLE
                                   ------------------------------------  ---------------------
                                                WEIGHTED-    WEIGHTED-               WEIGHTED-
                                                 AVERAGE      AVERAGE                 AVERAGE
                                                REMAINING    EXERCISE                EXERCISE
   RANGE OF EXERCISE PRICES          NUMBER    LIFE (YEARS)    PRICE      NUMBER       PRICE
------------------------------     ---------   ------------  ---------  ---------    ---------
$11.00 to $12.38 .............       738,934       9.54      $   11.18     43,334    $   11.64
$16.13 to $22.13 .............     1,046,429       4.84      $   19.52    821,929    $   19.21
$29.00 to $39.93 .............       322,000       6.46      $   32.73    322,000    $   32.73
$41.50 to $47.88 .............       569,000       7.83      $   43.70    569,000    $   43.70
                                   ---------                            ---------
          Total ..............     2,676,363                            1,756,263
                                   =========                            =========

     The weighted-average fair value of options granted during 1998, 1997 and 1996, was $7.55, $12.89 and $11.52, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: expected stock price volatility of 50.9% in 1998, 35.2% in 1997 and 33.6% in 1996; risk free interest of 5% in 1998, 5.75% in 1997, and 6% in 1996, and average expected option lives of 3 years. Had compensation expense for stock-based compensation been determined based on the fair value at the date of grant, the Company's net income, earnings available to Common Stockholders and earnings per share would have been reduced to the pro forma amounts indicated below (amounts in thousands, except per share data):


                                                                                        YEAR ENDED DECEMBER 31,
                                                                            ----------------------------------------------
                                                                                1998              1997*            1996*
                                                                            -----------       -----------      -----------
Net (loss) income .....................................     As reported     $   (94,272)      $   (13,700)     $    34,278
                                                            Pro forma       $  (103,434)      $   (16,315)     $    32,028
Net (loss) income available to Common
  Stockholders ........................................     As reported     $   (94,272)      $   (13,700)     $    33,339
                                                            Pro forma       $  (103,434)      $   (16,315)     $    31,089
(Loss) earnings per Common share --
  Basic ...............................................     As reported     $     (4.76)      $     (0.69)     $      1.99
                                                            Pro forma       $     (5.23)      $     (0.82)     $      1.86
(Loss) earnings per Common share --
  Diluted .............................................     As reported     $     (4.76)      $     (0.69)     $      1.84
                                                            Pro forma       $     (5.23)      $     (0.82)     $      1.72

----------------

*    Restated

9. COMPANY-OBLIGATED MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SECURITIES OF NUEVO FINANCING I

     On December 23, 1996, the Company and Nuevo Financing I, a statutory business trust formed under the laws of the state of Delaware, (the "Trust"), closed the offering of 2,300,000 Term Convertible Securities, Series A, ("TECONS") on behalf of the Trust. The price to the public of the TECONS was $50.00 per TECONS. Distributions on the TECONS began to accumulate from December 23, 1996, and are payable quarterly on March 15, June 15, September 15, and December 15, at an annual rate of $2.875 per TECONS. Each TECONS is convertible at any time prior to the close of business on December 15, 2026, at the option of the holder into shares of Common Stock at the rate of .8421 shares of Common Stock for each TECONS, subject to adjustment. The sole asset of the Trust as the obligor on the TECONS is $115.0 million aggregate principal amount of 5.75% Convertible Subordinated Debentures of the Company due December 15, 2026.

10. LONG-TERM DEBT

     Long-term debt is comprised of the following at December 31, 1998 and 1997 (amounts in thousands):


                                                                         1998           1997
                                                                      ---------      ---------
8 7/8% Senior Subordinated Notes, net of discount (a)  ..........     $ 100,000      $      --
9 1/2% Senior Subordinated Notes (b) ............................       160,000        160,000
OPIC credit facility (at 5.55% and 6.04% at December 31,
  1998 and 1997, respectively, plus a guaranty fee of 2.75%)
  (c) ...........................................................         3,902          7,605
Bank credit facility (at 5.94% and 6.125%) at December 31,
  1998 and 1997)(d) .............................................       158,400        142,000
Other ...........................................................            --             51
                                                                      ---------      ---------

          Total debt ............................................       422,302        309,656
Less current maturities .........................................        (3,152)        (3,716)
                                                                      ---------      ---------

Long-term debt ..................................................     $ 419,150      $ 305,940
                                                                      =========      =========

----------

(a) In June 1998, the Company issued $100.0 million, 8 7/8% Senior Subordinated Notes due June 1, 2008 (the "8 7/8% Notes"). Interest on the 8 7/8% Notes accrues at the rate of 8 7/8% per annum and is payable semi-annually in arrears on June 1 and December 1. The 8 7/8% Notes are redeemable, in whole or in part, at the option of the Company, on or after June 1, 2003, under certain conditions. The Company is not required to make mandatory redemption or sinking fund payments with respect to the 8 7/8% Notes. The indenture contains covenants that, among other things, limit the Company's ability to incur additional indebtedness, limits restricted payments, limit issuances and sales of capital stock by restricted subsidiaries, limit dispositions of proceeds of asset sales, limit dividends and other payment restrictions affecting restricted subsidiaries, and restricts mergers, consolidations or sales of assets. The 8 7/8% Notes are guaranteed by certain of Nuevo's subsidiaries. The 8 7/8% Notes are unsecured general obligations of the Company, and are subordinated in right of payment to all existing and future senior indebtedness of the Company. In the event of a defined change in control, the Company will be required to make an offer to repurchase all outstanding 8 7/8% Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption.

(b) In April 1996, the Company financed a portion of the purchase price of the Unocal Properties with proceeds from the sale to the public of a principal amount of $160.0 million, 9 1/2% Senior Subordinated Notes due April 15, 2006 (the "9 1/2% Notes"). Interest on the 9 1/2% Notes accrues at the rate of 9 1/2% per annum and is payable semi-annually in arrears on April 15 and October 15. The 9 1/2% Notes are redeemable, in whole or in part, at the option of the Company, on or after April 15, 2001, under certain conditions. The Company is not required to make mandatory redemption or sinking fund payments with respect to the 9 1/2% Notes. The indenture contains covenants that, among other things, limit the Company's ability to incur additional indebtedness, limits restricted payments, limit issuances and sales of capital stock by restricted subsidiaries, limit dispositions of proceeds of asset sales, limit dividends and other payment restrictions affecting restricted subsidiaries, and restricts mergers, consolidations or sales of assets. The 9 1/2% Notes were guaranteed by certain of Nuevo's subsidiaries until February 1998, at which time such subsidiaries were released as guarantors. The 9 1/2% Notes are unsecured general obligations of the Company, and are subordinated in right of payment to all existing and future senior indebtedness of the Company. In the event of a defined change in control, the Company will be required to make an offer to repurchase all outstanding 9 1/2% Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption.

(c) In February 1995, in connection with the purchase of the stock of Amoco Congo Production Company, the Company negotiated with the Overseas Private Investment Corporation ("OPIC") and an agent bank for a non-recourse credit facility in the amount of $25.0 million. The security for such facility is the assets and stock of the Nuevo Congo Company ("NCC"). The initial drawdown on the facility was $8.8 million to finance a portion of the purchase price. The remaining funds under the credit facility will be used to finance 75% of the development drilling program in the Congo. A portion of the remaining outstanding commitment, $6.0 million, was drawn down in January 1996 to fund the first phase of the development drilling program in the Congo. The interest rate associated with such credit facility is the London Interbank Offered Rate ("LIBOR") plus 20 basis points and a guaranty fee of 2.75% of the outstanding loan balance, payable quarterly. At December 31, 1998, the interest rate was 5.55%, plus the guarantee fee of 2.75%. The loan agreement requires a sixteen-quarter repayment period.

(d) Nuevo's Amended and Restated Credit Agreement, (the "Agreement"), dated as of February 13, 1998, provides for unsecured revolving credit availability of up to $400 million (subject to a periodic borrowing base determination) from a bank group led by NationsBank of Texas, N.A. and Morgan Guaranty Trust Company of New York, until its expiration on April 1, 2003.

     The borrowing base determination establishes the maximum borrowings that may be outstanding under the credit facility, and is determined by a two-thirds vote of the banks (three-fourths in the event of an increase in the borrowing base), each of which bases its judgment on (i) the present value of the Company's oil and gas reserves based on its own assumptions regarding future prices, production, costs, risk factors and discount rates, and (ii) on projected cash flow coverage ratios calculated under varying scenarios. If amounts outstanding under the credit facility exceed the borrowing base, as redetermined from time to time, the Company would be required to repay such excess over a defined period of time.

     Effective January 6, 1999 the borrowing base was reduced from $380 million to $200 million, reflecting the sale on that date of the Company's East Texas natural gas reserves, and also reflecting a significant decline in projected oil prices since the previous determination.

     Amounts outstanding under the credit facility bear interest at a rate equal to the London Interbank Offered Rate ("LIBOR") plus an amount which increases as borrowing base utilization increases. At December 31, 1998 the Company's interest rate under the credit facility was LIBOR plus .375%, or 5.94%. Outstandings under this facility at year end were $158.4 million, and at January 6, 1999 were reduced by $82.6 million from a portion of the proceeds of the East Texas sale.

     The Credit Agreement has customary covenants including, but not limited to, covenants with respect to the following matters: (i) limitations on certain restricted payments and investments; (ii) limitations on guarantees and indebtedness; (iii) limitations on prepayments of subordinated and certain other indebtedness; (iv) limitations on mergers and consolidations, on certain types of acquisitions and on the issuance of certain securities by subsidiaries; (v) limitations on liens; (vi) limitations on sales of properties; (vii) limitations on transactions with affiliates; (viii) limitations on derivative contracts; and (ix) limitations on debt in subsidiaries. The Company is also required to maintain certain financial ratios and conditions, including without limitation an EBITDA (earnings before interest, taxes, depreciation, depletion, amortization and exploration expenses) to fixed charge coverage ratio, a net worth requirement, and a funded debt to capitalization ratio. As a result of reduced revenues due to falling oil prices, the Company has obtained amendments for relief from the EBITDA fixed charge coverage test through March 31, 2000. The Company is in compliance with this test and all other covenants of the Agreement at December 31, 1998. The Company is currently in negotiation with its banks regarding other terms of the Agreement, including pricing, security, the frequency of borrowing base determinations and certain other covenants. Management believes the outcome of such negotiations will result, over time, in improved borrowing base availability and greater certainty of the commitment of this facility during difficult periods in the oil and gas industry.

     In June 1997, the Company redeemed its 12 1/2% Senior Subordinated Notes at a total cost of $78.0 million, representing $75.0 million face value of the debt plus a 4% premium of $3.0 million. In addition to the premium, the Company wrote off approximately $2.0 million of unamortized discount and deferred financing costs. The redemption resulted in an extraordinary loss on early extinguishment of debt in the amount of $3.0 million, net of the related tax benefit of $2.0 million. The Company used proceeds from its bank facility to fund the redemption.

     The amount of scheduled debt maturities during the next five years and thereafter is as follows (amounts in thousands):


1999................   $   3,152
2000................         750
2001................          --
2002................          --
2003................     158,400
Thereafter..........     260,000
                       ---------

          Total Debt   $ 422,302
                       =========

         Based upon the quoted market price, the fair value of the 8 7/8% Notes was estimated to be $90.6 million at December 31, 1998, and the fair value of the 9 1/2% Notes was estimated to be $160.2 million and $170.3 million at December 31, 1998 and 1997, respectively. For the OPIC credit facility and other debt, for which no quoted prices are available, management believes the carrying value of the debt materially represents the fair value of the debt at December 31, 1998 and 1997.

11.  CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

     NCC is a U.S. corporation with foreign branch operations in the Congo. The functional currency of NCC is the U.S. Dollar and its income is taxed in the United States. The Company's Congo investment involves risks typically associated with investments in emerging markets such as an uncertain political, economic, legal and tax environment, and expropriation and nationalization of assets. The Company's investment is insured through political risk insurance provided by OPIC.

     The OPIC credit facility, discussed in Note 10, requires the Company to provide consolidating financial statements that separately show NCC. Also shown separately is Nuevo Congo LTD. ("NCL") which is the company that holds Nuevo's additional interest in the Yombo field in the Congo (see Note 3) that was acquired in 1998. These condensed consolidating financial statements are presented below:

                      CONDENSED CONSOLIDATING BALANCE SHEET
                             AS OF DECEMBER 31, 1998
                             (AMOUNTS IN THOUSANDS)

                                               NUEVO         NCC         NCL      CONSOLIDATED
                                             --------     --------     --------   ------------
Total current assets ...................     $145,906     $ 12,870     $  2,476     $161,252
Net property and equipment .............      568,509       39,112        8,951      616,572

Deferred tax assets, net ...............       27,059          475           --       27,534
Total other assets .....................       12,308           19           --       12,327
                                             --------     --------     --------     --------
          Total assets .................     $753,782     $ 52,476     $ 11,427     $817,685
                                             ========     ========     ========     ========

Total current liabilities ..............     $ 18,006     $ 31,163     $    454     $ 49,623
Long-term debt .........................      418,400          750           --      419,150

Other long-term liabilities ............        2,034           --           --        2,034

Mandatorily Redeemable Convertible
  Preferred Securities of Nuevo
  Financing I ..........................      115,000           --           --      115,000

Total stockholders' equity .............      200,342       20,563       10,973      231,878
                                             --------     --------     --------     --------
          Total liabilities and
            stockholders' equity .......     $753,782     $ 52,476     $ 11,427     $817,685
                                             ========     ========     ========     ========

                      CONDENSED CONSOLIDATING BALANCE SHEET
                             AS OF DECEMBER 31, 1997
                             (AMOUNTS IN THOUSANDS)


                                                         NUEVO*         NCC*      CONSOLIDATED*
                                                       ---------      ---------   -------------
Total current assets .............................     $  51,318      $   7,542     $  58,860
Net property and equipment .......................       701,000         33,111       734,111
Total other assets ...............................        11,220             95        11,315
                                                       ---------      ---------     ---------
          Total assets ...........................     $ 763,538      $  40,748     $ 804,286
                                                       =========      =========     =========

Total current liabilities ........................     $  44,177      $   5,426     $  49,603
Long-term debt ...................................       302,038          3,902       305,940
Deferred tax liabilities .........................         4,771            215         4,986
Other long-term liabilities ......................        (5,642)         9,660         4,018
Mandatorily Redeemable Convertible Preferred
  Securities of Nuevo Financing I ................       115,000             --       115,000
Total stockholders' equity .......................       303,194         21,545       324,739
                                                       ---------      ---------     ---------
          Total liabilities and stockholders'
            equity ...............................     $ 763,538      $  40,748     $ 804,286
                                                       =========      =========     =========


----------------

*  Restated

                 CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                             (AMOUNTS IN THOUSANDS)


                                          NUEVO           NCC            NCL       CONSOLIDATED
                                        ---------      ---------      ---------    ------------
Revenues ..........................     $ 236,758      $  14,607      $   1,338     $ 252,703
Expenses ..........................       362,103         16,279          1,218       379,600
                                        ---------      ---------      ---------     ---------
(Loss) income before income
  taxes ...........................      (125,345)        (1,672)           120      (126,897)
Income tax benefit ................       (31,935)          (690)            --       (32,625)
                                        ---------      ---------      ---------     ---------
Net (loss) income .................     $ (93,410)     $    (982)     $     120     $ (94,272)
                                        =========      =========      =========     =========

                 CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                             (AMOUNTS IN THOUSANDS)

                                                              NUEVO*         NCC*      CONSOLIDATED*
                                                            ---------      ---------   -------------
Revenues ..............................................     $ 334,446      $  22,832     $ 357,278
Expenses ..............................................       358,079         16,531       374,610
                                                            ---------      ---------     ---------
(Loss) income before income taxes and extraordinary
  item ................................................       (23,633)         6,301       (17,332)
Income tax (benefit) expense ..........................        (6,883)           227        (6,656)
                                                            ---------      ---------     ---------
(Loss) income before extraordinary item ...............       (16,750)         6,074       (10,676)
Extraordinary loss on early extinguishment of debt,
  net of tax benefit ..................................         3,024             --         3,024
                                                            ---------      ---------     ---------
Net (loss) income .....................................     $ (19,774)     $   6,074     $ (13,700)
                                                            =========      =========     =========


                 CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                             (AMOUNTS IN THOUSANDS)


                                                         NUEVO*       NCC*     CONSOLIDATED*
                                                       --------     --------   -------------
Revenues .........................................     $308,380     $ 20,677      $329,057
Expenses .........................................      256,568       14,246       270,814
                                                       --------     --------      --------
Income before income taxes .......................       51,812        6,431        58,243
Income tax expense (benefit) .....................       23,969           (4)       23,965
                                                       --------     --------      --------
Net income .......................................       27,843        6,435        34,278
Dividends on preferred stock .....................          939           --           939
                                                       --------     --------      --------
Net earnings available to common stockholders ....     $ 26,904     $  6,435      $ 33,339
                                                       ========     ========      ========

------------

*    Restated

                 CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                             (AMOUNTS IN THOUSANDS)

                                                              NUEVO          NCC             NCL       CONSOLIDATED
                                                            ---------      ---------      ---------    ------------
Cash flows from operating activities:
  Net (loss) income ...................................     $ (93,410)     $    (982)     $     120      $ (94,272)
  Non-cash adjustments ................................       119,473          4,281             --        123,754
  Change in assets and liabilities ....................        (8,015)        14,923           (557)         6,351
                                                            ---------      ---------      ---------      ---------
          Net cash provided by (used
            in) operating activities ..................        18,048         18,222           (437)        35,833
                                                            ---------      ---------      ---------      ---------
Cash flows from investing activities:
  additions to oil and gas properties .................      (137,430)       (10,971)        (8,951)      (157,352)
  Proceeds from sale of properties ....................        11,830             --             --         11,830
  Additions to other properties and other .............        (2,813)            --             --         (2,813)
                                                            ---------      ---------      ---------      ---------
          Net cash used in investing activities .......      (128,413)       (10,971)        (8,951)      (148,335)
                                                            ---------      ---------      ---------      ---------
Cash flows from financing activities:
  proceeds from borrowings ............................       240,900             --             --        240,900
  Payments of long-term debt ..........................      (124,551)        (3,703)            --       (128,254)
  Contribution to (from) Nuevo ........................       (10,852)            --         10,852             --
  Other ...............................................        (1,949)            --             --         (1,949)
                                                            ---------      ---------      ---------      ---------
          Net cash provided by (used
            in) financing activities ..................       103,548         (3,703)        10,852        110,697
                                                            ---------      ---------      ---------      ---------
Net increase (decrease) in cash & cash
  equivalents .........................................        (6,817)         3,548          1,464         (1,805)
Cash and cash equivalents at beginning
  of year .............................................         7,417          1,791             --          9,208
                                                            ---------      ---------      ---------      ---------
Cash and cash equivalents at end of
  year ................................................     $     600      $   5,339      $   1,464      $   7,403
                                                            =========      =========      =========      =========

                 CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                             (AMOUNTS IN THOUSANDS)

                                                              NUEVO*          NCC*       CONSOLIDATED*
                                                            ---------      ---------     -------------
Cash flows from operating activities:
  Net (loss) income ...................................     $ (19,774)     $   6,074      $ (13,700)
  Non-cash adjustments ................................       155,749          3,612        159,361
  Change in assets and liabilities ....................        12,846          6,955         19,801
                                                            ---------      ---------      ---------
          Net cash provided by operating
            activities ................................       148,821         16,641        165,462
                                                            ---------      ---------      ---------
Cash flows from investing activities:
  Additions to oil and gas properties .................      (182,261)       (12,847)      (195,108)
  Proceeds from sale of properties ....................        27,377             --         27,377
  Additions to other properties and other .............        (1,747)            --         (1,747)
                                                            ---------      ---------      ---------
          Net cash used in investing activities .......      (156,631)       (12,847)      (169,478)
                                                            ---------      ---------      ---------
Cash flows from financing activities:
  Proceeds from borrowings ............................       234,000             --        234,000
  Payments of long-term debt ..........................      (213,800)        (3,703)      (217,503)
  Other ...............................................       (16,909)            --        (16,909)
                                                            ---------      ---------      ---------
          Net cash provided by (used in) financing
            activities ................................         3,291         (3,703)          (412)
                                                            ---------      ---------      ---------
Net (decrease) increase in cash and cash
  equivalents .........................................        (4,519)            91         (4,428)
Cash and cash equivalents at beginning of year ........        11,936          1,700         13,636
                                                            ---------      ---------      ---------
Cash and cash equivalents at end of year ..............     $   7,417      $   1,791      $   9,208
                                                            =========      =========      =========


----------

* Restated

                 CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                             (AMOUNTS IN THOUSANDS)


                                                                   NUEVO*         NCC*       CONSOLIDATED*
                                                                 ---------      ---------    -------------
Cash flows from operating activities:
  Net income ...............................................     $  27,843      $   6,435      $  34,278
  Non-cash adjustments .....................................        89,792          2,469         92,261
  Change in assets and liabilities .........................        (6,483)         6,865            382
                                                                 ---------      ---------      ---------
          Net cash provided by operating activities ........       111,152         15,769        126,921
                                                                 ---------      ---------      ---------
Cash flows from investing activities:
  Additions to oil and gas properties ......................      (496,516)       (19,469)      (515,985)
  Proceeds from sale of properties .........................        42,700             --         42,700
  Additions to other properties and other ..................       (72,717)            --        (72,717)
                                                                 ---------      ---------      ---------
          Net cash used in investing activities ............      (526,533)       (19,469)      (546,002)
                                                                 ---------      ---------      ---------
Cash flows from financing activities:
  Proceeds from borrowings .................................       402,000          6,000        408,000
  Proceeds from issuance of Company-Obligated
     Mandatorily Redeemable Convertible Preferred
     Securities of Nuevo Financing I .......................       115,000             --        115,000
  Payments of long-term debt ...............................      (229,406)        (2,953)      (232,359)
  Other ....................................................       136,311             --        136,311
                                                                 ---------      ---------      ---------
          Net cash provided by financing
            activities .....................................       423,905          3,047        426,952
                                                                 ---------      ---------      ---------
Net increase (decrease) in cash and cash equivalents .......         8,524           (653)         7,871
Cash and cash equivalents at beginning of year .............         3,412          2,353          5,765
                                                                 ---------      ---------      ---------
Cash and cash equivalents at end of year ...................     $  11,936      $   1,700      $  13,636
                                                                 =========      =========      =========


12. INCOME TAXES

    Income tax (benefit) expense is summarized as follows (amounts in thousands):

                                                                    YEAR ENDED DECEMBER 31,
                                                            --------------------------------------
                                                              1998           1997*          1996*
                                                            --------       --------       --------
Current
  Federal .............................................     $   (105)      $   (135)      $  1,200
  State ...............................................           --            421            300
                                                            --------       --------       --------
                                                                (105)          (556)         1,500
                                                            --------       --------       --------
Deferred
  Federal .............................................      (24,172)        (7,449)        17,465
  State ...............................................       (8,348)        (1,800)         5,000
                                                            --------       --------       --------
                                                             (32,520)        (9,249)        22,465
                                                            --------       --------       --------
          Total income tax (benefit) expense ..........     $(32,625)      $ (8,693)      $ 23,965
                                                            ========       ========       ========


--------------

* Restated

     A deferred tax benefit related to the exercise of employee stock options of approximately $5.3 million and $4.7 million was allocated directly to additional paid-in capital in 1997 and 1996, respectively. A current tax benefit of $2.0 million was allocated to the extraordinary loss in 1997.

     Total income tax (benefit) expense differs from the amount computed by applying the Federal income tax rate to (loss) income before income taxes, minority interest and extraordinary item. The reasons for these differences are as follows:

                                                                            YEAR ENDED DECEMBER 31,
                                                                       --------------------------------
                                                                        1998        1997*         1996*
                                                                       -----        -----         -----
Statutory Federal income tax rate ...............................      (35.0)%      (35.0)%       35.0%
(Decrease) increase in tax rate resulting from:
  State income taxes, net of Federal benefit ....................       (4.3)        (4.0)         5.9
  Non-realization of tax benefits related to provision for
     impairment on assets held for sale .........................         --         3.60           --
  Increase in valuation allowance ...............................       13.4           --           --
  Nondeductible travel and entertainment and other ..............        0.2         (3.4)         0.4
                                                                       ------       ------        ------

                                                                       (25.7)%      (38.8)%       41.3%
                                                                       ======       ======        ======


     The tax effects of temporary differences that result in significant portions of the deferred income tax assets and liabilities and a description of the financial statement items creating these differences are as follows (amounts in thousands):

                                                               AS OF DECEMBER 31,
                                                            -----------------------
                                                              1998           1997*
                                                            --------       --------
Net operating loss carryforwards ......................     $ 45,610       $ 10,267
Alternative minimum tax credit carryforwards ..........        1,054          1,337
State income taxes ....................................        1,520             --
Capital loss carryforwards ............................        2,365            700
                                                            --------       --------
          Total deferred income tax assets ............       50,549         12,304
          Less: valuation allowance ...................      (17,646)          (700)
                                                            --------       --------
          Net deferred income tax assets ..............       32,903         11,604
                                                            --------       --------
Property and equipment ................................       (5,369)       (12,694)
State income taxes ....................................           --         (3,896)
                                                            --------       --------
          Total deferred income tax liabilities .......       (5,369)       (16,590)
                                                            --------       --------
Net deferred income tax asset (liability) .............     $ 27,534       $ (4,986)
                                                            ========       ========

---------------

*    Restated

     At December 31, 1998, the Company had a net operating loss carry forward for regular tax of approximately $130.3 million, which will expire in future years beginning in 2006 through 2012. The alternative minimum tax credit carry forward of $1.1 million does not expire and may be applied to reduce regular income tax to an amount not less than the alternative minimum tax payable in any one year. At December 31, 1998, the Company determined that it was more likely than not that a portion of the deferred tax assets will not be realized and the valuation allowance was increased by $16.9 million to a total valuation allowance of $17.6 million.

13.  INDUSTRY SEGMENT INFORMATION

     As of December 31, 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which was issued by the FASB in June 1997. This statement establishes standards for reporting information about operating segments in annual financial statements and requires that enterprises report selected information about operating segments in interim reports.

     The Company's operations are concentrated primarily in two segments: exploration and production of oil and natural gas, and gas plant and other facilities.

                                                            AS OF AND FOR THE YEAR ENDED
                                                                    DECEMBER 31,
                                                       ---------------------------------------
                                                          1998          1997*        1996*
                                                       ---------      ---------      ---------
                                                             (AMOUNTS IN THOUSANDS)
Sales to unaffiliated customers:
  Oil and gas -- East ............................     $  46,885      $  61,456      $  74,930
  Oil and gas -- West ............................       177,315        247,723        184,261
  Oil and gas -- Foreign .........................        15,810         22,794         20,668
  Gas plant, pipeline and other facilities .......         5,365         20,598         41,576
                                                       ---------      ---------      ---------
          Total sales ............................       245,375        352,571        321,435
            Other revenues .......................         7,328          4,707          7,622
                                                       ---------      ---------      ---------
          Total revenues .........................     $ 252,703      $ 357,278      $ 329,057
                                                       =========      =========      =========

Operating (loss) profit before income taxes:
  Oil and gas -- East ............................     $  22,608      $  24,745      $  37,659
  Oil and gas -- West ............................       (67,677)        40,369         72,049
  Oil and gas -- Foreign .........................       (12,849)         6,172          7,247
  Gas plant, pipeline and other facilities(2) ....         3,063        (22,478)         2,619
                                                       ---------      ---------      ---------
                                                         (54,855)        48,808        119,574
  Unallocated corporate expenses .................        32,958         32,170         25,157
  Interest expense ...............................        32,471         27,357         36,009
  Dividends on TECONS ............................         6,613          6,613            165
                                                       ---------      ---------      ---------
  Operating (loss) profit before income taxes ....     $(126,897)     $ (17,332)     $  58,243
                                                       =========      =========      =========

Identifiable assets:
  Oil and gas -- Domestic(1) .....................     $ 748,695      $ 671,603      $ 682,995
  Oil and gas -- Foreign .........................        40,700         40,139         33,147
  Gas plant and other facilities .................        14,893         17,387         66,329
                                                       ---------      ---------      ---------
                                                         804,288        729,129        782,471
  Corporate assets and investments ...............        13,397         75,157         35,172
                                                       ---------      ---------      ---------
          Total ..................................     $ 817,685      $ 804,286      $ 817,643
                                                       =========      =========      =========

Capital expenditures:
  Oil and gas -- East ............................     $  36,597      $  32,857      $  37,480
  Oil and gas -- West(1) .........................        96,179        148,927        525,259
  Oil and gas -- Foreign .........................        30,498         14,111         19,607
  Gas plant and other facilities .................         2,813          1,747          2,717
                                                       ---------      ---------      ---------
                                                       $ 166,087      $ 197,642      $ 585,063
                                                       =========      =========      =========

Depreciation, depletion and amortization:
  Oil and gas -- East ............................     $  10,391      $  14,252      $  24,842
  Oil and gas -- West ............................        68,164         81,011         43,964
  Oil and gas -- Foreign .........................         4,971          3,385          2,473
  Gas plant and other facilities .................           812          2,830          3,812
                                                       ---------      ---------      ---------
                                                       $  84,338      $ 101,478      $  75,091
                                                       =========      =========      =========

---------------

*    Restated

(1) Identifiable assets and capital expenditures for 1996 include $15.0 million in costs associated with gas plant facilities in California, which processes immaterial amounts of third party gas, and whose revenues from the sale of these liquids are included in oil and gas revenues.

(2) Gas plant and other facilities operations for 1998 include a positive revision to a prior period charge of $3.7 million and for 1997 include a charge for $23.9 million to record an impairment on assets held for sale and a $2.3 million gain on sale. See Note 4.

     In 1998, 1997 and 1996, the Company had one customer that accounted for 60%, 62%, and 52% of oil and gas revenues, respectively. Also in 1998, the Company had another customer who accounted 10% of oil and gas revenues.

14.  CONTINGENCIES

     The Company has been named as a defendant in the lawsuit Gloria Garcia Lopez and Husband, Hector S. Lopez, Individually, and as successors to Galo Land & Cattle Company v. Mobil Producing Texas & New Mexico, et al. currently pending in the 79th Judicial District Court of Brooks County, Texas. The plaintiffs allege: (i) underpayment of royalties and claim damages, on a gross basis against all working interest owners, of $27.7 million plus $26.2 million in interest for the period from 1985 to date; (ii) that their production was improperly commingled with gas produced from an adjoining lease, resulting in damages, including interests of $40.8 million, on a gross basis; (iii) $59.7 million (gross) for alleged failure to develop and $20.0 million (gross) for interest in the alleged failure to develop; and (iv) numerous other claims that may result in unspecified damages. Nuevo's working interest in these properties is 20%. The Company, along with the other defendants in this case, denies these allegations and is vigorously contesting these claims. Management does not believe that the outcome of this matter will have a material adverse impact on the Company's operating results, financial condition or liquidity.

     The Company has been named as a defendant in certain other lawsuits incidental to its business. Management does not believe that the outcome of such litigation will have a material adverse impact on the Company's operating results or financial condition. However, these actions and claims in the aggregate seek substantial damages against the Company and are subject to the inherent uncertainties in any litigation. The Company is defending itself vigorously in all such matters.

     In March 1999, the Company discovered that an employee had fraudulently authorized and diverted for personal use Company funds totaling $5.9 million, $4.3 million in 1998 and the remainder in 1999, that were intended for international exploration. Accordingly, the Company has reclassified the amounts lost in 1998 from exploration costs to other expense. Based on its review of the facts, management is confident that only one employee was involved in the matter and that all misappropriated funds have been identified. The Board has engaged a Certified Fraud Examiner to conduct an in-depth review of the fraudulent transactions to determine the scope of the fraud, the possibility of recovery of amounts lost from insurance, from the terminated employee and/or from third parties, and to make recommendations regarding what, if any, new internal control procedures should be implemented.

     In September 1997, there was a spill of crude oil into the Santa Barbara Channel from a pipeline that connects the Company's Point Pedernales field with shore-based processing facilities. The volume of the spill was estimated to be 163 barrels of oil. Torch, which operates the platform and pipeline for the Company, responded immediately by shutting down the pipeline and notified the National Response Center and all appropriate Federal, state, and local authorities, as well as petroleum industry environmental response consortia. The costs of the clean up and the repair either have been or are expected to be covered by insurance held by the Company, less the Company's deductibles of $120,000 net to the Company. Repairs were completed by the end of 1997, and production recommenced in December 1997. Additionally, the Company has exposure to certain costs that may not be recoverable by insurance, including fines, penalties, and damages. Such costs are not quantifiable at this time, but are not expected to be material to the Company's operating results, financial condition or liquidity.

     The Company's international investments involve risks typically associated with investments in emerging markets such as an uncertain political, economic, legal and tax environment and expropriation and nationalization of assets. In addition, if a dispute arises in its foreign operations, the Company may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of the United States. The Company attempts to conduct its business and financial affairs so as to protect against political and economic risks applicable to operations in the various countries where it operates, but there can be no assurance that the Company will be successful in so protecting itself. A portion of the Company's investment in the Congo is insured through political risk insurance provided by OPIC.

     The Company and its partners in the Congo are undergoing a tax examination related to their ownership interests in the Yombo field offshore Republic of Congo, for the years 1994 through 1997. The Congolese taxing authorities have issued a preliminary assessment of approximately $24.0 million in taxes and penalties for all years, in aggregate for all parties who have ownership in this field. Nuevo's working interest in this field is 43.75% during the years under examination. The Company, along with the other partners, is in discussions with the Congolese taxing authorities refuting this assessment as without merit to the items being disallowed. Management does not believe that the outcome of this matter will have a material adverse effect upon the Company.

     In connection with their respective acquisitions of two subsidiaries (each a "Congo subsidiary") owning interests in the Yombo field offshore West Africa, the Company and a wholly-owned subsidiary of CMS NOMECO Oil & Gas Co. ("CMS") agreed with the seller of the subsidiaries not to claim certain tax losses ("dual consolidated losses") incurred by such subsidiaries prior to the acquisitions. Pursuant to the agreement, the Company and CMS may be liable to the seller for the recapture of dual consolidated losses utilized by the seller in years prior to the acquisitions if certain triggering events occur, including
(i) a disposition by either the Company or CMS of its respective Congo subsidiary, (ii) either Congo subsidiary's sale of its interest in the Yombo field, (iii) the acquisition of the Company or CMS by another consolidated group or (iv) the failure of the Company or CMS's Congo subsidiary to continue as a member of its respective consolidated group. A triggering event will not occur, however, if a subsequent purchaser enters into certain agreements specified in the consolidated return regulations intended to ensure that such dual consolidated losses will not be claimed. The Company and CMS have agreed among themselves that the party responsible for the triggering event shall indemnify the other for any liability to the seller as a result of such triggering event. The Company's potential direct liability could be as much as $50.0 million if a triggering event with respect to the Company occurs, and the Company believes that CMS's liability (for which the Company would be jointly liable with an indemnification right against CMS) could be as much as $67.0 million. The Company does not expect a triggering event to occur with respect to it or CMS and does not believe the agreement will have a material adverse effect upon the Company.

     During 1997, a new government was established in the Congo. Although the political situation in the Congo has not to date had a material adverse effect on the Company's operations in the Congo, no assurances can be made that continued political unrest in West Africa will not have a material adverse effect on the Company and its operations in the Congo in the future.

15.  FINANCIAL INSTRUMENTS

     The Company periodically uses derivative financial instruments to manage oil and natural gas price risk. For 1999, the Company entered into swap agreements on 4,500 barrels of oil per day ("BOPD") of its Congo production, hedging the basis differential between No. 6 fuel oil and West Texas Intermediate ("WTI") at an average differential of $2.28. The Company also purchased a call option on 2,000 BOPD of its Congo production at a strike price of $16.00 per barrel of oil ("BBL"), to hedge the Company's potential liability under a price sharing agreement with a third party. These agreements expose the Company to counterparty credit risk to the extent that the counterparty is unable to meet its settlement commitments to the Company.

     For 1999, the Company has entered into an agreement under which a portion of the its fixed rate debt will be converted to floating rate debt. This agreement is not held for trading purposes. As the swap provider is a major financial institution, the Company does not anticipate non-performance by the provider.

     Determination of Fair Values of Financial Instruments

     Fair value for cash, short-term investments, receivables and payables approximates carrying value. The following table details the carrying values and approximate fair values of the Company's other investments, derivative financial instruments and long-term debt at December 31, 1998 and 1997.

                                                    DECEMBER 31, 1998                 DECEMBER 31, 1997
                                                ---------------------------   --------------------------
                                                                APPROXIMATE                  APPROXIMATE
                                                CARRYING VALUE  FAIR VALUE    CARRYING VALUE  FAIR VALUE
                                                --------------  -----------   -------------- -----------
                                                                 (AMOUNTS IN THOUSANDS)
Other investments ...........................     $      80     $      80      $     434      $     553
Derivative Instruments:
  Option premium ............................           292           241             --             --
  Commodity price swaps .....................            --        (2,636)            --            506
Long-term debt (See Note 10)  ...............       419,150       409,938        305,940        316,228
TECONS ......................................       115,000        71,875        115,000        112,700

16.  SUPPLEMENTAL INFORMATION -- (UNAUDITED)

     Oil and Gas Producing Activities:

     Included herein is information with respect to oil and gas acquisition, exploration, development and production activities, which is based on estimates of year-end oil and gas reserve quantities and estimates of future development costs and production schedules. Reserve quantities and future production as of December 31, 1998 are based primarily on reserve reports prepared by the independent petroleum engineering firm of Ryder Scott Company. Reserve quantities and future production for previous years are based primarily upon reserve reports prepared by Ryder Scott Company and the independent petroleum firm of Poco Oil Company. These estimates are inherently imprecise and subject to substantial revision.

     Estimates of future net cash flows from proved reserves of gas, oil, condensate and natural gas liquids ("NGL") were made in accordance with SFAS No. 69, "Disclosures about Oil and Gas Producing Activities". The estimates are based on realized prices at year-end, of $8.03 per BBL and $1.79 per thousand cubic feet of gas ("MCF"). Estimated future cash inflows are reduced by estimated future development and production costs based on year-end cost levels, assuming continuation of existing economic conditions, and by estimated future income tax expense. Tax expense is calculated by applying the existing statutory tax rates, including any known future changes, to the pre-tax net cash flows, less depreciation of the tax basis of the properties and depletion allowances applicable to the gas, oil, condensate and NGL production. Because the disclosure requirements are standardized, significant changes can occur in these estimates based upon oil and gas prices currently in effect. The results of these disclosures should not be construed to represent the fair market value of the Company's oil and gas properties. A market value determination would include many additional factors including: (i) anticipated future increases or decreases in oil and gas prices and production and development costs; (ii) an allowance for return on investment; (iii) the value of additional reserves, not considered proved at the present, which may be recovered as a result of further exploration and development activities; and (iv) other business risks.

     The following tables include the Company's East Texas natural gas assets, which were sold on January 6, 1999 (see Note 4). Such assets accounted for 54.9 MBOE, or 21%, of the Company's December 31, 1998 net proved reserve estimates.

     Costs incurred (amounts in thousands) --

     The following table sets forth the costs incurred in property acquisition and development activities:

                                        YEAR ENDED DECEMBER 31,
                                   ------------------------------------
                                     1998          1997*         1996*
                                   --------      --------      --------
DOMESTIC
Property acquisition:
  Proved properties(2) .......     $    200      $ 10,206      $452,603
  Unproved properties ........        1,320            --        40,000
Exploration ..................       26,706        18,474         7,289
Development(1) ...............      104,550       153,104        62,847
                                   --------      --------      --------
                                   $132,776      $181,784      $562,739
                                   ========      ========      ========

FOREIGN
Property acquisition:
  Proved properties ..........     $  7,809      $     --      $     --
  Unproved properties ........        1,404            --            --
Exploration ..................        9,204        10,887         8,844
Development ..................       12,081         3,224        10,763
                                   --------      --------      --------
                                   $ 30,498      $ 14,111      $ 19,607
                                   ========      ========      ========

TOTAL
Property acquisition:
  Proved properties ..........     $  8,009      $ 10,206      $452,603
  Unproved properties ........        2,724            --        40,000
Exploration ..................       35,910        29,361        16,133
Development ..................      116,631       156,328        73,610
                                   --------      --------      --------
                                   $163,274      $195,895      $582,346
                                   ========      ========      ========

--------------

*    Restated

(1) Includes capitalized interest directly related to development activities of $0.6 million in 1998 and $2.4 million in 1997.

(2) The acquisition of domestic proved properties for 1996 includes $15.0 million in costs associated with gas plant facilities in California.

     Capitalized costs (amounts in thousands) --

     The following table sets forth the capitalized costs relating to oil and gas activities and the associated accumulated depreciation, depletion and amortization:

                                                                 YEAR ENDED DECEMBER 31,
                                                       -----------------------------------------
                                                         1998            1997*           1996*
                                                       ---------       ---------       ---------
Domestic
Proved properties ................................     $ 877,230       $ 903,096       $ 739,260
Unproved properties ..............................        20,984          41,661          44,661
                                                       ---------       ---------       ---------
  Total capitalized costs ........................       898,214         944,757         783,921
  Accumulated depreciation, depletion and
     amortization ................................      (401,139)       (315,038)       (198,024)
                                                       ---------       ---------       ---------
  Net capitalized costs ..........................     $ 497,075       $ 629,719       $ 585,897
                                                       =========       =========       =========

FOREIGN
Proved properties ................................     $  59,774       $  39,516       $  26,677
Unproved properties ..............................         1,360              --              --
                                                       ---------       ---------       ---------
  Total capitalized costs ........................        61,134          39,516          26,677
  Accumulated depreciation, depletion and
     amortization ................................       (11,724)         (6,378)         (2,993)
                                                       ---------       ---------       ---------
  Net capitalized costs ..........................     $  49,410       $  33,138       $  23,684
                                                       =========       =========       =========

TOTAL
Proved properties ................................     $ 937,004       $ 942,612       $ 765,937
Unproved properties ..............................        22,344          41,661          44,661
                                                       ---------       ---------       ---------
  Total capitalized costs ........................       959,348         984,273         810,598
  Accumulated depreciation, depletion and
     amortization ................................      (412,863)       (321,416)       (201,017)
                                                       ---------       ---------       ---------
  Net capitalized costs ..........................     $ 546,485       $ 662,857       $ 609,581
                                                       =========       =========       =========

------------

*    Restated

     Results of operations for producing activities (amounts in thousands) --

                                                                     YEAR ENDED DECEMBER 31,
                                                            -----------------------------------------
                                                               1998            1997*           1996*
                                                            ---------       ---------       ---------
DOMESTIC
Revenues from oil and gas producing activities ........     $ 224,200       $ 309,179       $ 259,191
Production costs ......................................      (122,816)       (108,074)        (82,119)
Exploration costs .....................................        (5,137)         (9,813)         (4,566)
Depreciation, depletion and amortization ..............       (78,555)        (95,263)        (68,806)
Provision for impairment of oil and gas
  properties ..........................................       (68,529)        (30,000)             --
Income tax benefit (provision) ........................        13,234         (26,449)        (42,828)
                                                            ---------       ---------       ---------
Results of operations from producing activities
  (excluding corporate overhead and interest
  costs) ..............................................     $ (37,603)      $  39,580       $  60,872
                                                            =========       =========       =========

FOREIGN
Revenues from oil and gas producing activities ........     $  15,810       $  22,794       $  20,668
Production costs ......................................       (11,888)        (11,968)        (10,943)
Exploration costs .....................................       (11,425)         (1,269)             (5)
Depreciation, depletion and amortization ..............        (4,971)         (3,385)         (2,473)
Provision for impairment of oil and gas
  properties ..........................................          (375)             --              --
Income tax benefit (provision) ........................         3,174          (2,469)         (2,993)
                                                            ---------       ---------       ---------
Results of operations from producing activities
  (excluding corporate overhead and interest
  costs) ..............................................     $  (9,675)      $   3,703       $   4,254
                                                            =========       =========       =========

TOTAL
Revenues from oil and gas producing activities ........     $ 240,010       $ 331,973       $ 279,859
Production costs ......................................      (134,704)       (120,042)        (93,062)
Exploration costs .....................................       (16,562)        (11,082)         (4,571)
Depreciation, depletion and amortization ..............       (83,526)        (98,648)        (71,279)
Provision for impairment of oil and gas
  properties ..........................................       (68,904)        (30,000)             --
Income tax benefit (provision) ........................        16,408         (28,918)        (45,821)
                                                            ---------       ---------       ---------
Results of operations from producing activities
  (excluding corporate overhead and interest
  costs) ..............................................     $ (47,278)      $  43,283       $  65,126
                                                            =========       =========       =========

-----------

*    Restated

     Per unit sales prices and costs:


                                                                          YEAR ENDED DECEMBER 31,
                                                                 -------------------------------------
                                                                    1998          1997          1996
                                                                 ---------     ---------     ---------
DOMESTIC
Average sales price:
  Oil (per barrel) .........................................     $    9.10     $   14.88     $   15.99
  Gas (per MCF) ............................................     $    2.00     $    2.06     $    2.08
Average production cost per equivalent barrel ..............     $    5.33     $    4.96     $    4.63

FOREIGN
Average sales price:
  Oil (per barrel) .........................................     $   10.82     $   14.66     $   14.56
  Average production cost per equivalent barrel ............     $    8.14     $    7.70     $    7.71

TOTAL
Average sales price:
  Oil (per barrel) .........................................     $    9.25     $   14.86     $   15.84
  Gas (per MCF) ............................................     $    2.00     $    2.06     $    2.08
Average production cost per equivalent barrel ..............     $    5.56     $    5.14     $    4.86

     The Company's estimated total proved and proved developed reserves of oil and gas are as follows:

                                                                     FOR THE YEAR ENDED DECEMBER 31,
                                              -----------------------------------------------------------------------------
                                                       1998                       1997                        1996
                                              ---------------------       ---------------------       ---------------------
                                               OIL*           GAS          OIL*          GAS           OIL*          GAS
                                              (MBbl)         (MMcf)       (MBbl)        (MMcf)         (MBbl)       (MMcf)
                                              -------       -------       -------       -------       -------       -------
DOMESTIC
Proved reserves at beginning of
  year .................................      202,771       390,691       165,839       394,630         9,700       301,311
Revisions of previous estimates ........      (41,399)       (8,953)       10,177        (5,105)        5,581        (1,388)
Extensions and discoveries .............       17,694        55,575        39,911        35,682         3,615        18,291
Production .............................      (17,345)      (32,521)      (15,854)      (35,625)      (11,924)      (34,775)
Sales of reserves in-place .............       (1,595)       (1,536)          (15)         (675)       (2,506)      (30,588)
Purchase of reserves in-place ..........        4,174            --         2,713         1,784       161,373       141,779
                                              -------       -------       -------       -------       -------       -------
Proved reserves at end of year .........      164,300       403,256       202,771       390,691       165,839       394,630
                                              =======       =======       =======       =======       =======       =======
Proved developed reserves --
  Beginning of year ....................      143,486       266,179       122,088       236,013         8,289       142,012
                                              =======       =======       =======       =======       =======       =======
  End of year ..........................      123,077       308,667       143,486       266,179       122,088       236,013
                                              =======       =======       =======       =======       =======       =======

FOREIGN
Proved reserves at beginning of
  year .................................       24,493            --        20,214            --        20,826            --
Revisions of previous estimates ........         (420)           --        (1,313)           --          (107)           --
Extensions and discoveries .............           --            --         7,147            --           915            --
Production .............................       (1,461)           --        (1,555)           --        (1,420)           --
Sales of reserves in-place .............           --            --            --            --            --            --
Purchase of reserves in-place ..........        3,229            --            --            --            --            --
                                              -------       -------       -------       -------       -------       -------
Proved reserves at end of year .........       25,841            --        24,493            --        20,214            --
                                              =======       =======       =======       =======       =======       =======
Proved developed reserves --
  Beginning of year ....................        9,526            --        16,727            --        14,787            --
                                              =======       =======       =======       =======       =======       =======
  End of year ..........................       10,242            --         9,526            --        16,727            --
                                              =======       =======       =======       =======       =======       =======

TOTAL
Proved reserves at beginning of
  year .................................      227,264       390,691       186,053       394,630        30,526       301,311
Revisions of previous estimates ........      (41,819)       (8,953)        8,864        (5,105)        5,474        (1,388)
Extensions and discoveries .............       17,694        55,575        47,058        35,682         4,530        18,291
Production .............................      (18,806)      (32,521)      (17,409)      (35,625)      (13,344)      (34,775)
Sales of reserves in-place .............       (1,595)       (1,536)          (15)         (675)       (2,506)      (30,588)
Purchase of reserves in-place ..........        7,403            --         2,713         1,784       161,373       141,779
                                              -------       -------       -------       -------       -------       -------
Proved reserves at end of year .........      190,141       403,256       227,264       390,691       186,053       394,630
                                              =======       =======       =======       =======       =======       =======
Proved developed reserves --
  Beginning of year ....................      153,012       266,179       138,815       236,013        23,076       142,012
                                              =======       =======       =======       =======       =======       =======
  End of year ..........................      133,319       308,667       153,012       266,179       138,815       236,013
                                              =======       =======       =======       =======       =======       =======


-----------------

*    Includes estimated NGL reserves.

     Discounted future net cash flows (amounts in thousands) --

     The standardized measure of discounted future net cash flows and changes therein are shown below:

                                                                        YEAR ENDED DECEMBER 31,
                                                            ---------------------------------------------
                                                                1998             1997             1996
                                                            -----------      -----------      -----------
DOMESTIC
Future cash inflows ...................................     $ 1,989,898      $ 3,566,450      $ 4,476,523
Future production costs ...............................      (1,061,638)      (1,643,774)      (1,739,219)
Future development costs ..............................        (289,686)        (329,997)        (309,365)
                                                            -----------      -----------      -----------
Future net inflows before income tax ..................         638,574        1,592,679        2,427,939
Future income taxes ...................................              --         (427,618)        (736,788)
                                                            -----------      -----------      -----------
Future net cash flows .................................         638,574        1,165,061        1,691,151
10% discount factor ...................................        (360,611)        (454,023)        (702,996)
                                                            -----------      -----------      -----------
Standardized measure of discounted future net
  cash flows ..........................................     $   277,963      $   711,038      $   988,155
                                                            ===========      ===========      ===========

FOREIGN
Future cash inflows ...................................     $   260,627      $   360,959      $   414,383
Future production costs ...............................        (134,549)        (171,331)        (248,222)
Future development costs ..............................         (66,715)         (59,985)          (2,625)
                                                            -----------      -----------      -----------
Future net inflows before income tax ..................          59,363          129,643          163,536
Future income taxes ...................................              --          (39,243)         (55,083)
                                                            -----------      -----------      -----------
Future net cash flows .................................          59,363           90,400          108,453
10% discount factor ...................................         (37,393)         (36,653)         (33,659)
                                                            -----------      -----------      -----------
Standardized measure of discounted future net
  cash flows ..........................................     $    21,970      $    53,747      $    74,794
                                                            ===========      ===========      ===========

TOTAL
Future cash inflows ...................................     $ 2,250,525      $ 3,927,409      $ 4,890,906
Future production costs ...............................      (1,196,187)      (1,815,105)      (1,987,441)
Future development costs ..............................        (356,401)        (389,982)        (311,990)
                                                            -----------      -----------      -----------
Future net inflows before income tax ..................         697,937        1,722,322        2,591,475
Future income taxes ...................................              --         (466,861)        (791,871)
                                                            -----------      -----------      -----------
Future net cash flows .................................         697,937        1,255,461        1,799,604
10% discount factor ...................................        (398,004)        (490,676)        (736,655)
                                                            -----------      -----------      -----------
Standardized measure of discounted future net
  cash flows ..........................................     $   299,933      $   764,785      $ 1,062,949
                                                            ===========      ===========      ===========

     The following are the principal sources of change in the standardized measure of discounted future net cash flows:

                                                                 YEAR ENDED DECEMBER 31,
                                                       ---------------------------------------------
                                                          1998             1997             1996
                                                       -----------      -----------      -----------
DOMESTIC
Standardized measure -- beginning of year ........     $   711,038      $   988,155      $   236,920
Sales, net of production costs ...................        (101,383)        (201,198)        (177,072)
Purchases of reserves in-place ...................           2,278           18,293          605,210
Net change in prices and production costs ........        (466,018)        (581,640)         505,108
Extensions, discoveries and improved
  recovery, net of future production and
  development costs ..............................          46,713          180,146           38,572
Net changes in estimated future development
  costs ..........................................          79,410           87,606           10,151
Revisions of quantity estimates ..................         (86,459)          33,358           79,185
Accretion of discount ............................          83,281          125,138           26,207
Net change in income taxes .......................         121,770          141,452         (238,071)
Sales of reserves in-place .......................            (356)          (1,598)         (41,969)
Changes in production rates and other ............        (112,311)         (78,674)         (56,086)
                                                       -----------      -----------      -----------
Standardized measure -- end of year ...............    $   277,963      $   711,038      $   988,155
                                                       ===========      ===========      ===========

FOREIGN
Standardized measure -- beginning of year ........     $    53,747      $    74,794      $    74,166
Sales, net of production costs ...................          (3,923)         (10,826)          (9,725)
Purchases of reserves in-place ...................           2,750               --               --
Net change in prices and production costs ........         (56,690)         (22,193)          (1,557)
Extensions, discoveries and improved
  recovery, net of future production and
  development costs ..............................              --            5,486            4,930
Net changes in estimated future development
  costs ..........................................           8,990           (6,212)           3,892
Revisions of quantity estimates ..................            (750)          (5,609)            (598)
Accretion of discount ............................           6,830           10,720           11,288
Net change in income taxes .......................          14,552           17,857            6,304
Changes in production rates and other ............          (3,536)         (10,270)         (13,906)
                                                       -----------      -----------      -----------
Standardized measure -- end of year ..............     $    21,970      $    53,747      $    74,794
                                                       ===========      ===========      ===========

TOTAL
Standardized measure -- beginning of year ........     $   764,785      $ 1,062,949      $   311,086
Sales, net of production costs ...................        (105,306)        (212,024)        (186,797)
Purchases of reserves in-place ...................           5,028           18,293          605,210
Net change in prices and production costs ........        (522,708)        (603,833)         503,551
Extensions, discoveries and improved
  recovery, net of future production and
  development costs ..............................          46,713          185,632           43,502
Net changes in estimated future development
  costs ..........................................          88,400           81,394           14,043
Revisions of quantity estimates ..................         (87,209)          27,749           78,587
Accretion of discount ............................          90,111          135,858           37,495
Net change in income taxes .......................         136,322          159,309         (231,767)
Sales of reserves in-place .......................            (356)          (1,598)         (41,969)
Changes in production rates and other ............        (115,847)         (88,944)         (69,992)
                                                       -----------      -----------      -----------
Standardized measure -- end of year ..............     $   299,933      $   764,785      $ 1,062,949
                                                       ===========      ===========      ===========

         Selected Quarterly Financial Data (amounts in thousands, except per share data) (unaudited):


                                                              QUARTER ENDED(4)
                                             -----------------------------------------------------
                                             MARCH 31,     JUNE 30,    SEPTEMBER 30,  DECEMBER 31,
                                               1998          1998          1998          1998
                                             --------      --------    ------------   -----------
Revenues ...............................     $ 67,661      $ 61,512      $ 65,966      $ 57,564
Operating earnings (loss)(1) ...........     $  4,011      $  3,317      $ (5,369)     $(66,858)
Net loss(1) ............................     $ (6,582)     $ (7,622)     $(11,245)     $(68,823)
Loss per Common Share-- Basic ..........     $  (0.33)     $  (0.39)     $  (0.57)     $  (3.47)
Loss per Common Share-- Diluted ........     $  (0.33)     $  (0.39)     $  (0.57)     $  (3.47)

                                                              QUARTER ENDED(4)(5)
                                             -----------------------------------------------------
                                             MARCH 31,     JUNE 30,    SEPTEMBER 30,  DECEMBER 31,
                                               1997          1997          1997          1997
                                             --------      --------    ------------   -----------
Revenues ...............................     $102,410     $ 85,976     $ 82,120     $ 86,772
Operating earnings (loss)(2) ...........     $ 39,872     $ 26,204     $ 17,410     $(34,688)
Net income (loss)(2)(3) ................     $ 14,609     $  2,964     $    352     $(31,625)
Earnings (loss) per Common Share --
  Basic ................................     $   0.73     $   0.15     $   0.02     $  (1.60)
Earnings (loss) per Common Share --
  Diluted ..............................     $   0.70     $   0.15     $   0.02     $  (1.60)


------------------

(1) Includes a fourth quarter charge of $68.9 million to record an impairment of oil and gas properties and a fourth quarter $3.7 million positive revision to a prior period impairment on assets held for sale.

(2) Includes fourth quarter charges of $23.9 million to record an impairment on assets held for sale and $30.0 million to record an impairment of oil and gas properties and a second quarter gain on sale of $3.0 million that was adjusted downward by $752,000 in the third quarter (see Note 4).

(3) Includes an extraordinary loss on early extinguishment of debt of $3.0 million, net of income tax benefit, in the second quarter.

(4) Certain reclassifications of prior period amounts have been made to conform with the current presentation.

(5)  Restated.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the General Corporation Law of the State of Delaware, pursuant to which the Company is incorporated, provides generally and in pertinent part that a Delaware corporation may indemnify its directors, officers, employees and agents (or persons serving at the request of the Company as a director, officer, employee or agent of another entity) against expenses, judgments, fines, and settlements actually and reasonably incurred by them in connection with any civil, criminal, administrative, or investigative suit or action except actions by or in the right of the corporation if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors, officers, employees and agents (or persons serving at the request of the Company as a director, officer, employee or agent of another entity) against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue, or matter as to which such person has been adjudged liable to the corporation unless the Delaware Court of Chancery or other court in which such action or suit is brought approves such indemnification. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise, and or purchase indemnity insurance on behalf of its directors and officers. Article Nine of the Certificate of Incorporation of the Company, as amended, and Article VII of the Bylaws of the Company, as amended, provide, in general, that the Company may indemnify its directors, officers, employees and agents (or persons serving at the request of the Company as a director, officer, employee or agent of another entity) to the full extent of Delaware law.

         The Company has purchased directors and officers liability insurance policy which insures, among other things, (i) the officers and directors of the Company from any claim arising out of an alleged wrongful act by such persons while acting as directors and officers of the Company and (ii) the Company to the extent that the Company has indemnified the directors and officers for such loss.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)


        EXHIBIT
         NUMBER   Description
         ------   -----------

         (1)      UNDERWRITING AGREEMENT*

         (2) PLAN OF ACQUISITION, REORGANIZATION, ARRANGEMENT, LIQUIDATION OR SUCCESSION*

         (4) INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES

             4.1 Indenture dated April 1, 1996 among Nuevo Energy Company as Issuer, various Subsidiaries as the Guarantors, and State Street Bank and Trust Company as the Trustee - 9 1/2% Senior Subordinated Notes due 2006. (Incorporated by reference from Registration Statement on Form S-3 (No. 333-1504)).

        EXHIBIT
         NUMBER   Description
         ------   -----------

          4.2 Form of Amended and Restated Declaration of Trust dated December 23, 1996, among the Company, as Sponsor, Wilmington Trust Company, as Institutional Trustee and Delaware Trustee, and Michael D. Watford, Robert L. Gerry, III and Robert M. King, as Regular Trustees. (Incorporated by reference from Exhibit 4.1 to Current Report on Form 8-K filed on January 6,
                  1997).

          4.3 Form of Subordinated Indenture dated as of November 25, 1996, between the Company and Wilmington Trust Company, as Indenture Trustee. (Incorporated by reference from Exhibit 4.2 to Current Report on Form 8-K filed on January 6, 1997).

          4.4 Form of First Supplemental Indenture dated December 23, 1996, between the Company and Wilmington Trust Company, as Indenture Trustee. (Incorporated by reference from Exhibit 4.3 to Current Report on Form 8-K filed on January 6, 1997).

          4.5 Form of Preferred Securities Guarantee Agreement dated as of December 23, 1996, between the Company and Wilmington Trust Company, as Guarantee Trustee. (Incorporated by reference from Exhibit 4.4 to Current Report on Form 8-K filed on January 6,
                  1997).

          4.6 Form of Certificate representing TECONS. (Incorporated by reference from Exhibit 4.5 to Current Report on Form 8-K filed on January 6, 1997).

          4.7 Release and Termination of Subsidiary Guarantees with respect to the 9 1/2% Senior Subordinated Notes due 2006. (Incorporated by reference from Exhibit 4.11 to Annual Report on Form 10-K for the year ended December 31, 1997).

          4.8 Indenture dated June 8, 1998 among Nuevo Energy Company as Issuer, various Subsidiaries as the Guarantors, and State Street Bank and Trust Company as the Trustee - 8 7/8% Senior Subordinated Notes due 2008. (Incorporated by reference from Exhibit 4.1 to Registration Statement on Form S-4 (No. 333-60655) filed on August 5, 1998).

          4.9 First Supplemental Indenture to the Indenture dated June 8, 1998, dated August 9, 1999 between Nuevo Energy Company and State Street Bank and Trust Company - 8 7/8% Senior Subordinated Notes due 2008.**

          4.10 Second Supplemental Indenture to the Indenture dated April 1, 1996, dated August 9, 1999 between Nuevo Energy Company and State Street Bank and Trust Company - 9 1/2% Senior Subordinated Notes due 2006.**

          4.11 Indenture, dated as of August 20, 1999, between Nuevo Energy Company and State Street Bank and Trust Company, as Trustee.**

          4.12 Registration Agreement dated August 20, 1999, between Nuevo Energy Company, Banc of America Securities LLC and Salomon Smith Barney Inc.**

        EXHIBIT
         NUMBER   Description
         ------   -----------

         (5)      OPINION REGARDING LEGALITY

             5.1  Opinion of Haynes and Boone, L.L.P.**

         (8)      OPINION REGARDING TAX MATTERS*

         (12)     STATEMENTS REGARDING COMPUTATION OF RATIOS

             12.1 Computation of ratio of earnings to fixed charges.**

         (15)     LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION*

         (23)     CONSENTS OF EXPERTS AND COUNSEL

             23.1 Consent of Haynes and Boone, L.L.P. (included in Exhibit 5.1).

             23.2 Consent of KPMG LLP.**

             23.3 Consent of Ryder Scott Company.**

             23.4 Consent of Poco Oil Co.**

         (25)     STATEMENT OF ELIGIBILITY OF TRUSTEE

             25.1 Statement of Eligibility and Qualification on Form T-1 of
                  Trustee.**

         (27)     FINANCIAL DATA SCHEDULE*

         (99)     ADDITIONAL EXHIBITS

             99.1 Form of Letter of Transmittal.**

             99.2 Form of Notice of Guaranteed Delivery.**


----------

    *    Inapplicable to this filing.


   **    Previously filed.

ITEM 22. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement when it becomes effective;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

         The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amended Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 11th day of November, 1999.


                    NUEVO ENERGY COMPANY


                       By: /s/ Douglas L. Foshee
                           ---------------------------------------
                           Douglas L. Foshee
                           Chairman of the Board, Chief Executive Officer and President

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                        CAPACITIES                                              DATE
         ---------                        ----------                                              ----

 /s/ Douglas L. Foshee          Chairman of the Board, Chief Executive Officer and          November 11, 1999
---------------------------     President  (Principal Executive Officer)
Douglas L. Foshee


 /s/ Robert M. King*            Senior Vice President and Chief Financial Officer           November 11, 1999
---------------------------     (Principal Accounting and Financial Officer)
Robert M. King


 /s/ Isaac Arnold, Jr.*         Director                                                    November 11, 1999
---------------------------
Isaac Arnold, Jr.


 /s/ Thomas D. Barrow*          Director                                                    November 11, 1999
---------------------------
Thomas D. Barrow


 /s/ David H. Batchelder*       Director                                                    November 11, 1999
---------------------------
David H. Batchelder


 /s/ Charles M. Elson*          Director                                                    November 11, 1999
---------------------------
Charles M. Elson


 /s/ Robert L. Gerry III*       Director                                                    November 11, 1999
---------------------------
Robert L. Gerry III

 /s/ Gary R. Petersen*          Director                                                    November 11, 1999
---------------------------
Gary R. Petersen


 /s/ David Ross III*            Director                                                    November 11, 1999
---------------------------
David Ross III


 /s/ Robert W. Shower*          Director                                                    November 11, 1999
---------------------------
Robert W. Shower

*By: /s/ Douglas L. Foshee
     ---------------------
     Douglas L. Foshee
     Pursuant to a previously filed
     power of attorney

                                INDEX TO EXHIBITS

        EXHIBIT
         NUMBER   Description
         ------   -----------

         (1)      UNDERWRITING AGREEMENT*

         (2)      PLAN OF ACQUISITION, REORGANIZATION, ARRANGEMENT, LIQUIDATION
                  OR SUCCESSION*

         (4)      INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING
                  INDENTURES

          4.1     Indenture dated April 1, 1996 among Nuevo Energy Company as
                  Issuer, various Subsidiaries as the Guarantors, and State
                  Street Bank and Trust Company as the Trustee - 9 1/2% Senior
                  Subordinated Notes due 2006. (Incorporated by reference from Registration Statement on Form S-3 (No. 333-1504)).

          4.2     Form of Amended and Restated Declaration of Trust dated
                  December 23, 1996, among the Company, as Sponsor, Wilmington
                  Trust Company, as Institutional Trustee and Delaware Trustee, and Michael D. Watford, Robert L. Gerry, III and Robert M.
                  King, as Regular Trustees. (Incorporated by reference from Exhibit 4.1 to Current Report on Form 8-K filed on January 6,
                  1997).

          4.3 Form of Subordinated Indenture dated as of November 25, 1996, between the Company and Wilmington Trust Company, as Indenture
                  Trustee. (Incorporated by reference from Exhibit 4.2 to Current Report on Form 8-K filed on January 6, 1997).

          4.4 Form of First Supplemental Indenture dated December 23, 1996, between the Company and Wilmington Trust Company, as Indenture
                  Trustee. (Incorporated by reference from Exhibit 4.3 to Current Report on Form 8-K filed on January 6, 1997).

          4.5     Form of Preferred Securities Guarantee Agreement dated as of
                  December 23, 1996, between the Company and Wilmington Trust
                  Company, as Guarantee Trustee. (Incorporated by reference from Exhibit 4.4 to Current Report on Form 8-K filed on January 6,
                  1997).

          4.6 Form of Certificate representing TECONS. (Incorporated by reference from Exhibit 4.5 to Current Report on Form 8-K filed on January 6, 1997).

          4.7 Release and Termination of Subsidiary Guarantees with respect to the 9 1/2% Senior Subordinated Notes due 2006.
                  (Incorporated by reference from Exhibit 4.11 to Annual Report on Form 10-K for the year ended December 31, 1997).

          4.8     Indenture dated June 8, 1998 among Nuevo Energy Company as
                  Issuer, various Subsidiaries as the Guarantors, and State
                  Street Bank and Trust Company as the Trustee - 8 7/8% Senior
                  Subordinated Notes due 2008. (Incorporated by reference from Exhibit 4.1 to Registration Statement on Form S-4 (No.
                  333-60655) filed on August 5, 1998).

                               INDEX TO EXHIBITS



        EXHIBIT
         NUMBER   Description
         ------   -----------

            4.9   First Supplemental Indenture to the Indenture dated June 8,
                  1998, dated August 9, 1999 between Nuevo Energy Company and
                  State Street Bank and Trust Company - 8 7/8% Senior
                  Subordinated Notes due 2008.**

            4.10  Second Supplemental Indenture to the Indenture dated April 1,
                  1996, dated August 9, 1999 between Nuevo Energy Company and
                  State Street Bank and Trust Company - 9 1/2% Senior
                  Subordinated Notes due 2006.**

            4.11  Indenture, dated as of August 20, 1999, between Nuevo Energy
                  Company and State Street Bank and Trust Company, as Trustee.**

            4.12  Registration Agreement dated August 20, 1999, between Nuevo
                  Energy Company, Banc of America Securities LLC and Salomon
                  Smith Barney Inc.**

         (5)      OPINION REGARDING LEGALITY

            5.1   Opinion of Haynes and Boone, L.L.P.**

         (8)      OPINION REGARDING TAX MATTERS*

         (12)     STATEMENTS REGARDING COMPUTATION OF RATIOS

           12.1   Computation of ratio of earnings to fixed charges.**

         (15)     LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION*

         (23)     CONSENTS OF EXPERTS AND COUNSEL

           23.1   Consent of Haynes and Boone, L.L.P. (included in Exhibit 5.1).

           23.2   Consent of KPMG LLP.**

           23.3   Consent of Ryder Scott Company.**

           23.4   Consent of Poco Oil Co.**

         (25)     STATEMENT OF ELIGIBILITY OF TRUSTEE

           25.1   Statement of Eligibility and Qualification on Form T-1 of
                  Trustee.**

         (27)     FINANCIAL DATA SCHEDULE*

        EXHIBIT
         NUMBER   Description
         ------   -----------
       (99)       ADDITIONAL EXHIBITS

           99.1   Form of Letter of Transmittal.**

           99.2   Form of Notice of Guaranteed Delivery.**


----------
    *    Inapplicable to this filing.


   **    Previously filed.